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As filed with the Securities and Exchange Commission on November 4, 2008

Registration No. 333-153486

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Perry Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1817009 I.R.S. Employer Identification No.)

101 Lincoln Street
P.O. Box B
Marysville, PA 17053
(717) 957-2196
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert M. Garst
Executive Vice President
101 Lincoln Street
P.O. Box B
Marysville, PA 17053
(717) 957-2196
(Name, address, including zip code, and telephone number, including area code, of agent for service)

HNB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	20-8456485 I.R.S. Employer Identification No.)

3rd and Market Streets
P.O. Box A
Halifax, PA 17032
(717) 896-3433
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Kirk D. Fox
Executive Vice President
3rd and Market Streets
P.O. Box A
Halifax, PA 17032
(717) 896-3433
(Name, address, including zip code, and telephone number, including area code, of agent for service)

To be consolidated into a new Pennsylvania corporation known as
 Riverview Financial Corporation

Copies of all communications to:
Nicholas Bybel, Jr., Esquire
Erik Gerhard, Esquire
Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
717-731-1700

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the consolidation of First Perry Bancorp, Inc. and HNB Bancorp, Inc. with and into Riverview Financial Corporation.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated November 4, 2008

Riverview Financial Corporation

First Perry Bancorp, Inc.	HNB Bancorp, Inc.

Joint Proxy Statement/Prospectus For 1,750,085 Shares of
Riverview Financial Corporation Common Stock

Consolidation Proposal—Your Vote Is Very Important

To: The shareholders of First Perry Bancorp, Inc. and HNB Bancorp, Inc.

        The boards of directors of First Perry Bancorp, Inc. ("First Perry") and HNB Bancorp, Inc. ("HNB") have each approved a transaction in which First Perry and HNB will consolidate into a holding company to be created to effect the consolidation. Pursuant to the terms of the Agreement and Plan of Consolidation, dated as of June 18, 2008, as amended October 16, 2008, First Perry and HNB will consolidate into a holding company named Riverview Financial Corporation ("Riverview"), and The First National Bank of Marysville, the wholly-owned subsidiary of First Perry, and Halifax National Bank, the wholly-owned subsidiary of HNB, will subsequently consolidate with Riverview National Bank, the wholly-owned subsidiary of Riverview. However, the current branches of The First National Bank of Marysville and Halifax National Bank will retain their names after the completion of the consolidation.

        In the consolidation, First Perry shareholders will receive 2.435 shares of Riverview common stock for each share of First Perry common stock they own on the effective date of the consolidation. First Perry shareholders will receive cash instead of any fractional shares they would have otherwise received in the consolidation. HNB shareholders will receive 2.520 shares of Riverview common stock for each share of HNB common stock they own on the effective date of the consolidation. HNB shareholders also will receive cash instead of any fractional shares they would have otherwise received in the consolidation. Riverview estimates that it will issue approximately 1,750,085 shares of Riverview common stock, par value $0.50 per share, in the consolidation. Immediately following the consolidation, former First Perry shareholders will own approximately 55% of Riverview common stock and former HNB shareholders will own approximately 45% of Riverview common stock.

        Neither First Perry nor HNB is listed or traded on any market or exchange; instead, First Perry and HNB common stock are traded in local over-the-counter markets and privately negotiated transactions.

        First Perry will hold a special meeting of its shareholders to vote on the approval and adoption of the consolidation agreement, as amended, on Thursday, December 18, 2008, at 10:00 a.m. at The First National Bank of Marysville, 101 Lincoln Street, Marysville, Pennsylvania 17053. HNB will hold a special meeting of its shareholders to vote on the approval and adoption of the consolidation agreement, as amended, on Thursday, December 18, 2008, at 2:00 p.m. at Halifax National Bank, 3rd and Market Streets, Halifax, Pennsylvania 17032. We cannot complete the consolidation unless the holders of at least 51% of the outstanding shares of First Perry common stock entitled to vote at the special meeting of shareholders approve and adopt the consolidation agreement and the holders of at least 60% of the outstanding shares of HNB common stock entitled to vote at the special meeting of shareholders approve and adopt the consolidation agreement.

        Each of the First Perry and HNB board of directors unanimously recommends that you vote "FOR" the approval and adoption of the consolidation agreement. All shareholders of First Perry and HNB are invited to attend their respective special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of Riverview to be issued in this consolidation or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The shares of Riverview common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

        Investing in Riverview common stock involves risks that are described in "Risk Factors" beginning on page 14.

        This joint proxy statement/prospectus is dated November 5, 2008, and is first being mailed to shareholders of First Perry and HNB on or about November 7, 2008.

First Perry Bancorp, Inc.

101 Lincoln Street
P.O. Box B
Marysville, PA 17053

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Perry Bancorp, Inc. will be held at 10:00 a.m., local time, on Thursday, December 18, 2008 at The First National Bank of Marysville, 101 Lincoln Street, Marysville, Pennsylvania 17053, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Consolidation, dated as of June 18, 2008, as amended October 16, 2008, between First Perry Bancorp, Inc. and HNB Bancorp Inc., which provides, among other things, for the consolidation of First Perry Bancorp, Inc. and HNB Bancorp, Inc. with and into Riverview Financial Corporation; the conversion of each share of First Perry Bancorp, Inc. common stock immediately outstanding prior to the consolidation into 2.435 shares of Riverview Financial Corporation common stock; and the conversion of each share of HNB Bancorp, Inc. common stock immediately outstanding prior to the consolidation into 2.520 shares of Riverview Financial Corporation common stock, all as described in the accompanying documents;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow First Perry Bancorp, Inc. time to solicit additional votes in favor of the consolidation agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The First Perry Bancorp, Inc. board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the Agreement and Plan of Consolidation, as described in detail in the accompanying joint proxy statement/prospectus.

        The First Perry Bancorp, Inc. board of directors has fixed the close of business on November 3, 2008, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. First Perry Bancorp, Inc. cannot complete the consolidation unless the consolidation agreement is approved and adopted by the affirmative vote of the holders of at least 51% of the outstanding shares of First Perry Bancorp, Inc. common stock entitled to vote on the consolidation agreement. If a First Perry shareholder does not vote by proxy or by attending the First Perry special meeting of shareholders and voting in person, it will have the same effect as voting against the consolidation.

        Whether or not you plan to attend the special meeting, the First Perry Bancorp, Inc. board of directors urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,
William L. Hummel President and Chief Executive Officer

Marysville, Pennsylvania
November 7, 2008

HNB Bancorp, Inc.

3rd and Market Streets
P.O. Box A
Halifax, PA 17032

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of HNB Bancorp, Inc. will be held at 2:00 p.m., local time, on Thursday, December 18, 2008 at Halifax National Bank, 3rd and Market Streets, Halifax, Pennsylvania 17032, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Consolidation, dated as of June 18, 2008, as amended October 16, 2008, between First Perry Bancorp, Inc. and HNB Bancorp Inc., which provides, among other things, for the consolidation of First Perry Bancorp, Inc. and HNB Bancorp, Inc. with and into Riverview Financial Corporation; the conversion of each share of First Perry Bancorp, Inc. common stock immediately outstanding prior to the consolidation into 2.435 shares of Riverview Financial Corporation common stock; and the conversion of each share of HNB Bancorp, Inc. common stock immediately outstanding prior to the consolidation into 2.520 shares of Riverview Financial Corporation common stock, all as described in the accompanying documents;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow HNB Bancorp, Inc. time to solicit additional votes in favor of the consolidation agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The HNB Bancorp, Inc. board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the Agreement and Plan of Consolidation, as described in detail in the accompanying joint proxy statement/prospectus.

        The HNB Bancorp, Inc. board of directors has fixed the close of business on November 3, 2008, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. HNB Bancorp, Inc. cannot complete the consolidation unless the consolidation agreement is approved and adopted by the affirmative vote of the holders of at least 60% of the outstanding shares of HNB Bancorp, Inc. common stock entitled to vote on the consolidation agreement. If an HNB shareholder does not vote by proxy or by attending the HNB special meeting of shareholders and voting in person, it will have the same effect as voting against the consolidation.

        Whether or not you plan to attend the special meeting, the HNB Bancorp, Inc. board of directors urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,
Thomas N. Wasson President and Chief Executive Officer

Halifax, Pennsylvania
November 7, 2008

Questions and Answers about the Consolidation	i
Summary	1
Selected Historical Financial Data of First Perry	7
Selected Historical Financial Data of HNB	10
Selected Unaudited Pro Forma Combined Financial Data for Riverview	12
Comparative Per Share Data	13
Risk Factors	14
A Warning About Forward-Looking Information	20
The First Perry Special Meeting of Shareholders	21
General	21
Record Date	21
Matters to be Considered at the Special Meeting	21
Votes Required	21
Voting	21
Revocation of Proxies	22
Dissenters' Rights of Appraisal	22
Solicitation of Proxies	22
The HNB Special Meeting of Shareholders	23
General	23
Record Date	23
Matters to be Considered at the Special Meeting	23
Votes Required	23
Voting	23
Revocation of Proxies	24
Dissenters' Rights of Appraisal	24
Solicitation of Proxies	24
Proposal No. 1—The Consolidation	25
General	25
Background of the Consolidation	25
First Perry's and HNB's Reasons for the Consolidation	32
Representation of First Perry and HNB by the same law firm	35
Recommendation of the First Perry Board of Directors	35
Recommendation of the HNB Board of Directors	35
Opinion of First Perry's Financial Advisor	35
Opinion of HNB's Financial Advisor	48
Terms of the Consolidation	59
Interests of Directors, Officers, and Others in the Consolidation	70
Accounting Treatment	72
Material Federal Income Tax Consequences	72
Rights of Dissenting Shareholders	74
Unaudited Pro Forma Combined Financial Information	77
Description of Riverview	85
Organization and Description of Business of Riverview	85
Organization and Description of Business of Riverview National Bank	85
Supervision and Regulation of Riverview	85
Supervision and Regulation of Riverview National Bank	90
Description of Property	94

Legal Proceedings	94
Market Price and Dividends on Riverview's Common Equity and Related Shareholder Matters	95
Directors	95
Executive Officers	96
Director and Executive Compensation	96
Transactions with Related Persons	96
Beneficial Ownership	96
Description of First Perry	97
General	97
Description of Business of First Perry	97
Description of Business of The First National Bank of Marysville	97
Supervision and Regulation of First Perry and The First National Bank of Marysville	97
Property	97
Legal Proceedings	98
Information about First Perry's Directors	98
Executive Officers	99
Executive Compensation	99
Compensation Committee Interlocks and Insider Participation	101
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	101
Beneficial Ownership	102
Related Party Transactions	103
Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Years Ended December 31, 2007 and 2006	104
Consolidated Financial Statements of First Perry as of December 31, 2007 and 2006	121
Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Six-Month Period Ended June 30, 2008	147
Consolidated Financial Statements of First Perry as of June 30, 2008	156
Description of HNB	165
General	165
Description of Business of HNB	165
Description of Business of Halifax National Bank	165
Supervision and Regulation of HNB and Halifax National Bank	165
Property	165
Legal Proceedings	165
Information about HNB's Directors	166
Executive Officers	167
Executive Compensation	167
Compensation Committee Interlocks and Insider Participation	169
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	169
Beneficial Ownership	170
Related Party Transactions	171
Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Years Ended December 31, 2007 and 2006	172
Consolidated Financial Statements of HNB as of December 31, 2007 and 2006	186
Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Six-Month Period Ended June 30, 2008	212
Consolidated Financial Statements of HNB as of June 30, 2008	221

Description of Riverview Capital Securities	231
Comparison of Shareholders' Rights	232
Proposal No. 2—Adjournment or Postponement	237
Experts	237
Legal Matters	237
Where You Can Find More Information	237
Other Business	238
Shareholder Proposals	238
Agreement and Plan of Consolidation, as amended	Annex A
Form of Riverview Articles of Incorporation	Annex B
Form of Riverview Bylaws	Annex C
Opinion of Cedar Hill Advisors, LLC	Annex D
Opinion of Danielson Capital, LLC	Annex E
Dissenters' Rights Provisions	Annex F

 Questions and Answers About the Consolidation

Q-1:
Why am I receiving this document?

A:
You are receiving this document because First Perry and HNB signed an Agreement and Plan of Consolidation, dated as of June 18, 2008, as amended October 16, 2008, which provides, among other things, for the consolidation of First Perry and HNB with and into Riverview, the conversion of each share of First Perry common stock outstanding immediately prior to the consummation of the consolidation into 2.435 shares of Riverview common stock, and the conversion of each share of HNB common stock outstanding immediately prior to the consummation of the consolidation into 2.520 shares of Riverview common stock.

Q-2:
What is the purpose of this document?

A:
This document serves as both a proxy statement of First Perry and HNB and a prospectus of Riverview. This document serves as a proxy statement because the First Perry and HNB boards of directors are soliciting your proxy for use at the First Perry and HNB special meetings of shareholders called to consider and vote on the consolidation agreement. This document serves as a prospectus because Riverview is offering to exchange shares of its common stock for shares of First Perry and HNB common stock in the consolidation.

Q-3:
Why are First Perry and HNB proposing to consolidate?

A:
The boards of directors of First Perry and HNB believe that a consolidation of the two companies will create a stronger and more capable entity than either First Perry or HNB is likely to be alone. Each board of directors believes the consolidation will provide an opportunity for each company to capitalize on its assets in the short-term and strengthen their prospects for the continued growth over the long-term. The consolidation also involves certain risks, which are described under "Risk Factors" beginning on page 14.

Q-4:
Will The First National Bank of Marysville and Halifax National Bank change their names after the consolidation?

A:
No. The current branches of The First National Bank of Marysville and Halifax National Bank will retain their names after the completion of the consolidation. However, the charters of the banks will consolidate under the charter of Riverview National Bank which will help us save through economies of scale on backroom operations and any regulatory fees and assessments after the consolidation.

Q-5:
What do the First Perry and HNB boards of directors recommend?

A:
The First Perry and HNB boards of directors have unanimously approved the consolidation agreement and the consolidation, and each believes that the consolidation is in the best interests of First Perry and HNB. Accordingly, the First Perry and HNB boards of directors each unanimously recommends that their shareholders vote "FOR" approval and adoption of the consolidation agreement and the consolidation.

Q-6:
When do First Perry and HNB expect to complete the consolidation?

A:
First Perry and HNB expect to complete the consolidation shortly after all of the conditions to the consolidation are fulfilled, including obtaining the approval of First Perry shareholders, the approval of HNB shareholders, and the approval of the applicable regulatory agencies. We anticipate this will occur in the fourth quarter of 2008. First Perry and HNB cannot assure you that they will obtain the necessary shareholder approvals and regulatory approvals or the other conditions precedent to the consolidation can or will be satisfied.

i

Q-7:
What will First Perry and HNB shareholders receive in the consolidation?

A:
Record holders of First Perry common stock will receive 2.435 shares of Riverview common stock for every share of First Perry common stock they own on the effective date of the consolidation and will receive cash instead of any fractional share they would have otherwise received in the consolidation. Record holders of HNB common stock will receive 2.520 shares of Riverview common stock for every share of HNB common stock they own on the effective date of the consolidation and will receive cash instead of any fractional share they would have otherwise received in the consolidation.

Q-8:
Are there regulatory or other conditions to the consolidation occurring?

A:
Yes. The consolidation must be approved by the Office of the Comptroller of the Currency, the regulator of national banks, the Federal Reserve Bank of Philadelphia, acting under its delegated authority from the Board of Governors of the Federal Reserve System, and the Pennsylvania Department of Banking, the regulator of Pennsylvania-chartered banks. As of the date of this joint proxy statement/prospectus, appropriate applications have been or will be filed with these regulatory authorities.

Furthermore, the consolidation will only be completed if neither First Perry nor HNB is in material breach of any of its representations, warranties, or obligations under the consolidation agreement. The consolidation is also subject to the condition that First Perry and HNB each receive an opinion from their respective counsel that the consolidation constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986. The consolidation is also subject to certain other specified conditions. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Conditions to Consolidation," beginning at page 63.

Q-9:
What vote is required to approve the consolidation?

A:
Both First Perry shareholders and HNB shareholders must first adopt and approve the consolidation agreement in accordance with each of its bylaws. Since the board of directors of First Perry has already approved the consolidation agreement by at least 80%, the affirmative vote of the holders of at least 51% of the outstanding shares of First Perry common stock on the record date is necessary to approve the consolidation agreement. Furthermore, since the board of directors of HNB has already approved the consolidation agreement by at least 75%, the affirmative vote of holders of at least 60% of outstanding shares of HNB common stock on the record date is necessary to approve the consolidation agreement.

Q-10:
Do I have the right to dissent from the consolidation?

A:
Yes. As a First Perry or HNB shareholder, you have the right under Pennsylvania law to dissent from the consolidation and to demand and receive cash for the fair value of your common stock. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal No. 1—The Consolidation—Rights of Dissenting Shareholders" beginning on page 74 and in Annex F.

Generally, shareholders who wish to dissent must:

  1.
  File with the corporation of which they are a shareholder a written notice of their intention to demand that they be paid the fair value for their shares of First Perry or HNB common stock, as the case may be, rather than receive shares of Riverview common stock as described in the consolidation agreement prior to the respective vote of shareholders on the consolidation at the First Perry or HNB special meeting called for such purpose.

  2.
  The dissenting shareholders must effect no change in the beneficial ownership of their First Perry or HNB common stock, as the case may be, from the date of the filing of the intention to demand payment through the effective date of the consolidation if the shareholders approve and adopt consolidation and the consolidation agreement.

    3.
    Dissenting shareholders also must refrain from voting their First Perry or HNB common stock to approve the consolidation at the special meeting called for such purpose.

    You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the fair value of your common stock of either First Perry or HNB.

Q-11:
What do I need to do now?

A:
After you have carefully read these materials, indicate on the enclosed proxy card how you want to vote your shares of either First Perry or HNB. Then sign, date, and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the First Perry or HNB special meeting.

Q-12:
Should First Perry and HNB shareholders send in their stock certificates now?

A:
No. First Perry and HNB shareholders should not send in their stock certificates at this time. First Perry and HNB shareholders will receive instructions from First Perry's and HNB's exchange agent at a later time. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Exchange Procedures" on page 60.

Please do not send any stock certificates to First Perry, HNB, or the exchange agent until you receive instructions.

Q-13:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

  1.
  You may send a later-dated, signed proxy card before First Perry's or HNB's special meeting, as either relates to you.

  2.
  You may revoke your proxy by written notice delivered at any time prior to the vote on the consolidation including delivery at the special meeting of shareholders. First Perry shareholders should deliver this notice to Kandi Lopp, Corporate Secretary, and HNB shareholders should deliver this notice to David Troutman, Corporate Secretary.

  3.
  You may attend the First Perry or HNB special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-14:
What are the tax consequences of the consolidation to First Perry and HNB shareholders?

A:
Since First Perry and HNB shareholders will receive solely Riverview common stock for their shares (other than cash in lieu of fractional shares), they generally will not recognize any gain or loss for United States federal income tax purposes. However, this tax treatment may not apply to all First Perry and HNB shareholders.

Each of First Perry's and HNB's obligations to complete the consolidation is conditioned on the receipt of a legal opinion regarding the federal income tax treatment of the consolidation. This opinion will not bind the Internal Revenue Service, which could take a different view.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you. Tax matters are very complicated and, in many cases, tax consequences of the consolidation will depend on your particular facts and circumstances. See "Proposal No. 1—The Consolidation—Material Federal Income Tax Consequences," beginning at page 72.

Q-15:
What happens if my stock certificates are held in "street name" by my broker, bank, or other nominee?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-16:
Whom should I call with questions or to obtain additional copies of this document?

A:
If you have questions about your special meeting of shareholders or if you need additional copies of this document, you should contact:

For First Perry Shareholders:	For HNB Shareholders:
Robert M. Garst Executive Vice President 101 Lincoln Street P.O. Box B Marysville, PA 17053 717-957-2196	Kirk D. Fox Executive Vice President 3rd and Market Streets P.O. Box A Halifax, PA 17032 717-896-3433

 Summary

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the transaction proposed. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meetings of Shareholders

First Perry special meeting of shareholders to be held Thursday, December 18, 2008 (see page 21).

        First Perry will hold a special meeting of shareholders on Thursday, December 18, 2008, at 10:00 a.m., local time, at The First National Bank of Marysville, 101 Lincoln Street, Marysville, Pennsylvania 17053.

HNB special meeting of shareholders to be held Thursday, December 18, 2008 (see page 23).

        HNB will hold a special meeting of shareholders on Thursday, December 18, 2008, at 2:00 p.m., local time, at Halifax National Bank, 3rd and Market Streets, Halifax, Pennsylvania 17032.

First Perry record date set at November 3, 2008; one vote per share of First Perry common stock (see page 21).

        If you owned shares of First Perry common stock at the close of business on November 3, 2008, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of First Perry common stock you owned on November 3, 2008. On November 3, 2008, there were 395,312 shares of First Perry common stock outstanding.

HNB record date set at November 3, 2008; one vote per share of HNB common stock (see page 23).

        If you owned shares of HNB common stock at the close of business on November 3, 2008, you are entitled to notice of, and to vote at, the special meeting special meeting of shareholders. You will have one vote at the special meeting for each share of HNB common stock you owned on November 3, 2008. On November 3, 2008, there were 312,500 shares of HNB common stock outstanding.

The Companies

  First Perry Bancorp, Inc.
  101 Lincoln Street
  P.O. Box B
  Marysville, PA 17053
  (717) 957-2196

        First Perry Bancorp, Inc., with assets of approximately $129 million as of June 30, 2008, is the holding company for The First National Bank of Marysville. First Perry stock is traded in a local over-the-counter market and privately negotiated transactions. For more information, visit The First National Bank of Marysville website at www.fnbmarysville.com.

  HNB Bancorp, Inc.
  3rd and Market Streets
  P.O. Box A
  Halifax, PA 17032
  (717) 896-3433

        HNB Bancorp, Inc., with assets of approximately $88 million as of June 30, 2008, is the holding company for Halifax National Bank. HNB stock is traded in a local over-the-counter market and privately negotiated transactions. For more information, visit the Halifax National Bank website at www.halifaxnational.com.

  Riverview Financial Corporation
  3rd and Market Streets
  P.O. Box A
  Halifax, PA 17032
  (717) 896-3433

        Riverview Financial Corporation will be incorporated as a Pennsylvania business corporation upon the consummation of the consolidation and will serve as the holding company into which First Perry and HNB will consolidate. The aggregate number of shares Riverview has authority to issue is 5,000,000 shares of common stock, par value of $0.50 per share. At present, Riverview does not own or lease any property and has no paid employees. It will not actively engage in business until after the consolidation is complete.

We Propose that First Perry and HNB consolidate into Riverview (see page 25).

        Under the terms of the consolidation agreement, First Perry and HNB will consolidate with and into Riverview. Following the consolidation of the holding companies, the charters of The First National Bank of Marysville and Halifax National Bank will consolidate with and into Riverview National Bank's charter. However, the current branches of both The First National Bank of Marysville and Halifax National Bank will continue to operate under their current names but as divisions of Riverview National Bank. A copy of the consolidation agreement, as amended, is attached to this document as Annex A and a copy of the plan of consolidation for the banks is attached to this document as Exhibit 3 to the consolidation agreement.

The boards of directors of First Perry and HNB are recommending a vote in favor of the consolidation and believe that a consolidation of the two companies will create a stronger and more capable entity than either First Perry or HNB is likely to be alone.

        Both boards of directors of First Perry and HNB are recommending our respective shareholders vote in favor of the consolidation. The primary reasons we are recommending approval of the consolidation are the potential cost savings and the resulting increase in earnings, better management succession, and expansion of market diversity. Each board of directors believes the consolidation will provide an opportunity for the combined company to capitalize on its assets in the short-term and strengthen their prospects for continued growth over the long-term. We believe this growth will be sufficient to overcome the increased costs arising from the consolidation such as the costs associated with developing Riverview's infrastructure and additional regulatory compliance. Also, the consolidation would create a larger pool of management personnel for the combined company consequently improving its management succession plan. Furthermore, since the two companies serve markets that are geographically complementary to the other, Riverview would have a more diverse market concentration than either of the two companies on their own.

First Perry and HNB shareholders will receive shares of Riverview common stock (see page 59).

        At the effective date of the consolidation, each outstanding share of First Perry common stock will be converted into and become the right to receive 2.435 shares of Riverview common stock. Also at the effective date, each outstanding share of HNB common stock will be converted into and become the right to receive 2.520 shares of Riverview common stock. Riverview will not issue fractional shares of its common stock as part of the consolidation and will instead pay cash for any fractional share of common stock a shareholder of First Perry or HNB would have otherwise received in the consolidation.

First Perry has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 35).

        In connection with the consolidation, the board of directors of First Perry received a written opinion from First Perry's financial advisor, Cedar Hill Advisors, LLC ("Cedar Hill"), as to the fairness, from a financial point of view, of the consolidation. The full text of the opinion of Cedar Hill, dated as of June 18, 2008, is included in this document as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Cedar Hill. The opinion of Cedar Hill is directed to First Perry's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the consolidation or any other matter relating to the proposed consolidation. Cedar Hill will receive a fee for its services, including rendering the fairness opinion, in connection with the consolidation.

HNB has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 48).

        In connection with the consolidation, the board of directors of HNB received the written opinion from HNB's financial advisor, Danielson Capital, LLC ("Danielson Capital"), as to the fairness, from a financial point of view, of the consideration to be received in the consolidation by holders of HNB common stock. The full text of the opinion of Danielson Capital, dated as of June 18, 2008, is included in this document as Annex E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Danielson Capital. The opinion of Danielson Capital is directed to HNB's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the consolidation, the form of consideration to be received in the consolidation, or any other matter relating to the proposed consolidation. Danielson Capital will receive a fee for its services, including rendering the fairness opinion, in connection with the consolidation.

First Perry and HNB have engaged the same law firm to represent each company in the consolidation (see page 35).

        In connection with the consolidation, First Perry and HNB engaged Bybel Rutledge LLP as legal counsel. This law firm previously served as special counsel to both First Perry and HNB on general corporate and business matters. First Perry and HNB were aware of potential conflicts which might arise with the engagement of the same counsel, discussed the potential conflicts, and determined that it was in the best interests of their respective companies and shareholders to retain the same law firm for purposes of the consolidation and, to that end, executed a written instrument of informed consent waiving any potential conflicts.

Approval of at least 51% of the First Perry shares entitled to vote is required to approve and adopt the consolidation agreement (see page 21).

        Since First Perry's board of directors unanimously approved the consolidation agreement and consolidation, First Perry's articles of incorporation require the approval and adoption of the consolidation agreement and the consolidation by an affirmative vote, in person or by proxy, of at least 51% of the outstanding shares of First Perry common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting of shareholders is required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each holder of shares of First Perry common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the consolidation agreement is a percentage of all outstanding shares of First Perry common stock. Therefore, abstentions will have the same effect as a vote against the consolidation agreement and the consolidation. Brokers who hold First Perry common stock as nominees on your behalf will not have authority to vote your shares with respect to the consolidation agreement or the consolidation unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the consolidation agreement.

Approval of at least 60% of the HNB shares entitled to vote is required to approve and adopt the consolidation agreement (see page 23).

        Since HNB's board of directors unanimously approved the consolidation agreement and consolidation, HNB's articles of incorporation require the approval and adoption of the consolidation agreement and the consolidation by an affirmative vote, in person or by proxy, of 60% of the outstanding shares of HNB common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment or postponement of the meeting to solicit additional proxies.

        Each holder of shares of HNB common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the consolidation agreement is a percentage of all outstanding shares of HNB common stock. Therefore, abstentions will have the same effect as a vote against the consolidation agreement and the consolidation. Brokers who hold HNB common stock as nominees on your behalf will not have authority to vote your shares with respect to the consolidation agreement or the consolidation unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the consolidation agreement.

First Perry directors and executive officers have agreed to vote in favor of the consolidation (see page 21).

        On November 3, 2008, the directors and executive officers of First Perry had sole or shared voting power over 32,922 shares, or 8.33%, of the outstanding shares of First Perry common stock. These directors and officers of First Perry have agreed to vote these shares of First Perry common stock in favor of the approval and adoption of the consolidation agreement.

HNB directors and executive officers have agreed to vote in favor of the consolidation (see page 23).

        On November 3, 2008, the directors and executive officers of HNB had sole or shared voting power over 58,908 shares, or 18.85%, of the outstanding shares of HNB common stock. These directors and officers of HNB have agreed with First Perry to vote these shares of HNB common stock in favor of approving and adopting the consolidation agreement.

First Perry and HNB directors and management may have interests in the consolidation that differ from your interests (see page 70).

        The directors and executive officers of First Perry and HNB may have interests in the consolidation as directors and employees that are different from or in addition to your interests as a First Perry or HNB shareholder. These interests include, among others, provisions in the consolidation agreement which provide for the appointment of seven Riverview and Riverview National Bank directors by First Perry and seven Riverview and Riverview National Bank directors by HNB as well as for the indemnification of First Perry and HNB directors and officers in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the consolidation effective date to the fullest extent permitted under applicable law. Additional interests of management include employment agreements for Robert M. Garst, Kirk D. Fox, Robert Weidler, William Hummel, and Paul Zwally, and release agreements for William Hummel and Thomas Wasson. Also, some executives have supplemental retirement plans and some directors have deferred fee arrangements.

        Each of First Perry's and HNB's board of directors was aware of these interests and considered them in approving and recommending the consolidation agreement.

First Perry and HNB must obtain regulatory approval and satisfy other conditions before the consolidation is complete (see page 63).

        First Perry's and HNB's obligations to complete the consolidation are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Office of the Comptroller of the Currency, the Federal Reserve Board, and the Pennsylvania Department of Banking. As of the date of this document, appropriate applications for approval have been filed or will be filed as soon as possible. In addition to the required regulatory approvals, the consolidation will only be completed if certain conditions are met. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Conditions to Consolidation".

Amendment or termination of the consolidation agreement is possible (see page 65).

        First Perry and HNB can agree to amend the consolidation agreement in any way, except that, after approval by First Perry and HNB shareholders at their special meetings, First Perry and HNB cannot change the amount of Riverview common stock you will receive in the transaction from what is provided in the consolidation agreement.

        First Perry and HNB may agree to terminate the consolidation agreement and not complete the consolidation at any time before the consolidation is completed. Each company also may unilaterally terminate the consolidation agreement in certain circumstances. These include the failure to complete the consolidation by April 30, 2009, unless the terminating company's breach is the reason the consolidation has not been completed.

Rights of First Perry and HNB shareholders differ from those of Riverview shareholders (see page 232).

        When the consolidation is complete, First Perry and HNB shareholders will automatically become Riverview shareholders. The rights of First Perry and HNB shareholders differ from the rights of Riverview shareholders in certain important ways. Many of these differences have to do with provisions in First Perry's and HNB's articles of incorporation and bylaws that differ from those of Riverview. See "Comparison of Shareholders' Rights" beginning on page 232.

Tax consequences of the consolidation (see page 72).

        To the extent First Perry and HNB shareholders receive Riverview common stock, they generally will not recognize any gain or loss for United States federal income tax purposes. However, this tax treatment may not apply to all First Perry and HNB shareholders. Furthermore, shareholders of First Perry and HNB that receive cash in exchange for fractional shares of Riverview common stock generally will recognize a gain or a loss.

        First Perry and HNB have received a tax opinion that the consolidation will qualify as a "tax free" reorganization under 368(a) of the IRC from Bybel Rutledge LLP. The tax opinion is conditioned, among other things, on the consolidation being conducted pursuant to the consolidation agreement and no change to current law. This opinion will not bind the Internal Revenue Service, which could take a different view.

        We urge you to consult your tax advisor for a full understanding of the specific tax consequences of the consolidation to you. Tax matters are very complicated and, in many cases, tax consequences of the consolidation will depend on your particular facts and circumstances. See "Proposal No. 1—The Consolidation—Material Federal Income Tax Considerations," beginning at page 72.

First Perry and HNB shareholders will have dissenters' rights (see page 74).

        As a First Perry or HNB shareholder, you have the right under Pennsylvania law to dissent from the consolidation and to demand and receive cash for the "fair value" of your common stock. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal No. 1—The Consolidation—Rights of Dissenting Shareholders" beginning on page 74 and in Annex F. These sources describe provisions of Pennsylvania law related to dissenters' rights. You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the fair value of your common stock of either First Perry or HNB.

Market Price and Dividend Information

  First Perry

        As of November 3, 2008, there were 395,312 shares of First Perry common stock outstanding, which were held by approximately 135 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Additionally, a substantial source of First Perry's income from which it can pay dividends is the receipt of dividends from The First National Bank of Marysville. The availability of dividends from The First National Bank of Marysville is limited by various statutes and regulations. It also is possible, depending on the financial condition of The First National Bank of Marysville, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that The First National Bank of Marysville is unable to pay dividends to First Perry, First Perry may not be able to pay dividends on its common stock.

        First Perry common stock is not listed or traded on any market or exchange but instead is traded in a local over-the-counter market and privately negotiated transactions. Therefore, the stock is traded at irregular intervals. The following table shows, for the indicated periods, the high and low sales prices per share for First Perry common stock reported in transactions known to First Perry's management, and dividends declared per share of First Perry common stock. These prices may include retain markups, markdowns, or commissions.

	High	Low	Dividend Declared
2008 (through October 31, 2008)	$61.00	$35.00	$0.57
2007	$42.00	$40.00	$0.76
2006	$75.00	$37.00	$0.76

        The last reported sale of First Perry's common stock known to management prior to the public announcement of the execution of the consolidation agreement was a trade of 500 shares at $35.00 per share on April 21, 2008, and the last reported sale of First Perry's common stock known to management prior to the printing of this proxy statement/prospectus was a trade of 400 shares at $48.00 per share on August 28, 2008.

  HNB

        As of November 3, 2008, there were 312,500 shares of HNB common stock outstanding, which were held by approximately 207 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Additionally, a substantial source of HNB's income from which it can pay dividends is the receipt of dividends from Halifax National Bank. The availability of dividends from Halifax National Bank is limited by various statutes and regulations. It also is possible, depending on the financial condition of Halifax National Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that Halifax National Bank is unable to pay dividends to HNB, HNB may not be able to pay dividends on its common stock.

        HNB common stock is not listed or traded on any market or exchange but instead is traded in a local over-the-counter market and privately negotiated transactions. Therefore, the stock is traded at irregular intervals. The following table shows, for the indicated periods, the high and low sales prices per share for HNB common stock reported in transactions known to HNB's management, and dividends declared per share of HNB common stock. These prices may include retain markups, markdowns, or commissions.

	High	Low	Dividend Declared
2008 (through October 31, 2008)	$70.00	$50.00	$0.36
2007	$55.00	$50.00	$0.82
2006	$55.00	$50.00	$0.82

        The last reported sale of HNB's common stock known to management prior to the public announcement of the execution of the consolidation agreement was a trade of 300 shares at $52 per share on May 13, 2008, and the last reported sale of HNB's common stock known to management prior to the printing of this proxy statement/prospectus was a trade of 1,500 shares at $50.00 per share on October 15, 2008.

Selected Historical Financial Data of First Perry

        The following is a summary of consolidated financial information with respect to First Perry as of and for the six months ended June 30, 2008 and 2007, and as of and for the fiscal years ended December 31, 2007 and 2006. The results for the six months ended June 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, First Perry's consolidated financial statements and the accompanying notes and "Description of First Perry"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Years Ended December 31, 2007 and 2006" and—"Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Six-Month Period Ended June 30, 2008," which can be found elsewhere in this proxy statement/prospectus. In the opinion of management of First Perry, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

Summary of Selected Financial Data
(Amounts in thousands, except share data)

	For the Six Months Ended June 30,
	2008	2007
Income statement data
Net interest income	$1,859	$1,576
Provision for loan losses	60	60
Gains on the sales of securities	42	—
Non-interest income	265	214
Non-interest expense	1,708	1,440

Income before taxes	398	290
Income tax expense	72	39

Net income	$326	$251

Balance sheet data (period end)
Total assets	$128,711	$113,829
Loan, net	97,616	81,558
Investment securities available for sale	17,307	20,285
Total deposits	88,926	88,761
Short-term borrowings	2,152	3,623
Long-term debt	23,886	8,185
Shareholders' equity	12,892	12,512
Per share data
Basic earnings per share	$0.83	$0.63
Cash dividends declared	0.38	0.38
Book value	32.61	31.65
Weighted average common shares outstanding	395,312	395,312
Selected ratios
Return on average assets	0.53%	0.39%
Return on average shareholders' equity	5.13%	3.51%
Average equity to average assets	10.37%	11.01%
Allowance for loan losses to total loans at end of period	1.02%	1.12%
Dividend payout ratio	45.78%	60.32%

Summary of Selected Financial Data
(Amounts in thousands, except share data)

	For the Years Ended December 31,
	2007	2006
Income statement data
Net interest income	$3,204	$3,131
Provision for loan losses	120	295
Non-interest income	479	546
Non-interest expense	2,948	2,871

Income before taxes	615	511
Income tax expense	80	36

Net income	$535	$475

Balance sheet data (period end)
Total assets	$122,680	$113,906
Loan, net	82,934	76,481
Investment securities available for sale	20,290	24,633
Total deposits	94,472	88,563
Short-term borrowings	1,265	6,809
Long-term debt	13,411	5,459
Shareholders' equity	12,755	12,380
Per share data
Basic earnings per share	$1.35	$1.20
Cash dividends declared	0.76	0.76
Book value	32.27	31.32
Weighted average common shares outstanding	395,312	395,312
Selected ratios
Return on average assets	0.47%	0.42%
Return on average shareholders' equity	4.34%	3.94%
Average equity to average assets	10.74%	10.73%
Allowance for loan losses to total loans at end of period	1.16%	1.12%
Dividend payout ratio	56.30%	63.33%

 Selected Historical Financial Data of HNB

        The following is a summary of consolidated financial information with respect to HNB as of and for the six months ended June 30, 2008 and 2007, and as of and for the fiscal years ended December 31, 2007 and 2006. The results for the six months ended June 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, HNB's consolidated financial statements and the accompanying notes and "Description of HNB"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Years Ended December 31, 2007 and 2006" and—"Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Six-Month Period Ended June 30, 2008," which can be found elsewhere in this proxy statement/prospectus. In the opinion of management of HNB, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

Summary of Selected Financial Data
(Dollars in thousands, except share data)

	For the Six Months Ended June 30,
	2008	2007
Income statement data
Net interest income	$1,298	$1,122
Provision for loan losses	50	50
Gain on the sale of real estate	456	—
Non-interest income	156	125
Non-interest expense	1,046	929

Income before taxes	814	268
Income tax expense	208	17

Net income	$606	$251

Balance sheet data (period end)
Total assets	$87,615	$77,604
Loans, net	64,516	54,209
Investment securities:
Held to maturity	25	31
Available for sale	14,884	14,990
Deposits	68,241	67,125
Short-term borrowings	5,445	—
Long-term debt	2,500	—
Shareholders' equity	10,709	9,996
Per share data
Basis earnings per share	$1.94	$0.80
Cash dividends declared	0.24	0.21
Book value	34.27	31.99
Weighted average common shares outstanding	312,500	312,500
Selected ratios
Return on average assets	1.44%	0.65%
Return on average shareholders' equity	11.49%	4.98%
Average equity to average assets	12.50%	12.96%
Allowance for loan losses to total loans at end of period	0.92%	0.92%
Dividend payout ratio	12.37%	26.25%

Summary of Selected Financial Data
(Dollars in thousands except share data)

	For the Years Ended December 31,
Income statement data	2007	2006
Net interest income	$2,297	$2,265
Provision for loan losses	100	100
Gains on the sales of securities	—	15
Non-interest income	266	191
Non-interest expense	1,950	1,878

Income before taxes	513	493
Income tax expense	31	20

Net income	$482	$473

Balance sheet data (period end)
Total assets	$80,042	$78,870
Loans, net	56,696	54,522
Investment securities:
Held to maturity	28	37
Available for sale	15,222	15,832
Deposits	68,064	62,521
Short-term borrowings	1,086	5,800
Shareholders' equity	10,253	9,960
Per share data
Basic earnings per share	$1.54	$1.51
Cash dividends declared	0.82	0.82
Book value	32.81	31.87
Weighted average common shares outstanding	312,500	312,500
Selected ratios
Return on average assets	0.62%	0.62%
Return on average shareholders' equity	4.76%	4.82%
Average equity to average assets	12.94%	12.86%
Allowance for loan losses to total loans at end of period	0.93%	0.86%
Dividend payout ratio	53.25%	54.30%

 Selected Unaudited Pro Forma Combined Financial Data for Riverview

        The following table shows information about Riverview's financial condition and results of operations, including per share data and financial ratios, after giving effect to the consolidation. This information is called unaudited pro forma financial information in this document. The information under "Selected Combined Balance Sheet Items" in the table below assumes the consolidation was completed on June 30, 2008. The information under "Combined Income Statement" in the table below gives effect to the pro forma results for the six months ended June 30, 2008. This pro forma financial information assumes that the consolidation is accounted for using the purchase method of accounting and represents a current estimate of the financial information based on available financial information of First Perry and HNB. See "Proposal No. 1—The Consolidation—Accounting Treatment" on page 72.

        The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of HNB at their estimated fair values at or near June 30, 2008. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

        The information presented below should be read together with the historical consolidated financial statements of First Perry and HNB, including the related notes, and together with the consolidated historical financial data for First Perry and HNB and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See "Unaudited Pro Forma Combined Financial Information" beginning on page 77. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the consolidation been completed on the dates indicated or that may be obtained in the future.

As of or for the six months ended June 30, 2008
Combined income statement:
Total interest income	$5,888
Total interest expense	2,588

Net interest income	3,300
Provision for possible loan losses	110

Net interest income after provision for loan losses	3,190
Total other income	919
Total other expenses	2,831

Income before taxes	1,278
Income Tax	302

Net income	$976

Adjusted Net income(A)	$675

Selected combined balance sheet items:
Investment securities	$32,216
Loans, net	162,209
Total assets	218,182
Total deposits	157,588
Borrowings	33,911
Stockholders' equity	24,208

(A)
Adjusted to excludes HNB's one time gain for sale or real estate of $456,000 pretax and $301,000 after-tax.

 Comparative Per Share Data

        We present below for First Perry and HNB historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the six months ended June 30, 2008 and as of or for the year ended December 31, 2007. You should read the information below together with the financial statements and related notes of First Perry and HNB that appear elsewhere in this document and with the unaudited pro forma combined financial data included under "Unaudited Pro Forma Combined Financial Information" beginning on page 77.

	As of or for the Six Months Ended June 30, 2008	As of or for the Year Ended December 31, 2007
FIRST PERRY COMMON STOCK
Book value per share
Historical	$32.61	$32.27
Pro forma combined(A)	$33.68	$32.75
Net income per share(B)
Historical	$0.83	$1.35
Pro forma combined(A)	$1.36	$1.53
Adjusted Net income per share(B)(C)
Historical	$0.83	$1.35
Pro forma combined(A)	$0.93	$1.53
Cash dividends declared per share
Historical	$0.38	$0.76
Pro forma combined(D)	$0.38	$0.76
HNB COMMON STOCK
Book value per share
Historical	$34.27	$32.81
Pro forma combined(A)	$34.85	$33.89
Net income per share(B)
Historical	$1.94	$1.54
Pro forma combined(A)	$1.41	$1.59
Adjusted Net income per share(B)(C)
Historical	$0.98	$1.54
Pro forma combined(A)	$0.96	$1.59
Cash dividends declared per share
Historical	$0.24	$0.82
Pro forma combined(D)	$0.39	$0.79

(A)
Pro forma combined equivalent per share amount is calculated by multiplying the pro forma per share amount by 2.435 for First Perry and 2.52 for HNB.

(B)
Neither First Perry nor HNB have common share equivalents outstanding as of June 30, 2008 or December 31, 2007, resulting in a simple capital structure.

(C)
Adjusted to exclude HNB's one time gain on sale of real estate of $456,000 pretax and $301,000 after-tax for the six-months ended June 30, 2008.

(D)
Based on First Perry June 2008 and December 2007 year to date dividends declared and adjusted to a pro forma per share equivalent based on the recapitalization at the exchange ratio of 2.435 for First Perry. It is noted that future dividends may or may not be declared and are subject to board of director declaration and legal restrictions.

 Risk Factors

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information," on page 20, First Perry and HNB shareholders should carefully consider the matters described below to determine whether to approve and adopt the consolidation agreement.

Risks Relating to the Consolidation

The value of the shares of Riverview common stock that First Perry shareholders and HNB shareholders receive upon the consummation of the consolidation may be less than the value of shares of First Perry or HNB common stock as of the date the consolidation agreement was entered into or the date of the special meetings.

        The exchange ratio in the consolidation agreement is fixed and will not be adjusted in the event of any change in the stock prices of First Perry or HNB prior to the consolidation. There also may be a period of time between the date when shareholders of each of First Perry and HNB vote on the consolidation agreement and the date when the consolidation is completed. The relative prices of First Perry and HNB common stock may vary between the date of this joint proxy statement/prospectus, the dates of the special meetings, and the date of completion of the consolidation. The market price of First Perry and HNB common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of First Perry or HNB and are not necessarily related to a change in the financial performance or condition of First Perry or HNB. As First Perry and HNB market share prices fluctuate, based on numerous factors, the value of the shares of Riverview common stock that a First Perry or HNB shareholder will receive will correspondingly fluctuate. In addition, Riverview is not listed and will not be listed until after completion of the combination, and it is impossible to predict accurately the market price of Riverview common stock after completion of the consolidation. Accordingly, the prices of First Perry and HNB common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the consolidation and the price of Riverview common stock after the consolidation is completed.

        Riverview will issue shares to you in certificate form, there will be a time period between the effective date of the consolidation and delivery of the certificate to you. Until you receive the stock certificate, you will not be able to sell your Riverview shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of Riverview common stock during this period.

        See "Summary—Market Price and Dividend Information," on page 14. We urge you to obtain current market quotations for First Perry and HNB common stock.

First Perry and HNB directors and executive officers may have interests in the consolidation that differ from your interests.

        Some of First Perry's and HNB's directors and executive officers have interests in the transaction other than their interests as shareholders. For example, after the consolidation of First Perry and HNB, the current directors of First Perry and HNB will continue to serve on Riverview's combined board of directors. In addition:

  •
  First Perry and HNB will endeavor to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. If within three months after the consolidation becomes effective, Riverview elects to displace or eliminate a position of an employee not subject to an employment or change of control agreement for reasons other than cause and reasons directly related to the consolidation, then

    Riverview will make severance payment of two (2) weeks of compensation for each year of the employee's combined service with HNB, First Perry, and Riverview (subject to applicable taxes and withholding requirements), with a minimum of two (2) weeks up to a maximum of twenty-six (26) weeks. Terminated employees will have the right to continue coverage under the group health plan under COBRA, if applicable.

  •
  HNB and First Perry or their subsidiary employees who become employees of Riverview and its subsidiaries will be eligible for all benefit plans in effect at that time of the consolidation upon the terms of the applicable benefit plan. The continuing employees will be given full credit for years of service with either HNB or First Perry subject to the provisions of the applicable plan.

  •
  William L. Hummel, President and Chief Executive Officer of First Perry, and Thomas N. Wasson, President and Chief Executive Officer of HNB, have been offered termination and release agreements. In connection with these agreements First Perry and HNB have agreed to pay each $132,500 and $245,850, respectively.

  •
  First Perry and HNB have offered William L. Hummel a four (4) year employment agreement for his assistance with the consolidation and subsequent marketing of Riverview. He will receive a four-year employment agreement with a salary of $40,000 a year, an automobile, and ordinary employee benefits under the agreement.

        These and certain other additional interests of First Perry's and HNB's directors and executive officers are described in detail in "Proposal No. 1—The Consolidation—Interests of Directors, Officers, and Others in the Consolidation," beginning on page 70 of this document. These circumstances may cause some of First Perry's and HNB's directors and executive officers to view the proposed consolidation differently than you view it.

After the consolidation is complete, First Perry and HNB shareholders will become Riverview shareholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the consolidation, First Perry and HNB shareholders will become Riverview shareholders. Differences in First Perry's and HNB's articles of incorporation and bylaws and Riverview's articles of incorporation and bylaws will result in changes to the rights of First Perry and HNB shareholders who become Riverview shareholders. For more information, see "Comparison of Shareholders' Rights," beginning on page 232 of this document. Shareholders of First Perry and HNB may conclude that their current rights under First Perry's and HNB's articles of incorporation and bylaws are more advantageous than the rights they may have as a Riverview shareholder under Riverview's articles of incorporation and bylaws.

If the consolidation is not completed, First Perry and HNB will have incurred substantial expenses without realizing the expected benefits.

        First Perry and HNB will incur substantial expenses in connection with the consolidation. The completion of the consolidation depends on the satisfaction of specified conditions and the receipt of regulatory approvals. HNB and First Perry cannot guarantee that these conditions will be met. If the consolidation is not completed, these expenses could have a material adverse impact on the financial condition of First Perry and HNB because they would not have realized the expected benefits.

Failure to complete the consolidation in certain circumstances could require First Perry or HNB to pay a termination fee.

        If the consolidation should fail to occur in certain circumstances that relate to a possible combination of First Perry or HNB with another acquirer, First Perry or HNB may be obligated to pay

$800,000 as a termination fee. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Termination Fee".

The engagement of the same law firm to represent both First Perry and HNB in connection with the consolidation may have resulted in advantages or disadvantages to either First Perry or HNB shareholders that may not have occurred if each had been represented by separate counsel.

        First Perry and HNB engaged Bybel Rutledge LLP to represent them in connection with the consolidation. After analyzing and discussing the potential conflicts which might arise in using the same law firm, First Perry and HNB determined that it was in the best interests of their respective companies and shareholders to retain the same law firm for purposes of the consolidation and, to that end, executed a written instrument of informed consent waiving any potential conflicts. Decisions relating to the ultimate structure of the consolidation, allocation of board seats on Riverview's board of directors, the exchange ratio of Riverview common stock to be exchanged for HNB and First Perry common stock, and the designation of future executive officers of Riverview were the subject of direct negotiations between the boards of directors and management of HNB and First Perry. There is no assurance, however, that engagement of the same law did not result in a consolidation agreement or in transactions contemplated by the agreement that may have been more or less advantageous to either First Perry or HNB shareholders than if they had been represented by separate counsel.

Risks Relating to Riverview and Its Business

Due to accounting rule changes, failure to complete the consolidation by December 31, 2008 will result in additional charges for Riverview in 2009.

        On December 4, 2007, the Financial Accounting Standards Board (FASB) issued a revised version of Financial Accounting Standard No. 141 ("FAS 141(R)"), which addresses accounting for business combinations. Prior to the issuance of FAS 141(R), the costs of an acquisition—such as legal, consulting, banking and other professional fees related to an acquisition—were treated as part of the purchase price of the transaction. However, for business combinations completed after December 31, 2008, transaction-related costs must be expensed during the period in which they are incurred. Accordingly, if the consolidation is not completed until after December 31, 2008, transaction related costs will be expensed, and as a result Riverview's earnings will be negatively impacted.

Riverview may fail to realize the cost savings it expects to achieve from the consolidation.

        The success of the consolidation will depend, in part, on Riverview's ability to realize the estimated cost savings from combining the businesses of First Perry and HNB. While we believe that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than we anticipate. Riverview's cost savings estimates also depend on its ability to combine the businesses of First Perry and HNB in a manner that permits those cost savings to be realized. If our estimates are incorrect or we are unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining First Perry and HNB into Riverview may be more difficult, costly or time-consuming than expected.

        First Perry and HNB have operated, and, until the completion of the consolidation, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the consolidation. As with any consolidation of financial institutions, there also may be disruptions that cause First Perry and HNB to lose customers or cause customers to withdraw their deposits from First Perry, HNB or Riverview, or other unintended consequences that could have a material adverse effect on Riverview's results of operations or financial condition.

We may incur significant costs to ensure compliance with corporate governance and accounting requirements.

        We expect to incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We have no experience as a public company and cannot estimate the additional costs at this time. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Riverview's success will depend upon the ability of management to adapt to the consolidated company structure.

        The business success of Riverview and Riverview National Bank depends to a great extent upon the services of their directors and executive officers. Management's ability to operate Riverview profitably will require the acquisition of new knowledge and skills. In particular, if Riverview expands geographically or expands to provide non-banking services through the acquisition or formation of additional subsidiaries, current management may not have the necessary experience for successful operation in these new areas. There is no guarantee that management would be able to meet these new challenges or that Riverview would be able to retain new directors or personnel with the appropriate background and expertise.

Riverview common stock will not be listed on a national securities exchange, and the market for Riverview's common stock may not be more active than the market for either First Perry or HNB common stock.

        Although the Riverview common stock offered in the consolidation will be freely transferable once you receive your Riverview stock certificate, Riverview's common stock will not be listed on a national securities exchange. Instead, Riverview common stock will be traded in local over-the-counter markets and privately negotiated transactions. There is no assurance that a public trading market for Riverview's common stock will develop. We do not anticipate that significant trading in Riverview common stock will take place for several years, if ever. Subscribers should consider their shares of Riverview common stock as a long-term investment because, among other things, they may not be able to promptly liquidate their investment at a reasonable price in the event of a personal financial emergency or otherwise.

Riverview's ability to pay dividends is subject to limitations.

        Riverview will be a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Riverview's assets are held by its direct and indirect subsidiaries.

        Riverview's ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Riverview National Bank, will be its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Riverview's subsidiaries will be able to pay dividends in the future or that Riverview will generate adequate cash flow to pay dividends in the future. Riverview's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Future acquisitions by Riverview could dilute your ownership of Riverview and may cause Riverview to become more susceptible to adverse economic events.

        Riverview may issue shares of its common stock in connection with future acquisitions and other investments, which would dilute your ownership interest in Riverview in the event that you receive consideration in the form of Riverview common stock. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to Riverview, future business acquisitions could be material to Riverview, and the degree of success achieved in acquiring and integrating these businesses into Riverview could have a material effect on the value of Riverview common stock. In addition, these acquisitions could require Riverview to expend substantial cash or other liquid assets or to incur debt, which could cause Riverview to become more susceptible to economic downturns and competitive pressures.

An economic downturn in central Pennsylvania or a general decline in economic conditions could adversely affect Riverview's financial results.

        After the consolidation, Riverview National Bank's operations will be concentrated in central Pennsylvania. As a result of this geographic concentration, Riverview's financial results may correlate to the economic conditions in this area. Deterioration in economic conditions in this market area, particularly in the industries on which this geographic areas depend, or a general decline in economic conditions may adversely affect the quality of the loan portfolio (including the level of non-performing assets, charge offs and provision expense) and the demand for products and services, and, accordingly, Riverview's results of operations. Inflation has some impact on Riverview's and Riverview National Bank's operating costs. Riverview's future acquisitions could dilute your ownership of Riverview and may cause Riverview to become more susceptible to adverse economic events.

Strong competition within Riverview's market area may limit its growth and profitability.

        Competition in the banking and financial services industry is intense. Riverview National Bank will compete actively with other central Pennsylvania financial institutions, many larger than Riverview National Bank, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. Riverview National Bank will likely be generally competitive with all institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which Riverview National Bank competes have substantially greater resources and lending limits and may offer certain services that Riverview National Bank does not or cannot provide. Riverview's profitability depends upon Riverview National Bank's ability to successfully compete in its market area.

Riverview operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

        Riverview and Riverview National Bank will be subject to extensive regulation, supervision and examination by certain state and federal agencies including the Federal Deposit Insurance Corporation, as insurer of Riverview National Bank's deposits, the Board of Governors of the Federal Reserve System, as regulator of the holding company, and the Office of the Comptroller of Currency. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Riverview National Bank's and Riverview's operations. There also are several federal and state statutes which regulate the obligation and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of a loan issued by the bank.

 A Warning About Forward-Looking Information

        This document, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, and business of each of Riverview, Riverview National Bank, First Perry, The First National Bank of Marysville, HNB, and Halifax National Bank. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the consolidation. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See "Risk Factors", beginning on page 14 of this document.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution First Perry and HNB shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to First Perry or HNB or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Perry nor HNB undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 The First Perry Special Meeting of Shareholders

General

        The First Perry special meeting of shareholders will be held at The First National Bank of Marysville, 101 Lincoln Street, Marysville, Pennsylvania 17053, at 10:00 a.m., local time, on Thursday, December 18, 2008.

Record Date

        The record date for the First Perry special meeting of shareholders is November 3, 2008. Only shareholders of record at the close of business on the First Perry record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

        Holders of First Perry common stock will consider and vote upon a proposal to approve and adopt the consolidation agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. In addition, shareholders of First Perry are being asked to approve a proposal to adjourn the First Perry special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the consolidation agreement. Shareholders also will consider and vote upon any other matter that may properly come before the special meeting.

Votes Required

        First Perry shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date must be represented in person or by proxy at the First Perry special meeting of shareholders for a quorum to be present for purposes of voting on the consolidation agreement, the adjournment or postponement proposal, and any other matter to be considered at First Perry's special meeting of shareholders.

        The approval and adoption of the consolidation agreement requires the affirmative vote, in person or by proxy, of the holders of at least 51% of the outstanding shares of First Perry common stock on the record date because the First Perry board of directors has unanimously approved the consolidation agreement. The affirmative vote of a majority of the shares voted at the First Perry special meeting of shareholders is required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each shareholder of First Perry on the record date will be entitled to one vote for each share held of record at the First Perry special meeting of shareholders. The directors and executive officers of First Perry have agreed to vote all shares of First Perry common stock that they own on the record date in favor of the approval and adoption of the consolidation agreement. On the record date, directors and executive officers of First Perry owned approximately 32,922 shares of First Perry common stock, or approximately 8.33% of the then outstanding shares of First Perry common stock.

Voting

        The First Perry board of directors is soliciting proxies from the First Perry shareholders. This will give First Perry shareholders an opportunity to vote at the First Perry special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If a First Perry shareholder does not vote by proxy or by attending the First Perry special meeting of shareholders and voting in person, it will have the same effect as voting against the consolidation.

        If a First Perry shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the consolidation agreement and the consolidation and the adjournment or postponement proposal.

Revocation of Proxies

        Any First Perry shareholder may revoke a proxy at any time before or at the First Perry special meeting in one or more of the following ways:

  1.
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Secretary of First Perry;

  2.
  Submitting a later-dated proxy prior to the vote at the special meeting of shareholder; or

  3.
  Attending the special meeting of shareholders and voting in person.

        A First Perry shareholder should send any written notice of revocation or subsequent proxy to:

  First Perry Bancorp, Inc.
  Attention: Kandi Lopp, Corporate Secretary
  101 Lincoln Street
  P.O. Box B
  Marysville, PA 17053

        You also may hand deliver the notice of revocation or subsequent proxy to Kandi Lopp, Corporate Secretary, before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights of Appraisal

        Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, holders of First Perry common stock who properly file with First Perry a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the consolidation). In order to exercise those rights, First Perry shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The "fair value" of their shares would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex F. See "Proposal No. 1—The Consolidation—Rights of Dissenting Shareholders".

Solicitation of Proxies

        First Perry will bear the cost of the solicitation of proxies from its own shareholders, but First Perry and HNB will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of First Perry and its subsidiaries may solicit proxies from First Perry shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. First Perry also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. First Perry will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

 The HNB Special Meeting of Shareholders

General

        The HNB special meeting of shareholders will be held at Halifax National Bank, 3rd and Market Streets, Halifax, Pennsylvania 17032, at 2:00 p.m., local time, on Thursday, December 18, 2008.

Record Date

        The record date for the HNB special meeting of shareholders is November 3, 2008. Only shareholders of record at the close of business on the HNB record date will be entitled to receive notice of and to vote at their special meeting.

Matters to be Considered at the Special Meeting

        Holders of HNB common stock will consider and vote upon a proposal to approve and adopt the consolidation agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. In addition, shareholders of HNB are being asked to approve a proposal to adjourn the HNB special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the consolidation agreement. Shareholders also will consider and vote upon any other matter that may properly come before the special meeting.

Votes Required

        HNB shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date must be represented in person or by proxy at the HNB special meeting of shareholders for a quorum to be present for purposes of voting on the consolidation agreement, the adjournment or postponement proposal, and any other matter to be considered at the HNB special meeting.

        The approval and adoption of the consolidation agreement requires the affirmative vote, in person or by proxy, of the holders of at least 60% of the outstanding shares of HNB common stock on the record date because the HNB board of directors has unanimously approved the consolidation agreement. The affirmative vote of a majority of the shares voted at the HNB special meeting of shareholders is required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each holder of shares of HNB common stock outstanding on the record date will be entitled to one vote for each share held of record at the HNB special meeting of shareholders. The directors and executive officers of HNB have agreed to vote all shares of HNB common stock that they own on the record date in favor of the approval and adoption of the consolidation agreement. On the record date, directors and executive officers of HNB owned approximately 58,908 shares of HNB common stock, or approximately 18.85% of the outstanding shares of HNB common stock.

Voting

        The HNB board of directors is soliciting proxies from the HNB shareholders. This will give HNB shareholders an opportunity to vote at the HNB special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If an HNB shareholder does not vote by proxy or by attending the HNB special meeting of shareholders and voting in person, it will have the same effect as voting against the consolidation.

        If an HNB shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the consolidation agreement and the consolidation and the adjournment or postponement proposal.

Revocation of Proxies

        Any HNB shareholder may revoke a proxy at any time before or at the HNB special meeting in one or more of the following ways:

  1.
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Secretary of HNB;

  2.
  Submitting a later-dated proxy prior to the vote at the special meeting of shareholder; or

  3.
  Attending the special meeting of shareholders and voting in person.

        An HNB shareholder should send any written notice of revocation or subsequent proxy to:

  HNB Bancorp, Inc.
  Attention: David A. Troutman, Corporate Secretary
  3rd and Market Streets
  P.O. Box A
  Halifax, PA 17032

        You also may hand deliver the notice of revocation or subsequent proxy to David A. Troutman, Corporate Secretary, before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights of Appraisal

        Under Section 1930 and Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, holders of HNB common stock who properly file with HNB a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the consolidation). In order to exercise those rights, HNB shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The "fair value" of their shares would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex F. See "Proposal No. 1—The Consolidation—Rights of Dissenting Shareholders".

Solicitation of Proxies

        HNB will bear the cost of the solicitation of proxies from its own shareholders, but First Perry and HNB will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of HNB and its subsidiaries may solicit proxies from HNB shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. HNB also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. HNB will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

        InvestorCom, Inc., a proxy solicitation firm, will assist in the solicitation of proxies by HNB for a fee of $7,500, plus reasonable out-of-pocket expenses.

 Proposal No. 1—
The Consolidation

        The following information describes the material terms and provisions of the consolidation. This description is not complete. We qualify this discussion in its entirety by reference to the consolidation agreement which we incorporate by reference in this joint proxy statement/prospectus. A copy of the consolidation agreement, as amended, is attached to this document as Annex A to provide information regarding the terms of the proposed consolidation. Except for its status as the contractual document between the parties with respect to the consolidation described in the consolidation agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the consolidation agreement were made only for purposes of the consolidation agreement and as of specific dates, were solely for the benefit of the parties to the consolidation agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the consolidation agreement carefully.

General

        On June 18, 2008, First Perry and HNB jointly announced the pending consolidation of First Perry and HNB. Pursuant to the consolidation agreement, First Perry and HNB will consolidate with and into Riverview. The consolidation is expected to be completed during the fourth quarter of 2008. Immediately thereafter, The First National Bank of Marysville and Halifax National Bank will consolidate with and into Riverview National Bank. However, following the consolidation of the banks, the current branches of both The First National Bank of Marysville and Halifax National Bank will continue to operate under their current names as divisions of Riverview National Bank.

        In the consolidation, First Perry shareholders will receive 2.435 shares of Riverview common stock for each of their shares of First Perry common stock held on the effective date of the consolidation, and HNB shareholders will receive 2.520 shares of Riverview common stock for each of their shares of HNB common stock held on the effective date of the consolidation.

        Riverview will not issue fractional shares of common stock to either First Perry or HNB shareholders pursuant to this consolidation; consequently, First Perry and HNB shareholders will receive cash in lieu of fractional shares they would have otherwise received according to the terms of the consolidation.

        The approval and adoption of the consolidation agreement requires the affirmative vote, in person or by proxy, of the holders of at least 51% of the outstanding shares entitled to vote at the First Perry special meeting of shareholders and requires the affirmative vote, in person or by proxy, of the holders of at least 60% of the outstanding shares entitled to vote at the HNB special meeting of shareholders.

Background of the Consolidation

        Over the years, each company, their boards of directors, management, and employees have known each other, competed with each other, engaged in various business transactions together, respected each other, and shared a common vision of community banking. In fact, over one year ago, both companies had confidentially discussed the possible combination of "back room business operations" (data processing, accounting, bookkeeping) to enhance cost efficiencies, but for various business reasons this "back room combination" did not move forward. As late as a few months ago, each company preliminarily and confidentially discussed the creation of a jointly owned mortgage origination unit. The mortgage origination unit did not come to fruition because of various business reasons.

However, prior to the current discussions that lead to the proposed consolidation, each company had pursued a course of remaining an independent community bank.

April 23, 2008	Messrs. Robert M. Garst, President of First Perry, and Kirk D. Fox, Executive Vice President of HNB, met for breakfast and had a general discussion about community banking, the economy, and the challenges facing community banks, especially from a cost of compliance perspective. Messrs. Garst and Fox believed that a similar discussion should occur jointly between members of their respective boards of directors.
April 24, 2008
Messrs. Garst, John Schrantz, Roland Alexander, and Arthur Feld from First Perry and Messrs. Fox, Joseph Kerwin, David Troutman, and David Hoover from HNB met and discussed the possible challenges and opportunities facing each bank, and discussed how the banks working together could potentially meet these challenges today and in the future. The meeting participants generally discussed the consolidation. These individuals generally discussed what a merger of equals or consolidation meant from a corporate, shareholder and operational perspective. They discussed what a business combination of the banks would and should look like to customers, shareholders, and the communities of each bank. They generally discussed structure of the transaction, board representation, management and regulatory compliance. Each company agreed to contact advisors to discuss mutual issues. Pricing of a possible transaction was not discussed.
April 25, 2008
Robert Garst and Kirk Fox met to discuss issues regarding a potential transaction including the culture of each company, business philosophy, approaches to doing business, and the potential benefits of a transaction. Pricing of a possible transaction was not discussed. Messrs. Fox and Garst discussed the general structure of the combined companies, the Board representation from each company, the breadth and depth of each of their management teams, and operational aspects.
April 25 – May 2, 2008	Robert Garst and Kirk Fox had numerous telephone calls regarding the possible transaction including organizational issues, cost savings, regulatory compliance, and resulting bank structure.
May 1, 2008
Robert Garst and Kirk Fox met and discussed multiple aspects of the transaction. Messrs. Fox and Garst discuss the general structure of the transaction at the holding company and bank levels, the boards of directors' composition and terms of the resulting company and bank, the management teams of the consolidated companies, and the operational synergies and potential cost savings of the transaction. Pricing of a possible transaction was not discussed.

May 2, 2008	Robert Garst and Kirk Fox met at Bybel Rutledge with Nicholas Bybel, Jr. and Michael Greenawalt of Greenawalt and Company, P.C. to discuss a possible transaction and the structure thereof given the issues that they had discussed. Messrs. Garst, Fox, and Bybel discussed legal issues, transaction form, future SEC reporting requirements and costs, employment issues, organizational structure and other aspects of the transaction. Pricing of a possible transaction was not discussed. First Perry and HNB executed confidentiality agreements.
May 5, 2008	Robert Garst and Kirk Fox met again to discuss transaction issues, including the potential engagement of accounting firms. Pricing of a possible transaction was not discussed.
May 6, 2008
The board of directors of HNB, except for Messrs. Lebo and Wasson, met informally to discuss the benefits and issues in connection with a possible transaction. They subsequently met with Thomas N. Wasson, President and CEO of HNB, regarding the possible transaction. Pricing of a possible transaction was not discussed.
May 13, 2008
HNB had a regularly scheduled board of directors' meeting. The HNB board of directors discussed in detail their thoughts regarding a potential transaction. At this meeting, transaction structure, board composition, organizational structure, management structure, and operating and regulatory compliance issues were discussed by the board of directors. During this board of directors' meeting, each director was given the opportunity to express their views on the matter. The board of directors unanimously agreed to continue discussions with First Perry. Pricing of a possible transaction was not discussed.
May 14 – 17, 2008
Robert Garst and Kirk Fox hold numerous discussions and conversations about the terms of the possible transaction except for price or an exchange ratio. Messrs. Garst and Fox outline the potential cost savings of the transaction and the philosophical and operational issues that each thought was important based on discussions with their respective boards of directors.
May 16, 2008	Robert Garst and Kirk Fox met to discuss transaction terms and commence due diligence. Pricing of a possible transaction was not discussed.
May 19, 2008
Robert Garst, Robert Weidler, Kirk Fox, Paul B. Zwally, William Hummel, Thomas O'Connell, and Melinda Aungst undertook due diligence on each company. Pricing of a possible transaction was not discussed.

May 28, 2008	Robert Garst and Kirk Fox met with Nicholas Bybel, Jr. of Bybel Rutledge LLP to develop transaction outlines, except for price or exchange ratio considerations. These transaction outlines delineated the issues, points of agreement, points of discussion, and the basic terms mutually concluded by the parties from their various meetings.
May 28, 2008
Boards of directors of First Perry and HNB met jointly to discuss a possible transaction, its potential terms, its benefits, and issues. At this meeting, the board of directors of each company jointly discussed transaction structure of the holding companies, banks and resulting company, board composition and terms, management structure, operating methods, potential cost savings, and preliminary projected financial results. Subject to a definitive agreement, the parties preliminarily agreed to the board of directors' representation and composition, the resulting holding company and bank structure, management, organizational structure and why these terms were in the best interests of each company and its respective constituencies. Subject to a definitive agreement, the parties discussed and agreed to general common stock exchange concept based upon the equity value of each company relative to the consolidated company and an exchange ratio concept that was to be based on capital contribution by each company to the consolidated company, the exchange ratios were to be discussed at a future board of directors' meeting after engagement and consultation with investment bankers. The board of directors of each company authorized the drafting of a definitive agreement.
June 3, 2008	Robert Garst and Nicholas Bybel, Jr. met with Terry Lehman and Douglas Barton of Beard Miller Company LLP to discuss accounting issues regarding a possible transaction and the resulting company.
June 4, 2008
First Perry board of directors met to discuss the possible transaction, issues in connection therewith, the engagement of Cedar Hill Advisors to render a fairness opinion on behalf of First Perry, and the engagement of Beard Miller by First Perry. Pricing of a transaction was not discussed. The board of directors approved engaging Cedar Hill Advisors.
June 10, 2008
Meeting of HNB board of directors to discuss terms of a possible transaction, the engagement of Danielson Capital, LLC as financial advisor to HNB. Pricing of the transaction was not discussed. The board of directors engaged Danielson Capital.

June 11, 2008	Cedar Hill Advisors engages in due diligence of HNB and First Perry. Among the items reviewed during due diligence, Cedar Hill Advisors received a budget prepared by HNB, an expense reduction analysis, the May 30, 2008 general ledgers of First Perry and HNB, and a five-year projection. As part of its review in preparing its fairness analysis, Cedar Hill Advisors looked at, among other information, the expense reduction analysis and five-year projections which are set forth under "Information Utilized" below. See "Opinion of First Perry's Financial Advisor". The companies requested Cedar Hill to provide a spreadsheet regarding the capital positions of each company that would include a calculation of an exchange ratio that would reflect each company's capital contribution to the consolidated company. Cedar Hill did not participate in the negotiation or discussion of the exchange ratio.

After lengthy discussion, management of both companies determined that the exchange ratios should be based only on the relative capital contributions of each company to the combined company. The capital positions provided the fairest valuation of each company's long-term contribution to the new entity. Other various potential factors upon which to base the exchange ratios were considered and discussed but they were considered too vague or limited due to volatility in market and business cycles or uncertainties of results that may occur for each company from projected budgets to be used as a basis for the exchange ratios.
June 12, 2008
Danielson Capital engages in due diligence of First Perry and HNB. Among the items reviewed during due diligence, Danielson Capital received a budget prepared by First Perry, an expense reduction analysis, the May 30, 2008 general ledgers of First Perry and HNB, and a five-year projection. In preparing its fairness analysis, Danielson Capital utilized the expense reduction analysis and five-year projections which are set forth under "Information Utilized" below. The other information was considered inappropriate since they were prepared on a stand alone basis and not considering combined cost-savings and expenses. Danielson Capital confirms capital information regarding the exchange ratio calculation and First Perry's and HNB's capital contributions to the consolidated company and suggests an exchange ratio multiple based upon the initial exchange ratio.

June 17, 2008	HNB and First Perry hold a joint meeting of each board of directors to review a draft of the Agreement and Plan of Consolidation and ancillary documents and exhibits including the proposed exchange ratios based upon their earlier meeting of May 28, 2008. The boards of each company confirmed management's assessment that the capital contributions of each company should be the sole basis upon which to base the exchange ratios because it represents the fairest valuation of each company's contribution to the combined company.
June 18, 2008
HNB's board of directors met to consider the Agreement and Plan of Consolidation and the schedules, exhibits and annexes thereto. After presentations by management and Danielson Capital and receipt of a written fairness opinion from Danielson Capital, the board of directors discussed, considered, approved and adopted the terms of the transaction and the Agreement and Plan of Consolidation.
June 18, 2008
First Perry's board of directors met to consider the Agreement and Plan of Consolidation and the schedules, exhibits and annexes thereto. After presentations by management and Cedar Hill Advisors and receipt of a written fairness opinion from Cedar Hill Advisors, the board of directors discussed, considered, approved and adopted the terms of the transaction and the Agreement and Plan of Consolidation.
June 18, 2008	HNB and First Perry executed the Agreement and Plan of Consolidation with the schedules, exhibits, and annexes thereto.
June 18, 2008	HNB and First Perry publicly announced the transaction after the markets closed.

Information Utilized

        The information set forth below are only projections prepared by First Perry and HNB management based on their best estimates and the information available at the time of preparation. The assumptions and estimates used in the tables are inherently uncertain and, though considered reasonable by management at the date it was prepared, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause results to differ materially from those contained in the projections.

        Cedar Hill Advisors and Danielson Capital were provided a cost savings analysis prepared by the managements of First Perry and HNB which identified specific salary reductions through retirements or staff reductions of approximately $650,000. Additionally, the analysis showed estimated operational expense reduction in Internal Audit, ALCO, Loan Review, consulting, memberships, and OCC assessments, offset by increased Sarbanes-Oxley compliance implementation of approximately $100,000. The total estimated cost savings were estimated at $600,000 to $650,000.

        Below is an estimated 5-year projection which was prepared by both companies.

First Perry Base Case		Year 1	Year 2	Year 3	Year 4	Year 5
First Perry Base Case—Growth Rates
Net Income Growth		6.54%	6.00%	6.00%	6.00%	6.00%
Regular Dividend Per Share Growth		0.00%	0.00%	0.00%	0.00%	0.00%
Special Dividend		$0.00	$0.00	$0.00	$0.00	$0.00
Assets Growth		5.15%	6.00%	6.00%	6.00%	6.00%
Loans Growth		13.22%	6.00%	6.00%	6.00%	6.00%
Deposits Growth		5.85%	6.00%	6.00%	6.00%	6.00%
First Perry Base Case—Income Statisics	2007
Net Income	535	570	604	640	679	720
Other After-tax Adjustments		0	0	0	0	0
Net Income—Acquirer		570	604	640	679	720
Pre Tax Intangible Amortization	$0	$0	$0	$0	$0	$0
After Tax Intangible Amortization	$0	$0	$0	$0	$0	$0
Earnings Per Share	$1.35	$1.44	$1.53	$1.62	$1.72	$1.82
Cash Earnings Per Share	$1.35	$1.44	$1.53	$1.62	$1.72	$1.82
Return On Assets	0.45%	0.45%	0.45%	0.45%	0.45%	0.45%
Return on Equity	4.26%	4.43%	4.60%	4.77%	4.93%	5.09%
Return on Tangible Equity	4.26%	4.43%	4.60%	4.77%	4.93%	5.09%
First Perry Base Case—Balance Sheet Statisics	12/31/07
Equity	$12,755	$13,001	$13,281	$13,597	$13,952	$14,348
Assets	$122,680	$129,000	$136,740	$144,944	$153,641	$162,860
Allowance for loan losses	$970	$1,099	$1,165	$1,234	$1,309	$1,387
Core Deposit Intangible	$0	$0	$0	$0	$0	$0
Goodwill	$0	$0	$0	$0	$0	$0
Intangible Assets	$0	$0	$0	$0	$0	$0
Loans	$83,904	$95,000	$100,700	$106,742	$113,147	$119,935
NPLs	$932	$1,055	$1,119	$1,186	$1,257	$1,332
Deposits	$94,471	$100,000	$106,000	$112,360	$119,102	$126,248
Trust Preferred	$0	$0	$0	$0	$0	$0
Subordinated Debt (Tier II Capital)	$0	$0	$0	$0	$0	$0
Risk Adjusted Assets	$78,050	$88,372	$93,674	$99,295	$105,252	$111,567
Risk Adjusted Assets to Total Assets	63.6%	68.5%	68.5%	68.5%	68.5%	68.5%
Loans to Assets	68.4%	73.6%	73.6%	73.6%	73.6%	73.6%
Loans to Deposits	88.8%	95.0%	95.0%	95.0%	95.0%	95.0%
Average Assets	$118,294	$125,840	$132,870	$140,842	$149,293	$158,250
Average Equity	$12,568	$12,878	$13,141	$13,439	$13,775	$14,150
Equity to Assets	10.40%	10.08%	9.71%	9.38%	9.08%	8.81%
Tangible Equity to Assets	10.40%	10.08%	9.71%	9.38%	9.08%	8.81%
First Perry Base Case—Share Data
Shares outstanding	395,312	395,312	395,312	395,312	395,312	395,312
Average Diluted Shares	396,296	395,312	395,312	395,312	395,312	395,312
Book Value Per Share	$32.27	$32.89	$33.60	$34.40	$35.29	$36.29
Tangible Book Value	$32.27	$32.89	$33.60	$34.40	$35.29	$36.29
Total Dividend Per Share	$0.76	$0.82	$0.82	$0.82	$0.82	$0.82
Annualized Payout Ratio	56.12%	56.87%	53.65%	50.61%	47.75%	45.05%

First Perry Base Case		Year 1	Year 2	Year 3	Year 4	Year 5
Halifax—Growth Assumptions
Net Income		-3.63%	6.00%	6.00%	6.00%	6.00%
Dividends Per Share		0.00%	0.00%	0.00%	0.00%	0.00%
Assets		10.00%	6.00%	6.00%	6.00%	6.00%
Loans		10.00%	0.00%	6.00%	6.00%	6.00%
Deposits		15.00%	8.00%	6.00%	6.00%	6.00%
Halifax Base Case—Income Statisitcs	2007
Net Income—Base	$482	$580	$615	$652	$691	$732
After Tax Adjustments:
Increase regulatory costs (pre-tax year 1 $175, and thereafter $350 per year and 34% tax rate)	$0	$(116)	$(231)	$(231)	$(231)	$(231)

Net Income	$482	$465	$384	$421	$460	$501

After Tax Intangible Amortization	$0	$0	$0	$0	$0	$0
Earnings Per Share	$1.54	$1.49	$1.23	$1.35	$1.47	$1.60
Cash Earnings Per Share	$1.54	$1.49	$1.23	$1.35	$1.47	$1.60
Return On Assets	0.61%	0.55%	0.42%	0.44%	0.45%	0.46%
Return on Equity	4.77%	4.48%	3.60%	3.81%	4.00%	4.19%
Halifax Base Case—Balance Sheet Statisics	2007
Equity	$10,253	$10,461	$10,845	$11,266	$11,726	$12,227
Asset	$80,042	$88,046	$93,329	$98,929	$104,864	$111,156
Intangible Assets	$0	$0	$0	$0	$0	$0
Loans	$57,226	$62,949	$62,949	$66,726	$70,729	$74,973
NPLs	$0	$0	$0	$0	$0	$0
Allowance	$530	$583	$583	$618	$655	$694
Deposits	$68,064	$78,274	$84,535	$89,608	$94,984	$100,683
Trust Preferred	$0	$0	$0	$0	$0	$0
Subordinated Debt	$0	$0	$0	$0	$0	$0
Risk Based Assets—Base	$63,700	$70,070	$70,070	$74,274	$78,731	$83,454
Risk Adjusted Assets to Total Assets	79.6%	79.6%	75.1%	75.1%	75.1%	75.1%
Loans to Assets	71.5%	71.5%	67.4%	67.4%	67.4%	67.4%
Loans to Deposits	84.1%	80.4%	74.5%	74.5%	74.5%	74.5%
Equity to Assets	12.81%	11.88%	11.62%	11.39%	11.18%	11.00%
Tangible Equity to Assets	12.81%	11.88%	11.62%	11.39%	11.18%	11.00%
Halifax Base Case—Share Data
Shares outstanding	312,500	312,500	312,500	312,500	312,500	312,500
Average Diluted Shares	312,500	312,500	312,500	312,500	312,500	312,500
Book Value Per Share	$32.81	$33.48	$34.70	$36.05	$37.52	$39.13
Tangible Book Value	$32.81	$33.48	$34.70	$36.05	$37.52	$39.13
Annualized Dividend Per Share	$0.82	$0.82	$0.82	$0.82	$0.82	$0.82
Annualized Payout Ratio	53.16%	55.17%	66.77%	60.91%	55.73%	51.12%

First Perry's and HNB's Reasons for the Consolidation

        In evaluating their strategic plans in light of the opportunities presented, First Perry and HNB decided to enhance their organizations through a business combination to form a new bank holding company.

        In approving the consolidation agreement, First Perry's and HNB's boards of directors considered the following as generally supporting their decision to enter into the consolidation agreement:

  •
  First Perry's and HNB's boards of directors reviewed their own business, operations, financial condition, earnings, and prospects and of the other's business, operations, financial condition, earnings, and prospects, including both parties' geographic position in Central Pennsylvania.

    After concluding this review, each company concluded that the consolidation would enhance their business opportunities, operations, prospective financial condition, earnings and prospects. Specifically, each company believes that the consolidation will enhance business opportunities due to the consolidated company having a greater market share, market presence and the ability to offer more diverse and more profitable products as well as a broader based and geographically diversified branch system to enhance deposit collection and the funding costs, a higher lending limit to originate larger and more profitable commercial loans. The greater market share, market diversity and enhanced products and services should lead to prospects of lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources. The board of directors of First Perry and HNB viewed these items as favorable factors, supporting the decision to proceed with the consolidation;

  •
  Their understanding of the current and prospective environment in which First Perry and HNB operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on First Perry and HNB in light of, and in absence of, the proposed business combination. Specifically, the boards of directors of First Perry and HNB believe that the future business environment for financial institutions will become more competitive and concentrated. The boards of directors of First Perry and HNB believe that the consolidation will help Riverview and Riverview National Bank trading as The First National Bank of Marysville and Halifax National Bank be more competitive with the institutions remaining in the market place because the consolidated company will have numerous and greater resources than either company had individually. The board of directors of First Perry and HNB viewed these items as favorable factors, supporting the decision to proceed with the consolidation;

  •
  The combination could result in potential cost savings aggregating nearly $600,000 as well as the potential for incremental revenue opportunities enabling an increase in earnings, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions which will produce more than half of the aggregate savings. The remainder will result from the elimination of redundant external contractual services and from the convergence and standardization of various retirement, bonus, and incentive programs. In addition, HNB believes that there will be additional cost savings due to the limited need to invest in compliance activities that they would otherwise have to comply with if HNB remained independent. The board of directors of First Perry and HNB viewed these items as favorable factors, supporting the decision to proceed with the consolidation;

  •
  The review by the First Perry and HNB boards of directors of the structure and terms of the consolidation, including the exchange ratio and the expectation that the consolidation would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The boards of directors of First Perry and HNB reviewed the tax-free treatment of shareholders for federal income tax purposes as favorable because the boards believe that it would provide the shareholders with more value than a taxable transaction on similar terms. The boards of each company viewed the capital contributions of each company should be the sole basis upon which to base the exchange ratios because it represents the fairest valuation of each company's contribution to the combined company. Other various potential factors upon which to base the exchange ratios were considered and discussed but they were considered too vague or limited to be used as a basis for the exchange ratios. For instance, the boards considered such factors as Danielson Capital's contribution analysis that showed that HNB's pretax income for the first quarter of 2008 would amount to 47.7% of the combined company's pretax income. However, to base the exchange ratio off of one quarter's earnings was considered too short for a contribution calculation. In contrast, HNB's pretax income for 2007 would amount to 45.5% of the combined company's pretax income. The boards of directors viewed the exchange ratio approximating book value to each company to be a disadvantage relative to selling the company for a premium, but both boards viewed the exchange ratio regarding their own company relative to the other terms as favorable because of the future prospects for combined growth and profitability and the potential for price appreciation, which factors they viewed as favorable supporting the decision to proceed with the consolidation;

  •
  The complementary nature of the respective customer bases and the ability to offer more diverse and progressive business services and products of First Perry and HNB could result in opportunities to obtain synergies and compete with larger financial institutions as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses. Specifically, the board of directors of each company believes that this complimentary nature, as discussed above, will enhance the ability to generate profits. This was viewed favorably by each board of directors in supporting the transaction;

  •
  The proposed board and management arrangements which would position the combined company with strong leadership and strategic vision while improving its ability to attract and retain competitive management. Specifically, the board of directors viewed the resulting management structure and team as addressing a management succession concern that each company had with respect to the future. The combined management team, their experience and abilities was viewed as a favorable factor by each board of directors in supporting this transaction;

  •
  The prospects to increase long-term shareholder value by increasing the potential of share liquidity, common stock cash dividends, and enhanced consolidated earnings. The board of directors of First Perry and HNB viewed these items as favorable factors, supporting the decision to proceed with the consolidation

  •
  The likelihood that the regulatory approvals necessary to complete the consolidation would be obtained; and

  •
  The historical and current market prices of First Perry common stock and HNB common stock. Specifically, the historical market prices were viewed as a negative factor in the short run because the transaction was structured based on book values of the respective company and not market value. During the negotiations and at the execution of the consolidation agreement, both financial advisors' analyses noted that HNB's share price was higher than First Perry on a per share basis and pro forma exchange ratio basis. However, this short-term negative was offset by the belief by each board of directors that the overall company structure, synergies, cost savings and potential revenue enhancements would create and enhance long-term shareholder value and this was deemed to outweigh any short-term negatives.

        The boards of directors also considered the fact that the combined institution would result in a combined entity with more than $200 million in assets. The addition of the other's market area is expected to provide sustained business development opportunities by enabling First Perry and HNB to capitalize on the other's banking franchise to compete in the Central Pennsylvania market.

        The foregoing discussion of the factors considered by the First Perry and HNB boards of directors in evaluating the consolidation agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the First Perry and HNB boards of directors. In reaching their decision to approve the consolidation agreement and the consolidation, the First Perry and HNB boards of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The First Perry and HNB boards of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the consolidation agreement.

Representation of First Perry and HNB by the same law firm

        In connection with the consolidation, First Perry and HNB engaged Bybel Rutledge LLP as legal counsel. This law firm previously served as special counsel to both First Perry and HNB on general corporate and business matters. The law firm provided legal advice to HNB and First Perry on legal requirements for corporate combinations under Pennsylvania law, necessary bank regulatory approvals required under federal and Pennsylvania law, securities registration requirements under federal and Pennsylvania law relating to the issuance of Riverview common stock in exchange for First Perry and HNB common stock, and the effect of the consolidation on existing executive employment agreements and benefit plans of HNB and First Perry.

        Decisions relating to the ultimate structure of the consolidation, allocation of board seats on Riverview's board of directors, the exchange ratio of Riverview common stock to be exchanged for HNB and First Perry common stock, and the designation of future executive officers of Riverview were the subject of direct negotiations between the boards of directors and management of HNB and First Perry. In addition, the boards of directors of HNB and First Perry each include a lawyer who routinely advise their respective institutions on general legal matters and provided an independent legal perspective to each board with respect to the consolidation. These lawyers separately reviewed the consolidation agreement and exhibits and schedules thereto and provided independent advice to their respective boards.

        First Perry and HNB were aware of potential conflicts which might arise with the engagement of the same law firm in connection with the consolidation and discussed these potential conflicts. After analyzing and discussing the potential conflicts, it was determined that it was in the best interests of their respective companies and shareholders to engage the same law firm for the consolidation and the duly authorized representatives of First Perry and HNB executed a written instrument of informed consent waiving any potential conflicts. On two subsequent occasions, this waiver of informed consent of any potential conflicts was affirmed and ratified by the boards of directors of First Perry and HNB.

Recommendation of the First Perry Board of Directors

        The First Perry board of directors has unanimously approved the consolidation agreement and the consolidation and believes that the proposed consolidation is in the best interests of First Perry and its shareholders. Accordingly, the First Perry board of directors unanimously recommends that First Perry shareholders vote "FOR" approval of the consolidation agreement and the consolidation.

Recommendation of the HNB Board of Directors

        The HNB board of directors has unanimously approved the consolidation agreement and the consolidation and believes that the proposed consolidation is in the best interests of HNB and its shareholders. Accordingly, the HNB board of directors unanimously recommends that HNB shareholders vote "FOR" approval of the consolidation agreement and the consolidation.

Opinion of First Perry's Financial Advisor

        First Perry retained Cedar Hill Advisors, LLC ("Cedar Hill") by letter agreement dated June 6, 2008 in connection with a possible business combination with HNB to provide an opinion as to the fairness from a financial point of view to the shareholders of First Perry of the exchange ratio governing the prospective exchange of shares of First Perry common stock for shares of Riverview common stock in connection with the proposed consolidation of First Perry and HNB to be consummated pursuant to the terms and conditions of the consolidation agreement. Cedar Hill was selected based upon its qualifications, expertise and experience in the financial services industry, as well as its experience in the Pennsylvania banking markets. As part of its financial advisory business, Cedar Hill is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes.

        As part of its engagement, Cedar Hill delivered its oral and written opinion to First Perry's board of directors at its June 18, 2008 meeting (the "Cedar Hill fairness opinion") providing that, as of that date and based upon and subject to various considerations set forth in the opinion, the "First Perry Exchange Ratio" (as defined in the Cedar Hill fairness opinion) was fair, from a financial point of view, to First Perry stockholders. At that June 18, 2008 meeting of the board of directors of First Perry, representatives of Cedar Hill made a presentation of their analyses relating to the proposed transaction and, in particular, of their determination regarding the fairness, from a financial point of view, of the proposed consideration to be given to the First Perry stockholders in connection therewith.

        During its board presentation, as well as within the Cedar Hill fairness opinion, Cedar Hill noted that because the Riverview common stock for which First Perry common stock will be exchanged will be created through the consolidation, and because Riverview has no prior operating record or historical market value, the value of Riverview common stock to be received by First Perry (or HNB) stockholders cannot be specified in the usual manner. Accordingly, the fairness of the First Perry Exchange Ratio, from a financial point of view, to the stockholders of First Perry must be interpreted in conjunction with the corresponding HNB Exchange Ratio (as defined in the Cedar Hill fairness opinion), since both apply to the consolidation. More specifically, the overall exchange ratio considered included: (i) First Perry Exchange Ratio of 2.435 shares of Riverview common stock for each share of First Perry common stock; and (ii) HNB Exchange Ratio of 2.520 shares of Riverview common stock for each share of HNB common stock.

        Cedar Hill evaluated the First Perry Exchange Ratio and found it to be fair from a financial point of view to the shareholders of First Perry. The First Perry Exchange Ratio was determined through negotiations between First Perry and HNB. Except as provided herein, no limitations were imposed by First Perry's board of directors upon Cedar Hill with respect to investigations made or the procedures followed by Cedar Hill in rendering its opinion.

        The full text of Cedar Hill's written opinion dated June 18, 2008, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex D to this prospectus/proxy statement. Cedar Hill has consented to the inclusion of its opinion in this joint proxy statement/prospectus. First Perry shareholders are urged to read this opinion carefully and in its entirety. The Cedar Hill fairness opinion is directed only to the fairness of the First Perry Exchange Ratio to the holders of First Perry common stock, from a financial point of view. It has been provided to First Perry's board of directors in connection with the board's evaluation of the consolidation, does not address the merits of the underlying decision by First Perry to engage in the consolidation, and does not constitute a recommendation to any person as to how he or she should vote in connection with the consolidation. The summary of the Cedar Hill fairness opinion set forth below is qualified in its entirety by reference to the text of the full opinion.

        In conducting its analysis and arriving at its opinion, Cedar Hill had, among other things:

  •
  Reviewed the consolidation agreement and the schedules and exhibits attached thereto;

  •
  Reviewed the historical financial performance, recent financial position and general prospects of First Perry and HNB using publicly available information;

  •
  Reviewed certain internal financial statements and other financial and operating data concerning First Perry and HNB prepared by First Perry's and/or HNB's management team;

  •
  Reviewed certain financial forecasts and other forward looking financial information prepared by First Perry's and HNB's management teams;

  •
  Held discussions with the senior managements of First Perry and HNB concerning the business, past and current operations, financial condition and future prospects of First Perry and HNB;

  •
  Compared the financial performances of First Perry and HNB with that of certain other banking companies we deemed similar to First Perry and HNB;

  •
  Prepared discounted dividend analyses of First Perry and HNB using data and projections supplied by First Perry and HNB managements;

  •
  Reviewed the relative contributions of assets, liabilities, equity and earnings of First Perry and HNB on a pro forma basis and the relative pro forma ownerships of the stockholders of First Perry and HNB; and

  •
  Made such inquiries and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

        In conducting its review and analyses and in rendering its opinion, Cedar Hill assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at its opinion. Cedar Hill further relied upon the assurances of the respective managements of First Perry and HNB that they were not aware of any fact, circumstances or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of any specific assets or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of First Perry or HNB or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for losses for First Perry or HNB. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any loan or lease assets or the adequacy of the allowance for loan losses of First Perry or HNB, and Cedar Hill has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill did not review or sample any loan files of First Perry, HNB or their respective subsidiaries.

        With respect to financial forecasts provided by First Perry and HNB, Cedar Hill was advised by the managements of First Perry and HNB, and it has assumed without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of First Perry, HNB and Riverview, respectively. Cedar Hill has also relied, without independent verification, upon the estimates and judgments of the managements of First Perry and HNB as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the consolidation. Cedar Hill expressed no opinion as to such financial forecasts or the assumptions on which they were based. Cedar Hill has also assumed that there has been no material change in First Perry's or HNB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill assumed in all respects material to its analysis that First Perry and HNB would each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's fairness opinion was based upon financial, economic, market and other conditions as they existed, and the information that was made available to Cedar Hill, as of June 18, 2008. Events occurring after any such date could materially affect the assumptions and conclusions contained in Cedar Hill's fairness opinion. Cedar Hill disclaimed any responsibility to update its opinion to account for subsequent events.

        In performing its analyses, Cedar Hill also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Cedar Hill, First Perry or HNB. Accordingly, the analyses performed by Cedar Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        Cedar Hill also assumed, with the permission of First Perry's board of directors and without independent investigation, that:

  •
  the consolidation will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the consolidation agreement, and the schedules and exhibits thereto, reviewed by Cedar Hill without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations; and

  •
  all regulatory and other approvals and third party consents required for the consummation of the consolidation will be obtained without material cost to First Perry or HNB.

        Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the consolidation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Perry, HNB, or any of their respective subsidiaries, as the case may be, or on the contemplated benefits of the consolidation, including the expected synergies. It further assumed that the consolidation will qualify as a tax-free reorganization for U.S. federal income tax purposes and relied upon, with First Perry's consent, the advice First Perry received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the consolidation and the transactions contemplated by the consolidation agreement.

        Except as to the fairness from a financial point of view of the First Perry Exchange Ratio to the shareholders of First Perry, Cedar Hill expressed no opinion as to the structure, terms or any effect of any other aspect of the consolidation, the merits of the underlying decision of First Perry to consummate the consolidation. Further, Cedar Hill expressed no opinion as to (i) the value or price of Riverview common stock when it is issued to First Perry stockholders pursuant to the consolidation agreement; or (ii) the respective prices at which First Perry, HNB or Riverview common stock may trade at any time.

        The following represents a summary of the material analyses presented by Cedar Hill to First Perry's board of directors at its meeting held on June 18, 2008:

  Transaction Overview

Corporate Structure:    Both holding companies will be consolidated into a new holding company to be headquartered in Halifax, PA. Halifax National Bank and The First National Bank of Marysville will be consolidated into one charter, but both banks will continue to operate as separately named divisions.

         Board Representation:    Each holding company will contribute seven members to the new holding company. The Chairman of the Board will be chosen by a majority of directors from HNB, and Vice Chairman will be chosen by a majority of directors from First Perry.

         Management:    Mr. Garst, current Executive Vice President of First Perry, will be named Chief Executive Officer of Riverview, and Mr. Fox, current Executive Vice President of HNB, will be named President of Riverview.

         Exchange Ratio:    First Perry shareholders will be entitled to receive 2.435 shares of Riverview common stock for each share of First Perry common stock they own. Shareholders of First Perry will own, in the aggregate, 55.0% of Riverview common stock to be outstanding immediately after the consolidation. HNB shareholders will be entitled to receive 2.520 shares of Riverview common stock for each share of HNB common stock they own. HNB shareholders will own, in the aggregate, 45.0% of Riverview common stock to be outstanding immediately after the consolidation.

         Dividend Policy:    The consolidation agreement does not set forth a specific dividend rate for Riverview common stock. However, management of First Perry advised Cedar Hill that it intends that Riverview will declare dividends equivalent to the current HNB dividend per share equivalent in order to ensure that HNB shareholders will continue to receive the same dollar amount in dividends that they received prior to the consolidation.

  Company Analyses

        Cedar Hill reviewed certain historical financial and operating data of First Perry and HNB in order to calculate the earnings from operations of First Perry and HNB for the twelve months ending March 31, 2008, and to establish the balance sheets for First Perry and HNB for March 31, 2008. These results were used as a base from which to extend the analysis. Cedar Hill noted and adjusted HNB earnings for a one time pretax gain of $456,000 in the first quarter of 2008 due to a sale of real estate.

  Peer Analysis

        Cedar Hill reviewed certain financial and operating data as of March 31, 2008 of 26 publicly traded (OTCBB or Pink Sheets) banks and bank holding companies headquartered in the Mid-Atlantic Region of the United States with assets of between $100-$500 million and Returns on Average Assets of between 0.25% and 0.75%, which it refers to as "Peer Group".

Peer Group

OTCBB + Pink Sheet Midatlantic Banks $100 – 500 Million Assets & ROA = ..25 – .75%
1	Fort Orange Financial Corp.
2	UNB Corporation
3	Mainline Bancorp, Inc.
4	Union Bancorp, Inc.
5	MNB Corporation
6	WashingtonFirst Bank
7	Mauch Chunk Trust Financial Corp.
8	Regal Bancorp, Inc.
9	Hilltop Community Bancorp, Inc.
10	1st Colonial Bancorp, Inc.
11	CBT Financial Corporation
12	Columbia Financial Corporation
13	IBW Financial Corporation
14	Harvest Community Bank
15	Fleetwood Bank Corporation
16	Northumberland Bancorp
17	Rumson-Fair Haven Bank & Trust Co.
18	Enterprise Financial Services Group, Inc

OTCBB + Pink Sheet Midatlantic Banks $100 – 500 Million Assets & ROA = ..25 – .75%
19	Pascack Community Bank
20	Frederick County Bancorp, Inc.
21	Ballston Spa Bancorp, Inc.
22	First Resource Bank
23	First Community Financial Corporation
24	JTNB Bancorp, Inc.
25	Lyons Bancorp, Inc.
26	Kinderhook Bank Corporation

        Comparable consolidated data for HNB, First Perry and non-SEC reporting holding companies was not publicly available. Accordingly, Cedar Hill analyzed the recent performance of First Perry and HNB with respect to the Peer Group by comparing certain publicly available financial data of their banking subsidiaries, The First National Bank of Marysville and Halifax National Bank, respectively, with that of the Peer Group.

        Below are representative results of the analysis:

  •
  Loan to Deposit Ratio—First Perry 105%; HNB 92%; Peers 79%

  •
  Total Equity to Assets—First Perry 10.6%; HNB 12.6%; Peers 8.8%

  •
  Tangible Equity to Tangible Assets—First Perry 10.6%; HNB 12.6%; Peers 8.3%

  •
  Nonperforming Assets plus 90 days Past Due as a Percentage of Loans and Other Real Estate Owned—First Perry 1.6%; HNB 1.2%; Peers 0.9%

  •
  Loan Loss Reserve as a Percentage of Nonperforming Assets—First Perry 84%; HNB NM (not material); Peers 104.9%

  •
  Return on Average Equity—First Perry 4.6% ; HNB 5.0%(1); Peers 5.84%

  •
  Efficiency Ratio—First Perry 77%; HNB 75%; Peers 75%

  •
  Return on Average Assets—First Perry 0.49% ; HNB 0.65%(1); Peers 0.51%

(1)
Halifax National Bank earnings adjusted for one time gain on sale of real estate.

        The analysis also reviewed deposit and loan portfolio mix.

March 31, 2008	First National Bank of Marysville	Halifax National Bank	OTCBB + Pink Sheet Midatlantic Banks $100 – 500 Million Assets & ROA = ..25 – .75%
Balance Sheet and Capitalization
Number of institutions	1	1	26
Number of branches	4	2	5
Total Assets ($000)	120,006	84,472	228,107
Total Loans ($000)	91,942	63,498	137,324
Loans/Assets	77%	75%	60%
Total Deposits ($000)	87,979	68,847	174,129
Deposits/Assets	73%	82%	76%
Loans/Deposits	105%	92%	79%
Total Equity	12,690	10,667	20,109
Total Equity/Assets	10.6%	12.6%	8.8%
Tangible Equity/Tangible Assets	10.6%	12.6%	8.3%
Tier 1 Capital/Risk-Adjusted Assets	14.7%	15.9%	12.1%
Total Capital/Risk-Adjusted Assets	15.9%	16.7%	13.3%
Total Borrowings/Total Assets	15.5%	5.1%	8.3%
Performance—Last Twelve Months—3/31/08
Return on Average Assets	0.49%	0.65%	0.51%
Return on Average Equity	4.6%	5.0%	5.84%
Earning Asset Yield	6.31%	6.55%	6.37%
Cost of Interest-bearing Liabilities	3.41%	3.87%	3.48%
Net Interest Margin	3.35%	3.51%	3.44%
Noninterest Income/Average Assets	0.58%	0.35%	0.61%
Noninterest Expense/Average Assets	2.76%	2.52%	2.90%
Efficiency Ratio	77%	75%	75%

Note: Halifax excludes one time gain on sale of property.

Source: SNL Financial, LC

March 31, 2008	First National Bank of Marysville	Halifax National Bank	OTCBB + Pink Sheet Midatlantic Banks $100 – 500 Million Assets & ROA = ..25 – .75%
Loan Mix
Number of institutions	1	1	26
1-4 Family Loans/Total Loans	52.0%	40.7%	38.9%
Multi-family Loans/Total Loans	2.3%	4.5%	1.6%
Commercial Real Estate Loans/Total Loans	19.7%	39.3%	25.2%
Construction Loans/Total Loans	10.5%	2.7%	5.4%
Consumer Loans/Total Loans	3.6%	1.6%	2.6%
Commercial Loans/Total Loans	9.0%	7.7%	11.9%
Asset Quality
Non-performing Assets (incl 90 days)/Loans and ORI	1.6%	1.2%	0.9%
Loan Loss Reserves/Non-performing Loans	84.2%	NM	104.9%
Loan Loss Reserves/Total Loans	1.08%	0.89%	1.08%
Net Chargeoffs/Average Loans	0.04%	0.06%	0.17%
Deposit Mix
Transaction Accounts/Total Deposits	26.3%	18.1%	18.1%
MMDA & Savings Accounts/Total Deposits	16.8%	19.7%	30.5%
CD's < $100,000/Total Deposits	38.6%	43.9%	33.2%
CD's >= $100,000/Total Deposits	18.3%	18.4%	15.8%

Source: SNL Financial, LC

  Contribution Analysis

        Cedar Hill reviewed the relative contributions to be made by First Perry and HNB to Riverview based on financial information of both companies as of, or for the period ended, March 31, 2008. The percentage of pro forma shares owned was determined using the overall exchange ratio of 2.435 shares of Riverview common stock for each share of First Perry common stock, and 2.520 shares of Riverview common stock for each share of HNB common stock. This analysis estimated that, upon consummation of the consolidation, First Perry shareholders, in the aggregate, would receive 55.0% of the outstanding shares of Riverview common stock, and the HNB shareholders would receive, in the aggregate, 45.0% of the outstanding shares of Riverview common stock.

        Cedar Hill presented an analysis of the relative contributions by First Perry and HNB to Riverview, which compared contributions of: total assets; total loans; total deposits; total tangible equity; net income for 2007; net income adjusted for non recurring gains for the twelve months ended March 31, 2008; earnings for the quarter ended March 31, 2008 adjusted for non recurring gains; and total net income from 2006 and 2005. The analysis indicated a range of relative contribution from First Perry of between 51.3% and 59.1% with an average contribution of 55.4%. The actual relative ownership of 55.0% was within the expected range and very near the average of the values calculated.

Contribution Analysis

	3/31/2008 First Perry	3/31/2008 HNB	3/31/2008 Riverview	Contribution %
				First Perry	HNB
Balance Sheet Contribution
Total Assets	$120,259	$84,472	$204,731	58.7%	41.3%
Total Loans	$90,953	$62,934	$153,887	59.1%	40.9%
Total Deposits	$87,979	$68,847	$156,826	56.1%	43.9%
Total Tangible Equity	$12,943	$10,667	$23,610	54.8%	45.2%

Balance Sheet Contribution Average				57.2%	42.8%
Earnings Contribution
Net Income: 2007	$535	$482	$1,017	52.6%	47.4%
Adjusted Net Income: 3/31/2008 Trailing Twelve Months(1)	$570	$512	$1,082	52.7%	47.3%
Adjusted Net Income: First Quarter March 2008(1)	$154	$146	$300	51.3%	48.7%
Previous Two Fiscal Years Earnings (2006 & 2005)	$1,292	$955	$2,247	57.5%	42.5%

Earnings Contribution Average				53.5%	46.5%
Average Value of Contributions				55.4%	44.6%

Actual Exchange Ratio				55.0%	45.0%

(1)
Adjusted for non recurring gain on sale of real estate

  Analysis of Selected Merger Transactions

        Although there are no two mergers of equals exactly alike, Cedar Hill believes that a comparison with other mergers of equals provides an indication of the typical contributions and resultant ownership percentages as between the merging entities. To that end, Cedar Hill compiled data from certain selected merger transactions announced nationwide between January 1, 2006 and June 18, 2008 which involved "mergers of equals" and which had combined assets of the merged entity of less than $1.5 billion. As defined by SNL Financial, LC (a financial institutions information and research firm) a merger of equals involves the combination of two institutions to create a new entity, and a merger of equals always involves stock consideration and the parties involved each own roughly half of the resulting institution. Based upon those criteria, five transactions were selected and are identified in the table below. The merger data was obtained from SNL Financial, LC. Cedar Hill reviewed the relative contributions of assets, loans, deposits, equity, tangible equity and net income and compared the results to the pro forma results from the combination of First Perry and HNB. The average contribution of the merger partner receiving the larger pro forma ownership in the selected transactions was 52.24% and the actual pro forma ownership was 54.67%. These resultant contribution and ownership percentages were comparable to the First Perry average contribution of 56.04% and pro forma ownership of 55.00% using the First Perry Exchange Ratio and the HNB Exchange Ratio.

Selected Merger Transactions

	Selected MOE Transactions
			First Perry Bancorp, Inc. 3/31/2008 (%)		HNB Bancorp, Inc. 3/31/2008 (%)
Key Contribution Elements	Partner 1(1) Average (%)	Partner 2 Average (%)
Total Assets	49.51%	50.49%	58.74%		41.26%
Total Loans	48.65%	51.35%	59.10%		40.90%
Total Deposits	48.57%	51.43%	56.10%		43.90%
Total Equity	54.00%	46.00%	54.82%		45.18%
Tangible Equity	59.37%	40.63%	54.82%		45.18%
Net Income	53.34%	46.66%	52.68	%(2)	47.32	%(2)
Average of Key Contribution	52.24%	47.76%	56.04%		43.96%
Actual Pro Forma Ownership	54.67%	45.33%	55.00%		45.00%

Selected MOE Transactions(3)
CCFNB Bancorp Inc./Columbia Financial Corp.	11/29/07
ISB Financial Corp./MidWestOne Finl Group Inc	9/11/07
UnionBancorp Inc./Centrue Financial Corporation	6/30/06
National Mercantile Bancorp/FCB Bancorp	6/15/06
ChoiceOne Financial Services/Valley Ridge Financial Corp.	4/25/06

(1)
Partner 1 = Partner with largest pro forma ownership

(2)
Trailing twelve months recurring income as of 3/31/2008

(3)
SNL Financial: A merger of equals involves the merging of two institutions to create a new entity. A merger of equals always involves stock consideration. Usually, in a merger of equals, both parties own roughly half of the resulting institution. Selected transactions represent the listed MOE transactions in which the combined assets of the merged entity were below $1.5 billion and were announced after 1/1/2006. Data was obtained from SNL and S-4 filings.

  Post-Consolidation Riverview Shares Outstanding, Tangible Equity and Per Share Data

        Using financial data provided by First Perry and HNB, Cedar Hill calculated the post-consolidation shares outstanding; tangible equity and tangible book value per share; earnings per share adjusted for non recurring income; and expected dividend per share of Riverview common stock. First Perry and HNB had identified $620,000 in pre-tax expense synergies from which Riverview should benefit after the consolidation. Earnings per share were calculated excluding the aforementioned expected expense synergies, and then including expected expense synergies.

        While no dividend policy for Riverview has been established by the parties in the consolidation agreement, management of First Perry advised Cedar Hill that the dividend rate estimated in the analysis for Riverview should be $0.33 per share, a dividend rate sufficient to maintain the dividend per share equivalent of HNB shareholders in order to ensure that HNB shareholders will continue to receive the same dollar amount in dividends that they received prior to the consolidation.

        The analysis showed that 1,705,085 shares of Riverview common stock would be issued and outstanding after the consolidation and that each share would have tangible book value of $13.49 and a dividend of $0.33 per share, given the assumptions employed. Earnings per share of Riverview were estimated at $0.62 per share if no expense synergies were achieved and $0.85 per share if $620,000 in estimated expense synergies were achieved.

  Post-Consolidation Riverview Shares Outstanding, Tangible Equity and Per Share Data

Excluding Synergies		Including Synergies ($620,000 pre-tax)
Total Shares to be Outstanding	1,750,085	Total Shares to be Outstanding	1,750,085
Tangible Book Value/Share	$13.49	Tangible Book Value/Share	$13.49
Total Tangible Equity (000's)	$23,610	Total Tangible Equity (000's)	$23,610
Dividend per Share(1)	$0.33	Dividend per Share(1)	$0.33
Core EPS 3/31/2008 Trailing 12 Months(2)	$0.62	Core EPS 3/31/2008 Trailing 12 Months(2)	$0.85

(1)
Dividend rate estimated to maintain the dividend level of HNB Shareholders

(2)
Stated earnings adjusted to eliminate extraordinary income

  Comparison of First Perry per Share Data Pre- and Post-consolidation

        Since there is no stock trading history or listed value for Riverview because it is not yet formed, Cedar Hill was unable to determine the equivalent dollar price per share to be received by First Perry shareholders in connection with the consolidation. Therefore, it was necessary to create proxy indicators of value per share and to compare these indicators before and after the consolidation to determine how First Perry shareholders would be affected by the consolidation. The proxy indicators selected were those closely associated with share value for financial institutions: tangible book value per share; earnings per share; and dividend per share. Cedar Hill performed an analysis of these proxy indicators of per share value to compare pre- and post-consolidation values per share equivalent of First Perry. Comparable tangible book value per share equivalents, dividend per share equivalents and core earnings per share equivalents were reviewed both excluding expected expense synergies and including expected expense synergies of $620,000.

        Before the consolidation, each share of First Perry represented tangible book value per share of $32.74, received a dividend of $0.76, and had March 31, 2008 trailing twelve months earnings per share of $1.44.

        Based upon the post-consolidation Riverview share data calculated by Cedar Hill and the overall exchange ratio of 2.435 shares of Riverview common stock per share of First Perry and 2.520 shares of Riverview common stock per share of HNB, the pro forma per share equivalent impact to First Perry was calculated as follows: tangible book value of $32.85, a 0.33% increase over pre-consolidation levels; anticipated dividends of $0.80 per share, a 5.73% increase over pre-consolidation levels; earnings per share excluding expense synergies of $1.51, a 4.41% increase over pre-consolidation levels; and earnings per share including expense synergies of $2.07, an increase of 43.89% over pre-consolidation levels.

        Cedar Hill noted that post-consolidation levels of tangible book value per First Perry share equivalent, dividends per First Perry share equivalent, and both earnings per First Perry share equivalents were all accretive to pre-consolidation levels.

Per Share Data Pre and Post Consolidation

	3/31/2008 First Perry Pre Consolidation	First Perry Post Consolidation	Percentage Change
Tangible Book Value/share equivalent	$32.74	$32.85	0.33%
Dividend/share equivalent	$0.76	$0.80	5.73%
EPS/share equivalent	$1.44	$1.51	4.41%

 Per Share Data Pre and Post Consolidation With $620,000 in Pre-tax Synergies

	3/31/2008 First Perry Pre Consolidation	First Perry Post Consolidation	Percentage Change
Tangible Book Value/share equivalent	$32.74	$32.85	0.33%
Dividend/share equivalent	$0.76	$0.80	5.73%
EPS/share equivalent	$1.44	$2.07	43.89%

  Discounted Dividend Analysis

        Cedar Hill performed a discounted dividend analysis to calculate a range of implied present values per share of First Perry common stock assuming that First Perry continued to operate on a standalone basis over a five year projection period and compared those results to the implied present values of the equivalent shares of Riverview over the same five year projection period, in order to determine how First Perry shareholders would be impacted by the consolidation. The five year earnings estimates for both cases were provided to Cedar Hill by First Perry management and the projection period were assumed to start upon the consummation of the consolidation.

        These ranges were determined by adding:

For First Perry;

  •
  the present value of the estimated future dividend stream that the First Perry could generate over a five year period, and

  •
  the present value of the terminal value of the First Perry common stock at the end of the five year period

For Riverview;

  •
  the present value of the estimated future dividend stream that Riverview could generate over a five year period, and

  •
  the present value of the terminal value of Riverview common stock at the end of the five year period.

        To determine projected dividend streams, Cedar Hill assumed a dividend payout of all cash above that level necessary to maintain a constant 6% tangible equity ratio.

        The terminal values were based upon a range of price-to-earnings multiples of 15x to 23x earnings per share (the trading range of publicly traded holding companies headquartered in the Mid-Atlantic Region of the United States with assets of between $100-$500 million and Returns on Average Assets of between 0.25% and 0.75%, as of March 31, 2008) and a range of discount rates employed to determine the present value per share of 10% to 15% (a range representing the estimated rate of return on comparable investments). Applying the foregoing multiples, discount rates and assumptions, Cedar Hill determined that the range of implied value per share of First Perry common stock assuming it continued to operate on a stand alone basis would be approximately $26.29 to $35.43, and the range of implied value per share of Riverview share equivalent would be approximately $33.33 to $47.84 based on the assumptions outlined herein. Cedar Hill noted the higher calculated range of value per First Perry share after the consolidation.

  Pro Forma Financial Impact Analysis

        Cedar Hill illustrated to First Perry's board of directors the impact of certain potential pro forma effects of the proposed consolidation on First Perry over a projected five year period. Cedar Hill based its analysis on the same estimates provided by management of First Perry with respect to projected future earnings of First Perry and Riverview for the discounted dividend analysis discussed above. The pro forma analysis also included First Perry expected integration cost savings (no revenue enhancements were assumed) and transaction expenses, and certain purchase accounting adjustments. Based on this information, and the terms of the consolidation, Cedar Hill illustrated that, for First Perry, the consolidation could have an accretive effect on estimated earnings per share once the consolidation integration savings are achieved. Management of First Perry advised Cedar Hill that it anticipates that such savings would be achieved within one year of the consummation of the consolidation.

        Furthermore, the analysis indicated that the pro forma Leverage Ratio, Tier-One Risk-Based Capital Ratio and Total Risk-Based Capital Ratio would all remain above regulatory minimums for well-capitalized institutions. The actual results achieved by the combined company may vary from projected results, and such variations may be material.

        Additionally, Cedar Hill considered and discussed with the First Perry board of directors that the dividend discount analysis and pro forma financial impact analysis are widely used valuation and analysis methodologies, but the results of such analyses are highly dependent upon numerous assumptions that must be made, and the results thereof may be beyond the control of First Perry, HNB and Cedar Hill.

        In arriving at its opinion, Cedar Hill performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Cedar Hill or of Cedar Hill's presentation to First Perry's board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Cedar Hill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cedar Hill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion.

        Cedar Hill has not had any prior financial advisory relationship with First Perry or HNB. Cedar Hill is not a broker-dealer or an investment advisor. Therefore, Cedar Hill does not engage in the business of effecting transactions in common stock of First Perry or HNB, as a market maker or otherwise. Cedar Hill does not, for compensation, provide advice on the sale, purchase or value of the common stock of First Perry or HNB. Cedar Hill does not produce published research reports or investment analysis on First Perry or HNB.

  Compensation of Cedar Hill

        Pursuant to a letter agreement dated June 6, 2008 between Cedar Hill and First Perry, Cedar Hill agreed to provide to First Perry's board of directors in connection with the proposed consolidation the Cedar Hill fairness opinion. In exchange for this agreement, First Perry paid Cedar Hill a $7,500 retainer upon execution of the letter agreement, and paid an additional fee of $32,500 upon the delivery of the Cedar Hill fairness opinion. Additionally, First Perry has agreed to reimburse Cedar Hill for its reasonable out-of-pocket expenses, including travel, outside legal fees and related charges, up to a maximum of $5,000 and to indemnify Cedar Hill and related persons against certain liabilities, from and arising out of or based upon Cedar Hill's engagement as financial advisor by First Perry and the rendering of its opinion.

Opinion of HNB's Financial Advisor

        HNB retained Danielson Capital, LLC ("Danielson Capital") to provide HNB's board of directors with an opinion as to the fairness to its stockholders of the financial terms of a business combination between HNB and First Perry to create a new holding company, Riverview. HNB selected Danielson Capital for its knowledge, expertise, and reputation in the financial services industry as well as its knowledge of Pennsylvania markets and banking organizations operating in those markets. Danielson Capital is regularly engaged in the valuation of banks and bank holding companies in connection with business combinations, acquisitions and other securities transactions.

        Danielson Capital prepared the fairness opinion for HNB in connection with the proposed business combination and reviewed share allocation and other terms and conditions of the Agreement and Plan of Consolidation between First Perry and HNB. At the June 18, 2008, board meeting, Danielson Capital rendered its oral and written opinion directly to the HNB board of directors that as of the date of the opinion, also June 18, 2008, the financial terms of the business combination were fair to HNB's shareholders from a financial point of view. The HNB board approved the consolidation agreement at this meeting.

        The full text of Danielson Capital's opinion is attached as Appendix E to this proxy statement/prospectus. Danielson Capital has consented to the inclusion of its opinion in this joint proxy statement/prospectus. Shareholders of HNB stock are encouraged to read Danielson Capital's opinion carefully and in its entirety for a discussion of the assumptions, comparisons and projections that were made in arriving at its opinion. Danielson Capital's opinion is directed only to the fairness to HNB shareholders from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision to proceed with the business combination and does not constitute a recommendation to HNB shareholders as to how the shareholder should vote on this combination.

        In arriving at its opinion, Danielson Capital, among other things:

  •
  Reviewed the consolidation agreement.

  •
  Reviewed certain publicly available business and financial information relating to HNB and First Perry.

  •
  Reviewed certain internal business and financial information relating to HNB and First Perry prepared by each bank's executive management.

  •
  Discussed the past and current operations, financial condition and future prospects of HNB and First Perry with HNB's and First Perry's executive management.

  •
  Discussed the assessment of the strategic rationale and potential benefits of the business combination with members of HNB's executive management.

  •
  Compared certain financial and stock market information for both HNB and First Perry with similar publicly traded banks.

  •
  Reviewed the potential cost savings of the combination as presented by the executive management of HNB and First Perry.

  •
  Analyzed the pro forma impact on earnings per share, capital per share and tangible capital per share based on assumptions relating to management's calculations of potential cost savings.

  •
  Compared the contribution of assets, liabilities, equity and market capital, and other relevant items of HNB and First Perry.

  •
  Considered such other factors and performed other analyses as were deemed appropriate.

        In conducting its review and arriving at its opinion, Danielson Capital did not obtain any independent appraisal of assets or liabilities of HNB or First Perry. Furthermore, Danielson Capital did not independently verify the information provided by HNB or First Perry and assumed the accuracy and completeness of all such information.

        In preparing its opinion, Danielson Capital performed a variety of financial analyses. Danielson Capital believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Capital's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

        In its analyses, Danielson Capital used and relied upon projections that were prepared or reviewed by the executive management of HNB and First Perry. HNB and First Perry do not publicly disclose internal management projections of the type provided to Danielson Capital. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Thus, actual results could vary significantly from those used in the projections.

        Additionally, Danielson Capital made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond HNB's or First Perry's control. Any estimates contained in Danielson Capital's analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may eventually trade or be sold.

        The following is a summary of the analyses and procedures considered by Danielson Capital in connection with its opinion.

  Summary of Transaction

        HNB and First Perry will combine in a business combination into a newly formed Riverview. Under the terms of the consolidation agreement, HNB shareholders will receive 45% of Riverview common stock and First Perry shareholders will receive 55% of Riverview common stock. It is the intent of both HNB and First Perry that this business combination will qualify as a tax-free transaction. The new Riverview will be regulated by the Federal Reserve Board of Governors ("Federal Reserve").

        Halifax National Bank, a wholly-owned subsidiary of HNB, and The First National Bank of Marysville, a wholly-owned subsidiary of First Perry, will merge into a single bank charter. The resulting bank will be a national bank regulated by the Office of the Comptroller of the Currency ("OCC") and its deposits will be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum applicable limits.

        Based on HNB's and First Perry's equity as of March 31, 2008, with consideration given to contributed assets, loans, deposits, common equity, tangible equity, earnings and other pertinent items, it was determined that HNB shareholders would receive 2.520 shares of Riverview common stock for each share of HNB common stock owned and First Perry shareholders would receive 2.435 shares of Riverview common stock for each share of First Perry common stock owned. The difference in these ratios reflects the difference in the current number of shares outstanding of each bank and the ratio needed to ensure HNB shareholders receive 45% of Riverview common stock and First Perry shareholders receive 55% of Riverview common stock.

        Danielson Capital noted that post-combination, Riverview will have 14 directors. Seven of the directors will be from HNB and seven will be from First Perry. The chairman of Riverview will be selected by members of the current HNB board. The vice chairman will be selected by members of the current First Perry board.

        At the executive level, Robert M. Garst of First Perry will become chief executive officer of Riverview and Kirk D. Fox of HNB will become president of Riverview. Robert Weidler of First Perry will become the chief financial officer of Riverview. Paul Zwally of First Perry will become the chief lending officer of Riverview's banking subsidiary. All four will be offered employment contracts.

        As a condition to this business combination, Garst, Fox, and Zwally have agreed to waive the change of control clauses in their current contracts and to sign new contracts to be effective with Riverview upon the combination. The employment contract offered to Garst is substantially similar to his current employment contract. The employment contract offered to Fox provides for additional compensation and has a reduced term of three years. The contracts offered to Zwally and Weidler will be one year contracts commensurate with their experience.

        There is only one employment contract where a change of control will be exercised. Thomas N. Wasson of HNB has a contract that will enable him to continue to receive pay for a certain amount of time upon a change of control.

        As a part of the business combination, there will be an employment contract offered to William Hummel, the chief executive officer of First Perry. He will receive $40,000 annually for four years for certain services to be provided to Riverview.

        To protect both HNB and First Perry, the business agreement contained termination fees payable under certain conditions.

  Pre-Combination Stock Price

        In opining as to the fairness of the business combination, Danielson Capital first determined a likely value range for HNB and First Perry's common stocks. The analysis evaluated, among other things, HNB's and First Perry's financial performance, financial condition, dividend yield, stock liquidity, geographic location and other pertinent data as compared to three groups of banks with similar traits.

        Danielson Capital compared HNB and First Perry to nine commercial banks (the "Small Bank Comparables") in Indiana, New York, Ohio, Pennsylvania, and West Virginia, with assets under $300 million as of March 31, 2008, that traded an average of 200 shares or more daily. De novo banks, non-comparable banks, and banks in the Philadelphia and New York City areas were excluded.

        The Small Bank Comparables consisted of the following nine banks:

Institution	City
CCFNB Bancorp, Inc.*	Bloomsburg, PA
Consumers Bancorp, Inc.	Minerva, OH
First West Virginia Bancorp, Inc.	Wheeling, WV
Fort Orange Financial Corp.	Albany, NY
Heartland Bancshares, Inc.	Franklin, IN
Indiana Business Bancorp	Indianapolis, IN
Landmark Community Bank	Pittston, PA
Muncy Bank Financial, Inc.	Muncy, PA
United Commerce Bancorp	Bloomington, IN

    *
    Announced a merger of equals.

        Danielson Capital also compared HNB and First Perry to eight commercial banks (the "Local Comparables") in the counties of Adams, Cumberland, Dauphin, Juniata, Lancaster, Lebanon, Perry, and York, with assets under $2 billion. De novo banks, non-comparable banks, and banks in the Philadelphia and New York City areas were excluded.

        The Local Comparables consisted of the following eight banks:

Institution	City
ACNB Corporation	Gettysburg, PA
Codorus Valley Bancorp, Inc.	York, PA
Ephrata National Bank	Ephrata, PA
Juniata Valley Financial Corp.	Mifflintown, PA
Mid Penn Bancorp, Inc.	Millersburg, PA
Orrstown Financial Services, Inc.	Shippensburg, PA
Penn Commerce Bancorp, Inc.	Harrisburg, PA
Union National Financial Corporation	Lancaster, PA

        Danielson Capital also compared HNB and First Perry with a third group of banks (the "Middle Atlantic Comparables") which consisted of 39 banks in Maryland, Pennsylvania, Virginia, and West Virginia, with assets of less than $1 billion that trade on the NASDAQ or on an exchange.

HNB/First Perry—Comparable Banks Summary*

					Medians
	HNB**		First Perry		Small Bank Comps.		Local Comps.		Middle Atlantic Comps.
					(medians)
Asset size (in millions)	$84		$120		$226		$635		$518
Income Statement
Net income/Avg. assets	0.67%		0.49%		0.53%		0.93%		0.70%
Net oper. income/Avg. assets	0.82		0.67		1.12		1.40		1.20
Return on average equity	5.16		4.60		6.74		10.83		8.43
Balance Sheet
Tang. capital/Tang. assets	12.63%		10.83%		8.85%		8.33%		9.13%
NPAs/Assets	0.88		1.25		0.85		0.56		0.77
Loans/Assets	75		77		70		68		NA
Deposits/Assets	82		73		78		68		NA
Stock Price
Price/Earnings***	29.6	X	24.3	X	14.9	X	16.4	X	13.8	X
Price/Tangible book	145%		106%		105%		138%		106%
Dividend yield	1.68		2.17		1.90		3.20		2.25
Payout ratio	56		53		35		50		29
Shares Traded Daily****	101		37		360		1,002		2,128

*
March 31, 2008, or the twelve months ended March 31, 2008.

**
Adjusted to exclude a one time gain from a sale of assets.

***
Adjusted for unusual quarters.

****
Average shares traded year-to-date.

Source: SNL Financial, Charlottesville, Virginia and internal reports.

        Danielson Capital noted that, while there are differences, there is nothing materially different from performance and balance sheet strength perspectives that make either HNB or First Perry much better or worse than Small Bank Comparables. There are more differences with the Local Comparables in that their performance is significantly better as a group, they are much larger, and they have lower capitalization than HNB and First Perry. Thus, Danielson Capital concluded that the Small Bank

Comparables are more applicable in determining the pricing range of HNB and First Perry stock. Additionally, because of the similarities between HNB and First Perry, their stocks should be priced on the same basis.

        In determining the price of a bank's stock, normally earnings determine pricing, however, when earnings are low as they are for HNB, First Perry, and the Small Bank Comparables, it is tangible equity that often determines and supports the stock price. The price to tangible book of the Local Comparables is less useful as it reflects the higher earnings of the group. However, since the banks in the Local Comparables are all located in nearby counties, their performance as a group demonstrates potential of the local market served by both HNB and First Perry.

        If the median price times earnings of the Small Bank Comparables and Local Comparables were applied to HNB and First Perry, the resulting price would be much lower than the pricing based on tangible book value. As the pricing based on earnings returned too low of a value, Danielson Capital concluded that pricing based on price to tangible book was the best measure of value and that the Small Bank Comparables, which have similar earnings to HNB and First Perry is the most applicable group.

        Using the banks in the Small Bank Comparables, excluding outliers at the top and bottom, the range of price to tangible book is from 97% to 121%. As prices below tangible book are too low, Danielson Capital determined that the logical range is from 100% to 121% of tangible book. The midpoint of this range is 111% of tangible book.

  •
  HNB:  If this range of 100% to 121% of tangible book were applied to HNB stock, the resulting value would be $34.46 to $41.70 per share, with a midpoint of 111% of tangible book, or $38.25 per share.

  •
  First Perry:  If this same range were applied to First Perry stock, the resulting value would be $32.87 to $39.77 per share, with a midpoint of $36.49 per share.

        Danielson Capital noted that these prices, particularly for HNB, were below the trading prices of both stocks in 2007 and the early part of 2008. However, since the volume of trades in both stocks is so light, their historical trading prices do not represent a fair determination of the value. The Small Bank Comparables, while also lightly traded, traded more than either HNB or First Perry, and, as a group, provides good guidance as to the value of both stocks. Additionally, the median pricing of the Local Bank Comparables at 138% of tangible book for a group with better earnings implies that HNB's price to tangible book should be significantly lower than 138% of tangible book.

        Danielson Capital also noted that the Middle Atlantic Banks had a median price to tangible book of 106% and that their median return on average assets and equity of 0.70% and 8.43%, respectively, were only slightly better than those of HNB and First Perry. Since this is a much larger group and some of the banks have very good liquidity, their median pricing is a good check on the valuation of HNB and First Perry stock.

Pricing Multiples Applied to HNB and First Perry

	Price to Tangible Book
	Low-end of Range	Midpoint	High-end of Range	Local Bank Comp.
Pricing multiple	100%	111%	121%	138%
HNB*	$34.46	$38.25	$41.70	$47.55
First Perry**	32.87	36.49	39.77	45.36

*
Based on equity of $10,769,000 and 312,500 shares outstanding.

**
Based on equity of $12,995,000 and 395,312 shares outstanding.

        Danielson Capital also considered the recent stock trading history of HNB and First Perry. Trades in HNB's stock in 2007 and in early 2008 have been at roughly $50 per share, which is 145% of tangible book and well above the pricing of all the Small Bank Comparables and even the median of the better performing Local Comparables. Trades in First Perry's stock in 2007 were at roughly $40 per share and those few trades that occurred in early 2008 were at a slightly lower $35 per share. On a price to tangible book basis, the stock price of First Perry fell from 122% in 2007 to 106% in the first part of 2008. The latter is identical to the price to tangible book of the Middle Atlantic Banks and almost the same as the Small Bank Comparables. Thus, Danielson Capital noted that recent trades in HNB stock were at prices above the medians of all three comparable groups, while recent trades in First Perry stock were at levels similar to the medians of the Small Bank Comparables and the Middle Atlantic Banks.

  Cost Savings Analysis

        Danielson Capital noted that the projected cost savings of the business combination, including current cost savings and near term future costs are $600,000 to $700,000, on a pre-tax basis. This includes $600,000 in personnel cost savings already identified. Other cost savings from consolidating back office operations and various vendors will be substantial, but will be almost entirely offset by increases in costs necessary to meet the demands of the market and regulatory requirements.

        The impact of cost savings at the low end of the range, $600,000, is significant. On an after-tax basis, assuming the increase in income is taxed at the statutory rate of 34%, this results in almost $400,000 in additional after-tax income. On a combined basis, using adjusted and annualized first quarter 2008 net income, the combined earnings of HNB and First Perry would be more than $1.5 million.

Impact of Cost Savings on Earnings

	HNB*	First Perry**	Cost Savings***	Pro- Forma
	(in thousands)
Net interest income	$2,512	$3,560	—	$6,072
Noninterest income	300	560	—	860

Total revenue	2,812	4,120	—	6,932
Noninterest expense	2,048	3,276	$(600)	4,724

Operating income	764	844	600	2,208
Provision expense	100	120	—	220

Pretax income	664	724	600	1,988
Taxes****	103	112	204	419

Net income	$561	$612	$396	$1,569	*****

*
First quarter 2008 annualized, excluding effects of one time gain from asset sale.

**
First Perry is first quarter 2008 annualized, removing a small gain on securities.

***
Assumes the statutory rate of 34%.

****
HNB and First Perry taxes for comparative purposes are 15.5%, which is the rate at which First Perry was taxed in the first quarter of 2008. HNB had a tax rate of about 5%.

*****
Excludes impact of amortization of core deposit intangible.

Source: SNL Financial, Charlottesville, Virginia, internal HNB and First Perry projections, and Danielson Capital estimates.

  Earnings and Capital Impact

        Danielson Capital determined that the combination of HNB and First Perry will be accretive to the cash earnings of HNB shareholders, even at the low-end of potential cost savings.

Earnings Accretion Analysis

	Cost Savings
	$600,000	$650,000	$700,000
	(in thousands)
HNB adjusted earnings*	$561	$561	$561
First Perry adjusted earnings**	612	612	612

Combined earnings	$1,173	$1,173	$1,173
Management's projected cost savings	$600	$650	$700
Tax on increased earnings at 34%	204	221	238

Increase in earnings from combination	$396	$429	$462
Post combination earnings***	$1,569	$1,602	$1,635

	Per share
HNB cash EPS on new basis****	$0.90	$0.92	$0.93
HNB exchange ratio	2.520	2.520	2.520

HNB cash EPS on a post-comb. basis	$2.26	$2.31	$2.35
Analysis of earnings accretion
Pre-combination cash EPS—HNB*	$1.80	$1.80	$1.80
Post-combination cash EPS—HNB	2.26	2.31	2.35

Increase in EPS to HNB shareholders	$0.46	$0.51	$0.56
% increase in cash EPS to HNB	26%	29%	31%

*
First quarter 2008 annualized, excluding effects of one-time gain from asset sale. Taxes for comparative purposes are 15.5%, which is the rate by which First Perry was taxed in the first quarter of 2008.

**
First quarter 2008 annualized excluding a small securities gain. Taxes for comparative purposes are 15.5%, which is the rate by which First Perry was taxed in the first quarter of 2008.

***
Excludes impact of any amortization of intangible assets.

****
Assumes 1,750,000 shares are issued and outstanding as a result of the combination.

        The potential increase in cash earnings and cash EPS is important and is the primary reason for this combination. Since 2005, HNB's earnings have been well below where they were from 2002 through 2004. The proposed combination gives HNB the opportunity to increase the cash EPS of its shareholders by 26% to 31%, depending on the actual cost savings eventually achieved.

        The increase in cash EPS by 26% to 31% is significant, but the outsized effect has much to do with HNB's low current earnings. To illustrate, assuming HNB earnings of $561,000, adding earnings of about $178,000 ($600,000 less $204,000 in taxes times 45% ownership), is an increase of just over 30%.

        The above analysis, though, does not take into account any amortization of intangible assets created by the combination, which would be a non-cash expense and would not affect cash EPS. As this is a non-premium or low-premium combination, the amount of goodwill or intangible assets created should be relatively low and should not impact the decision to move forward with the combination or the valuation in this opinion which is based on tangible capital or tangible book value, rather than capital or book value, which includes intangible assets. However, any amortization of intangibles created by this combination may have a large impact on reported earnings or EPS that may offset a portion of the earnings gain from cost savings.

        In considering the impact on book value and tangible book value, Danielson Capital determined that the combination of HNB and First Perry will be accretive to HNB's book value and have almost no effect on its tangible book value. The accretion to HNB's book value, however, will be influenced by the eventual determination of the core deposit intangible and any goodwill created by the combination. It is difficult at this point to make a final determination, but since this will be a low premium combination, the amount of core deposit intangible or goodwill created will not be large.

        For illustrative purposes, however, the following table shows goodwill and intangible assets of $1 million and $4 million. In terms of book value, if goodwill and intangible assets of $1 million or $4 million are created, the combination is accretive to the book value of HNB shareholders. At the lower end, the accretion to book value is 3.5% and at the higher end, the accretion is 16.0%. However, on a tangible book basis, there is a small and almost negligible dilution of .7%, regardless of the amount of goodwill or intangible assets added.

Capital and Tangible Capital Impact Analysis

	Book Value with Goodwill and Intang. of
			Tangible Book Value
(Dollars in thousands)	$1 million*	$4 million*
HNB	$10,769	$10,769	$10,769
First Perry	12,995	12,995	12,995
Goodwill and intangibles	1,000	4,000	—

Total equity	$24,764	$27,764	$23,765
HNB book value**	$34.46	$34.46	$34.46
Post combination book	$14.15	$15.87	$13.58
Times exchange ratio	2.520	2.520	2.520

Value—HNB basis	$35.66	$39.98	$34.22
Change in value—HNB basis	$1.20	$5.52	$(0.24)
Percent change	3.5%	16.0%	(0.7)%

*
Amounts chosen for illustrative purposes for its effect on book value per share.

**
Assumes original pre-combination basis for HNB shareholders.

  Post-Combination Stock Price

        Danielson Capital determined the pre-combination stock pricing of HNB and First Perry primarily by using a range of price to tangible book ratios from a group of small banks with similar performance, the Small Bank Comparables. In determining the post-combination price range, the best comparison remains the price to tangible book of the Small Bank Comparables. The Small Bank Comparables had a median asset size of $226 million, which is roughly the same size as the combined companies, as well as similar earnings.

        The primary reason for this business combination is cost savings and the resulting increase in earnings. Based on management's estimate of the potential cost savings, cash EPS should be higher by 26% to 31% as a result of this combination, though as mentioned earlier the size of the increase has much to do with the current low earnings of both banks. Other synergies resulting from the business combination will be offset by investments in infrastructure and regulatory compliance preventing a larger increase in earnings. As a result, the combination will increase cash EPS to HNB shareholders more than on a standalone basis, but not enough to warrant a valuation based upon earnings. Thus, the price to tangible book range of 100% to 121%, as determined by the Small Bank Comparables, is still applicable.

        The combined company, if its meets its cost savings goals, could boost its earnings to about $1.5 to $1.6 million, exclusive of any amortization of intangibles, which are non-cash items and do not affect tangible book. At this level of earnings, returns on average assets and equity would be about .75% and just under 7%, respectively. Comparatively, four of the nine Small Bank Comparables have returns on assets and equity in excess of .70% and 7.85%, respectively, and five of the eight Local Comparables are in excess of .85% and 10.00%, respectively. Thus, the increase in earnings, while a significant and very positive step, is not enough to significantly improve the pricing multiple of the combined entity.

        However, there should still be some small increase in the pricing multiple to reflect this higher level of earnings. The pre-combination price range was 100% to 121% of tangible book, with a midpoint of 111% of tangible book. Post combination, the pricing would be in the top half of the range from 109% to 118% of tangible book.

  •
  Riverview:  If this range of 111% to 121% of tangible book were applied to the newly formed Riverview's stock, the resulting value would be $15.07 to $16.43 per share, with a midpoint of 116%, or $15.75 per share.

  •
  HNB:  If these values were converted back to HNB's original basis, the value range would be $37.99 to $41.41 per share, with a midpoint of $39.70 per share.

Pricing Multiples Applied to Riverview and HNB

	Price to Tangible Book
	Tangible Book Value	Low-end of Range	Midpoint	High-end of Range
Pricing multiple	100%	111%	116%	121%
Riverview*	$13.58	$15.07	$15.75	$16.43
Exchange ratio	2.520	2.520	2.520	2.520

Value on HNB basis**	$34.22	$37.99	$39.70	$41.41

*
Based on tangible equity of $23,765,000 and 1,750,000 shares outstanding.

**
Based on 312,500 shares outstanding.

        Comparatively, the pre-combination value of HNB stock at 111% of tangible book was $38.25 per share. Post-combination, the pricing at 116% of tangible book is $39.70 per share. This is an increase in value of $1.45 per share, or 3.8%, assuming cost savings goals are met.

 Calculation of Tangible Book Value for Riverview

As of March 31, 2008 (in thousands)
HNB equity	$10,769
First Perry equity	12,995

Tangible equity	$23,765
Riverview shares to be issued	1,750,000
Tangible book value per share	$13.58

  Contribution Analysis

        One of the key elements of this, or any business combination, is the contribution each party brings to the combined company and how those contributions are reflected in the resulting ownership. The ownership percentage should be a combination of many factors including assets, loans, deposits, common equity, tangible equity, and earnings. Danielson Capital determined that although earnings are normally the primary basis for determining ownership, in this case, because the earnings for both companies are low and roughly equivalent as a percent of average assets, equity should be used as the primary determinant of the resulting ownership percentage of the combined company, albeit the other factors, including earnings, were considered as well.

Contribution Analysis

	As of March 31, 2008
	Balances or Earnings			Percent of Total
	HNB		First Perry	HNB	First Perry
	(In millions)
Assets	$84.5		$120.0	41.3%	58.7%
Loans	63.5		91.9	40.9	59.1
Deposits	68.8		88.0	43.9	56.1
Common equity	10.7		13.0	45.1	54.9
Tangible equity	10.7		13.0	45.1	54.9
Market capital*	11.9		14.4	45.2	54.8
Pre-tax income	(in thousands)
2008 first quarter	$166	**	$182	47.7%	52.3%
2007	512		615	45.4	54.6

*
Both banks were valued at 111% of tangible book, based on the pricing determined in a previous section.

**
Adjusted to remove one-time gain from asset sale.

        Based on the balance sheet items, HNB contributes 41% of the assets, 41% of the loans and 44% of the deposits. Assets, loans and deposits are important since they are determinants of earnings, but size can be misleading as differing cost of funds and yields impacts the value contributions of these items.

        The most important balance sheet component is capital, particularly tangible capital (also referred to as equity and tangible equity). On a combined basis, HNB would contribute 45% of capital and First Perry would contribute 55%. Since neither bank has any intangible assets, the tangible capital contributions would be the same. If market capital were used based on the pricing determined in the previous section, the contributions would not differ from those determined by capital as both banks were priced using the same multiple. Thus, using market capital, the contributions remain 45% for HNB and 55% for First Perry.

        Although the earnings of both parties are much reduced from what they were in the past, the pre-tax income bears a close resemblance to the split based primarily on equity. In fact, in 2007, the contributions based on pre-tax income were 45% for HNB and 55% for First Perry. Based on the 2008 first quarter adjusted earnings, contributions in pre-tax income were 48% for HNB and 52% for First Perry, albeit this is a very short period to be used in a contribution calculation.

        After the proposed combination, HNB shareholders would own 45% and First Perry shareholders would hold 55% of the combined institution. This reflects the current difference in contributed capital, but takes into consideration assets, loans, deposits, and various components of earnings.

  Discounted Dividends Analysis

        Danielson Capital applied discounted dividend calculations to HNB and Riverview's estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of HNB common stock.

Discounted Dividend Model

	HNB—alone*				Post Combination**
	Discount Rate
	12%		14%		12%		14%
	Dollar Value (in millions)
Terminal Value
100% of book	$6.6		$5.8		$15.0		$13.1
121% of book	7.7		6.8		17.9		15.6

	Value per share**
100% of book	$21.12		$18.56		$21.60		$18.86
121% of book	24.64		21.76		25.78		22.46

	Price to earnings
100% of book	12.5	X	11.0	X	10.0	X	8.7	X
121% of book	14.6		12.9		11.9		10.4
	Price as a percent of tangible book
100% of book	62%		54%		64%		56%
121% of book	72		64		77		67

*
Assumes annual growth rate of 4%, assets of $84 million, equity of $10.7 million, a return on average assets of .67%, a tax rate of 15%, dividend payment of $256,000 and 312,500 shares outstanding.

**
Assumes annual growth rate of 4%, assets of $204 million, tangible equity of $23.7 million, a return on average assets of .77% (which includes $400,000 in after-tax cost savings), a tax rate of 15% and 1,750,000 shares outstanding. The per share data is adjusted to HNB's pre-combination basis.

        However, when earnings are low as they are for HNB and First Perry, any value determined by the discounted dividends is normally well below book value and is not a good determinate of value. Thus, the discounted dividends method was not used in determining the pre-combination or post-combination value of HNB or Riverview.

  Conclusion

        The proposed business combination of HNB and First Perry to create Riverview is a strategic business combination intended to enhance the ability of both companies to adjust to the changes taking place in the financial services industry and to improve their long-term competitive situation and investment value. The ownership percentage agreed upon by HNB and First Perry of 45% and 55%, respectively, results in exchange ratios of 2.520 and 2.435 shares, respectively. The share apportionment is primarily based on the capital contributions of each bank, but it also considered the contribution of market capital, assets, loans, deposits and earnings. Using financial data as of March 31 2008, HNB contributed 45% of the capital, 45% of the market capital, 41% of the assets, 41% of the loans and 44% of the deposits. In terms of adjusted pre-tax earnings in the first quarter of 2008 and in 2007, HNB contributed 48% and 45%, respectively.

        Considering all of these facts, the share apportionment that results from the agreed upon exchange ratios is fair and beneficial to the shareholders of HNB. Thus, it is Danielson Capital's opinion that the combination of HNB and First Perry into Riverview, where HNB shareholders own 45% of Riverview and First Perry shareholders own 55% of Riverview, is fair to the shareholders of HNB from a financial point of view.

  Compensation of Financial Advisor

        Pursuant to a contract dated June 6, 2008, Danielson Capital was paid a fee of $40,000, plus normal out-of-pocket expenses. This fee was not contingent upon the completion of the transaction. Danielson Capital has not performed any material services or received any material compensation by HNB in the past two years and no further services have been contemplated.

Terms of the Consolidation

  Effect of the Consolidation

        Upon completion of the consolidation, First Perry and HNB will be consolidated with and into Riverview, and the separate legal existence of First Perry and HNB will cease. Riverview will be a corporation formed as a result of the consolidation under the laws of the Commonwealth of Pennsylvania. All property, rights, powers, duties, obligations, debts, and liabilities of First Perry and HNB will automatically be deemed transferred to Riverview. Riverview will be governed by the articles of incorporation as set forth in the articles of consolidation, and the bylaws of Riverview will be adopted on the effective date of the consolidation by Riverview's board of directors.

  What You Will Receive

        Each share of First Perry common stock that a First Perry shareholder holds at the effective date of the consolidation will automatically be exchanged into the right to receive 2.435 shares of Riverview common stock. Each share of HNB common stock that an HNB shareholder holds at the effective date of the consolidation will automatically be exchanged into the right to receive 2.520 shares of Riverview common stock.

        In addition, Riverview will not issue fractional shares of Riverview common stock to First Perry or HNB shareholders. If you are otherwise entitled to receive a fractional share of Riverview common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you multiplied by the closing price of the Riverview common stock on the first day Riverview common stock is traded after the effective date of the consolidation.

  Exchange Procedures

        As promptly as practicable after the effective date of the consolidation, Riverview will send to each First Perry and HNB shareholder transmittal materials for use in exchanging certificates representing First Perry or HNB common stock into Riverview common stock. At that time, those First Perry and HNB shareholders will need to carefully review the instructions, complete the materials enclosed with the instructions, and return the materials along with their stock certificates. After receipt of the properly completed letter of transmittal and stock certificates, Riverview will mail a certificate representing the whole number of shares of Riverview common stock no later than 20 business days following receipt of certificates and a check representing the amount of cash in lieu of fractional shares, no later than 20 business days following the first day Riverview common stock is traded after the effective date of the consolidation.

        Certificates of shares of Riverview common stock will be dated the effective date of the consolidation and will entitle the holders to dividends and all other rights and privileges pertaining to Riverview common stock from and after the effective date of the consolidation to which all holders of Riverview common stock are entitled. Until the certificates representing First Perry and HNB common stock are surrendered for exchange after completion of the consolidation, holders of those certificates will not receive any stock consideration, dividends, or distributions on any Riverview common stock into which the shares have been converted. If the certificates are surrendered at a date following one or more record dates for the payment of dividends or any other distribution, any unpaid dividends or other distributions will be paid without interest.

        Following the effective date of the consolidation and until surrendered, each First Perry or HNB stock certificate is evidence solely of the right to receive the consolidation consideration. In no event will Riverview, First Perry, or HNB be liable to any former First Perry or HNB shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat, or similar law.

        Until you receive the Riverview stock certificate, you will not be able to sell your Riverview shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of Riverview common stock during this period.

        First Perry and HNB shareholders are urged to read carefully the information set forth under the caption "Proposal No. 1—The Consolidation—Material Federal Income Tax Consequences" beginning on page 72 and to consult their tax advisors for a full understanding of the consolidation's tax consequences to them.

  Effective Date

        Subject to the satisfaction or waiver of all conditions to the consolidation, First Perry and HNB will file the articles of consolidation with the Pennsylvania Department of State on (1) the tenth business day following the satisfaction or waiver of the conditions to the consolidation, or (2) another date to which First Perry and HNB mutually agree. The consolidation will become effective upon the filing of the articles of consolidation or on another date specified therein. First Perry and HNB presently expect to close the consolidation in the fourth quarter of 2008. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Conditions to Consolidation" beginning on page 63.

  Representations and Warranties

        The consolidation agreement contains customary representations and warranties relating to, among other things, the following:

  •
  Organization of First Perry and HNB and their respective subsidiaries.

  •
  Capital structures of First Perry and HNB.

  •
  Due authorization, execution, delivery, performance, and enforceability of the consolidation agreement.

  •
  Receipt of consents or approvals of regulatory authorities or third parties necessary to complete the consolidation.

  •
  Delivery of financial statements consistent with generally accepted accounting principles.

  •
  Filing of tax returns and payment of taxes.

  •
  Absence of material adverse changes, since March 31, 2008, in the consolidated assets, liabilities, business, financial condition, or results of operations of First Perry or HNB.

  •
  Material contracts.

  •
  Quality of title to assets and properties.

  •
  Maintenance of adequate insurance.

  •
  Absence of undisclosed material pending or threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature.

  •
  Compliance with applicable laws and regulations.

  •
  Employee benefits and labor matters.

  •
  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended.

  •
  Absence of undisclosed brokers' or finders' fees.

  •
  Absence of material environmental violations, actions, or liabilities.

  •
  Allowance for loan losses.

  •
  Absence of certain related party transactions.

  •
  Validity and binding nature of loans reflected as assets in the financial statements of First Perry and HNB.

  •
  Receipt of a fairness opinion by First Perry and HNB from each of Cedar Hill and Danielson Capital, respectively.

  •
  Accuracy of representation and warranties.

  Conduct of Business Pending Consolidation

        In the consolidation agreement, First Perry and HNB each agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.

        In addition, First Perry and HNB agreed to conduct their business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the consolidation agreement or consented to by the other.

        First Perry and HNB also agreed in the consolidation agreement that they will not do any of the following and will not permit any of their subsidiaries to do any of the following without the written consent of each other:

  •
  Amend or change any provision of their articles of incorporation or bylaws.

  •
  Change the number of authorized or issued shares of their capital stock; issue any shares or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of their capital stock; or split, combine or reclassify any shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of capital stock, except that First Perry and HNB may continue to pay regular quarterly cash dividends in accordance and consistent with past practice and past amounts.

  •
  Declare, set aside, or pay any dividend or other distribution in respect of their capital stock, except regular quarterly cash dividends in accordance and consistent with past practice and amounts.

  •
  Grant any severance or termination pay; enter into, renew, or amend any employment agreement except in accordance with the consolidation agreement and salary increases for non-contractual and non-executive employees in amounts not to exceed three percent (3%) in the aggregate.

  •
  Merge, consolidate, acquire, or sell or lease a substantial portion of assets or any similar transaction.

  •
  Sell or otherwise dispose of any material asset, or subject any material asset to a lien, pledge, security interest or other encumbrance, other than the sale of mortgage loans in the ordinary course of business.

  •
  Take any action which would result in any of the representations and warranties set forth in the consolidation agreement becoming untrue, the conditions to the closing of the consolidation not being satisfied, or a material violation of any provision of the consolidation agreement.

  •
  Change any methods, practices, or principle of accounting except as may be required by generally accepted accounting principles or in connection with the re-audit contemplated by the consolidation agreement or any other regulatory authority.

  •
  Waive, release, grant, or transfer any rights of material value; modify or change in any material respect any existing material agreement to which it is a party other than in the ordinary course of business consistent with past practice.

  •
  Implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on June 18, 2008, or materially amend any existing plan or arrangement except that HNB may terminate its defined benefit pension plan and undertake and complete activities in connection with the existing plan or agreement.

  •
  Purchase any security for its investment portfolio other than in the ordinary course of business.

  •
  Amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of June 18, 2008, or otherwise fail to conduct its lending activities in the ordinary course of business.

  •
  Enter into, renew, extend, or modify any other transaction with any affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations.

  •
  Change deposit or loan rates other than in the ordinary course of business.

  •
  Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement.

  •
  Except for the execution of the consolidation agreement, take any action that would give rise to a right of non-continuing payment to any individual under any employment agreement.

  •
  Take any action that would preclude the consolidation from qualifying as a "reorganization" within the meaning of section 368 of the Internal Revenue Code.

  •
  Agree or make a commitment to take any of the foregoing prohibited actions.

        First Perry and HNB also agreed in the consolidation agreement, among other things, to do all of the following:

  •
  Provide access to the other to its business, properties, assets, books, records, and personnel.

  •
  Cooperate and use reasonable best efforts to promptly prepare and file regulatory documents; to effect applications, notices, and filings; and to obtain as promptly as possible all approvals and authorizations necessary to effect the consolidation.

  •
  Indemnify and hold harmless each present and former director, officer, employee, and agent of First Perry or HNB or one of its subsidiaries, against any costs or expenses in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the effective date of the consolidation to the fullest extent provided by the Pennsylvania Business Corporation Law of 1988, as amended, and articles of incorporation and bylaws of First Perry or HNB; and provide directors' and officers' liability insurance for the indemnified present and former directors and officers of First Perry or HNB as required by the consolidation agreement.

  •
  Maintain adequate insurance.

  •
  Advise the other of any change or event which could have a material adverse effect on itself or would likely cause a material breach of its representations, warranties, or covenants contained in the consolidation agreement.

  •
  Submit the consolidation agreement to its shareholders for approval and adoption at a special meeting to be held as soon as practicable along with a recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors, to approve and adopt the consolidation agreement.

  •
  Agree upon the form and substance of any press release or public disclosure related to the proposed consolidation.

  •
  Maintain accurate books and records.

  •
  File all tax returns and pay all taxes when due.

  •
  Endeavor to continue the employment of all current First Perry or HNB employees that will contribute to the successful performance of the combined organization; make available Riverview employee benefit plans to First Perry or HNB employees that continue with Riverview or one of its subsidiaries; and provide severance to those First Perry or HNB employees without an employment or change-of-control agreement who are terminated within three months of the effective date of the consolidation.

  •
  First Perry and HNB have the right to freeze, merge, or terminate any existing First Perry or HNB benefit plans. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Employment; Severance".

  •
  Use reasonable efforts to cause the consolidation to qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code.

  •
  Have audited financial statements prepared by an accountant eligible to practice before the Securities and Exchange Commission to satisfy the requirements with regulatory authorities.

  Conditions to Consolidation

        First Perry's and HNB's obligations to complete the consolidation are subject to various conditions, including the following:

  •
  The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the consolidation.

  •
  The representations and warranties of First Perry and HNB as established in the consolidation agreement must be true and correct as of June 18, 2008, and as of the closing date of the consolidation except that representations and warranties that by their terms speak specifically as of the date of the consolidation agreement or some other date will be true and correct as of that date or where the breach of a representation or warranty would not, either individually or in the aggregate, constitute a "material adverse effect" (as defined below).

  •
  All necessary approvals for the consolidation must have been obtained, all waiting periods required by law or imposed by any governmental authority with respect to the consolidation must have expired, and no approval may contain any condition or requirement which would have a material adverse effect on Riverview. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Regulatory Approvals" beginning on page 69.

  •
  There must not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the consolidation agreement.

  •
  The effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the approval of all state securities agencies with respect to all transactions contemplated by this consolidation.

  •
  First Perry and HNB must have received an opinion from Bybel Rutledge LLP that the consolidation constitutes a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code. See "Proposal No. 1—The Consolidation—Material Federal Income Tax Consequences" beginning on page 72.

  •
  First Perry and HNB shareholders must duly approve and adopt the consolidation agreement.

  •
  No more than 12 percent of the issued and outstanding shares of HNB or First Perry may be dissenting shares.

  •
  No change in the business, assets, liabilities, operations, or financial condition of First Perry or HNB will have occurred since June 18, 2008, which has had or would reasonably be likely to have a material adverse effect.

  •
  The employment agreement amendments and the amended and restated executive employment agreements with Kirk D. Fox and Robert M. Garst have been executed and not repudiated or renounced.

  •
  First Perry and HNB must have received voting agreements from their directors and executive officers affirming that the directors will vote their shares in favor of the consolidation agreement.

  •
  First Perry and HNB must have received all consents and authorizations of landlords and other persons necessary for the consolidation to be consummated without the violation of any lease or other material agreement.

        Under the terms of the consolidation agreement, a "material adverse effect" means a change, circumstance, event, or effect that has or would be reasonably expected to have a material adverse effect on either of the following:

  1.
  The business, financial condition or results of operations of First Perry or HNB on a consolidated basis other than, in each case, any change, circumstance, event or effect relating to any of the following:

  i.
  Any change occurring after June 18, 2008, in any federal or state law, rule, or regulation, which affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC.

  ii.
  Changes in general economic, legal, regulatory, or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates.

    iii.
    Expenses incurred in connection with the consolidation agreement and the transactions contemplated by the consolidation agreement.

    iv.
    Any action or omission of First Perry or HNB taken pursuant to the terms of the consolidation agreement or taken or omitted to be taken with the express written permission of the other.

    v.
    Any effect with respect to First Perry or HNB caused, in whole or in substantial part, by the other.

    vi.
    Reasonable expenses, including expenses associated with the retention of legal and financial advisors, in connection with the negotiation, execution, and delivery of the consolidation agreement and the consummation of the consolidation and related transactions.

  2.
  The ability of First Perry or HNB or its banking subsidiary to consummate the consolidation on a timely basis.

  Amendment; Waiver

        Subject to applicable law, at any time prior to completion of the consolidation, First Perry or HNB may:

  1.
  Amend the consolidation agreement;

  2.
  Extend the time for the performance of any of the obligations or other acts of the other required by the consolidation agreement;

  3.
  Waive any inaccuracies in the representations and warranties of the other contained in the consolidation agreement; or

  4.
  Waive compliance by the other with any of the agreements or conditions to the consolidation contained in the consolidation agreement.

        First Perry or HNB cannot waive the requirements of First Perry or HNB shareholder approval, regulatory approvals, and the absence of any order, decree, or injunction preventing the transactions contemplated by this consolidation.

  Termination

        The consolidation agreement may be terminated on or at any time prior to the closing date by the mutual written consent of First Perry and HNB, or by either First Perry or HNB:

  1.
  If the closing date does not occur on or before April 30, 2009, unless the failure to close is due to the failure of the party seeking to terminate the consolidation agreement to perform or observe in any material respect its agreements set forth in the consolidation agreement required to be performed or observed by that party on or before the closing date of the consolidation;

  2.
  If either First Perry or HNB has received a final unappealable administrative order from a regulatory authority whose approval or consent has been requested that the approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth in the consolidation agreement, unless failing to receive the approval or consent is due to the failure of the party seeking to terminate the consolidation agreement to perform or observe in any material respect its agreements set forth in the consolidation agreement required to be performed or observed by that party on or before the closing date of the consolidation;

  3.
  At any time on or prior to the effective date of the consolidation, by HNB in writing if First Perry has, or by First Perry in writing if HNB has, in any material respect, breached (i) any material covenant or undertaking contained in the consolidation agreement or (ii) any representation or warranty contained in the consolidation agreement, which in the case of a breach by First Perry would have a material adverse effect on First Perry or in the case of a breach by HNB would have a material adverse effect on HNB, in any case, if the breach has not been substantially cured by the earlier of 30 days after the date on which written notice of the breach is given to the party committing the breach or the effective date of the consolidation unless on that date the breach no longer causes a material adverse effect; or

  4.
  By the boards of directors of either First Perry or HNB if their shareholders have not approved the consolidation agreement by the requisite vote; provided, however, that no termination right exists if prior to the shareholder vote the board of directors of the party whose shareholders failed to approve the consolidation agreement withdrew, modified or changed its approval or recommendation of the consolidation agreement and the transactions contemplated by the consolidation agreement in a manner adverse to the other.

        Additionally, the First Perry or HNB board of directors may terminate the consolidation agreement if it concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an acquisition proposal from a third party and terminate the consolidation agreement in order to comply with its fiduciary duties. See "Proposal No. 1—The Consolidation—Terms of the Consolidation—Termination Fee" below for a definition of "acquisition proposal".

        Approval of the consolidation agreement by First Perry's and HNB's shareholders will confer on First Perry's and HNB's boards of directors the power to complete the consolidation without any further action by, or re-solicitation of, the votes of First Perry's or HNB's shareholders, except as may be required by applicable law and regulation.

  Termination Fee

        HNB has agreed to pay $800,000 to First Perry if HNB fails to complete the consolidation after the occurrence of one of the following events:

  1.
  If the board of directors of HNB concludes, in good faith after consultation with its legal and financial advisors, that it must agree to endorse another acquisition proposal and terminate the consolidation agreement in order to fulfill its fiduciary duties.

  2.
  A person, entity, or group, other than First Perry or an affiliate of First Perry, enters into an agreement, letter of intent or memorandum of understanding with HNB or any HNB subsidiary which relates to an acquisition proposal.

  3.
  HNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an acquisition proposal.

  4.
  The HNB board of directors either fails to recommend approval of the consolidation agreement by the shareholders of HNB, withdraws or modifies its recommendation that HNB shareholders approve the consolidation agreement, or recommends that the shareholders of HNB approve or accept an acquisition proposal with any person or entity other than First Perry or an affiliate of First Perry and the HNB shareholders fail to approve the consolidation agreement at the HNB special meeting of shareholders or the HNB special meeting of shareholders is cancelled.

  5.
  HNB materially breaches its obligation under the consolidation agreement by failing to call, give notice of, convene and hold the HNB meeting of shareholders in accordance with the consolidation agreement and the HNB shareholders fail to approve the consolidation agreement at the HNB special meeting of shareholders or the HNB special meeting of shareholders is cancelled.

  6.
  The HNB special meeting of shareholders is cancelled, if, prior to the cancellation, any person, entity, or group, other than First Perry or an affiliate of First Perry, publicly announced, communicated or made known its intention, whether or not conditional, to make an acquisition proposal and does not publicly withdraw that announcement, communication or intention at least 30 days prior to the HNB special meeting of shareholders and, within 12 months after that event, HNB or any HNB subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with that person or entity which relates to an acquisition proposal.

  7.
  The HNB shareholders fail to approve the consolidation agreement at the HNB special shareholders' meeting if, prior to the shareholder vote, any person, entity, or group, other than First Perry or an affiliate of First Perry, publicly announced, communicated or made known its intention, whether or not conditional, to make an acquisition proposal and does not publicly withdraw that announcement, communication or intention at least 30 days prior to the HNB meeting of shareholders and, within 12 months after that event, HNB or any HNB subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with that person or entity which relates to an acquisition proposal.

        First Perry has agreed to pay $800,000 to HNB if First Perry fails to complete the consolidation after the occurrence of one of the following events:

  1.
  If the board of directors of First Perry concludes, in good faith after consultation with its legal and financial advisors, that it must agree to endorse another acquisition proposal and terminate the consolidation agreement in order to fulfill its fiduciary duties.

  2.
  A person, entity, or group, other than HNB or an affiliate of HNB, enters into an agreement, letter of intent or memorandum of understanding with First Perry or any First Perry subsidiary which relates to an acquisition proposal.

  3.
  First Perry authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an acquisition proposal.

  4.
  The First Perry board of directors either fails to recommend approval of the consolidation agreement by the shareholders of First Perry, withdraws or modifies its recommendation that First Perry shareholders approve the consolidation agreement, or recommends that the shareholders of First Perry approve or accept an acquisition proposal with any person or entity other than HNB or an affiliate of HNB and the First Perry shareholders fail to approve the consolidation agreement at the First Perry special meeting of shareholders or the First Perry special meeting of shareholders is cancelled.

  5.
  First Perry materially breaches its obligation under the consolidation agreement by failing to call, give notice of, convene and hold the First Perry special meeting of shareholders in accordance with the consolidation agreement and the First Perry shareholders fail to approve the consolidation agreement at the First Perry special meeting of shareholders or the First Perry special meeting of shareholders is cancelled.

  6.
  The First Perry meeting of shareholders is cancelled if, prior to the cancellation any person, entity, or group, other than HNB or an affiliate of HNB, publicly announced, communicated or made known its intention, whether or not conditional, to make an acquisition proposal and does not publicly withdraw that announcement, communication or intention at least 30 days prior to the First Perry meeting of shareholders and, within 12 months after that event, First Perry or any First Perry subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with that person which relates to an acquisition proposal; or

  7.
  The First Perry shareholders fail to approve the consolidation agreement at the First Perry special meeting of shareholders if, prior to the shareholder vote, any person, entity, or group, other than HNB or an affiliate of HNB, publicly announced, communicated or made known its intention, whether or not conditional, to make an acquisition proposal and does not publicly withdraw that announcement, communication or intention at least 30 days prior to the First Perry special meeting of shareholders and, within 12 months after that event, First Perry or any First Perry subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with that person or entity which relates to an acquisition proposal.

        The consolidation agreement defines an "acquisition proposal" as any inquiry, proposal, indication of interest, term sheet, offer, signed agreement, or disclosure of an intention to do any of the foregoing from any person or group of persons relating to any:

  1.
  Merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving First Perry or HNB or any subsidiary of First Perry or HNB, where the assets, revenue or income of that subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of First Perry or HNB, respectively;

  2.
  Sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of First Perry or HNB and the capital stock of any entity surviving any consolidation or business combination involving any subsidiary of First Perry or HNB) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets, net revenue or net income of First Perry or HNB and its subsidiaries taken as a whole, either in a single transaction or series of transactions; or

  3.
  Any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person, entity, or group of persons acting in concert beneficially owning 20% or more of the outstanding shares of the common stock of First Perry and HNB or any subsidiary of First Perry or HNB where that subsidiary represents more than 20% of the consolidated assets, net revenue or net income of First Perry or HNB, in each case other than the transactions contemplated by the consolidation agreement.

  No Solicitation of Other Transactions

        In the consolidation agreement, First Perry and HNB agreed not to authorize or permit any of its officers, directors, employees or agents to directly or indirectly:

  1.
  Respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal;

  2.
  Recommend or endorse an acquisition proposal;

  3.
  Participate in any discussions or negotiations regarding an acquisition proposal;

  4.
  Provide any third party (other than the other party to the consolidation agreement or an affiliate of that party) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

  5.
  Enter into an agreement with any other party with respect to an acquisition proposal.

        HNB and First Perry will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an acquisition proposal are received or any negotiations or discussions are sought to be initiated or continued.

        Notwithstanding the foregoing, the boards of directors of HNB and First Perry may respond to unsolicited inquiries relating to an acquisition proposal, in each case in good faith after consultation with its legal advisors, that the failure to do so would constitute a breach of their fiduciary duties.

        For a discussion of circumstances the occurrence of which could result in First Perry or HNB paying a termination fee of $800,000, see "Proposal No. 1—The Consolidation—Terms of the Consolidation—Termination Fee" above.

  Expenses

        Except as described in "Proposal No. 1—The Consolidation—Terms of the Consolidation—Termination" above, in the case of a termination, First Perry and HNB will each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the consolidation agreement, including fees and expenses of its own financial consultants, accountants, and counsel.

  Regulatory Approvals

        Completion of the consolidation is subject to the prior receipt of all consents or approvals of, and the provision of all notices to regulatory authorities required to complete the consolidation of First Perry and HNB.

        As of the date of this joint proxy statement/prospectus, appropriate applications and notice for approval have been or will be filed with regulatory authorities. First Perry and HNB have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. These approvals include approval from the Comptroller of the Currency, the regulator of national banks, a waiver or approval from the Federal Reserve Bank of Philadelphia, acting under its delegated authority from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and approval from the Pennsylvania Department of Banking, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The consolidation cannot proceed in the absence of the required regulatory approvals.

  Management and Operations After the Consolidation

        On the effective date of the consolidation, the total number of persons serving on the board of directors of Riverview will be 13. Seven of the 13 persons to serve initially on the board of directors of Riverview will be appointed by the First Perry board of directors and six of the 13 persons will be appointed by the HNB board of directors. An additional unidentified director will be chosen during the year after the effective date by the former HNB directors. Those directors will be mutually agreed upon by First Perry and HNB among the current directors. The directors will be distributed among the three classes, A, B, and C, as closely as possible with two classes having five directors and one class having four directors. Each director will serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of Riverview.

        In the event that, prior to the effective date of the consolidation, any person selected to serve on the board of directors of Riverview is unable or unwilling to serve in that position, the board of directors from which that person was appointed will designate another person to serve in that person's stead in accordance with the provisions of the consolidation agreement. If, within one year after the effective date of the consolidation, a director formerly of First Perry or HNB is unable or unwilling to continue to serve on the board of directors of Riverview, then a successor to that person will be chosen by a majority of the remaining directors who are then on the board of directors of Riverview and who previously served on the board of directors of the company from which the director who is unable or unwilling to continue to serve was a member.

        Upon the effective date of the consolidation, the following will be among the executive officers of Riverview:

  1.
  Chairman of the Board, who will be chosen by a majority of the directors of HNB;

  2.
  Vice Chairman of the Board, who will be chosen by a majority of the directors of First Perry;

  3.
  Robert M. Garst, who will serve as Chief Executive Officer; and

  4.
  Kirk D. Fox, who will serve as President.

        Each executive officer of Riverview will hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and consolidation, and the bylaws of Riverview, and that person's respective employment agreement.

  Employment; Severance

        First Perry and HNB will endeavor to continue the employment of all current First Perry or HNB employees in positions that will contribute to the successful performance of the combined organization. If within three months after the effective date of the consolidation, Riverview elects to displace or eliminate a position of an employee not subject to an employment or change-in-control agreement for reasons other than cause and reasons directly related to the consolidation, then Riverview will make severance payments to that employee equal to two weeks of compensation for each year of the employee's combined service with First Perry or HNB or their subsidiaries (subject to applicable taxes and withholding requirements), with a minimum of two weeks and a maximum of 26 weeks. Terminated First Perry or HNB employees will have the right to continue coverage under the group health plans of Riverview or Riverview National Bank in accordance with COBRA.

  Employee Benefits

        First Perry or HNB employees who become employees of Riverview or its subsidiaries will, immediately upon the effective time of the consolidation, be eligible for all Riverview benefit plans that are in effect at the time upon the terms of the applicable benefit plan. Those employees will be given full credit for years of service with First Perry or HNB subject to the provisions of the applicable plan.

Interests of Directors, Officers, and Others in the Consolidation

        Certain members of First Perry's and HNB's management and board of directors may have interests in the transaction in addition to their interests as First Perry or HNB shareholders, respectively. The First Perry and HNB boards of directors were aware of these factors and considered them, among other matters in approving the consolidation agreement.

  Share Ownership

        As of November 3, 2008, the record date for the special meetings of First Perry and HNB shareholders:

  1.
  The directors and certain executive officers of First Perry may be deemed to be the beneficial owners of 32,922 shares, representing 8.33% of the outstanding shares of First Perry common stock.

  2.
  The directors and certain executive officers of HNB may be deemed to be the beneficial owners of 58,908 shares, representing 18.85% of the outstanding shares of HNB common stock.

  3.
  The directors and certain executive officers of First Perry may be deemed to be the beneficial owners of no shares of the outstanding shares of HNB common stock.

  4.
  The directors and certain executive officers of HNB may be deemed to be the beneficial owners of no shares of the outstanding shares of First Perry common stock.

        For more information, see "Description of First Perry-Beneficial Ownership," beginning on page 102, and "Description of HNB—Beneficial Ownership," beginning on page 170.

  Indemnification and Insurance

        Riverview has agreed after the consolidation's effective date to indemnify the directors, officers, and employees of First Perry and HNB against all losses, claims, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments, or amounts paid in settlement or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the consolidation effective date to the fullest extent permitted under applicable law.

        The parties have also agreed that for six years after the consolidation's effective date, Riverview will, at its expense, maintain the current or substantially similar directors' and officers' liability insurance for the former directors and officers of First Perry and HNB and its subsidiaries with respect to matters occurring at or prior to the consolidation's effective date.

  Board Positions and Compensation

        Upon completion of the consolidation, seven (7) of the thirteen (13) persons to serve initially on the board of directors of Riverview at the effective date shall be appointed by the First Perry board of directors and six (6) of the thirteen (13) persons shall be appointed by the HNB board of directors. An additional unidentified director will be chosen during the year after the effective date by the former HNB directors. Each person who serves as a director of Riverview will be compensated in accordance with the policies of Riverview.

  Director Deferred Fee Agreements and Director Emeritus Agreement

        The First National Bank of Marysville currently maintains a deferred fee agreement for its directors. Under the plan, the director will be paid his deferred account balance as previously elected as either a lump sum or annuitized. The First National Bank of Marysville also maintains a director emeritus agreement. Under the emeritus agreement, the director will be paid his director fee as of the date of his retirement for a period of time depending on his election. The director can elect 100% of his director fee for 5 years, 75% of his fee for 80 months, or 50% of his director fee for 10 years.

        Halifax National Bank does not have a deferred fee agreement or a director emeritus agreement for its directors. However, upon the consolidation, the directors of Halifax National Bank serving on the board of directors of Riverview National Bank will receive the same benefits under similar or identical terms as The First National Bank of Marysville directors receive under their deferred fee and director emeritus agreement. Directors of HNB that will serve as directors of Riverview will be given full credit towards Riverview's director emeritus agreement for their years of service at Halifax National Bank.

  Employment Agreements, Supplemental Executive Retirement Plan Agreements, and Release Agreements

        Halifax National Bank is a party to an executive employment agreement with Messrs. Thomas Wasson and Kirk Fox. See "Description of HNB—Executive Compensation—Employment Agreements" beginning on page 168. The First National Bank of Marysville is a party to executive employment agreements with Messrs. Robert Garst, Paul Zwally, and Robert Weilder. See "Description of First Perry—Executive Compensation—Employment Agreements" beginning on page 100.

        Halifax National Bank is a party to a Supplemental Executive Retirement Agreement with Messrs. Thomas Wasson and Kirk Fox. See "Description of HNB—Executive Compensation—Supplemental Executive Retirement Plan" beginning on page 168.

        In connection with the consolidation agreement, The First National Bank of Marysville and Mr. Robert Garst and Halifax National Bank and Mr. Kirk Fox entered into amendments to their respective employment agreements which provide that the consolidation of the holding companies into Riverview do not constitute a change in control under their respective employment agreements and do not trigger any benefits thereunder. In addition, Halifax National Bank and Mr. Kirk Fox entered into an amendment to his supplement executive retirement plan agreement which provides that the consolidation would not trigger the automatic vesting of the benefits under the agreement, but a subsequent termination of employment would trigger full vesting.

        It is anticipated that Riverview will enter into new employment agreements with Messrs. Garst and Fox to provide uniformity with the executive employment agreements for Riverview executives. Both agreements will reflect the executive's new position with Riverview. Other than changes made in order to be compliant with Treasury regulations and other administrative changes, it is anticipated that the new agreements will contain the following terms. The term of Mr. Fox's agreement will be a rolling three years with an evergreen clause as opposed to his current agreement which has a specific termination date. Any payout after a change in control (other than the consolidation and formation of Riverview), a termination without cause, or a termination for good reason would be based upon the executive's current annual base salary, plus the highest bonus for the previous two years. The payout multiplier will be three times. In addition, he would be entitled to a reimbursement of benefits subject to the Treasury regulations.

        Also in connection with the consolidation agreement, each of Messrs. William Hummel and Thomas Wasson has been offered a termination and release agreement. In connection with these agreements First Perry and HNB have agreed to pay $132,500 and $245,850, respectively. In addition, First Perry and HNB have offered Mr. Hummel a four (4) year employment agreement whereby Mr. Hummel will receive $40,000 per year, including typical employee benefits and an automobile, in consideration for his assistance in the consolidation and subsequent marketing of Riverview.

Accounting Treatment

        Riverview will account for the consolidation under the purchase method of accounting. Riverview will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of First Perry and HNB. Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Riverview will include in its results of operations the results of First Perry's and HNB's operations only after completion of the consolidation.

Material Federal Income Tax Consequences

        The following discussion addresses the material United States federal income tax consequences of the consolidation to First Perry and HNB shareholders who are a United States person within the meaning of section 7701 (a)(30) of the Internal Revenue Code of 1986 as amended (the "Code"), hold shares of either First Perry or HNB common stock as a capital asset and exchange their respective shares of First Perry or HNB common stock in the consolidation solely for Riverview common stock, and receive cash in lieu of a fractional share of Riverview common stock. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to First Perry or HNB shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to First Perry or HNB shareholders subject to special treatment under the Code (including banks; tax-exempt organizations; insurance companies; dealers in securities; traders in securities that elect to use a mark-to-market method of accounting; investors in pass-through entities; First Perry or HNB shareholders who hold their respective shares of First Perry or HNB common stock as part of a hedge, straddle, or conversion transaction; First Perry or HNB shareholders who acquired their respective shares of First Perry or HNB common stock pursuant to the exercise of employee stock options or otherwise as compensation; First Perry or HNB directors, officers, and employees that hold options to acquire First Perry or HNB common stock; and First Perry or HNB shareholders who are not United States persons). In addition, the discussion does not address any aspect of state, local, or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

        First Perry and HNB shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local, and foreign tax consequences to them of the consolidation.

  Summary of Tax Opinion

        Both First Perry and HNB have received the opinion of their special counsel, Bybel Rutledge LLP, dated as of the date of the proxy statement/prospectus, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of First Perry and HNB) which are consistent with the state of facts existing as of the date of the proxy statement/prospectus, the consolidation constitutes a reorganization under Section 368(a) of the Code.

        The tax opinions to be delivered in connection with the consolidation are not binding on the IRS or the courts, and none of Riverview, First Perry, or HNB intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the consolidation. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations, or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the consolidation could be adversely affected. Assuming that the consolidation will be treated as reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the material United States federal income tax consequences of the consolidation to First Perry and HNB shareholders who are United States persons, hold shares of First Perry or HNB common stock as a capital asset and exchange their respective shares of First Perry or HNB common stock in the consolidation solely for Riverview common stock, and receive cash in lieu of a fractional share of Riverview common stock.

  Exchange for Riverview common stock

        If, pursuant to the consolidation, a First Perry or HNB shareholder exchanges all of his or her respective shares of First Perry or HNB common stock actually owned by him or her solely for shares of Riverview common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Riverview common stock (as discussed below). The aggregate adjusted tax basis of the shares of Riverview common stock received in the consolidation will be equal to the aggregate adjusted tax basis of the shares of First Perry or HNB common stock surrendered for the Riverview common stock reduced by the tax basis allocable to any fractional share of Riverview common stock for which cash is received. The holding period of the Riverview common stock will include the period during which the surrendered shares of First Perry or HNB common stock were held by the respective First Perry or HNB shareholder. If a First Perry or HNB shareholder has differing bases or holding periods in respect of his or her respective shares of the surrendered First Perry or HNB common stock, that shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Riverview common stock received in the exchange.

  Cash received in lieu of a fractional share

        Cash received by either a First Perry or HNB shareholder in lieu of a fractional share of Riverview common stock generally will be treated as received in redemption of the fractional share, and a gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the respective shares of First Perry or HNB common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for those shares of either First Perry or HNB common stock is more than one year.

  Backup Withholding

        If either a First Perry or HNB shareholder receives cash in exchange for surrendering their respective shares of First Perry or HNB common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

        The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the consolidation. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a First Perry's or HNB's shareholder's individual status or circumstances. Moreover, the discussion does not address (1) the potential United States federal income tax consequences of the consolidation to First Perry or HNB shareholders who are not United States persons, (2) any non-income tax consequences of the consolidation, (3) any foreign, state, or local tax consequences of the consolidation, or (4) the tax consequences of the consolidation to holders of either First Perry or HNB stock options. Accordingly, First Perry and HNB shareholders are strongly urged to consult with their tax advisors to determine the particular United States federal, state, local, and foreign tax consequences to them of the consolidation.

Rights of Dissenting Shareholders

        Pursuant to the Pennsylvania Business Corporation Law, shareholders of First Perry and HNB have the right to dissent from the consolidation and to obtain payment of the "fair value" of their First Perry or HNB common stock, as the case may be, if the consolidation is consummated. The term "fair value" means the value of First Perry or HNB common stock immediately before completion of the consolidation, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the consolidation.

        The following summary of the steps necessary to exercise the right to dissent is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which are attached as Annex F to this joint proxy statement/prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with these steps will result in the shareholder receiving the consideration contemplated by the consolidation agreement. See "Proposal No. 1—The Consolidation—Terms of the Consolidation". Any shareholder of First Perry or HNB who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.

        Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the effective date of the consolidation, must be sent to the following locations:

In the case of a First Perry shareholder		In the case of an HNB shareholder
First Perry Bancorp, Inc.		HNB Bancorp, Inc.
101 Lincoln Street		3rd and Market Streets
P.O. Box B		P.O. Box A
Marysville, PA 17053		Halifax, PA 17032
Attention:	Robert M. Garst	Attention:	David A. Troutman
	Executive Vice President		Corporate Secretary

        Shareholders who wish to dissent must:

  1.
  File with First Perry or HNB, as the case may be, a written notice of intention to demand that they be paid the fair value for their shares of First Perry or HNB common stock prior to the vote of shareholders on the consolidation at the First Perry or HNB special meeting.

  2.
  If the consolidation is effected, the dissenters must effect no change in the beneficial ownership of their First Perry or HNB common stock from the date of the filing of the intention to demand payment through the effective date of the consolidation.

  3.
  And the dissenters must refrain from voting their First Perry or HNB common stock to approve the consolidation.

        Neither submitting a proxy against nor a vote in person against adoption and approval of the consolidation will constitute the necessary written notice of intention to dissent described above. Beneficial owners of First Perry or HNB common stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of the record holder to the beneficial owners' exercise of dissenters' rights and must submit the consent to First Perry or HNB, as the case may be, no later than the time of the filing of their notice of intention to dissent.

        If the consolidation is adopted and approved by the required vote of First Perry's and HNB's shareholders at their respective special meetings, First Perry and HNB will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the consolidation. The notice will state where and when a demand for payment must be sent and where certificates for First Perry and HNB common stock must be deposited in order to obtain payment. It also will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

        Shareholders who fail to timely demand payment or fail to timely deposit stock certificates, as required by First Perry's or HNB's notice, will not have any right to receive payment of the fair value of their First Perry or HNB common stock.

        Promptly after the consolidation is complete, or upon timely receipt of demand for payment if the consolidation already has been completed, Riverview will either remit to dissenters who have made demand and have deposited their stock certificates the amount that Riverview, as successor to First Perry and HNB, estimates to be the fair value of the First Perry and HNB common stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by:

  1.
  A closing balance sheet and an income statement of First Perry or HNB, as the case may be, for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements;

  2.
  A statement of Riverview's estimate of the fair value of the First Perry's or HNB's common stock, as the case may be; and

  3.
  Notice of the right of the dissenter to demand payment or supplemental payment under Pennsylvania Business Corporation Law accompanied by a copy of Subchapter D of Chapter 15 of Pennsylvania Business Corporation Law.

        If Riverview does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then Riverview will return any certificates that have been deposited. Riverview will mark returned certificates and any certificates subsequently issued in exchange therefor to record the fact that demand for payment has been made. Transferees of shares so marked will not acquire any rights in First Perry, HNB, or Riverview other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

        If a dissenter believes that the amount stated or remitted by Riverview is less than the fair value of the First Perry or HNB common stock, the dissenter may send Riverview his or her own estimate of the fair value of the First Perry or HNB common stock, as the case may be, which will constitute a demand for payment of the amount of the deficiency. If Riverview remits payment of its estimated value of a dissenter's First Perry or HNB common stock, as the case may be, and the dissenter does not file his own estimate within 30 days after the mailing by Riverview of its remittance, the dissenter will be entitled to no more than the amount remitted to him or her by Riverview.

        Within 60 days after the latest to occur of (1) the completion of the consolidation, (2) the timely receipt by First Perry, HNB, or Riverview, as the case may be, of any demands for payment, or (3) timely receipt by First Perry, HNB, or Riverview, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, First Perry, HNB, or Riverview, may file, in the case of First Perry, in the Court of Common Pleas of Perry County or, in the case of HNB or Riverview, in the Court of Common Pleas of Dauphin County, an application requesting that the fair value of the First Perry or HNB common stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled must be made parties to the proceeding as in an action against their shares, and a copy of the application must be served on each dissenter.

        If First Perry, HNB, or Riverview were to fail to file an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against First Perry, HNB, or Riverview, as successor, may file an application in the name of First Perry, HNB, or Riverview, as successor, at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid First Perry's, HNB's, or the Riverview's estimate of the fair value of the First Perry or HNB common stock, as the case may be, and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

        First Perry, HNB, and Riverview intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then First Perry, HNB and/or Riverview, as successor, intends to file an application requesting that the fair value of the First Perry or HNB common stock be determined by the Court.

 Unaudited Pro Forma Combined Financial Information

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of First Perry and HNB may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at June 30, 2008 assumes the consolidation was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2007 and six months ended June 30, 2008 gives effect to the consolidation as if the consolidation had been completed on January 1, 2007 and January 1, 2008, respectively. The unaudited pro forma combined financial information shows the impact of the consolidation on First Perry's and HNB's combined financial position and results of operations under the purchase method of accounting with First Perry treated as the acquirer from an accounting standpoint. Under this method of accounting, Riverview will be required to record the assets and liabilities of First Perry at their historical values and HNB at their estimated fair values as of the date the consolidation is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Perry and HNB that can be found elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the consolidation based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2008

(In Thousands, except per share data)

	First Perry Bancorp, Inc.	HNB Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$2,862	$2,109	$—		$4,971
Federal funds sold	—	—	—		—
Interest bearing deposits	171	468	—		639
Investment securities held to maturity	—	25	—		25
Investment securities available for sale	17,307	14,884	—	(9)	32,191
Total loans	98,613	65,115	77	(10)	163,805
Less: Allowance for loan losses	(997)	(599)	—	(11)	(1,596)
Premises and equipment	5,059	2,020	354	(8)	7,433
Accrued interest receivable	466	406	—		872
Restricted investments in bank stocks	1,353	512	—		1,865
Cash value of life insurance	2,925	2,231	—		5,156
Goodwill	—	—	750	(1)	750
Identifiable intangible assets	—	—	779	(1)	779
Other assets	952	444	(104)	(2)	1,292

Total assets	$128,711	$87,615	$1,856		$218,182

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand, noninterest bearing	$8,543	$7,589	$—		$16,132
Demand, interest bearing	16,728	5,030	—		21,758
Savings and money market	15,289	13,356	—		28,645
Time	48,366	42,266	421	(3)	91,053

Total Deposits	88,926	68,241	421		157,588
Short-term borrowings	10,152	5,445	—		15,597
Long-term borrowings	15,886	2,500	(72)	(4)	18,314
Accrued interest payable	221	261	—		482
Other liabilities	634	459	900	(2)(5)	1,993

Total liabilities	115,819	76,906	1,249		193,974

Shareholders' equity
Common stock	102	25	748	(6)(7)	875
Surplus	696	125	9,946	(6)(7)	10,767
Retained earnings	12,631	10,866	(10,866)	(7)	12,631
Treasury stock, at cost	(472)	—	472	(6)	—
Accumulated other comprehensive income (loss)	(65)	(307)	307	(1)(7)	(65)

Total shareholders' equity	12,892	10,709	607		24,208

Total liabilities and shareholders' equity	$128,711	$87,615	$1,856		$218,182

Pro Forma per share data(A):
Book value per share	$13.39	$13.60			$13.83
Tangible book value per share	$13.39	$13.60			$12.96
Shares outstanding	962,585	787,500			1,750,085

(A)
Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 2.435 for First Perry and 2.520 for HNB.

See notes to Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Income Statement

For the Six Months Ended June 30, 2008

(In Thousands, except per share data)

	First Perry Bancorp, Inc.	HNB Bancorp, Inc.	Pro forma Adjustments		Pro forma Combined
Interest Income
Loans, including fees	$2,988	$2,148	$(9	)(10)	$5,127
Investment securities	395	318	19	(5)(9)	732
Federal funds sold	25	—	—		25
Other interest	1	3	—		4

Total interest income	3,409	2,469	10		5,888

Interest Expense
Demand deposits	127	21	—		148
Savings and money market deposits	74	135	—		209
Time deposits	970	960	(145	)(3)	1,785
Other borrowings	379	55	12	(4)	446

Total interest expense	1,550	1,171	(133)		2,588

Net interest income	1,859	1,298	143		3,300
Provision for possible loan losses	60	50	—		110

Net interest income after provision for loan losses	1,799	1,248	143		3,190

Noninterest Income
Service charges and fees	201	87	—		288
Earnings on cash value of life insurance	64	53	—		117
Realizd gain on AFS securites	42	—	—		42
Gains (losses) on sales of assets	—	456	—		456
Other Income	—	16	—		16

Total other income	307	612	—		919

Noninterest Expense
Salaries and employee benefits	897	518	—		1,415
Occupancy and equipment expenses	319	191	6	(8)	516
Postage and office supplies	46	49	—		95
Bank shares tax expense	69	58	—		127
Directors' compensation	50	37	—		87
Other expenses	327	193	71	(1)	591

Total other expenses	1,708	1,046	77		2,831

Income before income taxes	398	814	66		1,278
Applicable federal income taxes	72	208	22	(2)	302

Net income	$326	$606	$44		$976

Adjusted Net income(C)	$326	$301	$44		$671
Pro Forma per share data(A)(B):
Net income per share	$0.34	$0.77			$0.56
Adjusted income per share(C)	0.34	0.39			0.38
Weighted average shares outstanding	962,585	787,500			1,750,085

(A)
Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 2.435 for First Perry and 2.520 for HNB.

(B)
Neither First Perry or HNB have common share equivalents outstanding as of June 30, 2008, resulting in a simple capital structure.

(C)
Adjusted to excludes HNB's one time gain for sale of real estate of $456,000 pretax and $301,000 after-tax.

See notes to Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Income Statement

For the Twelve Months Ended December 31, 2007

(In Thousands, except share data)

	First Perry Bancorp, Inc.	HNB Bancorp, Inc.	Pro forma Adjustments		Pro forma Combined
Interest Income
Loans, including fees	$5,431	$3,905	$(18	)(10)	$9,318
Investment securities	892	723	39	(5)(9)	1,654
Federal funds sold	125	34	—		159
Other interest	14	3	—		17

Total interest income	6,462	4,665	21		11,148

Interest Expense
Demand deposits	436	56	—		492
Savings and money market deposits	203	271	—		474
Time deposits	2,103	1,951	(291	)(3)	3,763
Other borrowings	516	91	25	(4)	632

Total interest expense	3,258	2,369	(266)		5,361

Net interest income	3,204	2,296	287		5,787
Provision for possible loan losses	120	100	—		220

Net interest income after provision for loan losses	3,084	2,196	287		5,567
Noninterest Income
Service charges and fees	355	136	—		491
Earnings on cash value of life insurance	124	106	—		230
Other Income	—	24	—		24

Total other income	479	266	—		745

Noninterest Expense
Salaries and employee benefits	1,641	1,027	—		2,668
Occupancy and equipment expenses	542	368	12	(8)	922
Postage and office supplies	106	90	—		196
Bank shares tax expense (credit)	(83)	111	—		28
Directors' compensation	103	50	—		153
Other expenses	639	304	142	(1)	1,085

Total other expenses	2,948	1,950	154		5,052

Income before income taxes	615	512	133		1,260
Applicable federal income taxes	80	30	45	(2)	155

Net income	$535	$482	$88		$1,105

Pro Forma per share data(A)(B):
Net income per share	$0.56	$0.61			$0.63
Weighted average shares outstanding	962,585	787,500			1,750,085

(A)
Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 2.435 for First Perry and 2.520 for HNB.

(B)
Neither First Perry or HNB have common share equivalents outstanding as of June 30, 2008, resulting in a simple capital structure.

See notes to Unaudited Pro Forma Combined Financial Information

Notes to Unaudited Pro Forma Combined Financial Information

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma combined financial information relating to the consolidation is presented as of and for the six months ended June 30, 2008 and for the year ended December 31, 2007. First Perry and HNB are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Perry's or HNB's policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

        The pro forma adjustments consist of the expected purchase price adjustments necessary to combine First Perry and HNB, including the conversion of HNB common stock and First Perry common stock into shares of Riverview common stock using an exchange ratio in the consolidation agreement. In the consolidation, First Perry shareholders will receive 2.435 shares of Riverview common stock for each share of First Perry common stock they own on the effective date of the consolidation. HNB shareholders will receive 2.520 shares of Riverview common stock for each share of HNB common stock they own on the effective date of the consolidation. It is noted that because the Riverview common stock for which First Perry and HNB common stock will be exchanged will be created through the consolidation, and because Riverview has no prior operating record or historical market value, the value of Riverview common stock to be received by First Perry or HNB stockholders cannot be specified in the usual manner. As a proxy for this pro forma analysis the Riverview share price was computed using the average closing price of First Perry common stock for the period commencing two trading days prior to and ending two trading days after the consolidation was announced on June 18, 2008 (the average price was $35.00 per share as obtained from First Perry), divided by the First Perry exchange ratio of 2.435. The illustrated Riverview price for this pro forma analysis was $14.37 per share. First Perry and HNB cannot predict the value or price of Riverview's common stock will be at the closing of the transaction or how the value or price of Riverview's stock may trade at any time, including the date hereof. HNB and First Perry had no employee stock options outstanding, warrants or any other stock based obligations at June 30, 2008 that will need to be converted into Riverview common stock upon consummation of the consolidation.

        Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the consolidation. Such costs are expected to approximate $0.9 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the consolidation and will be recognized in periods both before and after the date of the consolidation. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

        The total estimated purchase price of HNB common stock for the purpose of this pro forma financial information is $12.2 million.

		June 30, 2008
		($ in thousands except per share data)
Purchase Price: HNB common stock outstanding	312,500
Exchange ratio	2.52

Riverview common stock to be issued	787,500
Assumed price per Riverview common share	$14.37

Purchase price assigned to shares exchanged for stock		$11,316
Transaction costs		900

Total Purchase Price		$12,216
Net Assets Acquired:
HNB shareholders' equity	10,709
HNB goodwill and intangibles	—
Estimated increase (decrease) to reflect assets acquired at fair value:
Investments	—
Loans	77
Core deposit intangible	779
Bank Premises & Furniture, Fixtures and Equipment	354
Deferred tax assets	(104)
Estimated increase (decrease) to reflect liabilities acquired at fair value:
Time deposits	(421)
Borrowings	72
		11,466

Goodwill resulting from consolidation		$750

        The consolidation will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of HNB be adjusted to fair value as of the date of the acquisition.

        The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of HNB at their respective fair values and represents managements' best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the consolidation is completed and after completion of a final analysis to determine the fair values of HNB's tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

        The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

(1)
Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets of $750,000; (b) the recognition of core deposit intangible of $779,000. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has assumed to be amortized on a sum of the years method over a ten year period, resulting in expense of $142,000 in the first year.

(2)
Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)
Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the next 5 years using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $291,000 in the first year following consummation.

(4)
Adjustment to fair value HNB's long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized over the next 3 years using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to increase pro forma pre-tax interest expense by $25,000 in the first year following consummation.

(5)
Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the consolidation. Such expense includes fees related to professional services provided in connection with the consolidation as well as an estimate of the associated severance, deferred compensation obligations and contract cancellations. Interest income has been reduced for the cost to fund the cash outlay for transaction expenses, which approximates $35,000 in the first year following consummation.

(6)
Adjustment to reflect Riverview common stock expected to be issued in exchange for issued and outstanding shares of HNB and First Perry.

(7)
Adjustment to eliminate HNB's historical shareholders' equity.

(8)
Adjustment to reflect the fair value of owned building to estimated current market values. Annual depreciation expense will increase approximately $12,000 annually for this adjustment.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

Note 2—Pro Forma Adjustments (Continued)

(9)
Adjustment to reflect the fair values of investments based on current market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized over the next 4 years using the sum of the years amortization method based upon the expected life of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $74,000 in the first year following consummation.

(10)
Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the next 8 years using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to reduce pro forma pre-tax interest income by $18,000 in the first year following consummation.

(11)
Management reviewed the HNB loan portfolio to reflect the impact of adoption of Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations. Based upon management's analysis there is no adjustment needed at the current time related to the implementation of Statement of Position 03-3.

 Description of Riverview

Organization and Description of Business of Riverview

        Upon the effective date of the consolidation, Riverview will succeed to all the business, properties and assets of, and become subject to all of the debts, obligations and liabilities, of both First Perry and HNB. Riverview's sole business will be to act as a holding company for Riverview National Bank.

Organization and Description of Business of Riverview National Bank

        Riverview National Bank will be formed from the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank. However, after the consolidation, the branches of The First National Bank of Marysville and Halifax National Bank will continue to operate under their current names.

Supervision and Regulation of Riverview

         The Holding Company Act of 1956.    On the effective date of the consolidation, Riverview will become subject to the provisions of the Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board. The following restrictions will apply:

  •
  General Supervision by the Federal Reserve Board.  As a bank holding company, Riverview's activities will be limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has adopted a risk-focused supervision program for small shell bank holding companies that is tied to the examination results of the subsidiary bank. The Federal Reserve Board has issued regulations under the Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board may require that Riverview stand ready to provide adequate capital funds to Riverview National Bank during periods of financial stress or adversity.

  •
  Restrictions on Acquiring Control of other Banks and Companies.  A bank holding company may not:
  •
  acquire direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or

  •
  merge or consolidate with another bank holding company,

    without prior approval of the Federal Reserve Board.

In addition, a bank holding company may not:

  •
  engage in a non-banking business, or

  •
  acquire ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business,

unless the business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident to banking. In making this determination, the Federal Reserve Board considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

  •
  Anti-Tie-In Provisions.  A bank holding company and its subsidiaries may not engage in tie-in arrangements in connection with any extension of credit or provision of any property or services. These anti-tie-in provisions state generally that a bank may not:
  •
  extend credit,

    •
    lease or sell property, or

    •
    furnish any service to a customer

    on the condition that the customer provide additional credit or service to a bank or its affiliates, or on the condition that the customer not obtain other credit or service from a competitor of the bank.

  •
  Restrictions on Extensions of Credit by Banks to their Holding Companies.  Subsidiary banks of a bank holding company are also subject to restrictions imposed by the Federal Reserve Act on:
  •
  any extensions of credit to the bank holding company or any of its subsidiaries,

  •
  investments in the stock or other securities of Riverview, and

  •
  taking these stock or securities as collateral for loans to any borrower.

  •
  Risk-Based Capital Guidelines.  Generally, bank holding companies must comply with the Federal Reserve Board's risk-based capital guidelines. However, small bank holding companies are sometimes eligible for certain exemptions. The required minimum ratio of total capital to risk-weighted assets, including some off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be Tier I Capital, consisting principally of common stockholders' equity, less certain intangible assets. The remainder, Tier II Capital, may consist of:
  •
  some types of preferred stock,

  •
  a limited amount of subordinated debt,

  •
  some hybrid capital instruments,

  •
  other debt securities, and

  •
  a limited amount of the general loan loss allowance.

The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

  •
  Capital Leverage Ratio Requirements.  The Federal Reserve Board requires a bank holding company to maintain a leverage ratio of a minimum level of Tier I capital, as determined under the risk-based capital guidelines, equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. Riverview National Bank will be subject to similar capital requirements pursuant to the Federal Deposit Insurance Act.

  •
  Restrictions on Control Changes.  The Change in Bank Control Act of 1978 requires persons seeking control of a bank or bank holding company to obtain approval from the appropriate federal banking agency before completing the transaction. The law contains a presumption that the power to vote 10% or more of voting stock confers control of a bank or bank holding company. The Federal Reserve Board is responsible for reviewing changes in control of bank holding companies. In doing so, the Federal Reserve Board reviews the financial position, experience and integrity of the acquiring person and the effect on the financial condition of Riverview, relevant markets and federal deposit insurance funds.

         Sarbanes-Oxley Act of 2002.    The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered or that file reports under the

Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act establishes: (i) requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Principal Executive Officer and Principal Financial Officer of the reporting company; (iii) standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and its directors and executive officers; and (v) and increased civil and criminal penalties for violations of the securities laws. Many of the provisions were effective immediately while other provisions become effective over a period of time and are subject to rulemaking by the SEC. Because neither First Perry's nor HNB's common stock is registered with the SEC, they are not currently subject to the 1934 Act. However, we expect that Riverview will be subject to the 1934 Act upon the effective date of the consolidation. If Riverview becomes subject to the 1934 Act we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations.

  Permitted Activities for Bank Holding Companies

        The Federal Reserve Board permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident of banking. In 1997, the Federal Reserve Board significantly expanded its list of permissible non-banking activities to improve the competitiveness of bank holding companies. The following list includes activities that a holding company may engage in, subject to change by the Federal Reserve Board:

  •
  Making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others.

  •
  Any activity used in connection with making, acquiring, brokering, or servicing loans or other extensions of credit, as determined by the Federal Reserve Board. The Federal Reserve Board has determined that the following activities are permissible:
  •
  real estate and personal property appraising;

  •
  arranging commercial real estate equity financing;

  •
  check-guaranty services;

  •
  collection agency services;

  •
  credit bureau services;

  •
  asset management, servicing, and collection activities;

  •
  acquiring debt in default, if a holding company divests shares or assets securing debt in default that are not permissible investments for bank holding companies within prescribed time periods, and meets various other conditions; and

  •
  real estate settlement services.

  •
  Leasing personal and real property or acting as agent, broker, or advisor in leasing property, provided that:
  •
  the lease is a non-operating lease;

  •
  the initial term of the lease is at least 90 days;

  •
  if real property is being leased, the transaction will compensate the lessor for at least the lessor's full investment in the property and costs, with various other conditions.

  •
  Operating nonbank depository institutions, including an industrial bank or savings association.

  •
  Performing functions or activities that may be performed by a trust company, including activities of a fiduciary, agency or custodial nature, in the manner authorized by federal or state law, so long as the holding company is not a bank.

  •
  Acting as investment or financial advisor to any person, including:
  •
  serving as investment advisor to an investment company registered under the Investment Company Act of 1940;

  •
  furnishing general economic information and advice, general economic statistical forecasting services, and industry studies;

  •
  providing advice in connection with mergers, acquisitions, divestitures, investments, joint ventures, capital structuring, financing transactions, and conducting financial feasibility studies;

  •
  providing general information, statistical forecasting, and advice concerning any transaction in foreign exchange, swaps and similar transactions, commodities, and options, futures and similar instruments;

  •
  providing educational courses and instructional materials to consumers on individual financial management matters; and

  •
  providing tax planning and tax preparation services to any person.

  •
  Agency transactional services for customer investments, including:
  •
  Securities brokerage—Providing securities brokerage services, whether alone or in combination with investment advisory services, and incidental activities, including related securities credit activities compliant with Federal Reserve Board Regulation T and custodial services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing;

  •
  Riskless-principal transactions—Buying and selling all types of securities in the secondary market on the order of customers as "riskless principal";

  •
  Private-placement services—Acting as agent for the private placement of securities in accordance with the requirements of the Securities Act of 1933 and the rules of the SEC; and

  •
  Futures commission merchant—Acting as a futures commission merchant for unaffiliated persons in the execution and clearance of any futures contract and option on a futures contract traded on an exchange in the United States or abroad, if the activity is conducted through a separately incorporated subsidiary of the holding company and the company satisfies various other conditions.

  •
  Investment transactions as principal:
  •
  Underwriting and dealing in government obligations and money market instruments, including bankers' acceptances and certificates of deposit, under the same limitations applicable if the activity were performed by a holding company's subsidiary member banks.

  •
  Engaging as principal in:
  •
  foreign exchanges, and

  •
  forward contracts, options, futures, options on futures, swaps, and similar contracts, with various conditions.

  •
  Buying and selling bullion, and related activities.

  •
  Management consulting and counseling activities:
  •
  Subject to various limitations, management consulting on any matter to unaffiliated depository institutions, or on any financial, economic, accounting, or audit matter to any other company; and

  •
  Providing consulting services to employee benefit, compensation, and insurance plans, including designing plans, assisting in the implementation of plans, providing administrative services to plans, and developing employee communication programs for plans.

  •
  Providing career counseling services to:
  •
  a financial organization and individuals currently employed by, or recently displaced from, a financial organization;

  •
  individuals who are seeking employment at a financial organization; and

  •
  individuals who are currently employed in or who seek positions in the finance, accounting, and audit departments of any company.

  •
  Support services:
  •
  providing limited courier services; and

  •
  printing and selling checks and related items requiring magnetic ink character recognition.

  •
  Insurance agency and underwriting:
  •
  Subject to various limitations, acting as principal, agent, or broker for credit life, accident, health and unemployment insurance that is directly related to an extension of credit to a holding company or any of its subsidiaries;

  •
  Engaging in any insurance agency activity in a place where Riverview or a subsidiary of Riverview has a lending office and that has a population not exceeding 5,000 or has inadequate insurance agency facilities, as determined by the Federal Reserve Board;

  •
  Supervising, on behalf of insurance underwriters, the activities of retail insurance agents who sell fidelity insurance and property and casualty insurance on the real and personal property used in Riverview's operations or its subsidiaries, and group insurance that protects the employees of Riverview or its subsidiaries;

  •
  Engaging in any insurance agency activities if Riverview has total consolidated assets of $50 million or less, with the sale of life insurance and annuities being limited to sales in small towns or as credit insurance.

  •
  Making equity and debt investments in corporations or projects designed primarily to promote community welfare, and providing advisory services to these programs.

  •
  Subject to various limitations, providing others financially oriented data processing or bookkeeping services.

  •
  Issuing and selling money orders, travelers' checks and United States savings bonds.

  •
  Providing consumer financial counseling that involves counseling, educational courses and distribution of instructional materials to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments.

  •
  Providing tax planning and preparation advice.

  Permitted Activities for Financial Holding Companies

        The Gramm-Leach-Bliley Financial Services Modernization Act, became law in November 1999, and amends the Holding Company Act of 1956 to create a new category of holding company—the financial holding company. To be designated as a financial holding company, a bank holding company must file an application with the Federal Reserve Board. In order to become a financial holding company, Riverview must be and remain well capitalized and well managed, as determined by Federal Reserve Board regulations and maintain at least a "satisfactory" examination rating under the Community Reinvestment Act. Once a bank holding company becomes a financial holding company, the holding company or its affiliates may engage in any financial activities that are financial in nature or incidental to financial activities. Furthermore, the Federal Reserve may approve a proposed activity if it is complementary to financial activities and does not threaten the safety and soundness of banking. The Act provides an initial list of activities that constitute activities that are financial in nature, including:

  •
  lending and deposit activities,

  •
  insurance activities, including underwriting, agency and brokerage,

  •
  providing financial investment advisory services,

  •
  underwriting in, and acting as a broker or dealer in, securities,

  •
  merchant banking, and

  •
  insurance company portfolio investment.

Supervision and Regulation of Riverview National Bank

  General Overview

        Banks operate in a highly regulated environment and are regularly examined by federal and state regulatory authorities. The following discussion concerns various federal and state laws and regulations and the potential impact of such laws and regulations on Riverview National Bank.

        To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions themselves. Proposals to change laws and regulations are frequently introduced in Congress, the state legislatures, and before the various bank regulatory agencies. We cannot determine the likelihood or timing of any such proposals or legislation, or the impact they may have on Riverview National Bank. A change in law, regulations or regulatory policy may have a material effect on Riverview National Bank's business.

        Much to the same extent as The First National Bank of Marysville and Halifax National Bank, the operations of Riverview National Bank will be subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System, and to banks whose deposits are insured by the FDIC. Riverview National Bank operations will be subject to regulations of the OCC, the Board of Governors of the Federal Reserve System and the FDIC.

  Safety and Soundness

        The primary regulator for Riverview National Bank will be the OCC. The OCC has the authority under the Financial Institutions Supervisory Act and the Federal Deposit Insurance Act to prevent a national bank from engaging in any unsafe or unsound practice in conducting business or from otherwise conducting activities in violation of the law.

        Federal and state banking laws and regulations govern, but are not limited to, the following:

  •
  Scope of a bank's business

  •
  Investments a bank may make

  •
  Reserves that must be maintained against certain deposits

  •
  Loans a bank makes and collateral it takes

  •
  Merger and consolidation activities

  •
  Establishment of branches

        Riverview National Bank will be a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have a significant impact on many elements of Riverview National Bank's operations including:

  •
  Loan and deposit growth

  •
  Rate of interest earned and paid

  •
  Levels of liquidity

  •
  Levels of required capital

        Management cannot predict the effect of changes to such policies and regulations upon Riverview National Bank's business model and the corresponding impact they may have on future earnings.

  FDIC Insurance Assessments

        The FDIC imposes a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on a bank's capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups, the best of these being well capitalized. For purposes of calculating the insurance assessment, Riverview National Bank is expected to be well capitalized. The FDIC adjusts the insurance rates every six months and has indicated the possibility that all banks may again be required to pay deposit insurance premiums in the future if current trends related to insured deposits versus insurance funds continue.

        Riverview National Bank is not expected to pay premiums for deposit insurance; however, it is subject to assessments to pay the interest on Financing Corporation bonds. Congress created the Financing Corporation to issue bonds to finance the resolution of failed thrift institutions. These assessment rates are set quarterly.

  Community Reinvestment Act

        Under the Community Reinvestment Act ("CRA"), as amended, the OCC is required to assess all financial institutions that it regulates to determine whether these institutions are meeting the credit needs of the community that they serve. The Act focuses specifically on low and moderate-income neighborhoods. The OCC takes an institution's CRA record into account in its evaluation of any application made by any of such institutions for, among other things:

  •
  Approval of a new branch or other deposit facility

  •
  Closing of a branch or other deposit facility

  •
  An office relocation or a merger

  •
  Any acquisition of bank shares

        The CRA, as amended, also requires that the OCC make publicly available the evaluation of a bank's record of meeting the credit needs of its entire community, including low-and-moderate-income neighborhoods. This evaluation includes a descriptive rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance, and a statement describing the basis for the rating. These ratings are publicly disclosed.

  Capital Adequacy

        Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), institutions are classified in one of five defined categories as illustrated below.

Capital Category	Total Risk-Based Ratio	Tier 1 Risk-Based Ratio	Tier 1 Leverage Ratio
Well capitalized	≥10.0	≥6.0	≥5.0
Adequately capitalized	≥8.0	≥4.0	≥4.0	*
Undercapitalized	<8.0	<4.0	<4.0	*
Significantly undercapitalized	<6.0	<3.0	<3.0
Critically undercapitalized			≤2.0

    *
    3.0 for those banks having the highest available regulatory rating.

        We expect Riverview National Bank's capital ratios exceed the regulatory requirements to be considered well capitalized for Total Risk-Based Capital, Tier 1 Risk-Based Capital, and Tier 1 Leverage Capital.

  Prompt Corrective Action

        In the event an institution's capital deteriorates to the undercapitalized category or below, FDICIA prescribes an increasing amount of regulatory intervention, including:

  •
  Implementation of a capital restoration plan and a guarantee of the plan by a parent institution

  •
  Placement of a hold on increases in assets, number of branches, or lines of business

        If capital reaches the significantly or critically undercapitalized level, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. For well-capitalized institutions, FDICIA provides authority for regulatory intervention where they deem the institution to be engaging in unsafe or unsound practices, or if the institution receives a less than satisfactory examination report rating for asset quality, management, earnings, liquidity, or sensitivity to market risk.

  Legislation and Regulatory Changes

        From time to time, legislation is enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on Riverview National Bank's operations. Certain changes of potential significance to Riverview National Bank that have been enacted recently and others, which are currently under consideration by Congress or various regulatory or professional agencies, are discussed below.

  New Legislation and Regulations

  USA Patriot Act

        The USA Patriot Improvement and Reauthorization Act of 2005 became law on March 9, 2006. This enactment extended the requirements of the original act signed into law in October of 2001.

        The rules, developed by the Secretary of the Treasury, require that banks have procedures in place to:

  •
  Verify the identity of persons applying to open an account

  •
  Ensure adequate maintenance of the records used to verify a person's identity, and

  •
  Determine whether a person is on any US governmental agency list of known or suspected terrorists or a terrorist organization

        The regulators continue to stress the importance of the Bank Secrecy Act. The OCC is enhancing the risk assessment requirements for banks. These include requiring banks to report risk assessments on bank products, customers, and geographies.

        Riverview National Bank will implement the required internal controls and continues to enhance the policies, procedures, and monitoring programs to ensure proper compliance. Many of the new provisions added by the USA Patriot Act apply to accounts at or held by foreign banks, or accounts of, or transactions with foreign entities.

  Multifactor Authentification

        The bank regulatory agencies jointly published the "Interagency Guidance on Authentification in an Internet Banking Environment." This guidance requires banks to implement enhanced security measures to authenticate customers using internet based services to process transactions that either access customer information or transfer funds to a third parties. The principles of this guidance apply to telephone banking systems and call centers if the same level of access is available through these services.

  FDIC Insurance Reform

        The banking industry had pushed for reform beginning in 1999 with the top two goals of merging the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) and increasing the coverage levels. The banking industry was highly concerned about the fairness and efficiency of the fund. Specifically, a historical approach was utilized through which credits and dividends would be paid back to those banks that contributed on a historical basis if and when the reserve ratio reaches a cap. Importantly, the previous 23 basis point premium that was to be enforced when the fund dropped below 1.25% was addressed because the sharp increase of higher premiums would be impacting the industry when it could least afford to pay the higher premiums.

        On February 8, 2006, President Bush signed into law the Deficit Reduction Act of 2005. Included within that legislation, however, is the Deposit Insurance Reform Act of 2005. This new law makes the following changes:

  •
  Merge the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF)

  •
  Index the insurance coverage level to account for inflation

  •
  Provides $250,000 in coverage for retirement accounts, the first increase in coverage since 1980

  •
  Removed the 23 basis point premium assessment required if the fund balance dropped below 1.25%

  •
  Provide a credit pool of about $4.7 billion to offset premiums for banks that had paid into the funds before 1997

  •
  Begin capping the fund and paying dividends when the reserve ratio is at 1.35%

  •
  All FDIC logo and signage displayed must comply with the new information by November 2007.

  Bankruptcy Abuse Prevention and Consumer Protection Act of 2005

        The Bankruptcy Abuse and Consumer Protection Act of 2005 was passed by Congress on April 14, 2005 and signed into law by the President on April 20, 2005.

        This Act amends both the Bankruptcy Code and the Truth in Lending Act. The Bankruptcy Code revisions became effective October 15, 2005. The Bankruptcy Code was amended, adding requirements to the process for filing for bankruptcy. The provisions related to the Truth in Lending did not become effective until October of 2006. It requires lenders to:

  •
  Warn customers about the impact of making only the minimum payment under an open-end consumer credit plan

  •
  Provide a toll free number for consumers to call for information regarding the consequences of making only minimum required payments

  •
  Inform customers that interest attributed to the portion of a home secured loan that exceeds the property's fair market value is not tax deductible

  •
  Provide new disclosures on solicitations and applications for open-end credit plans containing an introductory rate

  Ongoing Legislation

        As a consequence of the extensive regulation of commercial banking activities in the United States, Riverview National Bank's business will be particularly susceptible to changes in the federal and state legislation and regulations. Over the course of time, various federal and state proposals for legislation could result in additional regulatory and legal requirements for Riverview National Bank. Riverview National Bank can predict neither if any such legislation will be adopted nor if adopted how it would affect the business of Riverview National Bank. Past history has demonstrated that new legislation or changes to existing legislation usually results in a heavier compliance burden and therefore, generally increases the cost of doing business.

Description of Property

        Riverview does not own or lease any properties. Following the consolidation, Riverview will own or lease all the properties currently owned or leased by First Perry and HNB or their subsidiaries. For information about properties that First Perry and HNB own or lease see the sections entitled "Description of First Perry Bancorp, Inc.—Properties" and "Description of HNB Bancorp, Inc.—Properties".

Legal Proceedings

        Riverview currently has no pending legal proceedings. However, following the consolidation, Riverview will become the successor to any legal proceeding First Perry and HNB have pending at the effective time of the consolidation. For information about the legal proceedings of First Perry and HNB see the sections entitled "Description of First Perry Bancorp, Inc.—Legal Proceedings" and "Description of HNB Bancorp, Inc.—Legal Proceedings".

Market Price and Dividends on Riverview's Common Equity and Related Shareholder Matters

        Riverview will not have issued any capital stock prior to the effective date of the consolidation. Riverview common stock will be traded in local over-the-counter markets and privately negotiated transactions.

Directors

        On the effective date of the consolidation, the board of directors will consist of 13 members, six of whom are members of the current board of directors of First Perry and six of whom are members of the current board of directors of HNB. In addition, Mr. Garst will be added to the board of directors. Following the consolidation, the HNB board of directors will choose a new director who is yet to be determined within twelve months of the effective date. The former HNB board members will have 12 months from the effective date to identify and elect an individual to fill the empty board seat. Class A directors will hold office until the 2011 shareholders meeting, Class B directors will hold office until the 2010 shareholders meeting and Class C directors will hold office until the 2009 shareholders meeting. The directors will be distributed among three classes and will serve for the terms indicated as follows:

Name	Corporation of Director and Year First Elected*
Class A
Kirk D. Fox	HNB—2007
William L. Hummel	First Perry—1998
James M. Lebo	HNB—1996
John M. Schrantz	First Perry—1998
David A. Troutman	HNB—2002
Class B
Roland R. Alexander	First Perry—2001
Arthur M. Feld	First Perry—1997
R. Keith Hite	First Perry—2006
David W. Hoover	HNB—2006
Joseph D. Kerwin	HNB—2005
Class C
James G. Ford, II	First Perry—2006
Robert M. Garst	First Perry—N/A
Paul R. Reigle	HNB—1995
New HNB Director	HNB—N/A

    (*)
    Includes service as director of the The First National Bank of Marysville or Halifax National Bank respectively.

        The chairman of the board of Riverview will be chosen by a majority of the current directors of HNB and the vice chairman of the board of Riverview will be chosen by a majority of the current directors of First Perry. These individuals have not been selected as of the date of this joint proxy statement/prospectus.

        With the exception of the initial directors of Riverview listed above, all future directors of Riverview will be required to beneficially own at least 2,000 shares of Riverview common stock serve as a director. The individual chosen by former members of the HNB board of directors to fill the empty Riverview board seat will be exempt from the 2,000 shares of common stock requirement as well. Furthermore, all directors and nominees for director will be required to have an address for a place of business or a residence within a sixty (60) mile radius of Riverview's headquarters.

        For more information about the proposed directors of Riverview, please see "Description of First Perry—Information About First Perry Directors", "Description of HNB—Information About HNB Directors", and "Comparison of Shareholder Rights".

Executive Officers

        On the effective date of the consolidation, Robert M. Garst, current Executive Vice President of First Perry, will become Chief Executive Officer of Riverview and Kirk D. Fox, current Executive Vice President of HNB, will become President of Riverview. The other executive officers of Riverview have not been determined as of the date of this joint proxy statement/prospectus but are expected to be selected from among the current executive officers of First Perry and HNB.

        For more information about the potential executives of Riverview, please see "Description of First Perry—Executive Officers" and "Description of HNB—Executive Officers".

Director and Executive Compensation

        We anticipate that after the consolidation that Riverview will pay all directors $15,000 annually for board service including all committee work and board meetings. Riverview will hold board meetings at least monthly.

        Additionally, Riverview expects it will adopt a director deferred fee agreement and director emeritus agreement similar to those currently maintained by First Perry for directors of Riverview. Current directors of HNB that will serve as directors of Riverview will be given full credit towards Riverview's director emeritus agreement for their years of service at Halifax National Bank.

        For more information on the current board and executive compensation of First Perry and HNB, see "Description of First Perry—Executive Compensation" and "Description of HNB—Executive Compensation".

Transactions with Related Persons

        Riverview currently has no transactions with related persons. However, following the consolidation, Riverview will become the successor to any transactions with related persons that First Perry and HNB have at the effective time of the consolidation. For information about the related party transactions of First Perry and HNB see the sections entitled "Description of First Perry—Related Party Transactions" and "Description of HNB—Related Party Transactions".

Beneficial Ownership

        Riverview has no shares issued or outstanding. Therefore, no directors or executive officers of First Perry or HNB currently own any shares of Riverview common stock. However, following the consolidation, the directors and officers of First Perry and HNB will exchange their common stock for shares of Riverview in accordance with the fixed exchange ratios established for First Perry and HNB under the consolidation agreement. For more information regarding the current common stock holdings of the boards and executive officers of First Perry and HNB in their companies, see "Description of First Perry—Beneficial Ownership" and "Description of HNB—Beneficial Ownership".

 Description of First Perry

General

        First Perry is a Pennsylvania business corporation and a registered bank holding company headquartered in Marysville, Pennsylvania. The First National Bank of Marysville is a nationally chartered bank headquartered in Marysville, Pennsylvania and was founded in 1904.

Description of Business of First Perry

        First Perry became the bank holding company for The First National Bank of Marysville on February 15, 1999. First Perry's primary activity consists of owning and supervising its subsidiary, The First National Bank of Marysville.

Description of Business of The First National Bank of Marysville

        The First National Bank of Marysville has 5 branch locations (three branches in Perry County, one branch in Cumberland County, and one branch in Dauphin County, Pennsylvania), and is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Central Pennsylvania market area. The First National Bank of Marysville's commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. Additionally, The First National Bank of Marysville provides personal and corporate trust and agency services to individuals, corporations, and others, including trust investment accounts, investment advisory services, mutual funds, estate planning, and management of pension and profit sharing plans.

        At June 30, 2008, The First National Bank of Marysville had 35 full time employees and 3 part time employees. In the opinion of management, The First National Bank of Marysville enjoys a satisfactory relationship with its employees. The First National Bank of Marysville is not a party to any collective bargaining agreement.

Supervision and Regulation of First Perry and The First National Bank of Marysville

        After the consolidation, the supervision and regulation to which First Perry and The First National Bank of Marysville are subject will not materially change. Riverview and Riverview National Bank will be subject to substantially the same supervision and regulation to which First Perry and The First National Bank of Marysville are currently subject. For more information regarding the supervision and regulations to which First Perry and The First National Bank of Marysville are subject, see "Description of Riverview—Supervision and Regulation of Riverview" and "—Supervision and Regulation of Riverview National Bank" above.

Property

        First Perry owns or leases no property other than through The First National Bank of Marysville. These are:

  1.
  2040 Good Hope Road, Enola, Pennsylvania 17025;

  2.
  1288 North Mountain Road, Harrisburg, Pennsylvania 17112;

  3.
  55 South Main Street, Duncannon, Pennsylvania 17020;

  4.
  200 Front Street, Marysville, Pennsylvania 17053; and

  5.
  500 South State Road, Marysville, Pennsylvania 17053.

        It is management's opinion that the facilities currently utilized are suitable and adequate for the First Perry's current and immediate future purposes.

Legal Proceedings

        First Perry and/or The First National Bank of Marysville are defendants in various legal proceedings arising in the ordinary course of their business. However, in the opinion of management of First Perry and The First National Bank of Marysville, there are no proceedings pending to which First Perry and The First National Bank of Marysville are a party or to which their property is subject, which, if determined adversely to First Perry and The First National Bank of Marysville, would be material in relation to First Perry's and The First National Bank of Marysville's individual profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of First Perry and The First National Bank of Marysville. In addition, no material proceedings are pending or are known to be threatened or contemplated against First Perry and The First National Bank of Marysville by government authorities or others.

Information About First Perry's Directors

        Information, as of July 1, 2008, concerning the seven directors of First Perry appears below.

Name and Age	Director Since*	Principal Occupation for the Past Five Years and Positions Held with First Perry Bancorp, Inc. and Subsidiaries
Class A Directors (to serve until 2011)
William L. Hummel, 60	1998	Mr. Hummel is President and Chief Executive Officer of First Perry and Chief Executive Officer of The First National Bank of Marysville.
John M. Schrantz, 58	1998	Mr. Schrantz is President of H.E. Rohrer, Inc. (Rohrer Bus Service).
Class B Directors (to serve until 2010)
Roland R. Alexander, 58	2001	Mr. Alexander is a Medical Oncologist with East Shore Oncology, P.C., Harrisburg, PA.
Arthur M. Feld, 66	1997	Mr. Feld is an Attorney-at-Law.
Class C Directors (to serve until 2009)
James G. Ford, II, 61	2006	Mr. Ford is President of the J. LeRue Hess Agency, Inc.
R. Keith Hite, 61	2006	Mr. Hite is Executive Director of the Pennsylvania State Association of Township Supervisors.

(*)
Includes service as director of The First National Bank of Marysville.

        Under the Nasdaq Stock Market standard for independence, Roland R. Alexander, Arthur M. Feld, James G. Ford, II, R. Keith Hite, and John M. Schrantz are independent directors of First Perry and are expected to be independent directors of Riverview.

Executive Officers

        The following table provides information, as of July 1, 2008, about the First Perry's executive officers.

Name and Age	Principal Occupation for the Past Five Years and Positions Held with First Perry Bancorp, Inc. and Subsidiaries
William L. Hummel, 60	Mr. Hummel is President and Chief Executive Officer of First Perry and Chief Executive Officer The First National Bank of Marysville.
Robert M. Garst, 50
Mr. Garst is Executive Vice President of First Perry and President of The First National Bank of Marysville since May 2006. Prior to that, Mr. Garst was Executive Vice President and Chief Lending Officer of Pennsylvania State Bank.
Robert B. Weidler, Jr., 38
Mr. Weidler is the Chief Financial Officer of First Perry and The First National Bank of Marysville since 2002. Prior to that Mr. Weidler was Controller of First Perry and The First National Bank of Marysville.

Executive Compensation

  Summary Compensation Table

        The following table summarizes the total compensation for 2007 for William L. Hummel, First Perry's President and Chief Executive Officer, Robert M. Garst, First Perry's Executive Vice President and President of The First National Bank of Marysville, and Robert B. Weidler, First Perry's Chief Financial Officer. These individuals are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
William L. Hummel	2007	128,750	30,000	24,743	27,586	(1)	211,079
Robert M. Garst	2007	128,750	30,000	—	18,143	(2)	176,893
Robert B. Weidler	2007	77,250	15,000	—	9,038	(3)	101,288

(1)
Includes director fees of $12,800 and a 401(k) match of $3,219 and profit sharing of $11,567.

(2)
Includes an automobile stipend of $6,000 and a 401(k) match of $2,021 and profit sharing of $10,122.

(3)
Includes a 401(k) match of $2,317 and profit sharing of $6,721.

        In 2007, Mr. Hummel received a $30,000 discretionary bonus for his service to First Perry and The First National Bank of Marysville. Mr. Hummel was not party to an employment agreement for the year 2007. Mr. Hummel also participated in the employee benefits which were offered to all employees of The First National Bank of Marysville on a non-discriminatory basis.

        Mr. Garst was also awarded a discretionary bonus of $30,000 for his services to First Perry and The First National Bank of Marysville for the year 2007. Mr. Garst was a party to an employment agreement, which terms are outlined below. Mr. Garst also participated in the employee benefits which were offered to all employees of The First National Bank of Marysville on a non-discriminatory basis.

        Mr. Weidler received a discretionary bonus of $15,000 for his services as Chief Financial Officer of The First National Bank of Marysville. In 2007, Mr. Weidler was not party to an employment agreement. Mr. Weidler also participated in the employee benefits which were offered to all employees of The First National Bank of Marysville on a non-discriminatory basis.

        First Perry has no option plans or equity incentive plans.

  Employment Agreements

        Mr. Garst's employment agreement with The First National Bank of Marysville, dated as of December 3, 2006, as amended, provides for a three and one half (3 1/2) year term and may, on an annual basis, be automatically renewed for a period ending three years from the date of renewal.

        The agreement provides that Mr. Garst shall serve as President of The First National Bank of Marysville. It also provides that if Mr. Garst suffers an adverse employment action (as specifically delineated in the agreement) upon a change in control, Mr. Garst will be entitled to three (3) times his annual salary plus the highest annual bonus paid to executive during the previous two years, plus a reimbursement of COBRA premiums. If Mr. Garst's employment is terminated without cause, or he resigns for "good reason" as defined in the employment agreement, The First National Bank of Marysville shall pay to Mr. Garst three (3) times his annual salary plus the highest annual bonus paid to him during the previous two years, plus a reimbursement of COBRA premiums. Furthermore, the employment agreement provides for a gross-up of payments if Mr. Garst is subject to the excise taxes under IRS Section 4999; The First National Bank of Marysville will pay him an additional amount so that he would be in the same after-tax position that he would have been in had the excise tax not been imposed.

        On June 18, 2008, Mr. Garst and The First National Bank of Marysville entered into an amendment to his employment agreement which provided that the consolidation of First Perry into Riverview did not constitute a change in control under the agreement and would not entitle Mr. Garst to any payments upon the change in control.

        The First National Bank of Marysville is also a party to employment agreements with Messrs. Robert Weidler and Paul Zwally. Under the agreements, Mr. Weidler shall serve as Chief Financial Officer and Mr. Zwally shall serve as Senior Vice President, Chief Loan Officer. Each agreement has a term of one year. Both agreements provide that if the executive experiences an adverse employment action (as specifically delineated in the agreement) upon a change in control, the executive would be entitled to a payment of one (1) times his annual salary plus the highest annual bonus paid to executive during the previous two years, plus a reimbursement of COBRA premiums. If his employment is terminated without cause, or the executive resigns for good reason as defined in the employment agreement, The First National Bank of Marysville shall pay to the executive one (1) times his annual salary plus the highest annual bonus paid to executive during the previous two years, plus a reimbursement of COBRA premiums.

  401(k) Savings Plan

        The First National Bank of Marysville's non-contributory, defined benefit funded pension plan was terminated in 2001. The First National Bank of Marysville 401(k) Salary Savings Plan was instituted to replace the pension plan. Each employee who met certain requirements could transfer the balance in their pension plan account to their 401(k) plan account. Employees may join the plan as an active member on January 1st or July 1st, on or after they meet the following requirements: they are an employee, they have been an employee for one year in which they have 1,000 or more hours of service, and they are age 21 or older.

        Employees may contribute up to 20% of their salary. The First National Bank of Marysville will match 50% of the employee's contribution, up to 6% of their salary. The board of directors may also approve a discretionary contribution each year if it chooses. Normal retirement age is 65 under the plan. Early retirement begins on the first day of the month an employee chooses which is on or after the latest of (1) the date employment terminates, (2) the date the employee turns 55, or (3) the date the employees obtains six years of vesting service.

        The plan also provides for life insurance in the amount of two times the employee's base annual salary.

  Director Compensation

        The following table summarizes the compensation of directors during 2007:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Roland R. Alexander	12,500	12,500
Arthur M. Feld	13,050	13,050
James G. Ford, II	12,250	12,250
R. Keith Hite	11,650	11,650
John M. Schrantz	12,300	12,300

        Each director received five hundred dollars ($500) per meeting that they attended and two hundred and fifty dollars ($250) for meetings that they did not attend up to two meetings. An advisor to the board of directors received five hundred dollars ($500) per meeting he attended and two hundred fifty dollars ($250) for meetings that he did not attend up to two meetings. Advisory board members received one hundred fifty dollars ($150) per meeting that they attended. Committee members received one hundred dollars ($100) for each committee meeting attended. The secretary of the board of directors receives three thousand six hundred dollars ($3,600) per year for performance of her duties as secretary.

  Director Deferred Fee Agreement and Director Emeritus Agreement

        The First National Bank of Marysville currently maintains a deferred fee agreement for its directors. Under the plan, the director will be paid his deferred account balance as previously elected as either a lump sum or annuitized. The First National Bank of Marysville also maintains a director emeritus agreement. Under the emeritus agreement, the director will be paid his director fee as of the date of his retirement for a period of time depending on his election. The director can elect 100% of his director fee for 5 years, 75% of his fee for 80 months, or 50% of his director fee for 10 years.

Compensation Committee Interlocks and Insider Participation

        The compensation committee makes recommendations to the board of directors concerning the compensation of employees. The membership of this committee includes only outside directors. William L. Hummel, President and Chief Executive Officer, is an ex officio member of the compensation committee, but does not participate in his own review or vote on his own salary increases.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        On June 4, 2008, First Perry's board of directors was informed by Greenawalt and Company, P.C., First Perry's principal accountants, that it could not perform the necessary SEC auditing required for the registration statement or for Riverview after the effective date of the consolidation. The audit reports of Greenawalt and Company, P.C. on the consolidated financial statements of First Perry as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through May 31, 2008, there were no: (1) disagreements with Greenawalt and Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Greenawalt and Company, P.C.'s satisfaction, would have caused Greenawalt and Company, P.C. to make reference in connection with its opinion to the subject matter, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K.

        On June 17, 2008, First Perry engaged Beard Miller Company LLP as First Perry's new independent registered public accounting firm for the fiscal year ending December 31, 2008. The engagement was approved by First Perry's board of directors. Beard Miller Company LLP was engaged to issue re-audits of the prior fiscal years in order to be SEC compliant. During the fiscal years ended December 31, 2007 and 2006, and the subsequent interim period prior to the engagement of Beard Miller Company LLP, First Perry did not consult with Beard Miller Company LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Beneficial Ownership

  Principal Holders

        The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on July 1, 2008, more than 5% of the outstanding First Perry common stock.

        Beneficial ownership of First Perry common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after July 1, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Arlene G. Deckard c/o The First National Bank of Marysville 101 Lincoln Street, P.O. Box B Marysville, PA 17053-1314	44,600	11.28%

  Beneficial Ownership of Executive Officers and Directors

        The following table shows, as of July 1, 2008 the amount and percentage of First Perry common stock beneficially owned by each director and executive officer individually and as a group.

        Beneficial ownership of shares of First Perry common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

  •
  Voting power, which includes the power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after the record date of July 1, 2008.

        Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share. The percentage of all First Perry common stock owned by each director and executive officer is less than 1% unless otherwise indicated.

Directors and Executive Officers	Amount and Nature of Beneficial Ownership		Percentage of Class
Roland R. Alexander	7,000	(1)	1.77%
Arthur M. Feld	5,600	(2)	1.42%
James G. Ford, II	4,076	(3)	1.03%
R. Keith Hite	6,050	(4)	1.53%
William M. Hummel	4,700	(5)	1.19%
John M. Schrantz	4,946	(6)	1.25%
Aggregate of All Directors and Executive Officers (8 persons)	32,922		8.33%

(1)
Includes 4,000 shares held individually and 3,000 shares held jointly with his spouse.

(2)
Includes 1,600 shares held jointly with his spouse and 4,000 shares held in his self directed IRA.

(3)
Includes 864 shares held individually and 3,212 shares held in his self directed IRA.

(4)
Includes 4,000 shares held individually and 2,050 shares held jointly with his spouse.

(5)
Includes 4,000 shares held individually and 700 shares held jointly with his spouse.

(6)
Includes 460 shares held individually and 4,486 shares held in his self directed IRA.

Related Party Transactions

        Certain directors and officers of First Perry, their immediate family members and companies with which they are associated, are customers of First Perry's banking subsidiary, The First National Bank of Marysville. During 2007, these individuals, family members and companies had banking transactions with The First National Bank of Marysville in the ordinary course of business. Similar transactions are expected to occur in the future. All loans and loan commitments involved in such transactions were made in the ordinary course of business under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to First Perry. In the opinion of First Perry's management, these transactions do not involve more than the normal risk of collection, nor do they present other unfavorable features. Each of these transactions was made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Board Regulation O.

 Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Years Ended December 31, 2007 and 2006

        The purpose of Management's Discussion and Analysis of Financial Condition and the Results of Operations of First Perry, and its subsidiary, The First National Bank of Marysville, is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and accompanying notes.

Forward-Looking Statements

        Except for historical information, this report may be deemed to contain "forward-looking" statements regarding First Perry. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in First Perry's market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.

        No assurance can be given that the future results covered by forward-looking statements will be achieved. Such statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could impact First Perry's operating results include, but are not limited to, (i) the effects of changing economic conditions in First Perry's market areas and nationally, (ii) credit risks of commercial, real estate, consumer and other lending activities, (iii) significant changes in interest rates, (iv) changes in federal and state banking laws and regulations which could impact First Perry's operations, (v) funding costs and (vi) other external developments which could materially affect First Perry's business and operations.

Executive Summary

  Year Ended December 31, 2007 versus Year Ended December 31, 2006

        Net income increased $60,000, or 12.6%, to $535,000 for the year ended December 31, 2007, as compared to $475,000 for the prior year.

        The following are the fundamental changes that have occurred between the two reporting periods:

  •
  Net interest income increased by $73,000;

  •
  The provision for loan losses decreased by $175,000;

  •
  Non-interest income decreased by $67,000;

  •
  Non-interest expense increased by $77,000; and

  •
  The provision for income taxes increased by $44,000.

        Basic and diluted earnings per share for 2007 were $1.35 as compared to $1.20 in 2006. Return on average assets was 0.47% in 2007 compared to 0.42% in 2006. Return on average equity was 4.34% in 2007 compared to 3.94% in 2006.

        For the year ending 2007, First Perry grew assets by $8,774,000 or 7.7%, to $122,680,000 at December 31, 2007, compared to assets of $113,906,000 at December 31, 2006, primarily as a result of the following:

  •
  Cash and cash equivalents increased by $5,341,000;

  •
  Investment securities and investments in restricted stock decreased by $4,319,000;

  •
  Net loans increased by $6,453,000;

  •
  Deposit accounts increased by $5,909,000;

  •
  Short-term borrowings decreased by $5,544,000; and

  •
  Long-term borrowings increased by $7,952,000.

Critical Accounting Policies

        First Perry's consolidated financial statements are prepared based on the application of certain accounting policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or are subject to variations which may significantly affect First Perry's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas can have a material impact on future financial condition and results of operations.

        First Perry has identified several policies as being critical because they require management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the allowance for loan losses, and accounting for income taxes.

        First Perry performs periodic and systematic detailed reviews of its loan portfolio to assess overall collectibility. The level of the allowance for loan losses reflects the estimate of the losses inherent in the loan portfolio at any point in time. While these estimates are based on substantiated methods for determining allowance requirements, actual outcomes may differ significantly from estimated results, especially when determining allowances for business, construction, and business real estate loans. These loans are normally larger and more complex, and their collection rates are harder to predict. Personal loans, including personal mortgage, consumer credit card and other consumer loans, are individually smaller and perform in a more homogenous manner, making loss estimates more predictable. The Notes to the Consolidated Financial Statements describe the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in this report.

        Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established. The judgment about the level of future taxable income, including that which is considered capital, is inherently subjective and is reviewed on a continual basis as regulatory and business factors change. First Perry has deemed that its deferred tax assets will more likely than not be realized, and accordingly, has not established a valuation allowance on them.

Results of Operations

  Year Ended December 31, 2007 versus Year Ended December 31, 2006

  Average Balances and Average Interest Rates

        First Perry's primary business is derived from the management of spread income generated between the interest received on its interest earning assets and interest bearing liabilities. The following table presents the daily average interest rates earned on assets and the daily interest rates paid on liabilities for the periods set forth within the table.

        Much of what determines spread income for First Perry is the interest rate environment its sole operating institution, The First National Bank of Marysville, operates within. 2006 was characterized as a very difficult environment for many banks as margins compressed due to a flat, and at certain times, a slightly inverted yield curve. 2007 saw a yield curve that had multiple swings and changes due to increasingly unstable economic conditions stemming from market reactions to mortgage liquidity problems. While the yield curve was restored to a traditional sloping yield curve that assisted The First National Bank of Marysville in its spread management, the broader marketplace's need for liquidity increased competition for funding. This increased the funding costs at a time when the loan portfolio was increasing. The interest income generated on earning assets has outpaced the increase in interest expense. Management expects to continue to increase spread income while taking on the same general interest rate risk currently being managed.

        For years ended 2007 versus 2006 average loans increased $5,832,000, or 7.8%. Growth from all liability funding sources (average deposits and average borrowings) was $1,978,000 for 2007 versus 2006. The residual funding came from cash flow generated by runoff from The First National Bank of Marysville's investment portfolio. For the same periods, the average balance of investments in bonds and restricted stock were reduced by $6,910,000 and $2,277,000, respectively. A portion of the cash flow generated from the runoff of the investment portfolio was allocated to the expansion of the branch network and associated infrastructure. The changes in the interest-earning asset mix in 2007 from securities to higher yielding loans generated an increase in interest income of $426,000, or 6.9% over 2006.

        Due to the increase in the competitive environment for funding encountered throughout 2007, interest expense increased by $370,000, or 12.8%, over 2006. Correspondingly, for 2007 net interest income increased by $56,000, or 1.7% over 2006 with the net interest spread increasing 5 basis points and the net interest margin increasing 4 basis points.

        The following table includes average balances, rates and interest income and expense adjusted to a fully- tax equivalent basis, interest rate spread and net interest margin.

Average Balances and Average Interest Rates
(Dollars in Thousands)

	December 31,
	2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$17,187	$664	3.86%	$22,891	$840	3.67%
Tax-exempt	5,045	344	6.82%	6,251	424	6.78%

Total securities	22,232	1,008	4.53%	29,142	1,264	4.34%

Federal funds sold & interest bearing deposits	3,015	139	4.61%	1,364	68	4.99%
Loans:
Consumer	4,440	348	7.84%	4,949	375	7.58%
Commercial	7,086	560	7.90%	6,394	478	7.48%
Real estate	68,703	4,575	6.66%	63,054	4,019	6.37%

Total loans	80,229	5,483	6.83%	74,397	4,872	6.55%

Total earning assets	105,476	6,630	6.29%	104,903	6,204	5.91%

Non-interest earning assets	9,450			7,452
Total assets	$114,926			$112,355

Liabilities and shareholders' equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$16,759	436	2.60%	$13,527	253	1.87%
Savings	15,617	203	1.30%	15,032	125	0.83%
Time deposits	50,989	2,103	4.12%	50,635	1,945	3.84%

Total deposits	83,365	2,742	3.29%	79,194	2,323	2.93%

Borrowings:
Short-term borrowings	3,579	190	5.31%	7,262	343	4.72%
Long-term debt	6,508	326	5.01%	5,018	222	4.42%

Total borrowings	10,087	516	5.12%	12,280	565	4.60%

Total interest bearing liabilities	93,452	3,258	3.49%	91,474	2,888	3.16%

Demand deposits	8,279			7,974
Other liabilities	857			853
Shareholders' equity	12,338			12,054
Total liabilities and shareholders' equity	$114,926			$112,355

Net interest income		$3,372			$3,316
Net interest spread			2.80%			2.75%
Net interest margin			3.20%			3.16%

Yields on tax-exempt securities and loans within the discussion point are presented on a fully tax equivalent basis assuming a tax rate of 34%

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

  Effect of Changes on Net Interest Income

        Within the business plan of normal banking operations First Perry makes decisions on the mix of assets and funding it wishes to maintain. The asset mix management targets has its basis in liquidity management, interest rate sensitivity, and profitability. Management proactively monitors these levels and makes decisions according to both the short and long term environment it will operate under. The risks associated with operating within these changing environments are well documented within the context of regulator reviews and bank established procedures. Similarly, management makes decisions on the mix of funding it will target and has developed contingencies to address shortfalls to these targets. Changes to the investment and funding mix taken together with changes in the interest rate environment affect net interest income. The next table identifies the major components of net interest income and estimates the effect of the changing mix (volume) and the changing interest rate environment (rate) on net interest income.

        During 2007, First Perry changed its asset allocation, shifting out of investment securities and into loans to produce a more profitable mix of earning assets. This move was preceded by the development of more robust monitoring and risk identification systems through knowledge of industry best-practices and dialogue with The First National Bank of Marysville's regulator, The Office of the Comptroller of the Currency. The benefit of this change is expected to provide increased interest income over subsequent reporting periods. The change in volume produced an additional $177,000 in interest income while also providing an increase of $249,000 due to changes in the interest rate environment and the repricing of assets during this period.

        Management, partially through the establishment of an additional office in June of 2007, was able to change its funding mix, shifting out of short-term borrowings and migrating to lower cost transaction deposits, and at the same time, providing protection against rising interest rates through securing long-term debt. The cost of funding during the second half of 2007 rose dramatically along the short end of the curve due to mortgage market illiquidity and promotional pricing for the newest office. For the year, management estimates interest expense rose by $385,000 because of increases in rates on deposits and borrowings. As a result of the changes in volume and rate mix, net interest income increased by $56,000 for the year ended December 31, 2007 compared to December 31, 2006.

        The following table shows changes in net interest income attributable to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities.

Change in Net Interest Income Due to Volume and Rate
(Dollars in Thousands)

	2007 versus 2006 Increase (Decrease) Due to Changes in
	Volume	Rate	Total
Interest-earning assets:
Securities, taxable	$(219)	$43	$(176)
Securities, tax-exempt	(83)	3	(80)
Federal funds sold and interest-bearing deposits	76	(5)	71
Total loans	403	208	611

Total	177	249	426

Interest-bearing liabilities:
Interest-bearing demand	84	99	183
Savings	7	71	78
Time deposits	16	142	158
Short-term borrowings	(196)	43	(153)
Long-term debt	74	30	104

Total	(15)	385	370

Net interest income	$192	$(136)	$56

Yields on tax-exempt securities and loans within the discussion point are presented on a fully tax equivalent basis assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

  Provision for Loan Losses

        Through a quarterly analysis of the allowance for loan losses management makes a provision through a charge against current earnings. More detailed discussions of the methodology used and the adequacy of the allowance are provided in the "Allowance for Loan Losses" section within Notes to Consolidated Financial Statements.

        The provision for loan losses recorded for the year ended 2006 of $295,000 exceeds the $120,000 recorded for the year ended December 31, 2007. For the year ended 2006, First Perry experienced an increase in loan growth, loan portfolio composition, and delinquency rates. For these reasons management established specific allocations through the provision for loan losses. As a result of hiring of new lending officers with greater experience and knowledge in larger credit relationships and commercial and commercial real estate lending, First Perry was able to reduce the provision in 2007. To date, First Perry has not experienced an increase in charge-off levels. Net charge-offs amounted to $17,000, or 0.02% of average loans in 2007, compared to $19,000, or 0.03% of average loans in 2006.

  Non-Interest Income

        Non-interest income decreased $67,000, or 12.3%, to $479,000 in 2007, compared to $546,000 in 2006. Within the category of other non-interest income, data processing/service income decreased $134,000 due to management's decision to discontinue offering shared data processing services to its clientele. The competitive nature of pricing and future prospects for growth in a changing processing arena prompted this decision. Non-interest expenses for personnel and infrastructure were reduced accordingly. Management remains open to discussions to reestablish check and image processing services for smaller institutions in need of the expertise First Perry has to provide. Partially offsetting this loss of revenue, ATM and interchange fees increased as a result of new customers and increased usage of cards and machines by existing customers.

        The following table presents the components of non-interest income and related fluctuations for the years ended December 31, 2007 and 2006.

Non-Interest Income
(Dollars in Thousands)

	December 31,
		Increase/(Decrease)
	2007	Amount	%	2006
Service charges on deposit accounts	$120	$3	2.6%	$117
Other service charges and fees	235	(76)	(24.4)%	311
Earnings on cash value of life insurance	124	6	5.1%	118

	$479	$(67)	(12.3)%	$546

  Non-Interest Expense

        Non-interest expenses increased $77,000, or 2.7%, to $2,948,000 in 2007, compared to $2,871,000 in 2006. Discussion points related to the primary drivers are as follows:

  •
  Salaries and employee benefits—First Perry is in the process of migrating through a management succession plan and has also increased expertise in the areas of bank operations and loan underwriting and analysis. Partially offsetting these increases in salaries and employee benefits was the previously mentioned transition out of providing data processing services to third parties and the reduced staff needed has been reallocated throughout The First National Bank of Marysville through natural attrition;

  •
  Occupancy expense—In September of 2006 First Perry moved into its new administrative and banking services office and in June of 2007, The First National Bank of Marysville opened its fourth banking services office on Good Hope Road in Hampden Township. The addition of these two items has increased occupancy expense $126,000, or 52.7%, to $365,000 in 2007, compared to $239,000 in 2006;

  •
  Equipment expense—First Perry was able to reduce equipment contract expense as it is no longer providing third party processing services and was able to reduce its equipment expense by $11,000, or -5.9%, to $177,000, compared to $188,000 in 2006;

  •
  Telecommunications—The First National Bank of Marysville established a Multi Protocol Label Switching (MPLS) network in 2007 to replace a point-to-point frame relay network to reduce the time involved in a disaster recovery situation, in addition to establishing a new office in June of 2007. These two events, and the monthly recurring expenses generated increased telecommunications expense by $28,000;

  •
  Processing charges—Expenses associated with this category included ATM and card processing costs, software licensing for core and ancillary packages, and the remaining contractual obligation for the check processing vendor management had selected for offering check and data processing services. First Perry anticipates check processing expense will decrease in the future as third party processing services will no longer be provided while the other expense will increase with more customers and an increasing branch network;

  •
  Postage and office supplies—This expense increased by $25,000, or 30.9%, to $106,000 in 2007, compared to $81,000 in 2006 due to increases in the postage rate and additional office supplies required for the new main and branch offices;

  •
  Bank shares tax expense—Bank shares tax remains a significant expense to First Perry, and is a state tax based on The First National Bank of Marysville's equity. For the year ended December 31, 2007, First Perry recorded a net tax credit of $83,000, compared to expense of $127,000 for the year ended December 31, 2006. In connection with The First National Bank of Marysville's office expansion project, it was granted a $250,000 tax credit under the Pennsylvania Enterprise Zone Tax Credit Program. First Perry has recorded a $216,000 credit in 2007, representing the amount of costs management initially estimated it was eligible to receive as a tax credit, and offsets The First National Bank of Marysville shares expense of $133,000 for the year ended December 31, 2007. In July 2008, the Pennsylvania Department of Revenue made a final determination that The First National Bank of Marysville was entitled to the full $250,000 credit, and the remaining $34,000 was recognized in 2008. Accordingly, it is anticipated that 2008 bank shares tax expense will continue to be below normal levels, as the final amount of the credit is recognized;

  •
  Directors' compensation—Decreased by $29,000, or -22.0%, to $103,000 in 2007, compared to $132,000 in 2006 as two director emeritus retired and did not receive compensation in 2007; and

  •
  Other expenses—Management is conscious in controlling operating expenses and as a result, all other expenses not identified singularly above increased by $21,000, or 5.1%, to $434,000 in 2007, compared to $413,000 in 2006.

        The following table presents the components of non-interest expense and related fluctuations for the years ended 2007 and 2006.

Non-Interest Expense
(Dollars in Thousands)

	December 31,
		Increase/(Decrease)
	2007	Amount	%	2006
Salaries and employee benefits	$1,641	$107	7.0%	$1,534
Occupancy expense	365	126	52.7%	239
Equipment expense	177	(11)	(5.9)%	188
Telecommunications and processing charges	205	48	30.6%	157
Postage and office supplies	106	25	30.9%	81
Bank shares tax expense (credit)	(83)	(210)	(165.4)%	127
Directors' compensation	103	(29)	(22.0)%	132
Other expenses	434	21	5.1%	413

	$2,948	$77	2.7%	$2,871

  Provision for Federal Income Taxes

        The provision for federal income taxes was $80,000 in 2007 and $36,000 in 2006, resulting in an effective tax rate, which is the ratio of income tax expense to income before taxes, of 13.0% in 2007, and 7.0% in 2006. First Perry's effective tax rate differs from the statutory rate due to tax-exempt interest income and non-taxable bank owned life insurance. The increase in the effective tax rate for the year ended December 31, 2007 as compared to 2006 is the direct result of higher pretax income, combined with a reduction in tax-exempt income.

  Securities

        Security investments are generally made when there is excess cash available for investment or to maintain asset-liability repricing positions desired by management. Particular security investment decisions to purchase, sell or hold may be based upon, in whole or in part, providing a source of liquidity, providing collateral for public deposits and repurchase agreements, maintaining qualifying collateral positions for access to FHLB borrowings, or to move or maintain a tax-exempt income.

        Because of the changing nature of The First National Bank of Marysville's environment and the need to correspondingly position assets, all investment securities are characterized as available-for-sale and carried at fair value with net unrealized gains and losses, net of taxes, reported as a separate component of comprehensive income. Management does not manage the investment portfolio for gains trading, but instead will shift into and out of security investments according to the decision criteria noted in the preceding paragraph.

        The investment portfolio generally consists of U.S. Government (and Government-sponsored) agency obligations, mortgage-backed securities, and bank-qualified municipal obligations. Investments in agency obligations are spread according to issuer, structure, and maturity as to not have a material concentration in any one type. Investments in mortgage-backed obligations are either agency guaranteed, or agency pass-through or CMO securities. Management does not deem whole loan CMO securities as a prudent investment for First Perry. No corporate-issued investments are held.

        Included in the carrying values of investment securities at December 31, 2007 is a net unrealized loss of $39,000, compared to a net unrealized loss at December 31, 2006 of $251,000. At December 31, 2007, the unrealized loss on securities available for sale, net of tax, included in shareholders' equity totaled $26,000, compared to $166,000 at December 31, 2006. The net increase in the carrying value of securities is reflective of declines in the interest rate environment and a shorter duration of the portfolio which will cause the securities to trade closer to par.

        The following table sets forth the composition of the investment security portfolio as of December 31, 2007 and 2006.

Investment Securities
(Dollars in Thousands)

	December 31,
	2007	2006
Available for sale securities (at fair value)
U.S. Government agencies	$4,092	$7,509
State and municipal	4,480	5,889
Mortgage-backed securities	11,718	11,235
Restricted investments in bank stocks	949	925

Total	$21,239	$25,558

        The weighted average life of the portfolio, excluding restricted equity securities, was 1.5 years at December 31, 2007, compared to 2.1 years at December 31, 2006. Generally, the average life of the investment portfolio is longer than the average life of 1.5 years held at year end, but due to increases in the loan portfolio and the decision to partially fund that growth through principal pay downs and maturities from the investment portfolio, the average life and amount of investments held has declined.

        The following table sets forth the maturity schedule, including weighted average yields as of December 31, 2007.

Investment Securities Maturity Schedule
(Dollars in Thousands)
December 31, 2007

							Over 10 Years or No Maturity
	1 Year or Less		1 to 5 Years		5 to 10 Years
Due In:
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$3,492	3.68%	$600	4.20%	$—		$—		$4,092	3.76%
State and municipal	101	7.94%	763	7.42%	3,440	6.41%	176	5.20%	4,480	6.57%
Mortgage-backed securities	586	3.72%	4,072	3.99%	332	3.34%	6,728	4.69%	11,718	4.36%
Restricted investments in bank stocks	—		—		—		949		949

	$4,179	3.79%	$5,435	4.48%	$3,772	6.14%	$7,853	4.13%	$21,239	4.52%

Available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully taxable equivalent basis assuming a tax rate of 34%.

  Loans

        The loan portfolio is the largest collective investment held by First Perry, with net total loans comprising 67.6% of assets at December 31, 2007. This represents an increase of $6,453,000 over December 31, 2006 with the primary areas of growth occurring in real estate secured construction lending and commercial lending. Significant increases occurred during 2007 after extensive loan personnel, processing and tracking changes were made throughout 2006. Management projects continued growth in the loan portfolio as additional staff has been hired and opportunities are identified in First Perry's market area.

        Lending policies are reviewed at least annually, and First Perry conducts a semi-annual independent review of the loan portfolio to provide continual monitoring of asset quality through an evaluation of the established underwriting criteria used in originating credits. Separately, every loan and loan turndown undergoes an internal audit review for conformity to established policies and a review for compliance with current regulatory lending laws.

        Loans as of December 31, 2007 and 2006 were as follows:

Loans Outstanding, Net of Unearned Income
(Dollars in Thousands)

	December 31,
	2007	2006
Commercial, financial, agricultural	$8,845	$5,722
Real estate secured:
Construction	9,059	3,936
Mortgage	47,324	47,082
Commercial	15,352	16,061
Consumer installment	3,558	4,795

Gross loans	84,138	77,596

Unamortized loan fees	(234)	(248)
Allowance for loan losses	(970)	(867)

Total	$82,934	$76,481

        The following table provides information regarding the contractual maturities for the designated loan categories.

Loan Maturities
(Dollars in Thousands)
December 31, 2007

	Due Within 1 Year	Due 1 – 5 Years	Due Over 5 Years	Total
Commercial, financial, agricultural	$2,350	$3,597	$2,898	$8,845
Real estate:
Construction	7,107	1,521	431	9,059
Mortgage	3,534	8,347	35,443	47,324
Commercial	955	8,014	6,383	15,352
Consumer installment	294	2,837	427	3,558

	$14,240	$24,316	$45,582	$84,138

By interest rate structure:
Fixed rate	$7,765	$21,822	$45,228	$74,815
Variable rate	6,475	2,494	354	9,323

	$14,240	$24,316	$45,582	$84,138

  Risk Elements of the Loan Portfolio

        Non-performing loans include loans past due 90 days or more and still accruing, and loans of which the accrual of interest has ceased because of the financial condition or performance of the borrower has generally deteriorated to the point the collection of interest and/or principal becomes doubtful. A loan is restored to accrual status only after the loan has been restored to acceptable conditions and payment performance has been sustained. Performing restructured loans defined as "troubled debt restructurings" in Statement of Financial Accounting Standards No. 15 are not disclosed as accruing loans 90 days or more past due or as nonaccrual loans. As of December 31, 2007 and December 31, 2006 First Perry had no troubled debt restructurings.

        Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value. Gains on the sale of foreclosed real estate are included in non-interest income, while losses and write downs resulting from the periodic revaluations are included in non-interest expense. As of December 31, 2007 one property constitutes the entire make up of the holdings in foreclosed real estate.

        Potential problem loans are loans not disclosed as non-performing loans or troubled debt restructurings but where there is known information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with loan repayment terms. As of December 31, 2007 and December 31, 2006 there were no potential problem loans.

        Loan concentrations exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities exceeding 10% of total loans. Particular risk is involved with concentrations because multiple borrowers may be similarly impacted by economic or similar conditions. Loans to lessors of residential buildings and dwellings have been identified as a concentration and is tracked and reviewed on a quarterly basis. As of December 31, 2007, loans within this grouping totaled $6,107,000.

        The following table presents non-performing loans and assets as of December 31, 2007 and 2006.

Risk Elements
(Dollars in Thousands)

	December 31,
	2007	2006
Accruing loans past due 90 days	$210	$515
Non-accrual loans	932	765

Total non-performing loans	1,142	1,280

Foreclosed real estate	327	—

Total non-performing assets	$1,469	$1,280

Non-performing loans to total loans	1.38%	1.67%
Non-performing assets to total assets	1.20%	1.12%
Allowance to non-performing loans	84.94%	67.73%
Non-accrual loans:
Interest income that would have been recorded under original terms	$63	$55
Interest income recorded during the year	$51	$34

  Allowance for Loan Losses

        The allowance for loan losses is a reserve established in the form of a provision expense for loan losses and is reduced by loan charge-offs net of recoveries. When loans are deemed to be uncollectible, they are charged off. Management has established a reserve that it believes is adequate for estimated losses in the loan portfolio. In conjunction with an external loan review function that operates independent of the lending function, management monitors the loan portfolio to identify risks on a timely basis so that an appropriate allowance is maintained. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to The First National Bank of Marysville's audit committee detailing significant events that have occurred since the last review.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of impression inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, base on current information and events, it is probable that First Perry will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payment when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, First Perry does not separately identify individual consumer and residential loans for impairment disclosures, unless the loans are the subject of a restructuring agreement.

        The following table presents the roll forward of the allowance for loan losses for the years ended December 31, 2007 and 2006.

Analysis of the Allowance for Loan Losses
(Dollars in Thousands)

	December 31,
	2007	2006
Beginning balance	$867	$591
Provision for loan losses	120	295
Charge-offs:
Real estate mortgage	14	—
Installments	15	26

Total charge-offs	29	26

Recoveries:
Real estate mortgage	4	2
Installments	8	5

Total recoveries	12	7

Net charge-offs	17	19

Ending Balance	$970	$867

Net charge-offs to average loans	0.02%	0.03%
Allowance for loan losses to total loans	1.16%	1.12%

        The following table presents the allocation of the allowance for loan losses, by loan category, as of December 31, 2007 and 2006.

Allocation of the Allowance for Loan Losses
(Dollars in Thousands)

	December 31,
Balance at end of period applicable to:	2007	Percentage of total loans	2006	Percentage of total loans
Commercial, financial, and agricultural	$165	10.5%	$114	7.4%
Real estate construction	47	10.8%	50	5.0%
Real estate mortgage	419	56.2%	427	60.7%
Commercial real estate	216	18.3%	226	20.7%
Installment	43	4.2%	36	6.2%
Unallocated	80		14

Total	$970	100.0%	$867	100.0%

        A greater percentage of the allocation of the allowance for loan losses has shifted towards commercial, financial and agricultural loans, representing 17% of the balance at December 31, 2007 versus 13% at December 31, 2006, consistent with the growth in this portfolio combined with weakening economic factors. The unallocated portion of the reserve considers risk of error in the specific and general reserve allocation, and the imprecision associated with the estimate.

  Deposits

        First Perry generates and services deposits through The First National Bank of Marysville's traditional branch banking delivery system. As of December 31, 2007 there were 3 offices located in Perry County, and 1 office in Cumberland County, Pennsylvania. Promotional pricing is generally used to secure new deposits. Additionally, a merchant capture program has been established to attract more commercial deposits and increase the proportion of non-interest bearing deposits in the funding mix.

        As of December 31, 2007 deposits totaled $94,472,000 as compared to $88,563,000 at December 31, 2006, an increase of 6.7%. The majority of growth came from promotional pricing associated with interest-bearing deposit accounts from the opening of the newest office in June of 2007. The average rate paid on deposits increased in relation to the general marketplace as competition for funding increased.

        The average balance and average rate of deposit accounts for the years ended December 31, 2007 and 2006 were as follows:

Average Balance and Average Rate of Deposit Accounts
(Dollars in Thousands)

	December 31,
	2007		2006
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$8,279	0.00%	$7,974	0.00%
Interest-bearing demand	16,759	2.60%	13,527	1.87%
Savings	15,617	1.30%	15,032	0.83%
Time	50,989	4.12%	50,635	3.84%

Total	$91,644		$87,168

        The following table presents the remaining maturity of time deposits of $100,000 or more at December 31, 2007.

Remaining Maturity of Time Deposits of $100,000 or More
(Dollars in Thousands)
December 31, 2007

Amount
3 months or less	$4,766
3 to 6 months	4,147
6 to 12 months	1,261
Over 12 months	5,415

Total	$15,589

  Borrowings

        Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased, securities sold under agreements to repurchase, and overnight and short-term borrowings from the Federal Home Loan Bank of Pittsburgh.

        Short-term borrowings and repurchase agreements for the years ended December 31, 2007 and 2006 were as follows:

Short-Term Borrowings and Repurchase Agreements
(Dollars in Thousands)

	December 31,
	2007	2006
Amounts outstanding for:
Federal funds purchased	$—	$—
Securities sold under agreements to repurchase	1,265	309
Short-term FHLB borrowings	—	6,500

Total short-term borrowings	$1,265	$6,809

Weighted average rate at end of year	3.44%	5.38%
Maximum amount outstanding at any end of month	$8,730	$10,127
Daily average amount outstanding	$3,579	$7,262
Approximate weighted average interest rate for period	5.31%	4.72%

        Long-term borrowings are generally done to provide a resource of funding that will match investment in particular groups of assets. Long-term borrowings are also utilized as a tool to control interest rate positions within the overall asset-liability management function. All borrowings of this nature have been provided through the Federal Home Loan Bank of Pittsburgh. Long-term borrowings as of December 31, 2007 were $13,411,000 as compared to a December 31, 2006 balance of $5,459,000.

  Shareholders' Equity and Capital Adequacy

        At December 31, 2007, shareholders' equity for First Perry totaled $12,755,000, an increase of $375,000, or 3.0%, over December 31, 2006. The increase was due to an increase in net income of $535,000, less dividends paid of $300,000, and an increase in the net of tax unrealized gains on available for sale securities adjustment to equity of $140,000.

        Banks are evaluated for capital adequacy through regulatory review of capital ratios. Shown below are The First National Bank of Marysville's capital ratios as determined and reported to its regulator. Tier 1 capital includes common stock, surplus, and retained earnings. Total capital consists of tier 1 capital and the allowance for loan losses. The First National Bank of Marysville exceeds both the regulatory minimums and the requirements necessary for designation as a "well-capitalized" institution.

        The First National Bank of Marysville's capital ratios as of December 31, 2007 and 2006 as well as regulatory minimums and well capitalized ratios are as follows:

Capital Ratios (of Bank)
(Dollars in Thousands)

	December 31,
			Regulatory Minimum	"Well Capitalized" Requirement
	2007	2006
As of December 31, 2007
Tier 1 capital (to average assets)	10.4%	10.7%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	16.1%	17.5%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	17.3%	18.8%	8.0%	10.0%

  Off-Balance Sheet Arrangements

        First Perry is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit, and to a lesser extent, standby letters of credit. At December 31, 2007, First Perry had unfunded outstanding commitments to extend credit of $14,162,000 and outstanding letters of credit of $1,442,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to Note 10 of the consolidated financial statements for a discussion of the nature, business purpose and importance of First Perry's off-balance sheet arrangements.

  Liquidity

        Liquidity, and availability to resources, represents First Perry's ability to effectively manage cash flow to support loan demand, depositors' withdrawals, operating expenses, and potential business opportunities.

        Cash and cash equivalents (cash and due from banks, federal funds sold, and interest-bearing deposits) represents the most readily available asset to meet such demands. At December 31, 2007 cash and cash equivalents totaled $9,083,000, compared to $3,742,000 at December 31, 2006. The increase in this position at year end December 31, 2007 was due to runoff management anticipated experiencing in the first quarter of 2008 as higher priced depositing relationships from promotional deposit gathering strategies enacted with the opening of The First National Bank of Marysville's Good Hope Road Office were set to expire. Management does not anticipate holding this level of assets in cash and cash equivalents as a long term strategy.

        First Perry maintains an investment security portfolio that provides cash flow through both scheduled and unscheduled maturities of bonds and monthly receipt of principal and interest on mortgage-backed securities. As the cash flow patterns change with regard to general interest rate conditions, the bonds held in the investment security portfolio are designated available for sale in order to ensure ready access to liquidity. As of December 31, 2007, investment securities available for sale totaled $20,290,000, compared to $24,633,000 at December 31, 2006.

        Liquidity is generated from loan maturities and normal monthly receipt of principal and interest. Major categories of loans are tracked for performance through a monthly determination of the current prepayment speed which is then used in The First National Bank of Marysville's cash flow modeling process. Loan sales and/or selling participations in loans are also resources management uses to provide liquidity.

        Liability liquidity is generated through First Perry's deposit base and established borrowing lines. Deposits at December 31, 2007 totaled $94,472,000 compared to $88,563,000 at December 31, 2006. As of December 31, 2007, First Perry has access to two formal borrowing lines totaling $52,240,000 with the aggregate amount outstanding on these lines totaling $13,411,000.

        Capital is considered a source of liquidity and traditionally First Perry has generated liquidity through the retention of a portion of earnings. Management will consider raising capital to provide for long-term liquidity needs as alternative to the previously named sources to liquidity.

  Inflation

        The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on First Perry is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs and desires of consumer and commercial customers, in turn affecting the growth of First Perry's assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect First Perry's profitability and the market value of assets held. First Perry actively manages its interest rate sensitive assets and liabilities countering the effects of inflation.

  New Financial Accounting Standards

        Note 1 to the consolidated financial statements discusses the expected impact on First Perry's financial condition and results of operations for recently issued or proposed accounting standards that have not been adopted. To the extent we anticipate a significant impact to First Perry's financial condition or results of operations, appropriate discussion takes place in the applicable note to the consolidated financial statements.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Perry Bancorp, Inc.
Marysville, Pennsylvania

        We have audited the accompanying consolidated balance sheets of First Perry Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. First Perry Bancorp, Inc.'s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Perry Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Harrisburg, Pennsylvania
September 11, 2008

 First Perry Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$2,600	$1,815
Federal funds sold	6,403	1,818
Interest bearing deposits	80	109

Cash and Cash Equivalents	9,083	3,742
Investment securities available for sale	20,290	24,633
Loans, net of allowance for loan losses of $970 and $867	82,934	76,481
Premises and equipment	5,041	4,429
Accrued interest receivable	485	518
Restricted investments in bank stocks	949	925
Cash value of life insurance	2,875	2,779
Other assets	1,023	399

Total Assets	$122,680	$113,906

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$7,546	$7,439
Demand, interest bearing	21,870	15,606
Savings and money market	15,751	13,567
Time	49,305	51,951

Total Deposits	94,472	88,563
Short-term borrowings	1,265	6,809
Long-term borrowings	13,411	5,459
Accrued interest payable	319	287
Other liabilities	458	408

Total Liabilities	109,925	101,526

Shareholders' Equity
Common stock, par value $0.25 per share; authorized 2,000,000 shares; issued 408,800 shares	102	102
Surplus	696	696
Retained earnings	12,455	12,220
Treasury stock, at cost (13,488 shares)	(472)	(472)
Accumulated other comprehensive loss	(26)	(166)

Total Shareholders' Equity	12,755	12,380

Total Liabilities and Shareholders' Equity	$122,680	$113,906

See notes to consolidated financial statements.

 First Perry Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2007 and 2006

	2007	2006
	(In Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$5,431	$4,832
Investment securities—taxable	617	793
Investment securities—tax exempt	228	280
Federal funds sold	125	59
Interest-bearing deposits	14	8
Dividends	47	47

Total Interest Income	6,462	6,019

Interest Expense
Deposits	2,742	2,323
Short-term borrowings	190	343
Long-term debt	326	222

Total Interest Expense	3,258	2,888

Net Interest Income	3,204	3,131
Provision for Loan Losses	120	295

Net Interest Income after Provision for Loan Losses	3,084	2,836

Noninterest Income
Service charges on deposit accounts	120	117
Other service charges and fees	235	311
Earnings on cash value of life insurance	124	118

Total Noninterest Income	479	546

Noninterest Expenses
Salaries and employee benefits	1,641	1,534
Occupancy expenses	365	239
Equipment expenses	177	188
Telecommunication and processing charges	205	157
Postage and office supplies	106	81
Bank shares tax expense (credit)	(83)	127
Directors' compensation	103	132
Other expenses	434	413

Total Noninterest Expenses	2,948	2,871

Income before Income Taxes	615	511
Applicable Federal Income Taxes	80	36

Net Income	$535	$475

Earnings Per Share—Basic	$1.35	$1.20

See notes to consolidated financial statements.

 First Perry Bancorp, Inc.

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2007 and 2006

	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
	(In Thousands, Except Share Data)
Balance—January 1, 2006	$102	$674	$12,045	$(470)	$(312)	$12,039

Comprehensive income:
Net income	—	—	475	—	—	475
Other comprehensive income, net unrealized gains on securities available for sale, net of taxes of $75	—	—	—	—	146	146

Total Comprehensive Income						621

Purchase of 2,400 shares of treasury stock	—	—	—	(96)	—	(96)
Issuance of 3,112 shares of treasury stock	—	22	—	94	—	116
Cash dividends, $0.76 per share	—	—	(300)	—	—	(300)

Balance—December 31, 2006	102	696	12,220	(472)	(166)	12,380

Comprehensive income:
Net income	—	—	535	—	—	535
Other comprehensive income, net unrealized gains on securities available for sale, net of taxes of $72	—	—	—	—	140	140

Total Comprehensive Income						675

Cash dividends, $0.76 per share	—	—	(300)	—	—	(300)

Balance—December 31, 2007	$102	$696	$12,455	$(472)	$(26)	$12,755

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

	2007	2006
	(In Thousands)
Cash Flows from Operating Activities
Net income	$535	$475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	284	201
Provision for loan losses	120	295
Net amortization of securities available for sale	32	57
Deferred income taxes	(11)	(98)
Increase in cash value of life insurance	(96)	(92)
Increase in accrued interest payable	32	67
Increase in other liabilities	50	32
(Increase) decrease in accrued interest receivable	33	(72)
(Increase) decrease in other assets	(357)	82

Net Cash Provided by Operating Activities	622	947

Cash Flows from Investing Activities
Securities available for sale:
Proceeds from maturities	4,890	1,710
Proceeds from repayments on mortgage-backed securities	3,702	4,077
Purchases	(4,070)	—
Net purchases of FHLB stock	(24)	(216)
Net increase in loans	(6,900)	(8,432)
Purchases of premises and equipment	(896)	(2,257)

Net Cash Used in Investing Activities	(3,298)	(5,118)

Cash Flows from Financing Activities
Net increase in deposits	5,909	801
Net increase (decrease) in short-term borrowings	(5,544)	3,555
Proceeds from long-term borrowings	12,000	4,250
Payments on long-term borrowings	(4,048)	(3,792)
Proceeds from sales of treasury stock	—	116
Payments for purchases of treasury stock	—	(96)
Dividends paid	(300)	(300)

Net Cash Provided by Financing Activities	8,017	4,534

Net Increase in Cash and Cash Equivalents	5,341	363
Cash and Cash Equivalents—Beginning	3,742	3,379

Cash and Cash Equivalents—Ending	$9,083	$3,742

Supplementary Cash Flows Information
Interest paid	$3,226	$2,869

Income taxes paid	$113	$122

Transfer of loans to foreclosed assets	$327	$—

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies

Nature of Operations

        First Perry Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, The First National Bank of Marysville (the Bank), provide loan, deposit and other commercial banking services through three full service offices in Marysville and Duncannon, Perry County, and one full service office in Hampden Township, Cumberland County, Pennsylvania. The Corporation competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations. The Corporation is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

        The accounting and reporting policies followed by the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Basis of Consolidation

        The accompanying consolidated financial statements include the accounts of First Perry Bancorp, Inc. and its wholly-owned subsidiary, The First National Bank of Marysville. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents, for purposes of the statement of cash flows, consists of cash and due from banks, federal funds sold and interest-bearing deposits in other banks. Generally, federal funds are purchased and sold for one day periods.

Investment Securities

        Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates the classifications as of each balance sheet date.

        Investment securities available for sale are those securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory considerations and other similar factors. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as changes in other comprehensive income, net of the related deferred tax effect. Any realized gains or losses, based on the amortized cost of specific securities sold, are included in current operations. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

        Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Investments in Bank Stocks

        Restricted investments in bank stocks include Federal Reserve Bank, Federal Home Loan Bank (FHLB) and Atlantic Central Bankers Bank stocks. Federal law requires a member institution of the FHLB system to hold stock according to predetermined formulas. In addition, the Bank is required to hold certain amounts of restricted equity securities as part of their agreement with issuing institutions. These stocks are carried at cost which approximates fair value.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances net of unearned income, deferred loan fees, and the allowance for loan losses. Interest is computed based on the principal balances outstanding and is credited to income as earned. Loan fees collected net of the costs of originating the loans are deferred and recognized as an adjustment of the yield over the contractual life of the related loan.

        The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies (Continued)

interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of impression inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies (Continued)

effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. When property is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. Major additions or replacements are capitalized, while repairs and maintenance are charged to expense as incurred.

Federal Income Taxes

        The provision for income taxes is based on income as reported in the financial statements. Certain items of income and expense are recognized in different periods for financial reporting purposes than for federal income tax purposes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between book and tax basis of the various balance sheet assets and liabilities given current recognition to changes in tax rates and laws. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for applicable income taxes.

Treasury Stock

        Repurchases of shares of the Corporation's common stock are recorded at cost as a reduction of shareholders' equity. Sales of treasury stock are credited to the accumulated cost of treasury stock using the first-in, first-out method. Differences between the sales price and cost are recorded as changes in surplus.

Advertising

        Advertising costs are expensed as incurred and totaled $36,000 and $41,000 for the years ending December 31, 2007 and 2006, respectively.

Earnings Per Share

        Earnings per share are computed based upon the weighted average number of shares outstanding during each year. Weighted average shares outstanding were 395,312 in 2007 and 394,521 in 2006. The Corporation has a simple capital structure in that they do not have any common stock equivalents.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies (Continued)

Off Balance Sheet Financial Instruments

        In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Segment Reporting

        The Corporation operates in a single business segment consisting of traditional banking activities.

Cash Value of Life Insurance

        The Corporation is the owner and beneficiary of several single-premium life insurance policies on certain Bank directors. These amounts are immediately available to the Corporation upon surrender of the policies.

Comprehensive Income

        Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income (loss), which represents a component of shareholders' equity, represents the net unrealized gain (loss) on securities available for sale, net of taxes. For the years ended December 31, 2007 and 2006, the Corporation had no reclassification adjustments as a component of other comprehensive income as they had no gains or losses upon the sale of securities.

New Accounting Standards

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, ("SFAS 157") which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for the Corporation on January 1, 2008, and for interim periods within those fiscal years. Upon adoption of SFAS 157 in 2008, the primary effect on the Corporation will be to expand on the required disclosures pertaining to the methods used in determining fair values.

        In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, "Effective Date of FASB Statement No. 157," that permits a one-year deferral in applying the measurement provisions of SFAS 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Corporation is currently evaluating the impact, if any,

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies (Continued)

that the adoption of FSP 157-2 will have on the Corporation's consolidated financial condition or results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Corporation on January 1, 2008. The Corporation has not elected to measure any financial instruments at fair value under this standard.

        FASB Statement No. 141 (R) Business Combinations was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a Company's fiscal year beginning after December 15, 2008. The new pronouncement will impact the Corporation's accounting for business combinations beginning January 1, 2009.

        In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The adoption of EITF 06-04 on January 1, 2008 had no an impact on its consolidated financial condition or results of operations.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 2—Restriction on Cash and Due from Banks

        The Bank is required to maintain average reserve balances in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2007 and 2006 approximated $614,000 and $475,000, respectively. In addition, the Bank's other correspondents may require average compensating balances as part of their agreements to provide services.

Note 3—Investment Securities Available for Sale

        The amortized cost and estimated fair values of investment securities available for sale are reflected in the following schedules at December 31, 2007 and 2006:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agencies	$4,100	$—	$8	$4,092
State and municipal	4,413	67	—	4,480
Mortgaged-backed securities	11,817	2	101	11,718

	$20,330	$69	$109	$20,290

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agencies	$7,603	$—	$94	$7,509
State and municipal	5,809	81	1	5,889
Mortgaged-backed securities	11,471	—	236	11,235

	$24,883	$81	$331	$24,633

        The amortized cost and fair value of debt securities available for sale at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
	(Dollars in Thousands)
Due in one year or less	$3,600	$3,593
Due after one year through five years	1,354	1,363
Due after five years through ten years	3,384	3,440
Due after ten years	175	176

	8,513	8,572
Mortgage-backed securities	11,817	11,718

	$20,330	$20,290

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 3—Investment Securities Available for Sale (Continued)

        Securities with an amortized cost of $15,642,000 and $14,844,000 and fair value of $15,622,000 and $14,782,000 at December 31, 2007 and 2006, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

        Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows :

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
December 31, 2007:
Available for Sale:
U.S. Government agencies	$—	$—	$2,992	$8	$2,992	$8
Mortgage-backed securities	3,812	19	7,347	82	11,159	101

	$3,812	$19	$10,339	$90	$14,151	$109

December 31, 2006:
Available for Sale:
U.S. Government agencies	$—	$—	$7,509	$94	$7,509	$94
State and municipal	—	—	177	1	177	1
Mortgage-backed securities	—	—	11,234	236	11,234	236

	$—	$—	$18,920	$331	$18,920	$331

        Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, but management's intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2007, four U.S. Government agencies and fifteen mortgage-backed securities have unrealized losses. At December 31, 2006, eleven U.S. Government agencies, one state and municipal obligation and fifteen mortgage-backed securities had unrealized losses. Management believes the unrealized losses relate to changes in interest rates since the individual securities were purchased and not to underlying credit issues. As management has both the intent and ability to hold these securities until maturity, or recovery in fair value, no declines are deemed to be other-than-temporary.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 4—Loans Receivable and Allowance for Loan Losses

        Loans receivable consist of the following at December 31:

	2007	2006
	(Dollars in Thousands)
Commercial, financial, and agriculture	$8,445	$5,722
Real estate secured:
Construction	9,059	3,936
Mortgage	47,324	47,082
Commercial	5,352	16,061
Consumer installment	3,558	4,795

	73,738	77,596
Deferred loan fees	(234)	(248)
Allowance for loan losses	(970)	(867)

	$72,534	$76,481

        The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its executive officers, directors and entities in which they have principal ownership. Loans are made to such related parties at substantially the same credit terms as other borrowers and do not represent more than the usual risk of collection. Activity for these related party loans was as follows for the year ended December 31, 2007 (dollars in thousands):

Balance—January 1	$2,423
New loans	1,107
Loans of former director	(1,007)
Payments	(622)

Balance—December 31	$1,901

        Included within the loan portfolio are loans on which the Corporation has discontinued the accrual of interest. Such loans approximated $932,000 and $765,000 at December 31, 2007 and 2006, respectively. If interest income had been recorded on all non-accrual loans outstanding during 2007 and 2006, interest income would have increased by $13,000 and $21,000, respectively.

        Loans 90 days or more past due but still accruing interest at December 31, 2007 and 2006 approximated $210,000 and $515,000, respectively.

        At December 31, 2007 and 2006, the total recorded investment in impaired loans was approximately $932,000 and $765,000, respectively, of which $6,000 and $-0- required a valuation allowance, which approximated $6,000 and $-0-, respectively. The average investment in impaired loans for 2007 and 2006 was approximately $1,046,000 and $431,000, respectively. Interest income recognized on impaired loans in both 2007 and 2006 was approximately $34,000.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 4—Loans Receivable and Allowance for Loan Losses (Continued)

        An analysis of the changes in the allowance for loan losses is as follows at December 31:

	2007	2006
	(Dollars in Thousands)
Balance—January 1	$867	$591
Provision charged to operations	120	295
Recoveries on charged off loans	12	7
Loans charged off	(29)	(26)

Balance—December 31	$970	$867

Note 5—Premises and Equipment

        Premises and equipment consisted of the following at December 31:

	Estimated Useful Life	2007	2006
		(Dollars in Thousands)
Land	—	$386	$386
Bank premises	7 - 50 years	3,186	3,129
Leasehold improvements	10 - 30 years	1,499	986
Furnishings and equipment	3 - 10 years	1,228	946

		6,299	5,447
Accumulated depreciation		(1,359)	(1,075)

		4,940	4,372
Construction in process		101	57

		$5,041	$4,429

        Depreciation charged to operating expense in 2007 and 2006 totaled $284,000 and $201,000, respectively. Interest totaling $-0- and $48,000 for the years ended December 31, 2007 and 2006, respectively, was capitalized and included as part of bank premises.

Operating Leases

        The Corporation entered into a fifteen year operating lease agreement in 2003 for the land on which the Duncannon office is located. In 2005, the Corporation entered into an agreement to lease an office on Good Hope Road in Hampden Township, Cumberland County, on which lease payments began in 2006 and extend through 2017. In January 2007, the Corporation entered into an agreement to lease office space in Linglestown, Dauphin County, on which lease payments began in 2007 and extend for a three year period. The Corporation is responsible for taxes, utilities and other expenses related to the properties. All of the lease agreements contain renewal options. Total net rental expense for operating leases in 2007 and 2006 was $61,000 and $36,000, respectively.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 5—Premises and Equipment (Continued)

        At December 31, 2007, future minimum lease payments under noncancelable lease arrangements are as follows (dollars in thousands):

Years ending December 31,
2008	$83
2009	100
2010	64
2011	64
2012	67
Thereafter	322

Note 6—Deposits

        Scheduled maturities of time deposits at December 31, 2007 are as follows (dollars in thousands):

Years ending December 31,
2008	$27,920
2009	10,500
2010	4,579
2011	3,689
2012	2,469
Thereafter	148

$49,305

        Time deposits of $100,000 or more at December 31, 2007 and 2006 approximated $15,589,000 and $16,673,000, respectively.

        Interest expense on time deposits of $100,000 or more, approximated $703,000 and $581,000 in 2007 and 2006, respectively.

        The Corporation accepts deposits of its executive officers, directors, their immediate families, and affiliated companies on the same terms as those for comparable transactions of unrelated customers. The amount of these deposits totaled $1,003,000 and $2,155,000 at December 31, 2007 and 2006, respectively.

Note 7—Pension and Other Benefit Plans

Defined Contribution Plan

        The Corporation maintains a contributory 401(k) retirement plan for all eligible employees. Currently, the Corporation's policy is to match 50% of the employees' voluntary contributions to the plan up to a maximum payment of 3% of the employees' compensation. Additionally, the Corporation may make discretionary contributions to the plan after considering current profits and business conditions. The amount charged to expense in 2007 and 2006 totaled $89,000 and $73,000, respectively. Of these amounts, discretionary contributions approximated $73,000 and $60,000, respectively.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 7—Pension and Other Benefit Plans (Continued)

Director Emeritus Plan

        To promote orderly succession of the Corporation's Board of Directors, the Corporation adopted the "Director Emeritus Agreement" in 2001. The agreement provides for a defined annual benefit based on the Director's final fee. The benefit can be offered to a Director upon termination of service on or after 65 years of age and with ten or more continuous years of service. Provisions of the agreement are contingent on the Director electing to become a Director Emeritus, being available to act in the capacity of consultant to the Board, continuing to act as a "Goodwill Ambassador" for the Corporation, and avoiding any competitive arrangements that are contrary to the best interests of the Corporation. The agreement also contains other general limitations and death benefit provisions. Expenses recorded under the terms of this agreement were $12,000 and $30,000 in 2007 and 2006, respectively.

Deferred Compensation Agreements

        The Corporation maintains two Supplemental Executive Retirement Plan (SERP) agreements to provide specified benefits for key executives. The agreements were specifically designed to encourage key executives to remain as employees of the Corporation. The agreements are unfunded with benefits to be paid from the Corporation's general assets. After normal retirement, benefits are payable to the executive or his or her beneficiary in equal monthly installments for a period of 20 years. There are provisions for death benefits should a participant die before his or her retirement date. These benefits are also subject to change of control and other provisions.

        The Corporation also maintains a "Director Deferred Fee Agreement" (DDFA) which allows electing directors to defer payment of their directors' fees until a future date. The estimated present value of the future benefits is accrued over the effective dates of the agreement using an interest factor computed as a percent of the Corporation's return on equity. The agreements are unfunded, with benefits to be paid from the Corporation's general assets.

        The accrued benefit obligations of the two plans of $238,000 at December 31, 2007 and $262,000 at December 31, 2006 is included in other liabilities. Expense related to these plans totaled $44,000 and $54,000 in the years ended December 31, 2007 and 2006, respectively.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 8—Taxes

        Income tax expense (benefit) and the related effective income tax rates are comprised of the following items for the years ended December 31:

	2007		2006
	(Dollars in Thousands)
Tax at statutory rates	$209	34%	$174	34%
Tax-exempt interest income	(111)	(18)	(122)	(24)
Life insurance income	(33)	(5)	(31)	(6)
Interest disallowance	14	2	14	3
Others	1	—	1	—

Federal Income Taxes	$80	13%	$36	7%

        Deferred income taxes result from income and expense items which are recognized for financial statement purposes in different reporting periods than for federal income tax purposes. The current and deferred portions of applicable income taxes (benefit) for the years ended December 31 are as follows:

	2007	2006
	(Dollars in Thousands)
Current tax	$91	$134
Deferred tax benefit	(11)	(98)

Applicable Federal Income Tax	$80	$36

        The Corporation provides deferred taxes, at the 34% tax rate, on cumulative temporary differences. Components of deferred tax assets and liabilities are as follows at December 31:

	2007	2006
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$284	$249
Loans	4	7
Investment securities	13	85
Deferred directors' fees	31	48
Deferred compensation	50	42
Other	49	13

	431	444
Deferred tax liabilities, accumulated depreciation	(180)	(132)

Net Deferred Tax Asset	$251	$312

        The Corporation has not recorded a valuation allowance for the deferred tax assets as management believes it is more likely than not that they will be ultimately realized.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 8—Taxes (Continued)

Pennsylvania Corporate Tax Credit

        In 2007, the Bank completed the construction of its new main office in Marysville. As part of this project, the Bank applied for a $250,000 tax credit under the Pennsylvania Enterprise Zone Tax Credit Program which authorizes tax credits to private companies that make qualified investments in designated enterprise zones by rehabilitating, expanding or improving buildings within an enterprise zone. The Corporation has recorded a $216,000 credit in 2007, representing the amount of costs management initially estimated it was eligible to receive as a tax credit and is included in the Bank shares tax expense (credit) on the consolidated statement of income. In July 2008, the Pennsylvania Department of Revenue made a final determination that the Bank was entitled to the full $250,000 credit, and an additional $34,000 was recognized as income in 2008. The credit was used to offset the Bank's 2008 Pennsylvania Bank Shares Tax liability, with the remainder available to offset the 2009 tax liability.

Note 9—Borrowings

        The Corporation has an unsecured line of credit agreement with Atlantic Central Bankers Bank in the amount of $3,000,000 at December 31, 2007 and 2006. Interest accrues based on the daily Federal Funds rate. There were no amounts outstanding on the line of credit at December 31, 2007 or 2006.

        Repurchase agreements are treated as collateralized financing transactions and are carried on the consolidated balance sheets at the amount the securities will be subsequently sold or repurchased for, plus accrued interest. The Corporation requires investment securities to be held as collateral for the repurchase agreements. The securities underlying the agreements were under the Corporation's control.

        The Corporation has entered into agreements with the Federal Home Loan Bank (FHLB) which allow for borrowings up to a percentage of certain qualifying collateral assets. At December 31, 2007, the Bank had a maximum borrowing capacity of approximately $49,240,000. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments. Borrowings from the FHLB include long-term borrowing agreements which are subject to restrictions and penalties for early repayment under certain circumstances and borrowings under repurchase advance agreements.

        A summary of short-term borrowings is as follows at December 31:

	2007	2006
	(Dollars in Thousands)
Repurchase agreements with customers	$1,265	$309
FHLB short-term borrowings (weighted average rate of 5.44% at December 31, 2006)	—	6,500

	$1,265	$6,809

Weighted average rate at end of year	3.44%	5.38%
Maximum amount outstanding at any end of month	$3,591	$6,809
Daily average amount outstanding	2,077	5,981
Approximate weighted average interest rate for period	5.20%	5.21%

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 9—Borrowings (Continued)

        FHLB borrowings under long-term arrangements are summarized as follows at December 31:

Maturity Date	Interest Rate		2007	2006
			(Dollars in Thousands)
06/18/09	5.41%	Fixed rate	$5,000	$—
11/30/09	3.99	Fixed rate	7,000	—
04/25/07	5.34	Fixed rate	—	1,000
05/24/07	3.72	Fixed rate	—	1,250
05/27/08	5.40	Fixed rate	—	1,750
01/26/26	4.88	Amortizing fixed rate	1,411	1,459

			$13,411	$5,459

        Scheduled maturities of FHLB borrowings are as follows at December 31, 2007 (dollars in thousands):

2008	$50
2009	12,052
2010	55
2011	58
2012	61
Thereafter	1,135

$13,411

Note 10—Financial Instruments with Off Balance Sheet Risk

        The Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit, typically residential mortgage loans and commercial loans and, to a lesser extent, standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. The Bank does not anticipate any material losses from those commitments.

        Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extensions of credit, is based on management's credit evaluation of the customer. Collateral held varies but may

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 10—Financial Instruments with Off Balance Sheet Risk (Continued)

include investments, property, plant and equipment, and income-producing commercial properties. On loans secured by real estate, the Bank generally requires loan to value ratios of no greater than 85%.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The current amount of the liability as of December 31, 2007 for guarantees under standby letters of credit is not material.

        The Bank's exposure to credit loss for loan commitments (unfunded loans and unused lines of credit, including home equity lines of credit) and standby and performance letters of credit were as follows at December 31:

	2007	2006
	(Dollars in Thousands)
Commitments to grant loans	$2,778	$2,172
Unfunded commitments of existing loans	11,384	6,526
Standby and performance letters of credit	1,442	1,168

	$15,604	$9,866

Note 11—Concentrations of Credit Risk

        Substantially all of the Corporation's business activity, including loans and loan commitments, is with customers located within its trade area of the counties of Perry, Cumberland and Dauphin, Pennsylvania. The concentration of credit by type of loan is set forth in the Loans note to the financial statements.

Note 12—Regulatory Matters and Shareholders' Equity

        Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. At December 31, 2007, $934,000 of undistributed earnings of the Bank, included in consolidated shareholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

        The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Corporation and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 12—Regulatory Matters and Shareholders' Equity (Continued)

practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to average total assets (as defined). Management believes, as of December 31, 2007, that the Bank meets all the capital adequacy requirements to which they are subject.

        As of December 31, 2007, the most recent notification from the regulators, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

        The Federal Reserve Board approved a final rule in 2006 that expands the definition of a small bank holding company ("BHC") under the Board's Small Bank Holding Company Policy Statement and the Board's risk-based and leverage capital guidelines for bank holding companies. Based on the ruling, the Corporation meets the eligibility criteria of a small BHC and is exempt from regulatory requirements administered by the federal banking agencies.

        The Bank's actual capital ratios at December 31 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are summarized below.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total risk-based capital (to risk-weighted assets)	$13,498	17.3%	$	≥6,243	≥8.00%	$	≥7,804	≥10.00%
Tier 1 capital (to risk-weighted assets)	12,528	16.1		≥3,122	≥4.00		≥4,682	≥6.00
Tier 1 capital (to average total assets)	12,528	10.4		≥4,810	≥4.00		≥6,012	≥5.00
As of December 31, 2006:
Total risk-based capital (to risk-weighted assets)	$13,162	18.8%	$	≥5,607	≥8.00%		≥7,008	≥10.00%
Tier 1 capital (to risk-weighted assets)	12,295	17.5		≥2,803	≥4.00		≥4,205	≥6.00
Tier 1 capital (to average total assets)	12,295	10.7		≥4,608	≥4.00		≥5,760	≥5.00

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 13—Fair Value of Financial Instruments

        FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

        Management uses its best judgment in estimating the fair value of the Corporation's financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

        The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The Corporation, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

Cash and Cash Equivalents

        The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

Investment Securities (Including Mortgage-Backed Securities)

        Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans

        For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable and Payable

        The carrying amount of accrued interest receivable and payable approximates their fair value.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 13—Fair Value of Financial Instruments (Continued)

Restricted Investments in Bank Stocks

        No ready market exists for this stock that is held by the Corporation as required by law. However, redemption of this stock has historically been at par. Accordingly, the carrying amount approximates its fair value.

Deposits

        Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturity of deposits.

Short-Term and Long-Term Borrowings

        Fair values of short-term borrowings approximate their carrying amount. Fair values of long-term borrowings are estimated using discounted cash flow analysis, based on rates currently available to the Corporation from the Federal Home Loan Bank for advances with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

        Fair values for the Corporation's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

        The carrying amounts and estimated fair values of the Corporation's financial instruments are as follows at December 31:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$9,083	$9,083	$3,742	$3,742
Investment securities	20,290	20,290	24,633	24,633
Loans, net	82,934	82,803	76,481	75,467
Accrued interest receivable	485	485	518	518
Restricted investments in bank stocks	949	949	925	925
Financial liabilities:
Deposits	94,472	94,550	88,563	87,944
Short-term borrowings	1,265	1,265	6,809	6,809
Long-term borrowings	13,411	13,318	5,459	5,398
Accrued interest payable	319	319	287	287
Off balance sheet financial instruments:
Unfunded lending commitments and letters of credit	—	—	—	—

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 14—Commitments and Contingencies

        The Corporation is subject to numerous claims and lawsuits which arise primarily in the normal course of business. At December 31, 2007, there were no such claims or lawsuits which, in the opinion of management, would have a material adverse affect on the financial position or results of operations of the Corporation.

Note 15—First Perry Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
	2007	2006
	(In Thousands)
Assets
Cash	$179	$179
Investment in bank subsidiary	12,502	12,129
Real estate, net	72	72

	$12,755	$12,380

Liabilities and Shareholders' Equity
Shareholders' equity	$12,755	$12,380

Statements of Income

	Years Ended December 31,
	2007	2006
	(In Thousands)
Income, dividends from bank subsidiary	$300	$300
Expenses	—	3

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary	300	297
Undistributed net income of subsidiary	235	178

Net Income	$535	$475

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

Note 15—First Perry Bancorp, Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows

	Years Ended December 31,
	2007	2006
	(In Thousands)
Cash Flows from Operating Activities
Net income	$535	$475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	1
Undistributed net income of subsidiary	(235)	(178)

Net Cash Provided by Operating Activities	300	298

Cash Flows from Financing Activities
Dividends paid	(300)	(300)
Proceeds from sales of treasury stock	—	116
Purchases of treasury stock	—	(96)

Net Cash Used in Financing Activities	(300)	(280)

Net Increase in Cash and Cash Equivalents	—	18
Cash and Cash Equivalents—Beginning	179	161

Cash and Cash Equivalents—Ending	$179	$179

Note 16—Subsequent Event

        In June 2008, the Corporation signed a definitive agreement for a business combination with HNB Bancorp, Inc., which is headquartered in Halifax, Pennsylvania. Upon combination, a new holding company will be formed, which will issue 2.435 shares of common stock for each share owned by the Corporation's shareholders, and will issue 2.48 shares of common stock for each share of HNB Bancorp, Inc. owned by their shareholders. The primary reason for the combination is to pool resources to provide greater products and services to customers in the contiguous counties, and provide cost savings through the consolidation of operations. It is anticipated that the transaction will be consummated in the fourth quarter of 2008.

 Management's Discussion and Analysis of Financial Condition and Results of Operations
of First Perry for the Six-Month Period Ended June 30, 2008

Executive Summary

  Six Months Ended June 30, 2008 versus June 30, 2007

        Net income increased $75,000, or 30.0%, to $326,000 for the period ended June 30, 2008, as compared to $251,000 for the period ended June 30, 2007.

        The following are the fundamental changes that have occurred between the two reporting periods:

  •
  Net interest income increased by $283,000;

  •
  Non-interest income increased by $93,000;

  •
  Non-interest expense increased by $268,000; and

  •
  The provision for income taxes increased by $33,000.

        Basic earnings per share through June 30, 2008 were $0.83 per share compared to $0.63 through June 30, 2007. Return on average assets was 0.53% through June 30, 2008 compared to 0.39% through June 30, 2007. Return on average equity was 5.13% through June 30, 2008 compared to 3.51% through June 30, 2007.

        For the six months ended June 30, 2008, First Perry grew assets by $14,882,000, or 13.1%, to $128,711,000, compared to assets of $113,829,000 at June 30, 2007 primarily as a result of the following:

  •
  Cash and cash equivalents increased by $1,088,000;

  •
  Investment securities and investments in restricted stock decreased by $2,447,000;

  •
  Net loans increased by $16,058,000;

  •
  Deposit accounts increased by $344,000;

  •
  Short-term borrowings decreased by $879,000; and

  •
  Long-term borrowings increased by $13,351,000.

  Average Balances and Average Interest Rates

        Year end 2007 through June of 2008 saw drastic changes in the short end of the yield curve as the Federal Open Market Committee reacted to the widening financial fallout of subprime lending. The overnight rate began 2008 at 4.25% and has since declined to 2.00% at June 30, 2008. This change helps to determine rates at the short end of the yield curve, which indirectly affects the cost for the majority of The First National Bank of Marysville's deposits.

        Growth at June 30, 2008 on the average balance of all interest bearing assets over June 30, 2007 is $10,117,000, or 9.9%. For the same periods, growth from all liability sources is $10,651,000, or 11.8%. Management's expectations are to continue to grow the loan portfolio with funding secured through more active utilization of its branch network.

        Through June 30, 2008, interest income has increased by $306,000 over June 30, 2007. Interest expense has risen $16,000 on the year-to-date June 30, 2008 versus June 30, 2007 comparison. Through June 30, 2008, net interest income is up $290,000, or 17.6%, over June 30, 2007 with the net interest spread increasing 30 basis points and the net interest margin increasing 22 basis points.

        The following table includes average balances, rates and interest income and expense adjusted to a fully- tax equivalent basis, interest rate spread and net interest margin.

Average Balances and Average Interest Rates
(Dollars in Thousands)

	June 30,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$16,338	$314	3.84%	$17,702	$336	3.80%
Tax-exempt	3,617	123	6.79%	5,455	186	6.83%

Total securities	19,955	437	4.38%	23,157	522	4.51%

Federal funds sold & interest-bearing deposits	1,348	26	3.86%	1,129	28	4.96%
Loans:
Consumer	3,741	145	7.75%	4,626	179	7.74%
Commercial	9,754	343	7.03%	6,201	241	7.77%
Real estate	77,749	2,541	6.54%	67,317	2,216	6.58%

Total loans	91,244	3,029	6.64%	78,144	2,636	6.75%

Total earning assets	112,547	3,492	6.20%	102,430	3,186	6.22%

Non-interest earning assets	9,904			8,837
Total assets	$122,451			$111,267

Liabilities and shareholders' equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$17,377	127	1.46%	$14,117	152	2.15%
Savings	15,069	74	0.98%	14,929	85	1.14%
Time deposits	49,409	970	3.93%	50,568	1,029	4.07%

Total deposits	81,855	1,171	2.86%	79,614	1,266	3.18%

Borrowings:
Short-term borrowings	4,400	84	3.82%	5,748	157	5.46%
Long-term debt	14,540	295	4.06%	4,782	111	4.64%

Total borrowings	18,940	379	4.00%	10,530	268	5.09%

Total interest bearing liabilities	100,795	1,550	3.08%	90,144	1,534	3.40%

Demand deposits	8,294			8,086
Other liabilities	660			792
Shareholders' equity	12,702			12,245
Total liabilities and shareholders' equity	$122,451			$111,267

Net interest income		$1,942			$1,652
Net interest spread			3.12%			2.82%
Net interest margin			3.45%			3.23%

Yields on tax-exempt securities and loans within the discussion point and table 1 are presented on a fully tax equivalent basis assuming a tax rate of 34%.

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

  Provision for Loan Losses

        Through June 30, 2008 a provision of $60,000 has been made to the allowance and net charge-offs for the year were $33,000, or 0.04%, of average loans. Through June 30, 2007 a provision of $60,000 had been made to the allowance and net charge-offs were $6,000, or 0.01%, of average loans. In management's opinion underwriting standards have remained solid and conservative relative to the general marketplace. In order to further protect the integrity of its underwriting and mitigate potential issues, more conservative loan to value standards, including requiring lower initial loan to value ratios, have been implemented for real estate lending in order to reduce any potential fallout from declining property values.

  Non-Interest Income

        For the six months ended June 30, 2008, non-interest income increased $93,000, or 43.5%, over the six months ended June 30, 2007. Increases in service charges, mainly in the area of non-sufficient funds charges, were enacted in the first quarter of 2008.

        Net gains on sales of securities held within the available for sale investment portfolio were taken on bonds which no longer met policy-established investment guidelines, and to provide liquidity for continued loan growth. There were no impairment issues with the securities sold and all securities sold were investment-grade at the time of sale. Due to downgrades within the municipal bond insurer arena the municipal portfolio will continue to be monitored and additional sales are possible.

        The following table presents the components of non-interest income and related fluctuations for the six months ended June 30, 2008 and 2007.

Non-Interest Income
(Dollars in Thousands)

	Six Months Ended June 30,
		Increase/(Decrease)
	2008	Amount	%	2007
Service charges on deposit accounts	$76	$21	38.2%	$55
Other service charges and fees	125	27	27.6%	98
Earnings on cash value of life insurance	64	3	4.9%	61
Realized gain on AFS securities	42	42	—	—

	$307	$93	43.5%	$214

  Non-Interest Expense

        For the six months ended June 30, 2008, non-interest expenses have increased $268,000, or 18.6%, over the same period in 2007. Discussion points related to the primary drivers of the increase are as follows:

  •
  Salaries and employee benefits—In the second quarter of 2008 an experienced commercial lender was hired to assist in asset generation, and staffing for a fifth banking services office was brought online. Personnel related expenses have increased in conjunction with these strategic decisions;

  •
  Occupancy expense—Costs associated with the establishment of First Perry's fourth office and renovations to its operations area account for the majority of the increase associated with the increase in occupancy expense. A fifth office opened in June of 2008 on North Mountain Road in Linglestown, PA;

  •
  Equipment expense—Increases in depreciation expense attributable to expenses incurred for migrating to remote capture and acceptance of check images from branch locations and banking clients are the primary reason equipment expense increased $19,000 from June 30, 2008 over June 30, 2007;

  •
  Telecommunications—The First National Bank of Marysville established an MPLS network in 2007 to replace a point-to-point frame relay network to reduce the time involved in a disaster recovery situation, in addition to establishing a new office in June of 2007. Full year expenses are being realized for these two items in 2008 versus only a partial period in 2007.

  •
  Processing charges—Decreased due to the elimination of contracts associated with licensing required to service multiple clientele for check processing; and

  •
  Bank shares tax—This remains a significant expense to First Perry, with $69,000 expensed through June 30, 2008, with the total annual expense for 2008 known to be $138,000. Through June 30, 2007 First Perry recognized $108,000 of tax benefit, which offset The First National Bank of Marysville shares tax relating to the Pennsylvania Enterprise Zone Tax Credit program. For the first six months of 2008 no credit was recognized, however management anticipates it will record $34,000 in the last half of 2008, upon the Department of Revenue's final determination of the amount that The First National Bank of Marysville was eligible for.

        The following table presents the components of non-interest expense and related fluctuations for the six months ended June 30, 2008 and 2007.

Non-Interest Expense
(Dollars in Thousands)

	Six Months Ended June 30,
		Increase/(Decrease)
	2008	Amount	%	2007
Salaries and employee benefits	$897	$78	9.5%	$819
Occupancy expense	218	50	29.8%	168
Equipment expense	101	19	23.2%	82
Telecommunications and processing charges	116	4	3.6%	112
Postage and office supplies	46	—	0.0%	46
Bank shares tax expense	69	110	NM	(41)
Director compensation	50	(1)	(2.0)%	51
Other expenses	211	8	3.9%	203

	$1,708	$268	18.6%	$1,440

  Provision for Federal Income Taxes

        The provision for federal income taxes is $72,000 for the six months ended June 30, 2008, compared to $39,000 in 2007. The effective tax rate for the six months ended June 30, 2008 was 18.1%, compared to 13.5% in 2007. The effective tax rate has increased, consistent with higher levels of pre-tax income and lower tax-free income. First Perry's effective tax rate differs from the statutory rate due to tax-exempt interest income and non-taxable bank owned life insurance.

  Securities

        Use of liquidity within the security portfolio to provide for loan growth continues to occur. There has been a continued shift out of U.S Government agencies as well as state and municipal securities into mortgage-backed securities in order to structure cash flow over an extended period of time. State and municipal securities holdings have decreased as securities have been sold as a precaution against downgrades in insurer ratings within the bond insurer industry. No securities are deemed to be other-than-temporarily-impaired based on management's evaluation of the individual securities, including the extent and length of the unrealized loss, and First Perry's ability to hold the security until maturity or until the fair value recovers. The investment in restricted equity securities has increased in proportion to the required investment in the Federal Home Loan Bank of Pittsburgh as a condition of borrowing.

        The following table sets forth the composition of the investment security portfolio as of June 30, 2008 and December 31, 2007.

Investment Securities
(Dollars in Thousands)

	June 30, 2008	December 31, 2007
Available for Sale Securities (at Fair Value):
U.S. Government agencies	$1,964	$4,092
State and municipal	2,677	4,480
Mortgage-backed securities	12,666	11,718
Restricted investment in bank stock	1,353	949

Total	$18,660	$21,239

  Loans

        Due to continued lending opportunities that have resulted from growth in the area coupled with the hiring of a dedicated commercial lender, loan volumes continue to increase. All areas of real estate secured lending have experienced significant increases in production. The increase from June 30, 2008 over December 31, 2007 for construction loans is $2,338,000, or 25.8%; for mortgage lending the increase is $5,453,000, or 11.5%; and for commercial real estate the increase is $6,856,000, or 44.7%. First Perry has not loosened its loan originating standards during this time, and we believe they remain conservative, compared to our peer group.

        Loans as of June 30, 2008 and December 31, 2007 were as follows:

Loans Outstanding
(Dollars in Thousands)

	June 30, 2008	December 31, 2007
Commercial, financial, agricultural	$9,199	$8,845
Real estate secured:
Construction	11,397	9,059
Mortgage	52,777	47,324
Commercial	22,208	15,352
Consumer installment	3,262	3,558

Gross loans	98,843	84,138

Unamortized loan fees	(230)	(234)
Allowance for loan losses	(997)	(970)

Total	$97,616	$82,934

  Risk Elements of the Loan Portfolio

        Loan quality continues to improve through the implementation of a more structured loan collection committee. Total non-performing loans have declined $405,000 or 35.5% to $736,000 at June 30, 2008 from December 31, 2007. Foreclosed real estate decreased by $157,000 through the addition of one foreclosed property and the subsequent sale of the property held in this category at December 31, 2007.

        A concentration in loans to lessors of residential buildings and dwellings continues to exist and is tracked and reviewed on a quarterly basis. At June 30, 2008 loans to lessors of residential buildings and dwellings totaled $10,215,000, compared to $6,107,000 at December 31, 2007.

        The following table presents non-performing loans and assets as of June 30, 2008 and December 31, 2007.

Non-Performing Assets
(Dollars in Thousands)

	June 30, 2008	December 31, 2007
Accruing loans past due 90 days	$—	$210
Non-accrual loans	736	931

Total non-performing loans	736	1,141

Foreclosed real estate	170	327

Total non-performing assets	$906	$1,468

Non-performing loans to total loans	0.75%	1.38%
Non-performing assets to total assets	0.70%	1.20%
Allowance to non-performing loans	135.46%	85.01%

  Allowance for Loan Losses

        Management continues to monitor loan loss charge-offs in order to aid in the establishment of a historical loss experience to apply to new product lines established by First Perry in 2007 and 2008. Additionally, qualitative factors relating to loan product performance through the current interest rate and business cycle are being developed to correspond to the new product lines.

        Through the six months ended June 30, 2008 First Perry has experienced an increase in charge-offs related to its established product lines due mainly to evaluations associated with loans that foreclosed. Management continues to review the effect of potential declines in local real estate values when determining specific allocations related to loans rated substandard and below.

Analysis of the Allowance for Loan Losses
(Dollars in Thousands)

	June 30,
	2008	2007
Beginning balance	$970	$867
Provision for loan losses	60	60
Charge-offs:
Real estate mortgage	52	14

Total charge-offs	52	14

Recoveries:
Real estate mortgage	19	4
Installments	—	4

Total recoveries	19	8

Net charge-offs	33	6

Ending balance	$997	$921

Net charge-offs to average loans (annualized)	0.07%	0.02%
Allowance for loan losses to total loans	1.01%	1.12%

        The following table presents the allocation of the allowance for loan losses, by loan category, as of June 30, 2008 and December 31, 2007.

Allocation of the Allowance for Loan Losses
(Dollars in Thousands)

	June 30, 2008		December 31, 2007
	Amount	Percentage of total loans	Amount	Percentage of total loans
Balance at end of period applicable to:
Commercial, financial, and agricultural	$153	9.3%	$165	10.5%
Real estate construction	61	11.5%	47	10.8%
Real estate mortgage	415	53.4%	419	56.2%
Commercial real estate	361	22.5%	216	18.3%
Installment	44	3.3%	43	4.2%
Unallocated	35		80

Total	$997	100.0%	$970	100.0%

        The increase in the commercial real estate allowance for loan losses allocated is directly attributable to the growth in this loan category in the first six months of 2008

  Deposits

        Through the utilization of different deposit gathering approaches the average balance in interest bearing deposits increased $2,241,000, or 2.8%, for the six months ended June 30, 2008, while at the same time seeing a decrease in average rate paid of 32 basis points. Average balances in savings and time deposits decreased through pricing designed to increase margin as opposed to building balances within the designated categories. Overall, average deposit balances decreased by $2,449,000, or 2.8%, for June 30, 2008 over 2007.

        The average balance and average rate of deposit accounts for the six months ended June 30, 2008 and 2007 were as follows:

Average Balance and Average Rate of Deposit Accounts
(Dollars in Thousands)

	For the Six Months Ended June 30,
	2008		2007
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$8,294		$8,086
Interest bearing demand	17,377	1.46%	14,117	2.15%
Savings	15,069	0.98%	14,929	1.14%
Time	49,409	3.93%	50,568	4.07%

Total	$90,149		$87,700

  Shareholders' Equity and Capital Adequacy

        At June 30, 2008 shareholders' equity for First Perry totaled $12,892,000, an increase of $137,000, or 1.1%, over December 31, 2007. The increase was due to an increase in net income of $326,000, less dividends paid of $150,000, offsetting an increase in the unrealized losses on available for sale securities, net of tax, adjustment to equity of $39,000. Assets over the same six month time period have increased $6,031,000, or 4.9%, as a result of increased utilization of First Perry's existing capital base.

        Banks are evaluated for capital adequacy through regulatory review of capital ratios. Shown are The First National Bank of Marysville's capital ratios as determined and reported to its regulator. Tier 1 capital includes common stock, surplus, and retained earnings. Total capital consists of tier 1 capital and the allowance for loan losses. The First National Bank of Marysville exceeds both the regulatory minimums and the requirements necessary for designation as a "well-capitalized" institution. As noted in the preceding paragraph, the decline in The First National Bank of Marysville's risk-based capital ratios is a result of increasing asset growth at a faster rate than the capital formation rate. Risk-based capital ratios remain in line with peer group averages.

Capital Ratios (of Bank)
(Dollars in Thousands)

	June 30, 2008	December 31, 2007	Regulatory Minimum	"Well Capitalized" Requirement
Tier 1 capital (to average assets)	10.1%	10.4%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	14.4%	16.1%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	15.5%	17.3%	8.0%	10.0%

  Off-Balance Sheet Arrangements

        First Perry is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit, and to a lesser extent, standby letters of credit. At June 30, 2008 First Perry had unfunded outstanding commitments to extend credit of $9,504,000 and outstanding letters of credit of $912,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to Note 10 of the consolidated financial statements for a discussion of the nature, business purpose and importance of First Perry's off-balance sheet arrangements.

  Liquidity

        Liquidity, and availability to resources, represents First Perry's ability to effectively manage cash flow to support loan demand, depositors' withdrawals, operating expenses, and potential business opportunities.

        Cash and cash equivalents (cash and due from banks, federal funds sold, and interest-bearing deposits) represents the most readily available asset to meet such demands. At June 30, 2008 cash and cash equivalents totaled $3,033,000, compared to $9,083,000 at December 31, 2007. The decrease in this position from year end 2007 was due management's decision to have liquidity on hand to handle anticipated runoff of higher priced depositing relationships from promotional deposit gathering strategies enacted with the opening of The First National Bank of Marysville's Good Hope Road Office.

        First Perry maintains an investment security portfolio that provides cash flow through both scheduled and unscheduled maturities of bonds and monthly receipt of principal and interest on mortgage-backed securities. As the cash flow patterns change with regard to general interest rate conditions, the bonds held in the investment security portfolio are designated available for sale in order to ensure ready access to liquidity. As of June 30, 2008, investment securities available for sale totaled $17,307,000, compared to $20,290,000 at December 31, 2007.

        Liquidity is generated from loan maturities and normal monthly receipt of principal and interest. Major categories of loans are tracked for performance through a monthly determination of the current prepayment speed which is then used in The First National Bank of Marysville's cash flow modeling process. Loan sales and/or selling participations in loans are also resources management uses to provide liquidity.

        Liability liquidity is generated through First Perry's deposit base and established borrowing lines. Deposits at June 30, 2008 totaled $88,926,000 compared to $94,472,000 at December 31, 2007. As of June 30, 2008, First Perry has access to two formal borrowing lines totaling $54,462,000 with the aggregate amount outstanding on these lines totaling $24,868,000.

        Capital is considered a source of liquidity and traditionally First Perry has generated liquidity through the retention of a portion of earnings. Management will consider raising capital to provide for long-term liquidity needs as an alternative to the previously named sources to liquidity.

  Inflation

        The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on First Perry is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs and desires of consumer and commercial customers, in turn affecting the growth of First Perry's assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect First Perry's profitability and the market value of assets held. First Perry actively manages its interest rate sensitive assets and liabilities countering the effects of inflation.

First Perry Bancorp, Inc.

Consolidated Balance Sheets

June 30, 2008 and December 31, 2007

(Unaudited)

	2008	2007
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$2,862	$2,600
Federal funds sold	—	6,403
Interest bearing deposits	171	80

Cash and Cash Equivalents	3,033	9,083
Investment securities available for sale	17,307	20,290
Loans, net of allowance for loan losses of $997 and $970	97,616	82,934
Premises and equipment	5,059	5,041
Accrued interest receivable	466	485
Restricted investments in bank stocks	1,353	949
Cash value of life insurance	2,925	2,875
Other assets	952	1,023

Total Assets	$128,711	$122,680

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$8,543	$7,546
Demand, interest bearing	16,728	21,870
Savings and money market	15,289	15,751
Time	48,366	49,305

Total Deposits	88,926	94,472
Short-term borrowings	10,152	1,265
Long-term borrowings	15,886	13,411
Accrued interest payable	221	319
Other liabilities	634	458

Total Liabilities	115,819	109,925

Shareholders' Equity
Common stock, par value $0.25 per share; authorized 2,000,000 shares; issued 408,800 shares	102	102
Surplus	696	696
Retained earnings	12,631	12,455
Treasury stock, at cost (13,488 shares)	(472)	(472)
Accumulated other comprehensive loss	(65)	(26)

Total Shareholders' Equity	12,892	12,755

Total Liabilities and Shareholders' Equity	$128,711	$122,680

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Consolidated Statements of Income

Six Months Ended June 30, 2008 and 2007

(Unaudited)

	2008	2007
	(In Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$2,988	$2,623
Investment securities—taxable	314	336
Investment securities—tax exempt	81	123
Federal funds sold	25	23
Interest-bearing deposits	1	5

Total Interest Income	3,409	3,110

Interest Expense
Deposits	1,171	1,266
Short-term borrowings	84	157
Long-term debt	295	111

Total Interest Expense	1,550	1,534

Net Interest Income	1,859	1,576
Provision for Loan Losses	60	60

Net Interest Income after Provision for Loan Losses	1,799	1,516

Noninterest Income
Service charges on deposit accounts	76	55
Other service charges and fees	125	98
Earnings on cash value of life insurance	64	61
Gain on securities available for sale	42	—

Total Noninterest Income	307	214

Noninterest Expenses
Salaries and employee benefits	897	819
Occupancy expenses	218	168
Equipment expenses	101	82
Telecommunication and processing charges	77	85
Postage and office supplies	46	46
Bank shares tax expense (credit)	69	(41)
Directors' compensation	50	51
Other expenses	250	230

Total Noninterest Expenses	1,708	1,440

Income before Income Taxes	398	290
Applicable Federal Income Taxes	72	39

Net Income	$326	$251

Earnings Per Share—Basic	$0.83	$0.54

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Consolidated Statements of Changes in Shareholders' Equity

Six Months Ended June 30, 2008 and 2007

(Unaudited)

	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
	(In Thousands, Except Share Data)
Balance—January 1, 2007	$102	$696	$12,220	$(472)	$(166)	$12,380

Comprehensive income:
Net income	—	—	251	—	—	251
Other comprehensive income, net	—	—	—	—	31	31

Total Comprehensive Income						282

Cash dividends, $0.38 per share	—	—	(150)	—	—	(150)

Balance—June 30, 2007	$102	$696	$12,321	$(472)	$(135)	$12,512

Balance—January 1, 2008	$102	$696	$12,455	$(472)	$(26)	$12,755

Comprehensive income:
Net income	—	—	326	—	—	326
Other comprehensive loss, net	—	—	—	—	(39)	(39)

Total Comprehensive Income						287

Cash dividends, $0.38 per share	—	—	(150)	—	—	(150)

Balance—June 30, 2008	$102	$696	$12,631	$(472)	$(65)	$12,892

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2008 and 2007

(Unaudited)

	2008	2007
	(In Thousands)
Cash Flows from Operating Activities
Net income	$326	$251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	160	130
Provision for loan losses	60	60
Net amortization of securities available for sale	31	14
Gain on sale of securities available for sale	(42)	—
Increase in cash value of life insurance	(50)	(48)
Decrease in accrued interest payable	(98)	(29)
Increase in other liabilities	176	261
Decrease in accrued interest receivable	19	79
(Increase) decrease in other assets	261	(208)

Net Cash Provided by Operating Activities	843	510

Cash Flows from Investing Activities
Securities available for sale:
Proceeds from maturities	3,975	2,500
Proceeds from repayments on mortgage-backed securities	3,046	1,864
Proceeds from sale	1,915	—
Purchases	(6,001)	—
Net (purchases) redemptions of FHLB stock	(404)	103
Net increase in loans	(14,912)	(5,464)
Purchases of premises and equipment	(178)	(720)

Net Cash Used in Investing Activities	(12,559)	(1,717)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(5,546)	19
Net increase (decrease) in short-term borrowings	8,887	(3,186)
Proceeds from long-term borrowings	2,500	5,000
Payments on long-term borrowings	(25)	(2,273)
Dividends paid	(150)	(150)

Net Cash Provided by (Used in) Financing Activities	5,666	(590)

Net Decrease in Cash and Cash Equivalents	(6,050)	(1,797)
Cash and Cash Equivalents—Beginning	9,083	3,742

Cash and Cash Equivalents—Ending	$3,033	$1,945

Supplementary Cash Flows Information
Transfer of loans to foreclosed assets	$170	$327

See notes to consolidated financial statements.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited)

Note 1—Summary of Significant Accounting Policies

Nature of Operations

        First Perry Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, The First National Bank of Marysville (the Bank), provide loan, deposit and other commercial banking services through three full service offices in Marysville and Duncannon, Perry County, and one full service office in Hampden Township, Cumberland County, Pennsylvania. The Corporation competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations. The Corporation is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

        The accounting and reporting policies followed by the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Basis of Presentation

        The accompanying unaudited consolidated financial statements of the Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of consolidated financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, and so such financial statements are not misleading, have been included.

        The unaudited consolidated financial statements should be read in conjunction with the Corporation's audited consolidated financial statements for the years ended December 31, 2007 and 2006, included in its Registration Statement on Form S-4 dated September 2008.

        Operating results for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

        The consolidated financial statements at June 30, 2008 and December 31, 2007 and for the six months ended June 30, 2008 and 2007 include the accounts of the Corporation and the Bank. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2008

(Unaudited)

Note 1—Summary of Significant Accounting Policies (Continued)

foreclosure or in satisfaction of loans. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Earnings Per Share

        Earnings per share are computed based upon the weighted average number of shares outstanding during each year. Weighted average shares outstanding were 395,312 in 2008 and 2007. The Corporation has a simple capital structure in that they do not have any common stock equivalents.

Off Balance Sheet Financial Instruments

        In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Note 2—Comprehensive Income

        Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income (loss), which represents a component of shareholders' equity, represents the net unrealized gain (loss) on securities available for sale, net of taxes.

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2008

(Unaudited)

Note 2—Comprehensive Income (Continued)

        The components of other comprehensive income (loss) and related tax effects for the six months ended June 30 are as follows:

	2008	2007
	(In Thousands)
Unrealized holding gains (losses) on securities available for sale	$(18)	$45
Less: reclassification adjustment for gains in realized income	(42)	—

Net Unrealized Gains (Losses) on Securities Available for Sale	(60)	45
Tax (expense) benefit	21	(14)

Other Comprehensive Income (Loss)	$(39)	$31

Note 3—Investment Securities Available for Sale

        The amortized cost and estimated fair values of investment securities available for sale are reflected in the following schedule at June 30, 2008:

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agencies	$2,000	$—	$36	$1,964
State and municipal	2,662	15	—	2,677
Mortgage-backed securities	12,744	22	100	12,666

	$17,406	$37	$136	$17,307

Note 4—Fair Value Accounting

        In September 2006, the FASB issued Statement No. 157, "Fair Value Measurement (SFAS 157)." This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for the Corporation as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, "Effective Date of FASB Statement No. 157." This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of this FSP is not expected to have a material impact on the Corporation's consolidated financial statements upon adoption on January 1, 2009.

        In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2008

(Unaudited)

Note 4—Fair Value Accounting (Continued)

designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard became effective for the Corporation on January 1, 2008. The Corporation did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

        SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

        Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

        Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

        Level 3: Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Corporation used the following methods and significant assumptions to estimate fair value.

        Securities: The fair value of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.

        Assets measured on a recurring basis are summarized below:

		Fair Value Measurements at June 30, 2008, Using
		(In Thousands)
	June 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$17,307	$—	$17,307	$—

Note 5—Business Combination

        In June 2008, the Corporation signed a definitive agreement for a business combination with HNB Bancorp, Inc., which is headquartered in Halifax, Pennsylvania. Upon combination, a new holding

First Perry Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2008

(Unaudited)

Note 5—Business Combination (Continued)

company will be formed, which will issue 2.435 shares of common stock for each share owned by the Corporation's shareholders, and will issue 2.52 shares of common stock for each of HNB Bancorp, Inc. owned by their shareholders. The primary reason for the combination is to pool resources to provide greater products and services to customers in the contiguous counties, and provide cost savings through the consolidation of operations. It is anticipated that the transaction will be consummated in the fourth quarter of 2008.

Note 6—New Accounting Standards

        FASB Statement No. 141(R) "Business Combinations" was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a Company's fiscal year beginning after December 15, 2008. The new pronouncement will impact the Corporation's accounting for business combinations beginning January 1, 2009.

        In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The adoption of EITF 06-04 on January 1, 2008 had no impact on its consolidated financial condition or results of operations.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

 Description of HNB

General

        HNB is a Pennsylvania business corporation and a registered bank holding company headquartered in Halifax, Pennsylvania. Halifax National Bank is a nationally chartered bank headquartered in Halifax, Pennsylvania and was founded in 1900.

Description of Business of HNB

        HNB became the bank holding company for Halifax National Bank on June 30, 2007. HNB's primary activity consists of owning and supervising its subsidiary, Halifax National Bank.

Description of Business of Halifax National Bank

        Halifax National Bank has two branch locations both located in Dauphin County, Pennsylvania, and is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Central Pennsylvania market area. Halifax National Bank's commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

        At June 30, 2008, Halifax National Bank had 19 full time employees and four part time employees. In the opinion of management, Halifax National Bank enjoys a satisfactory relationship with its employees. Halifax National Bank is not a party to any collective bargaining agreement.

Supervision and Regulation of HNB and Halifax National Bank

        After the consolidation, the supervision and regulation to which HNB and Halifax National Bank are subject will not materially change. Riverview and Riverview National Bank will be subject to substantially the same supervision and regulation to which HNB and Halifax National Bank are currently subject. For more information regarding the supervision and regulations to which HNB and Halifax National Bank are subject, see "Description of Riverview—Supervision and Regulation of Riverview" and "—Supervision and Regulation of Riverview National Bank" above.

Property

        HNB owns or leases no property other than through Halifax National Bank. These are:

  1.
  Third and Market Streets, Halifax, Pennsylvania 17032 (owns);

  2.
  311 South Market Street, Upper Paxton Township, Millersburg, Pennsylvania 17061 (owns);

  3.
  Drive-through facility on 16 N. 3rd Street, Halifax, Pennsylvania 17032 (owns);

  4.
  15 N. 3rd Street, Halifax, Pennsylvania 17032 (owns);

  5.
  Parking lot on N. 3rd Street Halifax, Pennsylvania 17032 (owns);

  6.
  Market Street Main Building (owns); and

  7.
  34 South Market Street, Elizabethville, PA 17023 (leases).

        It is management's opinion that the facilities currently utilized are suitable and adequate for the HNB's current and immediate future purposes.

Legal Proceedings

        HNB and/or Halifax National Bank are defendants in various legal proceedings arising in the ordinary course of their business. However, in the opinion of management of HNB and Halifax National Bank, there are no proceedings pending to which HNB and Halifax National Bank are a party or to which their property is subject, which, if determined adversely to HNB and Halifax National Bank, would be material in relation to HNB's and Halifax National Bank's individual profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of HNB and Halifax National Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against HNB and Halifax National Bank by government authorities or others.

Information About HNB's Directors

        Information, as of July 1, 2008, concerning the seven directors of HNB appears below.

Name and Age	Director Since*	Principal Occupation for the Past Five Years and Positions Held with HNB Bancorp, Inc. and Subsidiaries
Kirk D. Fox, 41	2007	Mr. Fox has been Executive Vice President and Chief Lending Officer since August 2004. Prior to that he was Vice President and Commercial Loan Officer for another bank, where he worked since 1988. He has served as director of Halifax National Bank since 2007.
David W. Hoover, 47	2006	Mr. Hoover is President of Hoover Financial Services, Inc., located in Halifax, Pennsylvania. He has served as a director of Halifax National Bank since 2006.
Joseph D. Kerwin, 44	2005	Mr. Kerwin is an attorney with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He has served as a director of Halifax National Bank since 2005.
James M. Lebo, 63	1996	Mr. Lebo is President of the Lebo Agency and is a licensed insurance agent. He has served as a director of Halifax National Bank since 1996.
Paul R. Reigle, 79	1995

Mr. Reigle is a retired banker. Mr. Reigle is chairman of the board of HNB and Halifax National Bank. Mr. Reigle served as Cashier for Halifax National Bank from 1960 through 1990. He has been a director of the bank since 1995. He also served as a director of Halifax National Bank from 1970 through 1990.

David A. Troutman, 52	2002	Mr. Troutman is President of A.W. Troutman, an automobile dealership in Millersburg, Pennsylvania. He has served as a director of Halifax National Bank since 2002.
Thomas N. Wasson, 62	1991

Mr. Wasson has been President and Chief Executive Officer of HNB since 2007 and Halifax National Bank since 2002. Prior to becoming President, Mr. Wasson served as Cashier of Halifax National Bank. He has served as a director of Halifax National Bank since 1991.

(*)
Includes service as director of Halifax National Bank.

        Under the Nasdaq Stock Market standard for independence, David A. Troutman, James M. Lebo, Paul R. Reigle, Joseph D. Kerwin, and David W. Hoover are independent directors of HNB and are expected to be independent directors of Riverview.

        HNB shareholders approved a classified board of directors at the 2008 Annual Meeting of Shareholders. The HNB board of directors has not yet identified the class for which members will be nominated at the 2009 Annual Meeting of Shareholders and will only make those nominations if the consolidation is not completed pursuant to the consolidation agreement.

Executive Officers

        The following table provides information, as of July 1, 2008, about the HNB's executive officers.

Name and Age	Principal Occupation for the Past Five Years and Positions Held with HNB Bancorp, Inc. and Subsidiaries
Thomas N. Wasson, 62	Mr. Wasson has been President and Chief Executive Officer of HNB since 2007 and Halifax National Bank since 2002. Prior to becoming President, Mr. Wasson served as Cashier of Halifax National Bank. He has served as a director of Halifax National Bank since 1991.
Kirk D. Fox, 41

Mr. Fox has been Executive Vice President of HNB and Executive Vice President and Chief Lending Officer of Halifax National Bank since August 2004. Prior to that he was Vice President and Commercial Loan Officer for another bank, where he worked since 1988. He has served as director of Halifax National Bank since 2007.

Executive Compensation

  Summary Compensation Table

        The following table summarizes the total compensation for 2007 for Thomas N. Wasson, HNB's President and Chief Executive Officer and Kirk D. Fox, Executive Vice President. These individuals are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Thomas N. Wasson	2007	107,500	0	32,054	(1)	9,272	(2)	148,826
Kirk D. Fox	2007	90,000	10,000	4,475	(1)	6,022	(3)	110,497

(1)
Change in supplemental retirement plan.

(2)
Includes life insurance premiums of $2,146, 401(k) match of $4,300, and profit sharing of $2,826.

(3)
Includes life insurance premiums of $268, 401(k) match of $2,708, profit sharing of $2,451 and $595 in automobile reimbursements.

        In 2007, Messrs. Wasson and Fox were parties to employment agreements as further described below. For the year 2007, Mr. Fox received a discretionary bonus of $10,000 for his services to HNB and Halifax National Bank. As employees of Halifax National Bank, Messrs. Wasson and Fox, as do all other eligible employees, received a 401(k) match and a profit sharing. Messrs. Wasson and Fox are parties to supplemental executive retirement plan agreements which are described below.

        HNB has no option plans or equity incentive plans.

  Halifax National Bank Retirement Plan (Defined Benefit Pension Plan)

        HNB's wholly-owned subsidiary, Halifax National Bank, maintains the Halifax National Bank Retirement Plan. To be eligible for the plan, an employee must accumulate at least one thousand hours of employment in the 12-month period beginning on the first day of his or her employment or in a subsequent 12-month period commencing on the anniversary of the first day of employment. Normal retirement is at 65 years of age. There is an early retirement feature at 55 years of age. There are also death and disability features to the plan. At normal or early retirement, death or disability, there are three options of distribution of the amount allocated and in the account of the employee, i.e. a purchase of an annuity, one lump sum payment or equal periodic payments over an employee's life expectancy.

        The regular vesting schedule under the plan is as follows:

Years of Service	Vested Interest
1 Full Year	0%
2 Full Years	0%
3 Full Years	100%

        Halifax National Bank's contribution to the plan is based on an actuarial calculation. This Defined Benefit Pension Plan was frozen as of December 31, 2006. There is no longer any accrued benefit to the participating employees. Furthermore, in 2007, HNB approved the termination of the Defined Benefit Pension Plan effective January 31, 2008. Currently, HNB is awaiting final approval for the termination of the plan. For more information regarding the termination of the plan and its financial impact, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Years Ended December 31, 2007 and 2006" below.

  Employment Agreements

        Mr. Wasson's employment agreement with Halifax National Bank dated as of January 9, 2007, provides for an initial term renewing for one year after the initial term. Mr. Fox's employment with Halifax National Bank, dated as of December 1, 2006 as amended provides for a five year term which renews automatically for an additional five year term unless contrary written notice is given.

        The agreements provide that Mr. Wasson shall serve as President of Halifax National Bank and that Mr. Fox shall serve as Executive Vice President of Halifax National Bank. It also provides that if Mr. Wasson resigns upon a change in control or is terminated without cause, he will be entitled to two (2) times his average annual salary for the previous five years. If Mr. Fox resigns upon a change in control or is terminated without cause, he will be entitled to three (3) times his average annual salary for the previous five years, plus participation in all non-cash employee benefits for three (3) years. The employment agreements also provide for a gross-up of payments if the executive is subject to the excise taxes under IRS Section 4999; Halifax National Bank will pay him an additional amount so that he would be in the same after-tax position that he would have been in had the excise tax not been imposed. Both Messrs. Wasson's and Fox's employment agreements have covenant not to compete provisions.

        On June 18, 2008, Mr. Fox and Halifax National Bank entered into an amendment to his employment agreement which provided that the consolidation of HNB into Riverview did not constitute a change in control under the agreement and would not entitle Mr. Fox to any payments upon the change in control.

  Supplemental Executive Retirement Plan

        In 2007, HNB adopted a Supplemental Executive Retirement Plan agreement to provide specified benefits for key executives. The agreement is specifically designed to encourage key executives to remain as employees of HNB. The agreement is unfunded, with benefits to be paid from HNB's general assets. After retirement, benefits are payable to the executive or his or her beneficiaries in equal monthly installments for a period of fifteen (15) years. There are provisions for death benefits should a participant die before his or her retirement date. These benefits are also subject to change of control and other provisions. Messrs. Wasson and Fox are parties to a supplemental executive retirement plan agreement which vests upon a change in control. On June 18, 2008, Mr. Fox and Halifax National Bank entered into an amendment to his supplemental executive retirement plan agreement which provided that the consolidation of HNB into Riverview did not constitute a change in control under the agreement and would not entitle Mr. Fox to immediate vesting upon the change in control, provided that immediate vesting would occur upon the subsequent termination of Mr. Fox's employment.

  Director Compensation

        The following table summarizes the compensation of directors during 2007:

Name	Fees Earned or Paid in Cash ($)	Total ($)
David W. Hoover	$10,000	$10,000
Joseph D. Kerwin	$10,000	$10,000
James M. Lebo	$10,000	$10,000
Paul R. Reigle	$10,000	$10,000
David A. Troutman	$10,000	$10,000

        Directors of HNB receive no remuneration for attendance at meetings of the board of directors. However, they do receive compensation for serving as directors of the Halifax National Bank board of directors. Currently, each board member receives $10,000 annually. Each of the directors of HNB, except Messrs. Wasson and Fox, do not receive any additional compensation for their services beyond the compensation paid to them as directors of Halifax National Bank.

Compensation Committee Interlocks and Insider Participation

        The Board of Directors functions as the Compensation Committee. Thomas N. Wasson, President and Chief Executive Officer, is a member of the Board of Directors, but does not participate in his own review or vote on his own salary increases and other compensation.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        HNB's board of directors was informed by Greenawalt and Company, P.C., HNB's principal accountants, that it could not perform the necessary SEC auditing required for the registration statement or for Riverview after the effective date of the consolidation. The audit reports of Greenawalt and Company, P.C. on the consolidated financial statements of HNB as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through June 30, 2008, there were no: (1) disagreements with Greenawalt and Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Greenawalt and Company, P.C.'s satisfaction, would have caused Greenawalt and Company, P.C. to make reference in connection with its opinion to the subject matter, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K.

        On June 25, 2008, HNB engaged Beard Miller Company LLP as HNB's new independent registered public accounting firm for the fiscal year ending December 31, 2008. The engagement was approved by HNB's board of directors. Beard Miller Company LLP was engaged to issue re-audits of the prior fiscal years in order to be SEC compliant. During the fiscal years ended December 31, 2007 and 2006, and the subsequent interim period prior to the engagement of Beard Miller Company LLP, HNB did not consult with Beard Miller Company LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Beneficial Ownership

  Principal Holders

        The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on July 1, 2008, more than 5% of the outstanding HNB common stock.

        Beneficial ownership of HNB common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after July 1, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Russel S. Neff Eleanor M. Neff 5 Lynnwood Ave Easton, PA 18032	30,500		9.76%
Reed L. Lebo Mildred A. Lebo 3741 Peters Mountain Road Halifax, PA 17032	30,750	(1)	9.84%
David W. Metzger P.O. Box 486 Chadds Ford, PA 19317-0486	16,250		5.20%
CEDE & Company Box 20 Bowling Green Station New York, NY 10274	41,500		13.28%

(1)
Includes 15,500 shares held individually and 15,250 shares held individually by Mr. Lebo's spouse.

  Beneficial Ownership of Executive Officers and Directors

        The following table shows, as of July 1, 2008 the amount and percentage of HNB common stock beneficially owned by each director and executive officer individually and as a group.

        Beneficial ownership of shares of HNB common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

  •
  Voting power, which includes the power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after the record date of July 1, 2008.

        Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share. The percentage of all HNB common stock owned by each director and executive officer is less than 1% unless otherwise indicated.

Directors, Executive Officers, and Directors Emeriti	Amount and Nature of Beneficial Ownership		Percentage of Class
Paul R. Reigle	6,000	(1)	1.92%
James M. Lebo	1,280	(2)	—
David A. Troutman	5,250	(3)	1.68%
Thomas N. Wasson	1,003	(4)	—
Kirk D. Fox	262	(5)	—
Joseph D. Kerwin	3,775	(6)	1.21%
David W. Hoover	2,150	(7)	—
Reed L. Lebo	30,750	(8)(10)	9.84%
Glenn S. Yeager	8,450	(9)(10)	2.70%
Aggregate of All Directors and Executive Officers (9 persons)	58,908		18.85%

(1)
Includes 250 shares held individually and 5,750 shares held jointly with his spouse.

(2)
Includes 250 shares held individually and 1,030 shares held jointly with his spouse.

(3)
Includes 500 shares held individually and 4,750 shares held jointly with his spouse.

(4)
Includes 348 shares held individually and 320 shares held jointly with his spouse, and 335 shares held individually by his spouse.

(5)
Includes 250 shares held individually and 12 shares held in minor child's name as guardian.

(6)
Includes 2,175 shares held individually and 1,600 shares held jointly with his spouse.

(7)
Includes 1,950 shares held individually and 200 shares held jointly with his spouse.

(8)
Includes 15,500 shares held individually and 15,250 shares held individually by his spouse.

(9)
Includes 7,000 shares held individually and 1,450 shares held jointly with his spouse.

(10)
Director Emeritus

Related Party Transactions

        Certain directors and officers of HNB, their immediate family members and companies with which they are associated, are customers of HNB's banking subsidiary, Halifax National Bank. During 2007, these individuals, family members and companies had banking transactions with Halifax National Bank in the ordinary course of business. Similar transactions are expected to occur in the future. All loans and loan commitments involved in such transactions were made in the ordinary course of business under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to HNB. In the opinion of HNB's management, these transactions do not involve more than the normal risk of collection, nor do they present other unfavorable features. Each of these transactions was made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Board Regulation O.

 Management's Discussion and Analysis of Financial Condition and Results of Operations
of HNB for the Years Ended December 31, 2007 and 2006

        The following discussion represents management's analysis of the financial condition and results of operations of HNB and its wholly-owned subsidiary, Halifax National Bank and should be read in conjunction with the accompanying financial statements and other financial data included elsewhere in this report.

Forward-Looking Statements

        Except for historical information, this report may be deemed to contain "forward-looking" statements regarding HNB. Examples of forward-looking statements include, but are not limited to, projections or statements regarding future earnings, expenses, net interest income, non-interest income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms, statements of plans and objectives of management or the board of directors, and statements of assumptions such as economic conditions in HNB's market area. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.

        No assurances can be given that the future results covered by forward-looking statements will be achieved. Such statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could impact HNB's operating results include, but are not limited to, the effects of changing economic conditions in HNB's market areas and nationally, credit risks of commercial, real estate, consumer and other lending activities, significant changes in interest rates, changes in federal and state banking laws and regulations which could impact HNB's operation, funding costs and other external developments which could materially affect HNB's business and operations.

Critical Accounting Policies

        Disclosure of HNB's significant accounting policies is included in the notes to the consolidated financial statements. These policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. Senior management has discussed the development of such estimates with the board of directors. HNB believes that of its significant policies, the allowance for loan losses and valuation of its securities may involve a greater degree of judgment and complexity, and therefore has identified them as critical accounting policies. As a result of their subjective nature and the judgment involved, estimates associated with them could require revision as more information becomes available.

         Allowance for loan losses—The allowance for loan losses represent management's estimate of probable loan losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Notes to the consolidated financial statements describe the methodology used to determine the allowance for loan losses, and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in this report.

         Securities—HNB carries its held to maturity securities at amortized cost and available for sale securities at fair value, with unrealized gains or losses reported net of tax as an adjustment to shareholders' equity. Securities are written down to fair value when there is impairment in value that is considered to be other-than-temporary. The determination of other-than-temporary impairment is a matter of judgment, and considers the length of time and the extent to which fair value has been less than cost; financial condition and near term prospects of the issuer; or the intent and ability to retain the security for a period of time sufficient to allow for anticipated recovery in fair value. To date, HNB has not recorded any other-than-temporary impairment charges.

Year Ended December 31, 2007 versus 2006

  Overview

        For the year ended December 31, 2007, Halifax National Bank recorded net income of $482,000, an increase of $9,000, or 1.9%, from net income of $473,000 in 2006.

        The change in net income during 2007 as compared to the same time last year is primarily the result of the following:

  •
  Increase in net interest income of $31,000 or 1.4%;

  •
  Increase in total non-interest income of $60,000 or 29.1%;

  •
  Increase in total non-interest expense of $72,000 or 3.8%; and

  •
  Increase in provision for income taxes of $11,000 or 55.0%.

        Basic earnings per share were $1.54 and $1.51 for the year ended December 31, 2007 and 2006, respectively. Return on average equity for the year ended December 31, 2007 was 4.76% compared to 4.82% in 2006. Return on average assets was 0.62% for the year ended December 31, 2007 and 2006.

        During 2007 management initiated a strategy to fund growth with deposit generation using short-term time deposits as the primary vehicle. HNB experienced a $5,543,000 or 8.9% increase in deposits. The success of the deposit generation allowed HNB to reduce borrowings by $4,714,000 or 81.3% as well as fund loan growth.

  Net Interest Income and Net Interest Margin

        Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. FTE basis is calculated by increasing the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order for the yield on tax-exempt assets to be comparable to interest earned on taxable assets. The major components affecting net interest income are the changes in interest rates and the volume of earning assets and interest bearing liabilities. For the year ended December 31, 2007 and 2006, net interest income on a FTE basis was $2,473,000 and $2,469,000.

        The following table presents average balances, rates and interest income and expense, adjusted to a fully tax-equivalent basis, interest rate spread and net interest margin.

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential
(Dollars in thousands)

	For the Years Ended December 31,
	2007			2006
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest Earning Assets
Investment securities:
U.S. Government agencies	$6,427	$306	4.76%	$6,433	$305	4.74%
State and municipal	8,446	517	6.13%	9,609	595	6.20%
Mortgage-backed securities	28	4	14.29%	37	5	13.51%
Corporate debt securities	737	53	7.19%	1,005	69	6.87%
Other securities	280	16	5.71%	459	27	5.88%

Total investment securities	15,918	896	5.63%	17,543	1,001	5.71%

Loans; including fees:
Taxable	54,848	3,902	7.11%	51,952	3,578	6.89%
Nontaxable	184	7	3.80%	223	8	3.59%

Total loans including fees	55,032	3,909	7.10%	52,175	3,586	6.87%

Interest bearing deposits	51	3	5.88%	44	3	6.82%
Federal funds sold	660	34	5.15%	176	10	5.68%

Total Interest Earning Assets	71,661	4,842	6.76%	69,938	4,600	6.58%

Non-Interest Earning Assets
Cash and due from banks	2,040			1,961
Allowance for loan losses	(505)			(420)
Premises and equipment	2,333			2,415
Other assets	2,739			2,474

Total Non-Interest Earning Assets	6,607			6,430

Total Assets	$78,268			$76,368

Interest-Bearing Liabilities:
Interest-bearing demand	$4,748	56	1.18%	$4,863	29	0.60%
Savings deposits	11,827	271	2.29%	12,474	287	2.30%
Time deposits	42,616	1,951	4.58%	35,828	1,469	4.10%
Short-term borrowings	1,671	91	5.45%	6,556	347	5.29%

Total Interest-Bearing Liabilities	60,862	2,369	3.89%	59,721	2,132	3.57%

Non-Interest Bearing Liabilities:
Demand deposits	6,770			5,803
Other liabilities	512			1,026
Shareholders' Equity	10,124			9,818

Total Liabilities and Shareholders' Equity	$78,268			$76,368

Net Interest Income (Tax Equivalent)		$2,473			$2,468

Net Interest Spread			2.87%			3.01%
Net Interest Margin			3.45%			3.53%

Tax-exempt income has been adjusted to reflect a tax equivalent basis using an incremental tax rate of 34%.

Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.

Loan fees are included in interest income and the calculation of yield on loans.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield.

        The following table presents net interest income attributable to changes in rates and changes in average balances of interest earning assets and interest bearing liabilities.

Rate Volume Analysis
(In thousands)

	For the Years Ended December 31, 2007 versus 2006
	Change due to
	Volume	Rate	Net
Interest Earning Assets
Investment securities:
U.S. Government agencies	$(0)	$1	$1
State and municipal	(71)	(7)	(78)
Mortgage-backed securities	(1)	0	(1)
Corporate debt securities	(19)	3	(16)
Other securities	(10)	(1)	(11)

Total investment securities	(101)	(4)	(104)

Loans:
Taxable	206	118	324
Nontaxable	(1)	0	(1)

Total loans	205	118	323

Federal funds sold	25	(1)	24

Total Interest Earning Assets	129	113	242

Interest-Bearing Liabilities:
Interest-bearing demand	(1)	28	27
Savings deposits	(15)	(1)	(16)
Time deposits	311	171	482
Short-term borrowings	(266)	10	(256)

Total Interest-Bearing Liabilities	29	208	237

Net Interest Income	$100	$(95)	$5

Income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

        As a result of a flat and at times inverted interest rate yield curve, HNB's net interest margin was negatively impacted by 8 basis points (b.p.) as the increase in the cost of funds associated with interest bearing liabilities outpaced the increase that was obtained on interest earning assets, including loans and securities. A factor in the decline of net interest margin was due to management's initiative to fund asset growth with deposits, particularly short-term time deposits, as the cost of borrowing climbed higher.

        Tax-equivalent net interest income for the year ended December 31, 2007 increased by $5,000 or 0.2% compared to 2006 due to an increase in earning assets offset by an increase in the cost of interest bearing liabilities. Total average securities decreased $1,625,000 impacting interest income by $101,000. Total average loans increased $2,857,000 impacting interest income by $205,000 and the yield on loans increased 23 b.p. impacting interest income by $118,000.

        Average time deposits increased $6,788,000 impacting interest expense by $311,000. The average cost of time deposits increased 48 b.p. impacting interest expense by $171,000. Average short-term borrowings decreased $4,885,000 impacting interest expense by $266,000.

  Provision for Loan Losses

        The provision and allowance for loan losses are based on management's assessment of Halifax National Bank's credit exposure and consideration of other pertinent factors. The provision for loan losses is an amount charged to earnings on an annual basis. The allowance for loan losses is a reserve to cover future loan charge-offs.

        Halifax National Bank's provision for loan losses for the years ended December 31, 2007 and 2006 was $100,000. Despite a rise in charge-off percentages and non-performing loans during 2007, the provision for loan losses was maintained at $100,000. The non-performing loan balance consists of one loan relationship, which management feels there is sufficient cash flow to mitigate Halifax National Bank's risk of loss, and was considered in its analysis. The allowance for loan losses as a percent of loans was 0.93% at December 31, 2007 versus 0.85% at December 31, 2006, which resulted from provisioning levels exceeding net charge-offs. The increase in the reserve as a percent of loans is consistent with management's consideration of qualitative factors, including national and local economic and real estate conditions, and a shift in the loan portfolio towards commercial real estate and construction loans.

  Non-interest Income

        Non-interest income of $266,000 for the year ended December 31, 2007, increased $60,000, or 29.1%, compared to 2006. The increase is due predominately to the increase in earnings on cash value of life insurance of $34,000, or 47.2%, attributable to higher average investment in bank-owned life insurance. Service charges and fees increased $32,000 or 30.8%, primarily due to the following: 1) HNB implemented a higher fee structure on its non-sufficient fund (NSF) charges in early 2007, and 2) in the fourth quarter of 2007 HNB changed to a sequential order of paying customer withdrawals, which led to higher instances of NSF charges. During 2006 HNB sold available for sale securities at gains with no similar sale occurring in 2007.

        The following table presents the components of non-interest income, and related fluctuations, for the years ended December 31, 2007 and 2006.

Non Interest Income
(Dollars in thousands)
For the years ended December 31:

		Increase/(Decrease)
	2007	Amount	%	2006
Service charges on deposits	$136	$32	30.8%	$104
Earnings on cash value of life insurance	106	34	47.2%	72
Gain on sale of investment securities	—	(15)	(100.0)%	15
Other	24	9	60.0%	15

Total	$266	$60	29.1%	$206

  Non-interest Expense

        For the year ended December 31, 2007 non-interest expense of $1,950,000 increased $72,000 or 3.8% over 2006. The increase is predominately due to the increase in salaries and employee benefits of $52,000 or 5.3%. Salary and benefits is the largest category of non-interest expense accounting for 52.7% of all non-interest expense. The increase in salary and benefits is due to merit increases and an increase in the cost of employee benefits.

        The following table presents the components of non-interest expense, and related fluctuations, for the years ended December 31, 2007 and 2006.

Non-interest Expense
(Dollars in thousands)
For the years ended December 31:

		Increase/(Decrease)
	2007	Amount	%	2006
Salaries and employee benefits	$1,027	$52	5.3%	$975
Occupancy and equipment	367	14	4.0%	353
Pennsylvania shares tax	111	5	4.7%	106
Supplies and postage	90	(10)	(10.0)%	100
Directors compensation	50	—	0.0%	50
Professional fees	83	(3)	(3.5)%	86
Other	222	14	6.7%	208

Total	$1,950	$72	3.8%	$1,878

        In 2007, HNB approved the termination of its defined benefit pension plan effective January 31, 2008. No benefits have been accrued under the plan since it was frozen in 2005. Upon final approval by the Internal Revenue Service and the Pension Benefit Guaranty HNB, annuities will be purchased to satisfy all pension liabilities. HNB expects to record a charge to earnings of approximately $325,000 – $425,000 upon final distribution of pension plan assets. It is anticipated that the final distributions will be made in 2008; however, the receipt date of necessary approvals can not be predicted with certainty.

  Income Taxes

        Income tax expense for the year ended December 31, 2007 was $31,000, an increase of $11,000 from December 31, 2006. HNB has reduced its effective tax rate from the Federal statutory rate of 34% primarily through tax-exempt income, including tax-exempt securities and earnings on cash value of life insurance. The effective tax rate for the years ended December 31, 2007 and 2006 was 6% and 4%.

Financial Condition

  General

        As of December 31, 2007 deposit growth was the primary source used to fund loan growth and pay down short-term borrowings. Time deposits were the significant component of deposit growth in 2007 followed by non-interest bearing and interest bearing demand deposits.

        At year-end December 31, 2007 total assets were $80,042,000, an increase of $1,172,000 or 1.5% over year-end December 31, 2006. At year-end December 31, 2007 total deposits were $68,064,000, an increase of $5,543,000 or 8.9% over year-end December 31, 2006.

  Securities

        The securities portfolio is a significant component of interest-earning assets. Investment securities are used to provide income, liquidity, and diversity in the earning asset portfolio.

        Halifax National Bank's securities are classified as either held to maturity or available for sale. Securities in the held to maturity category are accounted for at amortized cost. Available for sale securities are accounted for at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income.

        The securities portfolio is largely classified as available for sale. There are no securities held in a trading account. Available for sale securities at December 31, 2007 were $15,222,000, a decrease of $610,000 or 3.9% from December 31, 2006. The liquidity from the decrease in securities was used to fund loan growth and pay down short-term borrowings. At December 31, 2007 and December 31, 2006, the unrealized loss, net of tax, amounted to $49,000 and $108,000.

        The following table presents the carrying value of HNB's investment portfolio at December 31:

Investment Securities
(In thousands)
As of December 31:

	2007		2006
	Available for sale	Held to maturity	Available for sale	Held to maturity
U.S. Government agencies	$6,414	$—	$6,250	$—
State and municipal	8,192	—	8,793	—
Corporate debt securities	616	—	789	—
Mortgage-backed securities	—	28		37

	$15,222	$28	$15,832	$37

        The following table presents the investment securities' carrying value and weighted average interest rate for each maturity period presented:

Maturity of Investment Securities as of December 31, 2007
(Dollars in thousands)

	1 year or less		After 1 year through 5 years		After 5 years through 10 years		After 10 years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$—	0.00%	$902	4.69%	$5,262	4.78%	$250	5.40%	$6,414	4.79%
State and municipal	55	7.28%	1,507	5.31%	1,738	5.78%	4,892	6.38%	8,192	6.06%
Corporate debt securities	289	6.50%	327	7.08%	—	0.00%	—	0.00%	616	6.83%
Mortgage-backed securities	—	0.00%	21	6.20%	7	6.36%	—	0.00%	28	6.24%

	$344	6.62%	$2,757	5.37%	$7,007	5.03%	$5,142	6.33%	$15,250	5.58%

Held to maturity securities are accounted for at amortized cost and available securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

        Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, but management's intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition to retain its investment in the issuer for a period of time sufficient to allow any anticipated recovery in fair value.

        At December 31, 2007, HNB had three available-for-sale corporate debt securities with a fair value of $616,000 and an amortized cost of $700,000, with the unrealized loss of $84,000 carried in other accumulated comprehensive loss, net of tax. These securities relate to a corporate finance company. Management has monitored this company, its debt rating, and other relevant facts, and as of this time, believes that the bonds will be paid and in full, and management has the ability and intent to hold them to maturity. Accordingly, management deems the unrealized lasses to be temporary. The first of these securities matures in September 2008.

  Loans

        Substantially all of Halifax National Bank's lending activity is with customers located within Dauphin County, Pennsylvania. The portfolio is well diversified with no single industry comprising greater than ten percent of the total loans outstanding. Total loans increased $2,174,000 or 4.0% from December 31, 2006 to December 31, 2007. Real estate construction loans increased $956,000 or 58.1%, while real estate loans increased $1,225,000 or 2.6%.

Loans at December 31, consisted of the following:
(In thousands)

	2007	2006
Commercial, financial and agricultural	$4,739	$4,303
Real estate-construction	2,602	1,646
Real estate	48,906	47,681
Consumer	1,037	1,429

Gross loans	57,284	55,059
Deferred loan fees	(58)	(65)
Allowance for loan losses	(530)	(472)

Net Loans	$56,696	$54,522

        The following table presents information on the contractual maturities for commercial and construction loans as of December 31, 2007:

Loan maturity as of December 31, 2007:
(In thousands)

	1 Year or Less	Over 1 Year through 5 years	Over 5 years	Total
Commercial, financial and agricultural	$1,372	$3,264	$103	$4,739
Real estate construction	891	1,464	247	2,602

	$2,263	$4,728	$350	$7,341

Loans with fixed interest rates	$927	$1,631	$350	$2,907
Loans with variable interest rates	1,336	3,097	0	4,433

	$2,263	$4,728	$350	$7,341

  Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for possible loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as either: doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flow (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

        A loan is considered impaired when, based on current information and events, it is probable that HNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, HNB does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

        The following tables present the summary of loan loss experience and allocation of the allowance for loan losses for the years ended December 31:

Summary of Loan Losses Experience
(Dollars in thousands)

	2007	2006
Balance at beginning of year	$472	$375
Charge-offs:
Commercial	23	—
Real estate	8	3
Consumer	13	2

Total charge-offs	44	5

Recoveries:
Real estate	1	—
Consumer	1	2

Total recoveries	2	2

Net charge-offs	42	3

Provision for loan losses	100	100

Balance at end of year	$530	$472

Ratio of net charge-offs during the period to average loans outstanding during the period	0.07%	0.01%
Allowance for loan losses to average loans outstanding during the period	0.93%	0.85%

Allocation of Allowance for Loan Losses
(Dollars in thousands)

	2007		2006
	Amount	Percentage of Loan Type to Total Loans	Amount	Percentage of Loan Type to Total Loans
Commercial including real estate	$395	41%	$291	40%
Real estate construction	—	5%	—	3%
Real estate	104	52%	166	54%
Consumer	26	2%	5	3%
Unallocated	4	—	10	—

	$530	100%	$472	100%

        Recognizing the shifting loan demand toward the commercial and commercial real estate portfolio coupled with the lack of loss experience with the commercial portfolio, management deemed it prudent to allocate a greater portion of the allowance toward this growing portfolio. Management believes the allowance for loan losses is adequate to cover foreseeable losses. While management believes that the methodology is adequate to provide sufficient reserves, changes in future economic and other factors could have a significant and adverse effect on the results of operations.

  Non-Performing Assets

        Non-performing assets are loans on non-accrual, loans past due more than ninety days and still accruing and foreclosed real estate. These types of assets are the greatest risk to Halifax National Bank for losses. A loan is placed on non-accrual status generally when delinquent 90 days or more or when management has serious doubts about future collectibility of principal or interest, even though the loan is currently performing. In the non-accrual determination, management considers the collateral and type of credit. When a loan is placed on non-accrual status any unpaid interest is charged against income. Foreclosed property is acquired through foreclosure or deed in lieu of foreclosure and is recorded at fair value at acquisition date.

        The following table presents the non-performing assets as of December 31:

Non-Performing Assets
(Dollars in thousands)

	2007	2006
Non-accrual loans	$ —	$15
Accruing loans 90 days past due	305	—

Total non-performing loans	305	15
Foreclosed real estate	34	—

Total non-performing assets	$339	$15

Ratios:
Non-performing loans to total assets	0.38%	0.02%
Non-performing assets to total assets	0.42%	0.02%
Allowance for loan losses to total non-performing loans	173.77%	3146.67%
Interest income on non-accrual loans	$ —	$ 2

        Total non-performing loans increased to $290,000 at December 31, 2007 as compared to December 31, 2006. The increase was one real estate relationship which management feels there is sufficient collateral and cash flow to mitigate Halifax National Bank's risk of loss. Credit quality is a priority for Halifax to manage risk of potential loss and adequate collateral for the largest portion of earning assets to which HNB is exposed. HNB does not have any potential problem loans other than those identified above which management has doubts as to the ability of such borrowers to comply with present loan repayment terms.

  Deposits

        Both consumer and commercial retail deposits are attracted through Halifax's two branch offices in Dauphin County, Pennsylvania. Halifax National Bank offers a selection of products and frequently evaluates its interest rates and fees as well as rates and fees charged by its competition.

        As of December 31, 2007 deposits of $68,064,000, represent an increase of $5,543,000 or 8.9% over December 31, 2006. The growth in 2007 is largely time deposits, which grew $4,099,000 or 10.5% during the year. The growth in deposits was a strategic initiative used to fund loan growth and reduce HNB's reliance on borrowings.

        The following table presents the average balance, interest expense, average rate on deposits, and maturity information for the years ended December 31, 2007 and 2006:

Deposits
(Dollars in thousands)

	2007			2006
	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate
Non-interest bearing demand	$6,770	$—	0.00%	$5,803	$—	0.00%
Interest bearing demand	4,748	56	1.18%	4,863	29	0.60%
Savings deposits	11,827	271	2.29%	12,474	287	2.30%
Time deposits	42,616	1,951	4.58%	35,828	1,469	4.10%

Total deposits	$65,961	$2,278		$58,968	$1,785

        The following table presents the maturity of time deposits that exceed $100,000 at December 31:

(In thousands)

2007
Three months or less	$772
Over three months through six months	1,843
Over six months through twelve months	7,595
Over twelve months	2,380

Total	$12,590

  Borrowings

Short-term Borrowings
(Dollars in thousands)

	For the Years Ended December 31:
	2007	2006
Federal Home Loan Halifax National Bank Repurchase Agreements:
End of period balance	$1,086	$5,800
Weighted average interest rate at end of period	4.32%	5.34%
Maximum month-end balance	$5,330	$9,850
Average outstanding balance	$1,671	$6,556
Weighted average interest rate during period	5.45%	5.29%

Federal Home Loan Halifax National Bank Repurchase borrowings generally mature daily.

        Total borrowings were $1,086,000 at December 31, 2007 a decrease of $4,714,000 or 81.3% from December 31, 2006. The decrease in short-term borrowings was the result of strong generation of deposits, and HNB's ability to reduce its reliance on short-term borrowings.

        Halifax National Bank has a maximum borrowing capacity through the Federal Home Loan Halifax National Bank of approximately $34,397,000 at December 31, 2007. The borrowing capacity is collateralized by real estate loans. Halifax National Bank also has an unsecured Federal Funds borrowing line in the amount of $2,000,000 available with Atlantic Central Halifax National Bankers Halifax National Bank.

  Capital

        HNB feels it has a strong capital position giving Halifax National Bank the resources necessary to meet predicted and unpredicted expenses and liabilities. Shareholders' equity as of December 31, 2007 was $10,253,000, an increase of $293,000 of 2.9% over year-end 2006. The increase was primarily the result of net income less dividends paid of $226,000 and a decrease in the unrealized loss on securities available for sale, net of taxes of $58,000.

        Halifax National Bank exceeds the regulatory requirements of a "well capitalized bank". Halifax National Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by regulatory authorities that would have a material effect on Halifax National Bank's capital, liquidity or operations if implemented.

        The following table presents the capital ratios as of December 31:

Capital Ratios

	2007	2006	"Well Capitalized" Requirement
Risk based capital:
Tier 1 risk-based capital ratio	16.8%	16.5%	6.0%
Total risk-based capital ratio (Tier 1 and Tier 2)	17.6%	17.3%	10.0%
Leverage Ratio:
Tier 1 capital to average assets	13.3%	12.8%	5.0%

  Off-balance Sheet Arrangements

        HNB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit, and to a lesser extent, standby letters of credit. At December 31, 2007, HNB had unfunded outstanding commitments to extend credit of $6,937,000 and outstanding letters of credit of $516,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to the notes to the consolidated financial statements for a discussion of the nature, business purpose and importance of HNB's off-balance sheet arrangements.

  Liquidity

        Liquidity is Halifax National Bank's effective management of cash flows to support loan demand, depositor withdrawals, operating expenses and business opportunities. Liquidity is essential to compensate for the fluctuations in the balance sheet and provide funds for growth.

        The primary sources of liquidity are HNB's deposit base and strong capital position. Deposits at December 31, 2007 were $68,064,000 and averaged $65,961,000. At December 31, 2006 deposits were $62,521,000 and averaged $58,968,000.

        Asset liquidity is provided by cash and cash equivalents, federal funds sold, investment securities maturing in one year or less, loan maturities, and typical loan repayments. At December 31, 2007 cash and cash equivalents were $2,531,000 a decrease of $324,000 or 11.4% from December 31, 2006. Securities maturing in one year or less totaled $344,000 as of December 31, 2007. Longer-term liquidity needs may include selling securities available for sale, selling loans or raising capital.

        Liabilities provide liquidity with a consistent core deposit base and short-term borrowings. Borrowings, both short and long-term, are available from Federal Home Loan Halifax National Bank of Pittsburgh. At December 31, 2007 the maximum borrowing capacity with FHLB was $34,397,000. Federal Funds borrowings are available with a third-party correspondent in the amount of $2,000,000.

  Inflation

        The impact of inflation upon banks can affect assets and liabilities through the movement in interest rates. The exact impact of inflation on HNB is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs of consumers, in turn affecting the growth of HNB's assets. Inflation may also affect the level of interest rates, which could affect HNB's profitability. HNB actively manages its interest sensitive assets and liabilities countering the effects of inflation.

  New Financial Accounting Standards

        The notes to the consolidated financial statements discusses the expected impact on HNB's financial condition and results of operations for recently issued or proposed accounting standards that have not been adopted. To the extent we anticipate a significant impact to Halifax's financial condition or results of operations, appropriate discussion takes place in the applicable note to the consolidated financial statements.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors
HNB Bancorp, Inc.
Halifax, Pennsylvania

        We have audited the accompanying consolidated balance sheets of HNB Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. HNB Bancorp, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HNB Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Harrisburg, Pennsylvania
September 11, 2008

HNB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$2,351,532	$2,561,426
Federal funds sold	151,000	261,000
Interest bearing deposits in other banks	28,515	31,105

Total cash and cash equivalents	2,531,047	2,853,531
Investment securities held to maturity (fair value—2007—$28,249; 2006—$36,654)	27,957	36,521
Investment securities available for sale	15,221,732	15,832,152
Loans, net of allowance for loan losses—2007—$529,596; 2006—$472,338	56,695,970	54,522,047
Premises and equipment	1,926,998	2,338,775
Real estate held for sale	390,774	—
Accrued interest receivable	399,140	365,743
Restricted investments in bank stock	293,000	491,300
Cash value of life insurance	2,177,968	2,072,217
Other assets	377,395	358,187

Total Assets	$80,041,981	$78,870,473

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$7,333,271	$5,999,630
Demand, interest bearing	5,930,111	5,153,905
Savings	11,575,522	12,241,418
Time	43,224,630	39,125,692

Total deposits	68,063,534	62,520,645
Short-term borrowings	1,086,000	5,800,000
Accrued interest payable	257,300	215,538
Other liabilities	381,921	374,265

Total liabilities	69,788,755	68,910,448

Shareholders' equity:
Common stock, $0.08 par value; 1,000,000 shares authorized; 312,500 shares issued and outstanding	25,000	25,000
Surplus	125,000	125,000
Retained earnings	10,337,296	10,111,722
Accumulated other comprehensive loss	(234,070)	(301,697)

Total shareholders' equity	10,253,226	9,960,025

Total liabilities and shareholders' equity	$80,041,981	$78,870,473

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Interest and dividend income:
Interest and fees on loans	$3,905,027	$3,581,800
Investment securities—taxable	386,714	405,952
Investment securities—tax exempt	336,790	395,494
Other interest	36,864	13,160

Total interest income	4,665,395	4,396,406

Interest expense:
Demand deposits	55,934	28,597
Savings deposits	271,426	286,594
Time deposits	1,951,034	1,469,518
Short-term borrowings	90,728	346,790

Total interest expense	2,369,122	2,131,499

Net interest income	2,296,273	2,264,907
Provision for possible loan losses	100,000	100,000

Net interest income after provision for possible loan losses	2,196,273	2,164,907

Noninterest income:
Service charges and fees	136,163	104,156
Earnings on cash value of life insurance	105,751	72,217
Gains on sales of investment securities	—	14,691
Other income	24,293	15,258

Total noninterest income	266,207	206,322

Noninterest expenses:
Salaries and employee benefits	1,026,877	975,263
Occupancy	146,027	134,019
Equipment	221,470	218,999
Shares tax	111,038	106,407
Supplies and postage	90,468	100,256
Directors' compensation	50,000	50,000
Professional fees	82,956	85,990
Other	221,260	207,417

Total noninterest expenses	1,950,096	1,878,351

Income before income taxes	512,384	492,878
Applicable federal income taxes	30,560	19,506

Net Income	$481,824	$473,372

Earnings per share	$1.54	$1.51

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance, January 1, 2006	$25,000	$125,000	$9,894,600	$(404,199)	$9,640,401

Net income	—	—	473,372	—	473,372
Other comprehensive income	—	—	—	102,502	102,502

Total comprehensive income					575,874

Cash dividends, $0.82 per share	—	—	(256,250)	—	(256,250)

Balance, December 31, 2006	25,000	125,000	10,111,722	(301,697)	9,960,025

Net income	—	—	481,824	—	481,824
Other comprehensive income	—	—	—	67,627	67,627

Total comprehensive income					549,451

Cash dividends, $0.82 per share	—	—	(256,250)	—	(256,250)

Balance, December 31, 2007	$25,000	$125,000	$10,337,296	$(234,070)	$10,253,226

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Operating Activities:
Net income	$481,824	$473,372
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of securities	(11,237)	(7,750)
Depreciation	153,050	151,078
Provision for possible loan losses	100,000	100,000
Deferred taxes	(9,236)	13,048
Gains on sales of securities	—	(14,691)
Earnings on cash value of life insurance	(105,751)	(72,217)
Increase in accrued interest payable	41,762	52,799
Increase (decrease) in other liabilities	21,910	(26,743)
(Increase) in accrued interest receivable	(33,397)	(18,981)
(Increase) decrease in other assets	(11,208)	74,255

Net cash provided by operating activities	627,717	724,170

Investing Activities:
Securities held to maturity:
Principal received on mortgage-backed securities	8,540	11,511
Securities available for sale:
Proceeds from sales	—	1,963,137
Proceeds from maturities and early redemptions	707,000	885,000
Principal received on US Government agency securities	2,891	8,334
Purchases of bank owned life insurance	—	(2,000,000)
Net redemptions (purchases) of FHLB Stock	198,300	(201,600)
Net increase in loans	(2,307,523)	(9,121,317)
Purchases of premises and equipment	(132,048)	(7,453)

Net cash used in investing activities	(1,522,840)	(8,462,388)

Financing Activities:
Net increase in deposits	5,542,889	4,891,204
Net increase (decrease) in short-term borrowings	(4,714,000)	3,600,000
Dividends paid	(256,250)	(256,250)

Net cash provided by financing activities	572,639	8,234,954

Net increase (decrease) in cash and cash equivalents	(322,484)	496,736
Cash and cash equivalents—beginning	2,853,531	2,356,795

Cash and cash equivalents—ending	$2,531,047	$2,853,531

Supplementary Cash Flows Information
Interest paid	$2,327,360	$2,078,700

Federal income taxes paid	$10,955	$4,000

Transfer of loans to foreclosed assets	$33,600	$—

Transfer of bank premises to real estate held for sale	$390,774	$—

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        HNB Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, Halifax National Bank (the Bank), provide loan, deposit and other commercial banking services through two full service and one drive-up office in Halifax and Millersburg, Dauphin County, Pennsylvania. The Corporation competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations. The Corporation is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

        The accounting and reporting policies followed by the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Basis of consolidation

        The accompanying consolidated financial statements include the accounts of HNB Bancorp, Inc. and its wholly-owned subsidiary, Halifax National Bank. The Corporation is a bank holding company that was incorporated in June 2007 under the laws of Commonwealth of Pennsylvania. The Bank became a wholly-owned bank subsidiary of the Corporation pursuant to a reorganization plan that was consummated on June 30, 2007. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting. Accordingly, the financial information relating to the periods prior to June 30, 2007 are reported under the name of HNB Bancorp, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

        Cash and cash equivalents, for purposes of the statement of cash flows, consists of cash and due from banks, federal funds sold and interest-bearing deposits in other banks. Generally, federal funds are purchased and sold for one day periods.

Investment securities

        Investment securities held-to-maturity are those securities that the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, which are included as adjustments to interest income over the estimated life of the securities using the interest method.

        Investment securities available for sale are those securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory considerations and other similar factors. Investment securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as changes in other comprehensive income, net of the related deferred tax effect. Any realized gains or losses, based on the amortized cost of specific securities sold, are included in current operations. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

        Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted investments in bank stock

        Restricted investments in bank stock include Federal Reserve Bank, Federal Home Loan Bank (FHLB) and Atlantic Central Bankers Bank stocks. Federal law requires a member institution of the FHLB system to hold stock according to predetermined formulas. These stocks are carried at cost which approximates fair value because of the restrictions on transferring the stocks.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances net of any unearned income. Interest is computed based on the principal balances outstanding and is credited to income as earned. Loan fees collected net of the costs of originating the loans are deferred and recognized as an adjustment of the yield over the contractual life of the related loan.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for possible loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

HNB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. When property is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. Major additions or replacements are capitalized, while repairs and maintenance are charged to expense as incurred.

Foreclosed real estate

        Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at fair value. Gains on the sale of foreclosed real estate are included in other income, while losses and write-downs resulting from periodic revaluations are included in other expenses. The carrying amount of foreclosed real estate was $33,600 and $-0- at December 31, 2007 and 2006, and is included in other assets.

Federal income taxes

        The provision for income taxes is based on income as reported in the financial statements. Certain items of income and expense are recognized in different periods for financial reporting purposes than for federal income tax purposes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities given current recognition to changes in tax rates and laws.

Advertising

        Advertising costs are expensed as incurred and totaled $28,399 and $28,403 for the years ended December 31, 2007 and 2006.

Pension plan

        Pension plan costs for the Corporation's defined benefit pension plan are accounted for in accordance with the requirements of Statement of Financial Accounting Standards No.'s 87, 132 (revised) and 158. The projected unit credit cost method is utilized for measuring net periodic pension cost over the employee's service life.

Off balance sheet financial instruments

        In the ordinary course of business the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

        Earnings per share are computed based upon the weighted average number of shares outstanding during the period. The Corporation has a simple capital structure and has no potentially dilutive common stock equivalents.

Segment reporting

        The Corporation operates in a single business segment consisting of traditional Bank activities.

New accounting standards

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, ("SFAS 157") which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance was effective for the Corporation on January 1, 2008, and for interim periods within those fiscal years. The adoption of SFAS 157 did not have any impact on our consolidated financial position and results of operations.

        In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, "Effective Date of FASB Statement No. 157," that permits a one-year deferral in applying the measurement provisions of SFAS 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Corporation is currently evaluating the impact, if any, that the adoption of FSP 157-2 will have on the Corporation's consolidated financial condition or results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including and amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Corporation on January 1, 2008. The adoption of SFAS 159 did not have any impact on our consolidated financial statements.

        FASB Statement No. 141 (R) Business Combinations was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a Company's fiscal year beginning after December 15, 2008. The new pronouncement will impact the Corporation's accounting for business combinations beginning January 1, 2009.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. The Corporation believes that this new pronouncement will not have a significant impact on the Corporation's consolidated financial condition or results of operations.

        In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The adoption of EITF 06-04 on January 1, 2008 had no impact on its consolidated financial condition or results of operations.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instrument and Hedging Activities—an amendment of FASB Statement No. 133 (Statement 161). Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 has been applied, and the impact that hedges have on an entity's financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Corporation does not expect the adoption of this standard will have any impact on its consolidated financial condition or results of operations.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

RESTRICTION ON CASH AND DUE FROM BANKS

        The Bank is required to maintain average reserve balances in cash or on deposit with the Federal Reserve Bank. The reserve balance at December 31, 2007 and 2006 was $175,000 and $25,000, respectively. In addition, the Bank's other correspondents may require average compensating balances as part of their agreement to provide services.

INVESTMENT SECURITIES

        The amortized cost and estimated fair values of investment securities are reflected in the following schedules.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-Maturity
2007
Mortgage-backed securities	$27,957	$292	$—	$28,249

2006
Mortgage-backed securities	$36,521	$133	$—	$36,654

Available-for-Sale
2007
U.S. Government agencies	$6,422,772	$5,173	$14,145	$6,413,800
State and municipal	8,173,815	35,312	16,983	8,192,144
Corporate debt securities	700,000	—	84,212	615,788

Total	$15,296,587	$40,485	$115,340	$15,221,732

2006
U.S. Government agencies	$6,424,584	$48	$174,917	$6,249,715
State and municipal	8,771,906	50,104	28,383	8,793,627
Corporate debt securities	798,726	2,558	12,474	788,810

Total	$15,995,216	$52,710	$215,774	$15,832,152

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

INVESTMENT SECURITIES (Continued)

        The amortized cost and fair value of debt securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$354,696	$344,411
Due after one year through five years	—	—	2,813,338	2,735,458
Due after five years through ten years	—	—	7,010,107	6,999,654
Due after ten years	—	—	5,118,446	5,142,209

	—	—	15,296,587	15,221,732
Mortgage-backed securities	27,957	28,249	—	—

Total	$27,957	$28,249	$15,296,587	$15,221,732

        Proceeds from sales of investment securities were $-0- and $1,963,137 in 2007 and 2006, resulting in gross realized gains of $-0- and $14,691, respectively. The tax expense applicable to realized security gains amounted to $-0- and $4,995 for the years ended December 31, 2007 and 2006.

        Securities with an amortized cost of $6,391,137 and $6,390,036 and fair value of $6,382,590 and $6,215,355 at December 31, 2007 and 2006, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

        Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 months		12 months or greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2007
Available-for-Sale
U.S. Government agencies	$249,531	$469	$1,860,048	$13,676	$2,109,579	$14,145
State and municipal	121,846	3,154	926,162	13,829	1,048,008	16,983
Corporate debt securities	—	—	615,788	84,212	615,788	84,212

Total	$371,377	$3,623	$3,401,998	$111,717	$3,773,375	$115,340

2006
Available-for-Sale
U.S. Government agencies	$—	$—	$6,244,425	$174,917	$6,244,425	$174,917
State and municipal	123,786	1,213	1,266,350	27,170	1,390,136	28,383
Corporate debt securities	—	—	687,525	12,474	687,525	12,474

Total	$123,786	$1,213	$8,198,300	$214,561	$8,322,086	$215,774

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

INVESTMENT SECURITIES

        Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, but management's intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2007, seven U.S. Government agencies, four state and municipal obligations and three corporate debt securities have unrealized losses. At December 31, 2006, sixteen U.S. Government agencies, five state and municipal obligations and three corporate debt securities had unrealized losses. As management has both the intent and ability to hold these securities until maturity, or recovery in fair value, no declines are deemed to be other-than-temporary.

LOANS

        Loans at December 31 consisted of the following:

	2007	2006
Commercial, agricultural and financial	$4,738,871	$4,303,360
Real estate-construction	2,602,000	1,646,000
Real estate	48,906,425	47,681,488
Consumer	1,036,863	1,428,851

	57,284,159	55,059,699
Less: Deferred loan fees	(58,593)	(65,314)
Allowance for loan losses	(529,596)	(472,338)

Net loans	$56,695,970	$54,522,047

        Included within the loan portfolio are loans on which the Corporation has discontinued the accrual of interest. Such loans approximated $-0- and $15,000 at December 31, 2007 and 2006, respectively. If interest income had been recorded on all non-accrual loans outstanding during 2007 and 2006, interest income would have increased by approximately $-0- and $1,500 for 2007 and 2006, respectively.

        Loans 90 days or more past due but still accruing interest at December 31, 2007 and 2006 approximated $305,000 and $-0-, respectively.

        The Corporation had no loans which management considered to be impaired under Financial Accounting Standards Board Statement No. 114 as of December 31, 2007 or 2006.

        The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its executive officers, directors and entities in which they have principal ownership. Loans are made to such related parties at substantially the same credit terms as other borrowers and

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

LOANS (Continued)

do not represent more than the usual risk of collection. Activity for these related party loans for the year ended December 31, 2007 was as follows:

2007
Balance, January 1	$412,728
New loans	—
Payments	(46,308)

Balance, December 31	$366,420

ALLOWANCE FOR LOAN LOSSES

        An analysis of the changes in the allowance for loan losses for the years ended December 31 is as follows:

	2007	2006
Balance, January 1	$472,338	$374,870
Provision charged to operations	100,000	100,000
Recoveries on charged off loans	2,224	1,975
Loans charged off	(44,966)	(4,507)

Balance, December 31	$529,596	$472,338

CONCENTRATIONS OF CREDIT RISK

        Substantially all of the Corporation's business activity, including loans and loan commitments, is with customers located within its trade area of Dauphin County, Pennsylvania. The portfolio is well diversified with no single industry comprising greater than ten percent of the total loans outstanding. The concentration of credit by type of loan is set forth in the Loans note to the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

        The Corporation is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit, typically residential mortgage loans and commercial loans, and, to a lesser extent, standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for balance sheet instruments. The Corporation does not anticipate any material losses from those commitments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK (Continued)

dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extensions of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. On loans secured by real estate, the Corporation generally requires loan to value ratios of no greater than 80%.

        Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.

        A summary of the Corporation's exposure for loan commitments and standby letters of credit at December 31 is as follows:

	2007	2006
Commitments to extend credit	$6,937,305	$1,849,064
Standby letters of credit	516,355	375,000

Total	$7,453,660	$2,224,064

PREMISES AND EQUIPMENT

        Premises and equipment at December 31 consisted of the following:

	Estimated Useful Life	2007	2006
Land		$217,493	$397,942
Bank premises	10 to 40 years	1,773,032	1,773,032
Other buildings	40 years	—	180,000
Furnishings and equipment	3 to 15 years	1,002,002	912,566

		2,992,527	3,263,540
Accumulated depreciation		(1,065,529)	(924,765)

Total		$1,926,998	$2,338,775

        Depreciation charged to operating expense in 2007 and 2006 totaled $ 153,050 and $ 151,078.

        In 2005, the Corporation purchased additional land and buildings in Elizabethville, Dauphin County, Pennsylvania, for possible future expansion. The Bank is leasing a building located on this property to a non-related entity under a temporary short-term lease agreement. Rents received during 2007 and 2006 totaled $9,050 and $15,000. In 2007, the Corporation's Board of Directors decided to

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

PREMISES AND EQUIPMENT (Continued)

sell the Elizabethville property rather than use it for branch purposes. Accordingly, land with a carrying value of $219,774 and other buildings with a carrying value of $171,000 were transferred to real estate held for sale. As the fair value of the real estate exceeded its carrying value, no loss was recorded (see Subsequent Events footnote).

RESTRICTED INVESTMENTS IN BANK STOCK

        The Corporation is required to purchase and hold certain amounts of restricted equity securities as part of their agreements with the issuing institutions. These restricted investments are carried at cost, which approximated fair value. A summary of these restricted securities is as follows:

	2007	2006
Federal Reserve Bank stock	$4,500	$4,500
Federal Home Loan Bank stock	278,500	476,800
Atlantic Central Bankers Bank stock	10,000	10,000

Total	$293,000	$491,300

CASH VALUE OF INSURANCE

        The Corporation is the owner and beneficiary of several single-premium life insurance policies on certain Corporate officers. At December 31, 2007 and 2006, the cash value of these policies totaled $2,177,968 and $2,072,217. These amounts are immediately available to the Corporation upon surrender of the policies.

SHORT-TERM BORROWINGS

        The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

        The Corporation has entered into agreements with the Federal Home Loan Bank (FHLB) under which it can borrow up to a percentage of qualifying collateral assets. The total borrowing capacity under these agreements with FHLB at December 31, 2007 was $34,397,000. The outstanding borrowings from FHLB at December 31, 2007 and 2006 were as follows:

	2007	2006
Open Repo-Plus Weekly—Total approved line-of-credit of $12,000,000; variable interest rate (4.32% and 5.34% at December 31, 2007 and 2006, respectively)	$1,086,000	$5,800,000

Maximum month-end balance	$5,330	$9,850

Average outstanding balance	$1,671	$6,556

Weighted average interest rate during period	5.45%	5.25%

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

TIME DEPOSITS

        Scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$32,995,655
2009	5,250,043
2010	2,763,062
2011	1,138,066
2012	671,261
Thereafter	406,543

$43,224,630

        Time deposits of $100,000 or more at December 31, 2007 and 2006 amounted to $12,590,048 and $10,859,266, respectively.

        Interest expense on time deposits of $100,000 or more approximated $593,564 and $385,222 in 2007 and 2006, respectively.

        The Corporation accepts deposits of its executive officers, directors, their immediate families, and affiliated companies on the same terms as those for comparable transactions of unrelated customers. The amount of deposits of these related parties totaled $2,637,729 and $1,694,007 at December 31, 2007 and 2006, respectively.

FEDERAL INCOME TAXES

        Income tax expense (benefit) and the related effective income tax rates are comprised of the following items:

	2007		2006
Tax at statutory rates	$174,211	34.0%	$167,578	34.0%
Tax-exempt interest income	(117,216)	(22.9)	(136,674)	(27.7)
Earnings on cash value of life insurance	(35,955)	(7.0)	(24,554)	(5.0)
Interest disallowance	17,765	3.5	18,661	3.8
Other	(8,245)	(1.6)	(5,505)	(1.1)

Federal income taxes	$30,560	6.0%	$19,506	4.0%

        Deferred income tax results from income and expense items which are recognized for financial statement purposes in different reporting periods than for federal income tax purposes. The current and deferred portions of applicable income taxes (benefit) were as follows:

	2007	2006
Current tax	$39,796	$6,458
Deferred tax (benefit)	(9,236)	13,048

Applicable federal income tax	$30,560	$19,506

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

FEDERAL INCOME TAXES (Continued)

        The Corporation provides deferred taxes, at the 34% tax rate, on cumulative temporary differences. Components of deferred tax assets and liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$148,394	$128,927
Loans	—	495
Retirement liabilities	100,849	98,300
Investment securities	25,451	55,442

	274,694	283,164
Deferred tax liabilities-accumulated depreciation	62,751	45,621

Net deferred tax assets	$211,943	$237,543

        The Corporation has not recorded a valuation allowance for the deferred tax assets as management believes it is more likely than not that they will be ultimately realized.

RETIREMENT PLANS

Defined benefit plan

        The Corporation has a noncontributory defined-benefit pension plan which includes substantially all of its employees hired prior to 2005. The plan's benefit formulas generally based payments to retired employees upon their length of service and a percentage of qualifying compensation during their final years of employment. The Corporation's funding policy is to fund its pension plan in amounts sufficient to meet the requirements under applicable employee benefit and federal tax laws.

        Effective December 31, 2005, the Bank amended the pension plan to cease future benefit accruals under the plan. In 2007, the Corporation approved the termination of the pension plan effective January 31, 2008.

        The net periodic benefit cost for the Corporation's defined benefit pension plan is as follows:

	2007	2006
Service cost, including plan expenses	$11,633	$7,385
Interest cost	46,063	42,836
Expected return on plan assets	(25,845)	(21,813)
Amortization of net loss	22,692	23,436

Net periodic benefit cost	$54,543	$51,844

        Weighted-average assumptions used to determine net pension cost during the year:

	2007	2006
Discount rate	5.75%	5.75%
Expected return on plan assets	5.00%	5.00%
Rate of compensation increase	N/A	N/A

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

RETIREMENT PLANS (Continued)

        The following table represents the changes in benefit obligations, plan assets and the net amounts recognized in the consolidated balance sheets at December 31:

	2007	2006
Accumulated benefit obligation	$835,906	$789,680

Change in benefit obligation:
Projected benefit obligation at beginning of year	$789,680	$785,150
Service cost, net of plan expenses	—	—
Interest cost	46,063	42,836
Distributions	(27,949)	(26,993)
Change due to change in assumptions at end of year	—	(21,714)
Experience loss at beginning of year	28,112	10,401

Projected benefit obligation at end of year	835,906	789,680

	2007	2006
Change in plan assets:
Fair value of plan assets at beginning of year	$495,629	$390,342
Employer contributions	71,345	106,234
Actual return on plan assets	32,055	33,431
Administrative and other expenses	(11,633)	(7,385)
Distributions	(27,949)	(26,993)

Fair value of plan assets at end of year	559,447	495,629

Funded status at December 31	$(276,459)	$(294,051)

Amounts recognized in the consolidated balance sheets:
Other assets	$3,338	$—
Other liabilities	(279,797)	(294,051)

Net amount recognized in consolidated balance sheets	$(276,459)	$(294,051)

Weighted-average assumptions used to determine pension benefit obligations as of December 31:
Discount rate	5.75%	5.75%
Rate of compensation increase	N/A	N/A

        The Corporation's expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation, and estimates of future long-term returns by assets class as provided by their external advisors.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

RETIREMENT PLANS (Continued)

Plan Assets

        The Corporation's pension plan weighted-average asset allocations at December 31, 2007 and 2006, by asset category are as follows:

	Plan Assets at December 31
Asset Category	2007	2006
Equity securities	49%	51%
Debt securities	43	39
Other	8	10

Total	100%	100%

        The Corporation's investment policy for plan assets is to manage the portfolio to preserve principal and liquidity while maximizing the return on the investment portfolio through the full investment of available funds. The portfolio is diversified by investing in multiple types of investment-grade securities. The investment policy requires assets of the Plan to be primarily invested in short-term securities with at least an investment grade rating to minimize interest rate and credit risk as well as to provide for an immediate source of funds. Target allocation percentages for each major category of plan assets are as follows:

•	Equity securities	56%
•	Debt securities	39%
•	Other	5%

        The Corporation attempts to mitigate investment risk by rebalancing between equity and bond asset classes as the Bank's contributions and monthly benefit payments are made. Although changes in interest rates may affect the fair value of the investment portfolio and cause unrealized gains or losses, such gains or losses would not be realized unless the investments are sold.

Cash flows

        Expected future benefit payments to be paid to participants for the years indicated are as follows:

2008	$32,270
2009	35,010
2010	41,376
2011	59,560
2012	74,843
2013 to 2017	371,115

Pension plan termination

        In 2007, the Corporation approved the termination of the pension plan effective January 31, 2008. No benefits have accrued under the plan since it was frozen in December 2005, at which time a 401(k) savings plan became the primary retirement benefit for employees. Upon final approval by the Internal

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

RETIREMENT PLANS (Continued)

Revenue Service and the Pension Benefit Guaranty Corporation, annuities will be purchased to satisfy all pension benefit liabilities. The Corporation expects to make cash contributions to the plan of approximately $325,000 to $425,000 between now and the final distributions. In addition, the Corporation expects to record a charge to earnings of approximately $325,000 to $425,000, or $215,000 to $280,000 net of taxes, upon final distribution. The Corporation hopes to make the final distributions in 2008, but the receipt date of the necessary approvals from the IRS and PBGC cannot be predicted with certainty.

Defined contribution plan

        In 2005, the Corporation adopted a 401(k) retirement savings plan for all eligible employees which became effective as of January 1, 2006. The Corporation's policy is to match 100% of the employees' voluntary contributions to the plan up to a maximum payment of 4% of the employees' compensation. Additionally, the Corporation may make discretionary contributions to the plan after considering current profits and business conditions. The amount charged to expense in 2007 and 2006 totaled $34,729 and $43,869, respectively. Of these amounts, discretionary contributions approximated $13,124 and $21,974, respectively.

Supplemental Executive Retirement Plan

        In 2007, the Corporation adopted two Supplemental Executive Retirement Plan agreements to provide specified benefits for key executives. The agreements were specifically designed to encourage the two executives to remain as employees of the Corporation. The agreements are unfunded, with benefits to be paid from the Corporation's general assets. After retirement, benefits are payable to the executive or his or her beneficiaries in equal monthly installments for a period of 15 years. There are provisions for death benefits should a participant die before his or her retirement date. These benefits are also subject to change of control and other provisions. The accrued benefit obligation is included in other liabilities.

        A summary of the amounts recognized in the financial statements is as follows:

2007
Change in accrued benefit obligation:
Accrued benefit obligation, January 1	$—
Service cost	34,462
Interest cost on benefit obligation	2,067

Accrued benefit obligation, December 31	$36,529

Supplement retirement cost components:
Service cost	$34,462
Interest cost	2,067

Supplemental retirement	$36,529

Weighted-average discount rate	6.00%

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

COMPREHENSIVE INCOME

        Accounting principles generally accepted in the United States of America require recognized revenue, expenses, gains, and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains and losses on available for sale securities, and unrecognized pension losses are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

        Other comprehensive income for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006
Securities available for sale:
Unrealized holding gains arising during the year	$88,209	$137,095
Less reclassification adjustment for gains included in net income	—	(14,691)

Net unrealized gains	88,209	122,404
Tax expense	(29,990)	(41,618)

	58,219	80,786

Unrecognized pension gains	14,254	32,903
Tax expense	(4,846)	(11,187)

	9,408	21,716

Other comprehensive income, net of tax	$67,627	$102,502

        The components of accumulated other comprehensive loss at December 31, 2007 and 2006 are as follows:

	2007	2006
Unrealized losses on securities available for sale	$(74,855)	$(163,064)
Unrecognized pension losses	(279,797)	(294,051)

	(354,652)	(457,115)
Tax effect	120,582	155,418

Accumulated other comprehensive loss	$(234,070)	$(301,697)

RELATED PARTY TRANSACTIONS

        In addition to loan and deposit transactions, the Corporation has engaged in certain transactions with individuals and/or entities which would be considered related parties. Payments for goods and services, which include equipment, insurance and professional services, to these related parties totaled $57,311 and $12,349 in 2007 and 2006, respectively. Management believes that payments to related parties were substantially equivalent to those that would have been paid to unaffiliated companies for similar goods and services.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

EMPLOYMENT AGREEMENTS

        The Corporation has employment agreements with its President and Executive Vice President which include wage, benefit and change of control provisions. Upon resignation after a change in control of the Corporation as defined in the agreement, the individuals will receive monetary compensation in the amounts set forth in the agreements.

REGULATORY MATTERS AND SHAREHOLDERS' EQUITY

        Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. At December 31, 2007, $572,076 of undistributed earnings of the Bank, included in consolidated shareholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

        The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Corporation and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to average total assets (as defined). Management believes, as of December 31, 2007, that the Bank meets all of the capital adequacy requirements to which it is subject.

        As of December 31, 2007, the most recent notification from the FDIC, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

        The Federal Reserve Board approved a final rule in 2006 that expands the definition of a small bank holding company ("BHC") under the Board's Small Bank Holding Company Policy Statement and the Board's risk-based and leverage capital guidelines for bank holding companies. Based on the ruling, the Corporation meets the eligibility criteria of a small BHC and is exempt from regulatory requirements administered by the federal banking agencies.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

REGULATORY MATTERS AND SHAREHOLDERS' EQUITY (continued)

        The Bank's actual capital ratios at December 31 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are summarized below (Dollars are in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under The Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$11,017	17.6%	≥$	5,005	≥8.0%	≥$	6,256	≥10.0%

Tier I Capital (to Risk-Weighted Assets)	$10,487	16.8%	≥$	2,503	≥4.0%	≥$	3,753	≥6.0%

Tier I Capital to Average Total Assets)	$10,487	13.3%	≥$	3,162	≥4.0%	≥$	3,953	≥5.0%

As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$10,540	17.3%	≥$	4,880	≥8.0%	≥$	6,101	≥10.0%

Tier I Capital (to Risk-Weighted Assets)	$10,068	16.5%	≥$	2,440	≥4.0%	≥$	3,661	≥6.0%

Tier I Capital (to Average Total Assets)	$10,068	12.8%	≥$	3,154	≥4.0%	≥$	3,942	≥5.0%

COMMITMENTS AND CONTINGENCIES

        The Corporation is subject to numerous claims and lawsuits which arise primarily in the normal course of business. At December 31, 2007, there were no such claims which, in the opinion of management, would have a material adverse affect on the consolidated financial position of the Corporation.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007 AND 2006

PARENT COMPANY ONLY FINANCIAL STATEMENTS (UNAUDITED)
Balance sheets—December 31
Assets—Investment in subsidiary	$10,253,226

Shareholders' equity	$10,253,226

Statement of income—for the period from July 1, 2007 to December 31, 2007
Income—Dividends from subsidiary	$190,625
Expenses	—

Income before income taxes and equity in undistributed net income of subsidiary	190,625
Applicable income taxes	—

190,625
Undistributed net income of subsidiary	39,942

Net income	$230,567

Statement of cash flows—for the period from July 1, 2007 to December 31, 2007
Operating activities
Net income	$230,567
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(39,942)

Cash provided by operating activities	190,625

Financing activities
Dividends paid	(190,625)

Cash used for financing activities	(190,625)

Net increase in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$—

SUBSEQUENT EVENTS

        In March 2008, the Bank sold its Elizabethville property for approximately $845,000 and realized a pre-tax gain of approximately $456,000. As of December 31, 2007, the property was held in real estate held for sale.

        In June 2008, the Corporation signed a definitive agreement for a business combination with First Perry Bancorp, Inc., which is headquartered in Marysville, Pennsylvania. Upon combination, a new holding company will be formed, and will issue 2.52 shares of common stock for each share of Corporation stock owned by shareholders, and will issue 2.435 shares of common stock for each share of First Perry Bancorp, Inc. owned by shareholders. The primary reason for the combination is to pool resources to provide greater products and services to customers in contiguous counties, and provide cost savings through the consolidation of operations. It is contemplated that the transaction will be consummated in the fourth quarter of 2008.

        See Retirement Plans note for discussion of the termination of the defined benefit pension plan effective January 31, 2008.

 Management's Discussion and Analysis of Financial Condition and Results of Operations
of HNB for the Six-Month Period Ended June 30, 2008

Overview

        For the six months ended June 30, 2008, Halifax National Bank recorded net income of $606,000, an increase of $355,000 or 141.4%, from net income of $251,000 for the six months ended June 30, 2007.

        The change in net income during 2008 as compared to the same time last year is primarily the result of the following:

  •
  Increase in net interest income after provision for loan losses of $176,000 or 16.4%;

  •
  Increase in total non-interest income of $487,000 or 389.6%;

  •
  Increase in total non-interest expense of $117,000 or 12.6%; and

  •
  Increase in provision for income tax of $191,000 or 1123.5%.

        Basic earnings per share were $1.94 for the six months ended June 30, 2008 and $0.80 for the six months ended June 30, 2007. Return on average equity was 11.49% for the six months ended June 30, 2008 compared to 4.98% for the six months ended June 30, 2007. Return on average assets was 1.44% as compared to 0.65% for the six months ended June 30, 2008 and 2007.

        As a result of strong loan demand from the growth experienced in Dauphin County, HNB's principal market, loans outstanding have increased $7,820,000, or 13.8%. Due to a decline in interest rates in 2008, management elected to fund the loan growth with short-term borrowings and long-term debt, rather than growing deposits as was done in 2007, and resulted in an increase in borrowings of $6,859,000.

Net Interest Income and Net Interest Margin

        Net interest income on an FTE basis increased to $1,383,000 for the six months ended June 30, 2008 from $1,214,000 for the sixth months ended June 30, 2007.

        The following table presents average balances, rates and interest income and expense, adjusted to a fully tax-equivalent basis, interest rate spread and net interest margin.

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential
(Dollars in thousands)

	For the Six Months Ended June 30,
	2008			2007
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest Earning Assets
Investment securities:
U.S. Government agencies	$5,045	$115	4.58%	$6,423	$159	4.99%
State and municipal	8,137	248	6.13%	8,690	269	6.23%
Mortgage-backed securities	25	1	8.04%	35	2	11.52%
Corporate debt securities	861	28	6.54%	774	30	7.82%
Other securities	430	9	4.21%	341	13	7.69%

Total investment securities	14,498	401	5.56%	16,263	467	5.79%

Loans, including fees:
Taxable	61,717	2,147	6.99%	54,377	1,910	7.08%
Nontaxable	167	3	3.61%	184	3	3.29%
Total loans	61,884	2,150	6.99%	54,561	1,913	7.07%

Interest bearing deposits	128	1	1.57%	45	1	4.48%
Federal funds sold	152	2	2.65%	314	8	5.14%

Total Interest Earning Assets	76,662	2,554	6.70%	71,183	2,388	6.77%

Non-Interest Earning Assets
Cash and due from banks	1,902			1,961
Allowance for loan losses	(562)			(484)
Premises and equipment	2,123			2,338
Other assets	4,282			2,779

Total Non-Interest Earning Assets	7,745			6,594

Total Assets	$84,407			$77,777

Interest-Bearing Liabilities:
Interest-bearing demand	$4,747	21	0.89%	$4,454	22	1.00%
Savings deposits	12,770	134	2.11%	11,954	140	2.36%
Time deposits	43,420	961	4.45%	41,628	934	4.52%
Short-term borrowings	2,841	39	2.76%	2,848	79	5.59%
Long-term debt	1,126	16	2.86%	—	—	0.00%

Total Interest-Bearing Liabilities	64,904	1,171	3.63%	60,884	1,175	3.89%

Non-Interest Bearing Liabilities:
Demand deposits	7,102			6,304
Other liabilities	1,851			506
Shareholders' Equity	10,550			10,083

Total Liabilities and Shareholders' Equity	$84,407			$77,777

Net Interest Income Tax Equivalent		$1,383			$1,214

Net Interest Spread			3.07%			2.88%
Net Interest Margin			3.63%			3.44%

Tax-exempt income has been adjusted to reflect a tax equivalent basis using an incremental tax rate of 34%.

Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.

Loan fees are included in interest income and the calculation of yield on loans.

Securities available for sale are carried at amortized costs for purposes of calculating the average yield.

        The following table presents net interest income attributable to changes in rates and changes in average balances of interest earning assets and interest bearing liabilities.

Rate Volume Analysis
(Dollars in thousands)

	For the Six Months Ended June 30, 2008 versus 2007
	Change due to
	Volume	Rate	Net
Interest Earning Assets
Investment securities:
U.S. Government agencies	$(31)	$(7)	$(38)
State and municipal	(17)	(4)	(21)
Mortgage-backed securities	—	(1)	(1)
Corporate debt securities	3	(5)	(2)
Other securities	2	(6)	(4)

Total investment securities	(43)	(23)	(66)

Loans:
Taxable	256	(19)	237
Nontaxable	—	—	—

Total loans	256	(19)	237

Interest bearing deposits	1	(1)	—
Federal funds sold	(2)	(4)	(6)

Total Interest Earning Assets	212	(47)	165

Interest-Bearing Liabilities:
Interest-bearing demand	1	(2)	(1)
Savings deposits	8	(13)	(5)
Time deposits	40	(14)	26
Short-term borrowings	—	(42)	(42)
Long-term debt	18	—	18

Total Interest-Bearing Liabilities	67	(71)	(4)

Net Interest Income	$145	$24	$169

Income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

        As a result of the Federal Reserve lowering short-term interest rates, which re-established a slope to the interest rate yield curve, HNB experienced an increase in its net interest margin of 19 b.p. This change is due to the decrease in cost of funds outpacing the decrease in yield on earning assets and an increase in earning assets. This is a direct result of management's initiative to allow the relatively higher cost short-term time deposits gathered during 2007 to run-off and allow short and long-term borrowings, with a lower cost to HNB, fund asset growth. Tax-equivalent net interest income increased

$169,000 or 14.0%, compared to the same period last year. Total average loans increased $7,323,000 impacting interest income, including fees, by $256,000. The decrease in cost of short-term borrowings of 283 b.p. impacted interest expense $42,000.

        These increases were offset by a decrease in average total securities of $1,765,000 impacting interest income by $43,000, an increase in average time deposits of $1,792,000 impacting interest expense $40,000, and an increase in average long-term debt of $2,301,000 impacting interest expense $18,000.

Provision for Loan Losses

        Halifax National Bank recorded $50,000 provision expense for each of the first six months ended June 30, 2008 and June 30, 2007. In determining the adequacy of the allowance for loan losses and related provision for loan losses, management considered Halifax National Bank's improved charge-off experience, a recovery in 2008 for a retail loan charged-off in 2007, and improvements in non-performing asset levels. Offsetting these favorable factors was the growth in the real estate loan portfolio. See further discussion in the allowance for loan losses section.

Non-interest Income

        Non-interest income of $612,000, for the six months ended June 30, 2008, increased $487,000 compared to the same period in 2007. The increase is due predominately to a gain on sale of real estate of $456,000 for the six months ended June 30, 2008. This property was originally purchased for branch expansion and was later transferred to held for sale upon HNB's decision not to build a branch on this parcel of land. Service charges and fees increased $27,000 or 45.0% due to a change in the method of clearing customer withdrawals to sequential order in the fourth quarter of 2007.

Non-Interest Income
(Dollars in thousands)
For the six months ended June 30:

		Increase/ (Decrease)
	2008	Amount	%	2007
Service charges and fees	$87	$27	45.0%	$60
Earnings on cash value life insurance	53	(2)	(3.6)%	55
Gain on sale of real estate	456	456	0.0%	—
Other	16	6	60.0%	11

Total	$612	$487	389.6%	$126

Non-interest Expense

        For the six months ending June 30, 2008, non-interest expenses of $1,046,000 increased $117,000 or 12.6% over the same period last year. The increase is predominately due to the increase in salaries and employee benefits of $51,000 or 10.9%. Salary and benefits is the largest category of non-interest expense accounting for 49.5% of all non-interest expense for the six months ended June 30, 2008. Halifax National Bank has increased staff by two full time employees from June of 2007. Director's compensation during 2008 increased as a result of higher fees paid to directors and a greater number of meetings in 2008 than 2007. Professional services have increased due to services performed by outside providers for the termination of the pension plan and the pending business combination. Other expense has increased primarily due to advertising expense, which has increased $19,000 compared to June 30, 2007.

Non-interest Expense
(Dollars in thousands)
For the six months ended June 30:

		Increase/ (Decrease)
	2008	Amount	%	2007
Salaries and employee benefits	$518	$51	10.9%	$467
Occupancy and equipment expense	191	8	4.4%	183
Shares tax	58	3	5.5%	55
Supplies and postage	49	5	11.4%	44
Directors compensation	37	12	48.0%	25
Professional services	65	7	12.1%	58
Other	128	31	32.0%	97

Total	$1,046	$117	12.6%	$929

Income Taxes

        Income tax expense was $208,000 for the six months ended June 30, 2008 compared to $17,000 for the six months ended June 30, 2007. The effective tax rate for June 30, 2008 and June 30, 2007 was 26% and 6%. The increase in the 2008 tax expense and effective tax rate is due to increased taxable non-interest income, including the gain on sale of real estate, which was taxed at the incremental federal tax rate of 34%.

Financial Condition

General

        Total assets increased to $87,615,000 at June 30, 2008 an increase of $7,573,000 or 9.5% from year-end 2007. As of June 30, 2008 total deposits were $68,241,000, an increase of $177,000 or 0.3% from year-end 2007. As of June 30, 2008, borrowings were the primary source of funding loan growth experienced in 2008.

Securities

        Available for sale securities decreased to $14,884,000 as of June 30, 2008, a change of $338,000 or 2.2% from December 31, 2007. The yield earned on investment securities, decreased to 5.56% for the six months ended June 30, 2008, a decrease of 23 b.p. from 2007. The decrease in U.S. Government agencies of $1,382,000 from December 31, 2007 to June 30, 2008 accounts for the majority of the change in investment securities.

Loans

        Total loans increased to $64,516,000 as of June 30, 2008 an increase of $7,820,000 or 13.8% over December 31, 2007. The increase was primarily in real estate, which grew $8,245,000 or 16.9%. The growth predominately occurred in the first quarter, as management chose to accept the growth to take advantage of better yields and spreads. The growth is attributable to strong loan demand.

Loans at June 30, 2008 and December 31, 2007 consisted of the following:
(In thousands)

	June 30, 2008	December 31, 2007
Commercial, financial and agricultural	$5,134	$4,739
Real estate-construction	1,929	2,602
Real estate	57,151	48,906
Consumer	957	1,037

Gross loans	65,171	57,284
Deferred loan fees	(56)	(58)
Allowance for loan losses	(599)	(530)

Net Loans	$64,516	$56,696

Allowance for Loan Losses

        Recognizing the shifting loan demand toward the commercial and commercial real estate portfolio coupled with the lack of loss experience associated with the commercial portfolio management, management deemed it prudent to allocate a greater portion of the allowance toward this growing portfolio. Management believes the allowance for loan losses is adequate to cover foreseeable future losses inherent in the current portfolio. While management believes that the methodology is adequate to provide sufficient reserves, changes in future economic and other factors could have a significant and adverse affect on the results of operation.

        The following tables present the summary of loan loss experience and allocation of the allowance for loan losses for the six months ended June 30:

Summary of Loan Loss Experience
(Dollars in thousands)

	2008	2007
Balance at beginning of period	$530	$472
Charge-offs:
Commercial	—	23

Total charge-offs	—	23

Recoveries:
Real estate	11	—
Consumer	8	2

Total recoveries	19	2

Net charge-offs (recoveries)	(19)	21

Provision for loan losses	50	50

Balance at end of period	$599	$501

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(0.06)%	0.08%
Allowance for loan losses to average loans outstanding during the period	0.92%	0.92%

Allocation of Allowance for Loan Losses as of June 30, 2008 and December 31, 2007:
(Dollars in thousands)

	June 30, 2008		December 31, 2007
	Amount	Percentage of Loan Type to Total Loans	Amount	Percentage of Loan Type to Total Loans
Commercial including real estate	$481	47%	$395	41%
Real estate construction	—	3%	—	5%
Real estate	111	48%	104	52%
Consumer	2	2%	26	2%
Unallocated	5	—	4	—

	$599	100%	$530	100%

Non-Performing Assets

        Total non-performing loans decreased $218,000 from December 31, 2007 to June 30, 2008. HNB has experienced improvement in charge-offs and non-performing assets and has received a recovery for a 2007 consumer charge-off. HNB does not have any potential problem loans other than those identified above which management has doubts as to the ability of such borrowers to comply with present loan repayment terms.

Non-Performing Assets
(Dollars in thousands)

	June 30, 2008	December 31, 2007
Non-accrual loans	$—	$—
Accruing loans 90 days past due	87	305

Total non-performing loans	87	305
Foreclosed real estate	42	34

Total non-performing assets	$129	$339

Ratios:
Non-performing loans to total assets	0.10%	0.38%
Non-performing assets to total assets	0.15%	0.42%
Allowance for loan losses to total non-performing loans	688.51%	173.77%

Deposits

        As of June 30, 2008 deposits totaled $68,241,000, an increase of $177,000 or 0.3% over year-end 2007. Halifax experienced growth in savings deposits of $1,780,000 or 15.4%, which is offset by a decrease in interest-bearing demand of $900,000 or 15.2% and a decrease in time deposits of $959,000 or 2.2%. The decrease in time deposits was a management strategy to reduce their cost of funds by allowing higher cost short-term time deposits to run-off, replacing them with lower cost borrowings.

Borrowings

Short-term Borrowings
(Dollars in thousands)

	For the Six Months Ended June 30:
	2008	2007
Federal Home Loan Halifax National Bank Repurchase Agreements:
End of period balance	$5,445	$—
Weighted average interest rate at end of period	2.37%	—
Maximum month-end balance	$5,445	$5,330
Average outstanding balance	$2,841	$2,848
Weighted average interest rate during period	2.63%	5.59%

Federal Home Loan Halifax National Bank Repurchase borrowings generally mature daily.

        In addition to the short-term borrowings above HNB entered into a FHLB Convertible advance of $2,500,000, which matures in 2018, and carries an interest rate of 2.90% as of June 30, 2008. Convertible advances give FHLB the periodic option to convert to a LIBOR adjustable—rate advance after the specified fixed rate period has expired in 2011. Upon the FHLB's conversion option being exercised, Halifax National Bank has the option to repay the respective advance in full.

        As of June 30, 2008 total borrowings increased to $7,945,000, an increase of $6,859,000 over December 31, 2007. As discussed in the deposit section this change was a management initiative to lower HNB's overall cost of funds.

Capital

        Halifax National Bank exceeds the regulatory requirements of a "well capitalized bank". Halifax National Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by regulatory authorities that would have a material effect on Halifax National Bank's capital, liquidity or operations if implemented.

        Shareholders' equity at June 30, 2008 was $10,709,000 and increase of $456,000 or 4.4% from December 31, 2007. The increase is primarily the result of net income of $606,000, less dividends paid of $75,000. Halifax National Bank's ratios continue to exceed that to be classified well capitalized. The decline in ratios at June 30, 2008 compared to December 31, 2007 is due to the growth in assets, particularly commercial real estate, which increased risk-weighted assets, thereby lowering capital ratios.

        The following table presents the capital ratios as of June 30, 2008 and December 31, 2007:

Capital Ratios

	June 30, 2008	December 31, 2007	"Well Capitalized" Requirement
Risk based capital:
Tier 1 risk-based capital ratio	15.7%	16.8%	6.0%
Total risk-based capital ratio (Tier 1 and Tier 2)	16.6%	17.6%	10.0%
Leverage Ratio:
Tier 1 capital to average assets	12.9%	13.3%	5.0%

Off-balance Sheet Arrangements

        HNB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit, and to a lesser extent, standby letters of credit. At June 30, 2008, HNB had unfunded outstanding commitments to extend credit of $5,486,000 and outstanding letters of credit of $236,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to the notes to the consolidated financial statements for a discussion of the nature, business purpose and importance of HNB's off-balance sheet arrangements.

Liquidity

        The liquidity position of HNB remains adequate to meet loan demand and deposit fluctuations. Managing liquidity remains an important segment of asset liability management.

        The primary sources of liquidity are HNB's deposit base and strong capital position. Deposits at June 30, 2008 were $68,241,000 and averaged $68,039,000. At June 30, 2007 deposits were $67,125,000 and averaged $64,340,000.

        Asset liquidity is provided by cash and cash equivalents, federal funds sold, investment securities maturing in one year or less, loan maturities, and typical loan repayments. At June 30, 2008 cash and cash equivalents were $2,577,000 a decrease of $305,000 or 10.6% from June 30, 2007.

        Liabilities provide liquidity with a consistent core deposit base and short-term borrowings. Borrowings, both short and long-term, are available from Federal Home Loan Halifax National Bank of Pittsburgh. Borrowings outstanding with FHLB were $7,945,000 as of June 30, 2008 and $0 as of June 30, 2007. Federal Funds borrowings are available with a third-party correspondent in the amount of $2,000,000.

HNB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2008 AND DECEMBER 31, 2007

(UNAUDITED)

	2008	2007
Assets
Cash due from banks	$2,108,835	$2,351,532
Federal funds sold	—	151,000
Interest bearing deposits in other banks	467,784	28,515

Total cash and cash equivalents	2,576,619	2,531,047
Investment securities held to maturity (fair value—2008—$24,713; 2007—$28,249)	24,604	27,957
Investment securities available for sale	14,884,145	15,221,732
Loans, net of allowance for loan losses—2008—$599,186; 2007—$529,596	64,516,546	56,695,970
Premises and equipment	2,019,904	1,926,998
Real estate held for sale	—	390,774
Accrued interest receivable	406,104	399,140
Restricted investments in bank stock	512,500	293,000
Cash value of life insurance	2,230,549	2,177,968
Other assets	444,182	377,395

Total Assets	$87,615,153	$80,041,981

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$7,589,085	$7,333,271
Demand, interest bearing	5,030,197	5,930,111
Savings	13,355,820	11,575,522
Time	42,266,129	43,224,630

Total deposits	68,241,231	68,063,534
Short-term borrowings	5,445,000	1,086,000
Long-term debt	2,500,000	—
Accrued interest payable	261,374	257,300
Other liabilities	459,017	381,921

Total liabilities	76,906,622	69,788,755

Shareholders' equity:
Common stock, $0.08 par value; 1,000,000 shares authorized; 312,500 shares issued and outstanding	25,000	25,000
Surplus	125,000	125,000
Retained earnings	10,865,738	10,337,296
Accumulated other comprehensive loss	(307,207)	(234,070)

Total shareholders' equity	10,708,531	10,253,226

Total liabilities and shareholders' equity	$87,615,153	$80,041,981

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30, 2008 and 2007

(UNAUDITED)

	2008	2007
Interest and dividend income:
Interest and fees on loans	$2,148,034	$1,911,290
Investment securities—taxable	153,684	198,079
Investment securities—tax exempt	164,793	178,537
Other interest	2,762	9,142

Total interest income	2,469,273	2,297,048

Interest expense:
Demand deposits	20,745	21,836
Savings deposits	134,517	139,384
Time deposits	960,978	934,388
Short-term borrowings	38,913	79,473
Long-term debt	16,243	—

Total interest expense	1,171,396	1,175,081

Net interest income	1,297,877	1,121,964
Provision for possible loan losses	50,000	50,000

Net interest income after provision for possible loan losses	1,247,877	1,071,964

Noninterest income:
Service charges and fees	87,056	60,563
Earnings on cash value of life insurance	52,581	54,735
Gain on sale of real estate	455,721	—
Other income	16,470	10,162

Total noninterest income	611,828	125,460

Noninterest expenses:
Salaries and employee benefits	518,391	467,173
Occupancy	80,401	72,802
Equipment	109,883	110,453
Shares tax	57,550	55,120
Supplies and postage	48,671	43,538
Directors' compensation	37,500	25,000
Professional fees	64,797	57,556
Other	128,756	97,269

Total noninterest expenses	1,045,949	928,911

Income before income taxes	813,756	268,513
Applicable federal income taxes	208,227	17,255

Net Income	$605,529	$251,258

Earnings per share	$1.94	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance, January 1, 2007	$25,000	$125,000	$10,111,722	$(301,697)	$9,960,025

Net income	—	—	251,258	—	251,258
Other comprehensive loss	—	—	—	(150,000)	(150,000)

Total comprehensive income					101,258

Cash dividends, $0.21 per share	—	—	(65,625)	—	(65,625)

Balance, June 30, 2007	$25,000	$125,000	$10,297,355	$(451,697)	$9,995,658

Balance, January 1, 2008	$25,000	$125,000	$10,337,296	$(234,070)	$10,253,226
Net income	—	—	605,529	—	605,529
Other comprehensive loss	—	—	—	(73,137)	(73,137)

Total comprehensive income					549,451
Other	—	—	(2,087)	—	(2,087)
Cash dividends, $0.24 per share	—	—	(75,000)	—	(75,000)

Balance, June 30, 2008	$25,000	$125,000	$10,865,738	$(307,207)	$10,708,531

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
Operating Activities:
Net income	$605,529	$251,258
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of securities	2,803	(8,360)
Depreciation	78,899	79,354
Provision for possible loan losses	50,000	50,000
Gain on sale of real estate held for sale	(455,721)	—
Earnings on cash value of life insurance	(52,581)	(54,735)
Increase in accrued interest payable	4,074	30,917
Increase (decrease) in other liabilities	138,135	(4,159)
Increase in accrued interest receivable	(6,964)	(16,573)
Increase in other assets	(88,062)	(114,119)

Net cash provided by operating activities	276,112	213,583

Investing Activities:
Securities held to maturity:
Principal received on mortgage-backed securities	3,345	5,059
Securities available for sale:
Purchases	(2,618,486)	—
Proceeds from maturities and early redemptions	2,845,000	622,000
Principal received on US Government agency securities	1,690	1,049
Net redemptions (purchases) of FHLB Stock	(219,500)	267,000
Net (increase) decrease in loans	(7,878,976)	220,623
Purchases of premises and equipment	(171,805)	(40,249)
Proceeds from sale of real estate held for sale	846,495	—

Net cash provided by (used in) investing activities	(7,192,237)	1,075,482

Financing Activities:
Net increase in deposits	177,697	4,604,882
Net increase (decrease) in short-term borrowings	4,359,000	(5,800,000)
Proceeds from long-term borrowings	2,500,000	—
Dividends paid	(75,000)	(65,625)

Net cash provided by (used in) financing activities	6,961,697	(1,260,743)

Net increase in cash and cash equivalents	45,572	28,322
Cash and cash equivalents—beginning	2,531,047	2,853,531

Cash and cash equivalents—ending	$2,576,619	$2,881,853

Supplementary Cash Flows Information
Transfer of loans to foreclosed assets	$—	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2008

(UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        HNB Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, Halifax National Bank (the Bank), provide loan, deposit and other commercial banking services through two full service and one drive-up office in Halifax and Millersburg, Dauphin County, Pennsylvania. The Corporation competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations. The Corporation is subject to regulation and supervision by the Federal Reserve Board while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

        The accounting and reporting policies followed by the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Basis of presentation

        The accompanying unaudited consolidated financial statements of the Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of consolidated financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, and so such financial statements are not misleading, have been included.

        The unaudited consolidated financial statements should be read in conjunction with the Corporation's audited consolidated financial statements for the years ended December 31, 2007, and 2006, included in its Registration Statement on Form S-4 dated September 2008.

        Operating results for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

        The consolidated financial statements at June 30, 2008 and December 31, 2007 and for the six months ended June 30, 2008 and 2007 include the accounts of the Corporation and Halifax National Bank. All intercompany balances and transactions have been eliminated in consolidation.

        The Corporation is a bank holding company that was incorporated in June 2007 under the laws of the Commonwealth of Pennsylvania. The Bank became a wholly-owned bank subsidiary of the Corporation pursuant to a reorganization plan that was consummated on June 30, 2007. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting. Accordingly, the financial information relating to the periods prior to June 30, 2007 are reported under the name of HNB Bancorp, Inc.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2008

(UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Earnings per share

        Earnings per share are computed based upon the weighted average number of shares outstanding during the period. The Corporation has a simple capital structure and has no potentially dilutive common stock equivalents.

Off balance sheet financial instruments

        In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

INVESTMENT SECURITIES

        The amortized cost and estimated fair values of investment securities at June 30, 2008 are reflected in the following schedule:

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-Maturity
Mortgage-backed securities	$24,604	$130	$21	$24,713

Available-for-Sale
U.S. Government agencies	$6,137,701	$1,715	$63,358	$6,076,058
State and municipal	7,982,112	17,448	23,300	7,976,260
Corporate debt securities	950,000	—	118,173	831,827

	$15,069,813	$19,163	$204,831	$14,884,145

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2008

(UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PREMISES AND EQUIPMENT

        In 2005, the Corporation purchased additional land and buildings in Elizabethville, Dauphin County, Pennsylvania, for possible expansion. The Bank is leasing a building located on this property to a non-related entity under a temporary short-term lease agreement. In 2007, the Corporation's Board of Directors decided to sell the Elizabethville property rather than use it for branch purposes, and transferred the property to be held for sale on the balance sheet. Accordingly, land with a carrying value of $219,774 and other buildings with a carrying value of $171,000 were transferred to real estate held for sale. As the fair value of the real estate exceeded its carrying value, no loss was recorded.

        In March 2008, the Bank sold its Elizabethville property for approximately $ 845,000 and realized a pre-tax gain of approximately $456,000.

PENSION PLAN TERMINATION

        In 2007, the Corporation approved the termination of the pension plan effective January 31, 2008. No benefits have accrued under the plan since it was frozen in December 2005, at which time a 401(k) savings plan became the primary retirement benefit for employees. Upon final approval by the Internal Revenue Service and the Pension Benefit Guaranty Corporation, annuities will be purchased to satisfy all pension benefit liabilities. The Corporation expects to make cash contributions to the plan of approximately $325,000 to $425,000 between now and the final distributions. In addition, the Corporation expects to record a charge to earnings of approximately $325,000 to $425,000, or $215,000 to $280,000 net of taxes, upon final distribution. The Corporation hopes to make the final distributions in 2008, but the receipt date of the necessary approvals from the IRS and PBGC cannot be predicted with certainty.

COMPREHENSIVE INCOME

        Accounting principles generally accepted in the United States of America require recognized revenue, expenses, gains, and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains and losses on available for sale securities, and unrecognized pension losses are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

        Other comprehensive loss consisted solely of unrealized losses on securities available for sale of approximately $110,813 or $73,137 net of tax, for the six months ended June 30, 2008, and $227,000, or $150,000 net of taxes, in 2007. The unrecognized pension losses amortization component of other comprehensive loss is not significant for either period presented.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2008

(UNAUDITED)

PENSION PLAN TERMINATION (Continued)

        The components of accumulated other comprehensive loss at June 30, 2008 and December 31, 2007 are as follows:

	2008	2007
Unrealized losses on securities available for sale	$(185,668)	$(74,855)
Unrecognized pension losses	(279,797)	(279,797)

	(465,465)	(354,652)
Tax effect	158,258	120,582

Accumulated other comprehensive loss	$(307,207)	$(234,070)

FAIR VALUE ACCOUNTING

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurement (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for the Corporation as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, "Effective Date of FASB Statement No. 157." This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of this FSP is not expected to have a material impact on the Corporation's consolidated financial statements upon adoption on January 1, 2009.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard became effective for the Corporation on January 1, 2008. The Corporation did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

        SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

        Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2008

(UNAUDITED)

FAIR VALUE ACCOUNTING (Continued)

        Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

        Level 3: Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Corporation used the following methods and significant assumptions to estimate fair value.

        Securities: The fair value of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.

        Assets measured on a recurring basis are summarized below:

		Fair Value Measurements at June 30, 2008, Using
	June 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$14,884,145	$—	$14,884,145	$—

PENDING MERGER

        In June 2008, the Corporation signed a definitive agreement for a business combination with First Perry Bancorp, Inc., which is headquartered in Marysville, Pennsylvania. Upon combination, a new holding company will be formed, and will issue 2.52 shares of common stock for each share of Corporation stock owned by shareholders, and will issue 2.435 shares of common stock for each share of First Perry Bancorp, Inc. owned by shareholders. The primary reason for the combination is to pool resources to provide greater products and services to customers in contiguous counties, and provide cost savings through the consolidation of operations. It is contemplated that the transaction will be consummated in the fourth quarter of 2008.

NEW ACCOUNTING STANDARDS

        FASB Statement No. 141 (R) Business Combinations was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a Company's fiscal

HNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2008

(UNAUDITED)

NEW ACCOUNTING STANDARDS (Continued)

year beginning after December 15, 2008. The new pronouncement will impact the Corporation's accounting for business combinations beginning January 1, 2009.

        FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. The Corporation believes that this new pronouncement will not have a significant impact on the Corporation's consolidated financial condition or results of operations.

        In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The adoption of EITF 06-04 on January 1, 2008 had no impact on its consolidated financial condition or results of operations.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133 (Statement 161). Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 has been applied, and the impact that hedges have on an entity's financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Corporation does not expect the adoption of this standard will have any impact on its consolidated financial condition or results of operations.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

 Description of Riverview Capital Securities

        The authorized capital stock of Riverview consists of 5,000,000 shares of common stock, $0.50 par value per share. Upon completion of the consolidation, it is expected that there will be approximately 1,750,085 shares of Riverview common stock issued and outstanding. Currently, no shares of common stock are issued or outstanding.

Common Stock

         Voting Rights.    Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. Shareholders cannot cumulate their votes in the election of directors.

         Preemptive Rights.    Riverview's common stock does carry preemptive subscription rights.

         Liquidation.    In the event of liquidation, dissolution, or winding up of Riverview, the holders of common stock are entitled to share in all assets remaining after payment of liabilities on a pro rata basis.

         Liability for Further Assessments.    Riverview will not subject shareholders to further assessments on their shares of common stock.

         Sinking Fund Provision.    The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.

         Redemption or Conversion Rights.    The holders of common stock do not have a right of redemption, which is the right to sell their shares back to Riverview, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

         Dividends.    Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds.

        Under the Pennsylvania Business Corporation Law, Riverview may not pay a dividend if afterwards:

  1.
  Riverview would be unable to pay its debts as they become due, or

  2.
  Riverview's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

        Furthermore, in order for Riverview to pay a cash dividend to shareholders, Riverview National Bank must first pay a dividend to Riverview. As a result, the legal restrictions on Riverview National Bank dividend payments also affect Riverview's ability to pay dividends.

        Payment of dividends by Riverview National Bank is subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the board of directors and paid from the net profits of Riverview National Bank as the board of directors judge expedient. Dividends may be paid only if: (1) the payment would not impair Riverview National Bank's capital structure; (2) if Riverview National Bank's surplus is at least equal to its common capital; (3) the dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two (2) preceding years; (4) no losses have been sustained equal to or exceeding its undivided profits; and (5) Riverview National Bank continues to operate with a net profit after deducting its losses and bad debts. In addition, under the Federal Deposit Insurance Corporation Improvement Act (12 U.S.C. § 1818), dividends cannot be declared and paid if the Office of the Comptroller of the Currency obtains a cease and desist order because a dividend payment would constitute an unsafe and unsound banking practice.

 Comparison of Shareholders' Rights

        Upon completion of the consolidation, First Perry and HNB shareholders will become Riverview shareholders, and their rights will be governed by the articles of incorporation and bylaws of Riverview. Consequently, certain differences in the rights of the shareholders of Riverview might exist between their rights as either First Perry or HNB shareholders.

        The following is a summary of the material differences that First Perry and HNB shareholders will experience regarding their rights as shareholders of Riverview. This discussion is not a complete statement of all differences affecting the rights of First Perry, HNB, and Riverview shareholders, and we qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of First Perry, HNB, and Riverview.

        Riverview's form articles of incorporation and bylaws are attached as Annexes B and C to this joint proxy statement/prospectus.

Annual Meeting of Shareholders

  First Perry

        The annual meeting of shareholders is held no later than May 31st of each year.

  HNB

        The annual meeting of shareholders is held on the fourth Tuesday of April.

  Riverview

        The annual meeting of shareholders is held no later than May 31st of each year.

Special Meeting of Shareholders

  First Perry

        Special meetings of the shareholders may be called at any time by one or more shareholders entitled to cast at least 40% of the votes which all shareholders are entitled to cast at a particular meeting.

  HNB

        Special meetings of the shareholders may be called at any time by three or more shareholders entitled to cast at least 10% of the votes which all shareholders are entitled to cast at a particular meeting.

  Riverview

        Special meetings of the shareholders may be called at any time by one or more shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at a particular meeting.

Record Date

  First Perry

        The board of directors may fix a time, not more than 90 days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any shareholder meeting, or entitled to receive payment of any dividend or distribution, or to receive any allotment of rights, or to exercise the rights in respect to any change, conversion or exchange of shares.

  HNB

        The board of directors may fix a time, not more than 60 days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any shareholder meeting, or entitled to receive payment of any dividend or distribution, or to receive any allotment of rights, or to exercise the rights in respect to any change, conversion or exchange of shares.

  Riverview

        The board of directors may fix a time, not more than 90 days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any shareholder meeting, or entitled to receive payment of any dividend or distribution, or to receive any allotment of rights, or to exercise the rights in respect to any change, conversion or exchange of shares.

Qualification of Directors

  First Perry

        Neither First Perry's articles of incorporation nor bylaws restrict the age of its directors, require a minimum share ownership value or require a director or nominee for director to meet a business or a residence location requirement to serve as a director.

  HNB

        HNB's bylaws prohibit the election of directors who reach the age of 72 on or before the date of the annual meeting at which directors are elected. Neither HNB's articles of incorporation nor bylaws require a minimum share ownership value or require a director or nominee for director to meet a business or a residence location requirement to serve as a director.

  Riverview

        Riverview's bylaws prohibit the election of directors who reach the age of 70 on or before the date of the annual meeting at which directors are elected with the exception of Paul R. Reigle. Riverview's bylaws require that a director must own at least 2,000 shares of common stock to serve on the board of directors except for the initial directors of Riverview. Furthermore, the empty Riverview board seat to be filled by the members of the former HNB board of directors within 12 months of the effective date will be exempt from the 2,000 shares of common stock requirement. Riverview's bylaws require that each director and nominee for director must either have an address for a place of business or a residence within a sixty (60) mile radius of Riverview's headquarters.

Size of Board of Directors

  First Perry

        First Perry's bylaws requires that the board of directors be comprised of at least three directors but does not limit the maximum size of the board of directors. The First Perry board of directors may fix the number of directors and their respective classifications from time to time.

  HNB

        HNB's bylaws restrict the size of the board of directors between five and 25 members. The HNB board of directors may fix the number of directors from time to time.

  Riverview

        Riverview's bylaws restrict the size of the board of directors between five and 25 members. Riverview's board of directors may fix the number of directors and their respective classifications from time to time.

Multiple Offices Held By Same Person

  First Perry

        First Perry's bylaws prohibit the same person from holding more than one of the offices of Chairman, President, Treasurer, or Chief Financial Officer.

  HNB

        Neither HNB's articles of incorporation nor bylaws prohibit the same person from holding more than one of the offices of Chairman, President, Treasurer, or Chief Financial Officer.

  Riverview

        Neither Riverview's articles of incorporation nor bylaws prohibit the same person from holding more than one of the offices of Chairman, President, Treasurer, or Chief Financial Officer.

Required Shareholder Vote

  First Perry

  Amendment of Articles of Incorporation—

        First Perry's articles of incorporation may be amended by a majority of the votes cast by shareholders entitled to vote on the matter except for the following provisions in the articles of incorporation which may only be amended by 75% of the outstanding shares of First Perry common stock. These provisions relate to the:

  1.
  Two-tiered shareholder vote requirement for a merger, consolidation, liquidation, or dissolution of First Perry;

  2.
  Prohibition of cumulative voting with respect to directors;

  3.
  The number of shares required to be held by shareholders desiring to call a special meeting;

  4.
  Description of the fiduciary duty that applies to the board of directors, committees of the board of directors, and individual directors generally as well as with respect to the consideration of tender offers;

  5.
  Absence of preemptive rights; and

  6.
  Heightened shareholder vote requirement to amend the above provisions.

  Amendment of Bylaws—

        First Perry's bylaws may be amended by the affirmative vote of 75% of the outstanding shares of First Perry common stock or by the majority vote of the board of directors.

  Fundamental Changes—

        First Perry's articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of First Perry, or action that would result in the sale or other disposition of all or substantially all of the assets of First Perry will be valid unless first approved by the affirmative vote of either:

  1.
  The holders of at least 75% of the outstanding shares of the common stock of First Perry; or

  2.
  The holders of at least a 51% of the outstanding shares of common stock of First Perry, provided the transaction has received the prior approval of at least 80% of the board of directors.

  HNB

  Amendment of Articles of Incorporation—

        HNB's articles of incorporation may be amended by a majority of the votes cast by shareholders entitled to vote on the matter except for the following provisions in the articles of incorporation which may only be amended by 66 2/3% of the outstanding shares of HNB common stock. These provisions relate to the:

  1.
  Two-tiered shareholder vote requirement for a merger, consolidation, liquidation, or dissolution of HNB;

  2.
  Presence of cumulative voting with respect to directors;

  3.
  Presence of preemptive rights; and

  4.
  Heightened shareholder vote requirement to amend the above provisions.

  Amendment of Bylaws—

        HNB's bylaws may be amended by the majority of votes cast of shareholders entitled to vote on the matter or by the majority vote of the board of directors.

  Fundamental Changes—

        HNB's articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of HNB, or action that would result in the sale or other disposition of all or substantially all of the assets of HNB will be valid unless first approved by the affirmative vote of either:

  1.
  The holders of at least 75% of the outstanding shares of the common stock of HNB; or

  2.
  The holders of at least a 60% of the outstanding shares of common stock of HNB, provided the transaction has received the prior approval of at least 75% of the board of directors.

  Riverview

  Amendment of Articles of Incorporation—

        Riverview's articles of incorporation may be amended by a majority of the votes cast by shareholders entitled to vote on the matter except for certain provisions in the articles of incorporation which may only be amended by 70% of the outstanding shares of Riverview common stock. These provisions relate to the

  1.
  Two-tiered shareholder vote requirement for a merger, consolidation, liquidation, or dissolution of Riverview;

  2.
  Prohibition of cumulative voting with respect to directors;

  3.
  Description of the fiduciary duty that applies to the board of directors, committees of the board of directors, and individual directors with respect to the consideration of tender offers;

  4.
  Presence of preemptive rights; and

  5.
  Heightened shareholder vote requirement to amend the above provisions.

  Amendment of Bylaws—

        Riverview's bylaws may be amended by the majority of votes cast of shareholders entitled to vote on the matter or by the majority vote of the board of directors.

  Fundamental Changes—

        Riverview's articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of Riverview, or action that would result in the sale or other disposition of all or substantially all of the assets of Riverview will be valid unless first approved by the affirmative vote of either:

  1.
  The holders of at least 75% of the outstanding shares of the common stock of Riverview; or

  2.
  The holders of at least a 51% of the outstanding shares of common stock of Riverview, provided the transaction has received the prior approval of at least 70% of the board of directors.

 Proposal No. 2—
Adjournment or Postponement

        In the event that either First Perry or HNB does not have sufficient votes for a quorum or to approve and adopt the consolidation agreement at their special meetings of shareholders, they intend to adjourn or postpone their meetings to permit further solicitation of proxies. First Perry and HNB can only use proxies they receive at the time of their special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders as a separate matter for consideration.

        The boards of directors of First Perry and HNB recommend that their respective shareholders mark their proxy in favor of the adjournment or postponement proposal so that their proxy may be used to vote for adjournment or postponement if necessary. If shareholders properly execute their proxy, First Perry and HNB will consider that those shareholders voted in favor of the adjournment or postponement proposal unless their proxy indicates otherwise. If First Perry or HNB adjourn or postpone their special meeting, they will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at their special meeting.

Experts

        The consolidated financial statements of First Perry, as of December 31, 2007 and 2006, and for the years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement in reliance upon the report of Beard Miller Company, LLP ("Beard Miller"), independent registered public accounting firm, which is included herein upon authority of Beard Miller as experts in accounting and auditing.

        The consolidated financial statements of HNB, as of December 31, 2007 and 2006, and for the years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement in reliance upon the report of Beard Miller, independent registered public accounting firm, which is included herein upon authority of Beard Miller as experts in accounting and auditing.

Legal Matters

        The validity of the Riverview common stock to be issued in the consolidation and certain other legal and tax matters relating to the consolidation are being passed upon for First Perry and HNB by the law firm of Bybel Rutledge LLP, 1017 Mumma Rd, Suite 302, Lemoyne, PA 17043.

Where You Can Find More Information

        Currently, Riverview, First Perry and HNC do not file annual, quarterly or current reports, proxy and information statements, or other information with the SEC. However, following the consolidation, we expect Riverview will file these reports with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. That site is http://www.sec.gov.

        First Perry and HNB filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the Riverview common stock offered to the First Perry and HNB shareholders in connection with the consolidation. The registration statement contains additional information about the Riverview common stock. You may read and copy the registration statement at the SEC's reference facilities described above.

 Other Business

        As of the date of this document, First Perry's and HNB's boards of directors know of no matters that will be presented for consideration at either special meeting other than as described in this document. However, if any other matter properly comes before either special meeting or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of First Perry's and HNB's management; provided, however, that no proxy that is voted against the consolidation proposal will be voted in favor of any adjournment or postponement of either special meeting.

Shareholder Proposals

Riverview Annual Meeting

        If the shareholders of First Perry and HNB approve and adopt the consolidation agreement, Riverview will have its 2009 annual meeting of shareholders no later than May 31, 2009. Any shareholder who wishes to submit a proposal for inclusion in Riverview's proxy statement for its 2009 annual meeting of shareholders must deliver the proposal in writing to the Secretary of Riverview at Riverview's principal offices within a reasonable time before the printing and mailing our proxy materials. In addition, Riverview's bylaws provide that a shareholder must deliver a notice of any nomination for director to the Secretary no later than the close of business on the 60th day immediately preceding the date of the annual meeting of shareholders.

First Perry Annual Meeting

        If the consolidation agreement is approved and adopted and the consolidation takes place, First Perry will not have an annual meeting of its shareholders in 2009. If the consolidation does not take place and First Perry does hold its 2009 annual meeting of shareholders, any shareholder who wishes to submit a proposal for inclusion in First Perry's proxy statement for its 2009 annual meeting of shareholders must deliver the proposal in writing to the Secretary of First Perry at its principal executive offices no later than December 3, 2008.

HNB Annual Meeting

        If the consolidation agreement is approved and adopted and the consolidation takes place, HNB will not have an annual meeting of its shareholders in 2009. If the consolidation does not take place and HNB does hold its 2009 annual meeting of shareholders, any shareholder who wishes to submit a proposal for inclusion in HNB's proxy statement for its 2009 annual meeting of shareholders must deliver the proposal in writing to the President of HNB at its principal executive offices no later than December 2, 2008.

 ANNEX A

AGREEMENT AND PLAN
OF CONSOLIDATION

Between

FIRST PERRY BANCORP, INC.

And

HNB BANCORP, INC.

June 18, 2008

AGREEMENT

BACKGROUND
AGREEMENT

A-i

A-ii

 AGREEMENT

        THIS AGREEMENT AND PLAN OF CONSOLIDATION, dated as of June 18, 2008, is made by and between FIRST PERRY BANCORP, INC., ("First Perry") a Pennsylvania corporation, having its principal place of business in Marysville, Pennsylvania, and HNB BANCORP, INC., ("HNB"), a Pennsylvania corporation, having its principal place of business in Halifax, Pennsylvania.

BACKGROUND

        1.     First Perry and HNB desire to consolidate into a new Pennsylvania business corporation referred to as Riverview Financial Corporation (or such other name as the Parties mutually agree) (the "Holding Company"), in accordance with the applicable laws of the Commonwealth of Pennsylvania and in accordance with the plan of consolidation set forth herein.

        2.     First Perry and HNB desire that the consolidation of First Perry and HNB constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        3.     First Perry is the parent bank holding company and sole shareholder of The First National Bank of Marysville ("Marysville") and HNB is the parent bank holding company and sole shareholder of Halifax National Bank ("Halifax").

        4.     As an inducement to First Perry's willingness to enter into this Agreement, directors and certain officers of HNB are executing a HNB Letter Agreement in the form attached hereto as Exhibit 1.

        5.     As an inducement to HNB's willingness to enter into this Agreement, directors and certain officers of First Perry are executing a First Perry Letter Agreement in the form attached hereto as Exhibit 2.

        6.     As a condition and inducement to each of First Perry and HNB to enter into this Agreement, First Perry, HNB, Marysville and Halifax are concurrently entering into amendments to employment agreements with Robert M. Garst and Kirk D. Fox regarding the terms of their employment (the "Employment Agreement Amendments").

        7.     First Perry and HNB desire to consolidate Marysville and Halifax, into Riverview National Bank in accordance with the Bank Agreement to Consolidate in the form attached hereto as Exhibit 3.

        8.     First Perry and HNB desire to provide the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE CONSOLIDATION

        Section 1.01    Definitions.    As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HNB or First Perry or any Subsidiary of HNB or First Perry, except the other party, where the assets, revenue or income of such

Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of HNB or First Perry, respectively; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of HNB or First Perry and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of HNB or First Perry) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets, net revenue or net income of HNB or First Perry and its Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more of the outstanding shares of the common stock of HNB or First Perry or any Subsidiary of HNB or First Perry where that Subsidiary represents more than 20% of the consolidated assets, net revenue or net income of HNB or First Perry, in each case other than the transactions contemplated by this Agreement.

        Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of consolidation" between First Perry and HNB.

        Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

        Articles of Consolidation means the articles of consolidation in the form attached hereto as Exhibit 4 to be executed by First Perry and HNB and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

        Bank Consolidation means the consolidation of Halifax and Marysville with and into Riverview National Bank.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        Closing Date means the tenth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Consolidation specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such other date as First Perry and HNB may mutually agree.

        Consolidation means the consolidation of First Perry and HNB into the Holding Company, contemplated by this Agreement.

        DOJ means the United States Department of Justice.

        Dissenting Shares means shares of HNB or First Perry Common Stock as to which appraisal rights are perfected under the BCL.

        Effective Date means the date upon which the Articles of Consolidation shall be filed in the PDS, and shall be the same as the Closing Date.

        Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the comprehensive Environmental Response, Compensation and Disability Act as amended, 42 U.S.C. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law, (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        First Perry Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

        First Perry Disclosure Schedule means a disclosure schedule delivered by First Perry to HNB pursuant to Article III of this Agreement.

        First Perry Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(i)(A).

        First Perry Financials means the audited balance sheets for fiscal year end December 31, 2006 and 2007, statements of income, statements of shareholder equity, and cash flows for fiscal year end December 31, 2005, 2006, and 2007 and as set forth on the annual report for fiscal year end December 31, 2007 and all other reports, proxy statements, information statements or call reports filed or to be filed subsequent to March 31, 2008 with the OCC.

        First Perry Regulatory Reports means the annual and quarterly reports of First Perry filed with the OCC since December 31, 2006 through the Closing Date, and the financial reports of Marysville and accompanying schedules for each calendar quarter, since the quarter ended December 31, 2006 through the Closing Date.

        First Perry Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Perry, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

        FINRA means the Financial Industry Regulatory Authority.

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

        HNB Common Stock means the common stock of HNB described in Section 2.02(a).

        HNB Disclosure Schedule means a disclosure schedule delivered by HNB to First Perry pursuant to Article II of this Agreement.

        HNB Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii)(A).

        HNB Financials means the audited balance sheets for fiscal year end December 31, 2006 and 2007, statements of income, statements of shareholder equity, and cash flows for fiscal year end December 31, 2005, 2006, and 2007 and as set forth on the annual report for fiscal year end December 31, 2007 and all other reports, proxy statements, information statements or call reports filed or to be filed subsequent to March 31, 2008 with the OCC.

        HNB Regulatory Reports means the annual and quarterly reports of HNB filed with the FRB since December 31, 2007 through the Closing Date, and the financial reports of Halifax and accompanying schedules for each calendar quarter filed with the OCC, since the quarter ended December 31, 2007 through the Closing Date.

        HNB Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by HNB, except any corporation, the stock of which is held in the ordinary course of the lending activities of Halifax.

        Holding Company Common Stock means the common stock, $0.50 par value, of the Holding Company.

        IRC means the Internal Revenue Code of 1986, as amended.

        IRS means the Internal Revenue Service.

        Knowledge of First Perry means the actual knowledge of First Perry's officers and directors.

        Knowledge of HNB means the actual knowledge of HNB's officers and directors.

        Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of HNB on a consolidated basis (when such term is used in Article II hereof) or First Perry on a consolidated basis (when such term is used in Article III hereof) other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, (iii) expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (v) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party and (vi) reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by HNB or First Perry in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or (b) the ability of such party or its banking Subsidiary to consummate the transactions contemplated hereby on a timely basis.

        OCC means the Office of the Comptroller of Currency.

        PDB means the Pennsylvania Department of Banking.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        Prospectus/Proxy Statement means the prospectus/proxy statement, together with any amendments and supplements thereto, to be transmitted to holders of HNB Common Stock and First Perry Common Stock in connection with the transactions contemplated by this Agreement.

        Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Holding Company Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.11 of this Agreement.

        Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the OCC, the SEC, the PDB or PDS, or the respective staffs thereof.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

        Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

        Subsidiary means any corporation or partnership, 50% or more of the capital stock or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation or partnership the stock or partnership interests of which is held in the ordinary course of the lending activities of a bank.

        Section 1.02    The Consolidation.

          (a)    Closing.    The closing will take place at 10:00 a.m. on the Closing Date at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, HNB and First Perry shall cause the Articles of Consolidation to be duly executed and to be filed with the PDS.

          (b)    The Consolidation.    Subject to the terms and conditions of this Agreement, on the Effective Date, HNB and First Perry shall consolidate into the Holding Company in accordance with the provisions of the BCL. The Holding Company shall be the corporation formed as a result of the Consolidation under the laws of the Commonwealth of Pennsylvania and shall have its headquarters at 3rd and Market Streets, Halifax, Pennsylvania. From and after the Effective Date, the Consolidation shall have the effects set forth in Section 1929 of the BCL. Notwithstanding any provision of this Agreement to the contrary, the parties may elect to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are not adverse tax consequences to any of the shareholders of First Perry or HNB as a result of such modification, (ii) the consideration to each party is not changed in kind or reduced in the aggregate amount or delayed in payment following the Effective Date due to such modification, (iii) such modification will not materially increase the obligations, liabilities, or duties of the parties prior to the Effective Date, (iv) such modification will not be likely to delay or jeopardize receipt of any the required approvals from the Regulatory Authorities, and (v) such change does not violate applicable law. Any modification of the structure by the parties will not be considered a violation of each party's respective representations and warranties.

          (c)    Holding Company's Articles of Incorporation and Bylaws.    On and after the Effective Date, the articles of incorporation of the Holding Company shall be as set forth in the articles of consolidation and the bylaws of the Holding Company shall be adopted on the Effective Date by the Holding Company's board of directors.

          (d)    Board of Directors and Officers of the Holding Company.

            (i)  On the Effective Date, the total number of persons serving on the board of directors of the Holding Company shall be fourteen (14). Seven (7) of the fourteen (14) persons to serve initially on the board of directors of the Holding Company at the Effective Date shall be appointed by the First Perry board of directors and seven (7) of the fourteen (14) persons shall be appointed by the HNB board of directors, such directors to be mutually agreed upon by HNB and First Perry among the current directors. The directors shall be distributed among the three (3) classes, A, B, and C, as closely as possible with two classes having five (5) directors and one (1) class having four (4) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of the Holding Company. In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of the Holding Company after the Effective Time is unable or unwilling to serve in such position, the respective board of directors from which such person was appointed shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.02(d). If, within one year after the Effective Date a director formerly of First Perry or HNB is unable or unwilling to continue to serve on the board of directors of the Holding Company, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the board of directors of the Holding Company and who previously served on the board of directors from which the director who is unable or unwilling to continue to serve was previously from. In the event that at the Effective Time, any person so selected to serve on the board of directors of the Holding Company after the Effective Time is unable or unwilling to serve in such position, the respective board of directors from which such person was appointed from shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.02(d). Each person who serves as a director of the Holding Company will be compensated in accordance with the policies of the Holding Company. Provided however, after the Effective Date, nothing in this section shall prohibit the Holding Company board of directors from changing the number of directors that shall constitute the whole board of directors to a number as permitted in the bylaws of the Holding Company or shall limit in the future the number of directors that shall constitute the whole board of directors of the Holding Company.

           (ii)  On the Effective Date, the following shall be among the executive officers of the Holding Company:

            (A)  Chairman of the Board, who shall be chosen by a majority of the directors of HNB;

            (B)  Vice Chairman of the Board, who shall be chosen by a majority of the directors of First Perry;

            (C)  Robert M. Garst—Chief Executive Officer;

            (D)  Kirk D. Fox—President.

    Each executive officer of the Holding Company shall hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and consolidation, and the bylaws of the Holding Company, and such person's respective employment agreement.

          (e)    Conversion of Shares.

            (i)  First Perry Common Stock.

            (A)  Subject to the provisions of subparagraphs (B), (C), and (D) of this Section 1.02(e)(i) and Section 1.02(g), each share of First Perry Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of First Perry Common Stock, if any, then owned by First Perry or HNB or any First Perry Subsidiary) shall, on the Effective Date, by reason of the Consolidation and without any action on the part of the holder thereof, be converted into and become a right to receive 2.435 shares of fully paid and nonassessable shares of Holding Company Common Stock. The exchange ratio set forth in this Section 1.02(e)(i)(A) is hereinafter referred to as the "First Perry Exchange Ratio".

            (B)  Each share of First Perry Common Stock issued and held in treasury of First Perry or by any First Perry subsidiary (other than trust account shares or shares acquired in connection with debts previously contracted) as of the Effective Date, if any, shall be cancelled.

            (C)  No fraction of a whole share of Holding Company Common Stock and no scrip or certificates therefor shall be issued in connection with the Consolidation. Any former holder of First Perry Common Stock who would otherwise be entitled to receive a fraction of a share of Holding Company Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of the Holding Company Common Stock on www.otcbb.com the first day Holding Company Common Stock is traded after the Effective Date.

            (D)  Each outstanding share of First Perry Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of Holding Company Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. First Perry shall give HNB prompt notice upon receipt by First Perry of any such written demands for payment of the fair value of such shares of First Perry Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "First Perry Dissenting Shareholder"). If any First Perry Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of First Perry Common Stock shall be converted into the right to receive Holding Company Common Stock in accordance with Section 1.02(e)(i)(A) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Holding Company, as the continuing corporation after the Consolidation.

           (ii)  HNB Common Stock.

            (A)  Subject to the provisions of subparagraphs (B), (C), and (D) of this Section 1.02(e)(ii) and Section 1.02(g), each share of HNB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of HNB Common Stock, if any, then owned by HNB or First Perry or any HNB Subsidiary) shall, on the Effective Date, by reason of the Consolidation and without any action on the part of the holder thereof, be converted into and become a right to receive 2.520 shares of fully paid and nonassessable shares of Holding Company Common Stock. The exchange ratio set forth in this Section 1.02(e)(ii)(A) is hereinafter referred to as the "HNB Exchange Ratio".

            (B)  Each share of HNB Common Stock issued and held in treasury of HNB or by any HNB Subsidiary (other than trust account shares or shares acquired in connection with debts previously contracted) as of the Effective Date, if any, shall be cancelled.

            (C)  No fraction of a whole share of Holding Company Common Stock and no scrip or certificates therefor shall be issued in connection with the Consolidation. Any former holder of HNB Common Stock who would otherwise be entitled to receive a fraction of a share of Holding Company Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of the Holding Company Common Stock on www.otcbb.com the first day Holding Company Common Stock is traded after the Effective Date.

            (D)  Each outstanding share of HNB Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of Holding Company Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. HNB shall give First Perry prompt notice upon receipt by HNB of any such written demands for payment of the fair value of such shares of HNB Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "HNB Dissenting Shareholder"). If any HNB Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of HNB Common Stock shall be converted into the right to receive Holding Company Common Stock in accordance with Section 1.02(e)(ii)(A) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Holding Company, as the continuing corporation after the Consolidation.

          (f)    Surrender and Exchange of HNB and First Perry Stock Certificates.

            (i)    Exchange of Certificates.    Each holder of shares of HNB Common Stock and First Perry Common Stock who surrenders to the Holding Company (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Holding Company Common Stock into which such holder's shares of HNB Common Stock or First Perry Common Stock have been converted pursuant to the Consolidation, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(i)(C) or Section 1.02(e)(ii)(C) hereof, as the case may be.

            (ii)    Rights Evidenced by Certificates.    Each certificate for shares of Holding Company Common Stock issued in exchange for certificates for HNB Common Stock or First Perry Common Stock pursuant to Section 1.02(f)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to Holding Company Common Stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of HNB Common Stock or First Perry Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Holding Company Common Stock pursuant to Section 1.02(f)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(i)(C) or Section 1.02(e)(ii)(C), as the case may be. If certificates for shares of HNB Common Stock or First Perry Common Stock are exchanged for Holding Company Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Holding Company Common Stock, the Holding Company will pay cash in an amount equal to dividends theretofore payable on such Holding Company Common Stock and pay or deliver any other distribution to which holders of shares of Holding Company Common

    Stock have theretofore become entitled. Upon surrender of certificates for shares of HNB Common Stock or First Perry Common Stock in exchange for certificates for Holding Company Common Stock, the Holding Company also shall pay any dividends to which the holder of HNB Common Stock or the holder of First Perry Common Stock, may be entitled as a result of the declaration of a dividend on the HNB Common Stock or First Perry Common Stock by HNB or First Perry in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(f) upon surrender of certificates for shares of HNB Common Stock or First Perry Common Stock.

            Notwithstanding the foregoing, no party hereto will be liable to any holder of HNB Common Stock or any holder of First Perry Common Stock, for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until certificates for shares of HNB Common Stock or First Perry Common Stock are surrendered by a First Perry or HNB shareholder to the Holding Company for exchange, the Holding Company shall have the right to withhold dividends or any other distributions on the shares of Holding Company Common Stock issuable to such shareholder.

            (iii)    Exchange Procedures.    Each certificate for shares of HNB Common Stock or First Perry Common Stock delivered for exchange under this Section 1.02(f) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Holding Company Common Stock for which certificates will be issued pursuant to this Section 1.02(f) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Holding Company Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Holding Company Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of HNB Common Stock or First Perry Common Stock which are surrendered. As promptly as practicable after the Effective Date, the Holding Company shall send or cause to be sent to each shareholder of record of HNB Common Stock and First Perry Common Stock transmittal materials for use in exchanging certificates representing HNB Common Stock or First Perry Common Stock for certificates representing Holding Company Common Stock into which the HNB Common Stock or First Perry Common Stock have been converted in the Consolidation. Certificates representing shares of Holding Company Common Stock shall be mailed to former shareholders of HNB and First Perry as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of HNB Common Stock or First Perry Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date). Checks for cash in lieu of fractional shares shall be mailed to former holders of HNB and First Perry as soon as reasonably possible but in no event later than twenty (20) business days following the first day Holding Company Common Stock is traded after the Effective Date (but in no event earlier than the second business day following the Effective Date).

            (iv)    Closing of Stock Transfer Books; Cancellation of HNB and First Perry Certificates.    Upon the Effective Date, the stock transfer books for HNB Common Stock and First Perry

    Common Stock will be closed and no further transfers of shares of HNB Common Stock or First Perry Common Stock will thereafter be made or recognized. All certificates for shares of HNB Common Stock and First Perry Common Stock surrendered pursuant to this Section 1.02(f) will be cancelled by the Holding Company.

          (g)    Anti-Dilution Provisions.    If either HNB or First Perry has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of HNB Common Stock or First Perry Common Stock, respectively, (B) combined the outstanding shares of HNB Common Stock or First Perry Common Stock, respectively, into a smaller number of shares, (C) subdivided the outstanding shares of HNB Common Stock or First Perry Common Stock, respectively, or (D) reclassified the shares of HNB Common Stock or First Perry Common Stock, respectively, then the number of shares of Holding Company Common Stock to be delivered to HNB or First Perry shareholders who are entitled to receive shares of Holding Company Common Stock in exchange for shares of HNB Common Stock or First Perry Common Stock shall be adjusted so that each HNB or First Perry shareholder shall be entitled to receive such number of shares of Holding Company Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if First Perry or HNB shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the First Perry Exchange Ratio or the HNB Exchange Ratio, as the case may be, shall be adjusted downward by 7%).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF HNB

        HNB hereby represents and warrants to First Perry that, except as specifically set forth in the HNB Disclosure Schedule delivered to First Perry by HNB on the date hereof:

        Section 2.01    Organization.

          (a)   HNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. HNB is a bank holding company duly registered under the BHCA. HNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. HNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on HNB.

          (b)   Halifax is a national banking association duly organized and validly existing under the laws of United States of America. Halifax has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

          (c)   There are no HNB Subsidiaries other than Halifax and those identified in the HNB Disclosure Schedule.

          (d)   The deposits of Halifax are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the FDIA.

          (e)   The respective minute books of HNB and Halifax and each other HNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of HNB and each such HNB Subsidiary.

          (f)    Prior to the date of this Agreement, HNB has delivered to First Perry true and correct copies of the articles of incorporation and bylaws of HNB and the articles of association and bylaws of Halifax as in effect on the date hereof.

        Section 2.02    Capitalization.

          (a)   The authorized capital stock of HNB consists of One Million (1,000,000) shares of common stock, $0.08 par value ("HNB Common Stock"), of which 312,500 shares are outstanding, validly issued, fully paid and nonassessable. Neither HNB nor Halifax, nor any other HNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of HNB Common Stock or any other security of HNB or any securities representing the right to vote, purchase or otherwise receive any shares of HNB Common Stock, or any other security of HNB.

          (b)   The authorized capital stock of Halifax consists of One Million (1,000,000) shares of common stock, par value $0.08 per share ("Halifax Common Stock"), of which 312,500 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by HNB. Neither HNB nor any HNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any HNB Subsidiary or any other security of any HNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any HNB Subsidiary. Except as set forth in the HNB Disclosure Schedule, either HNB or Halifax owns all of the outstanding shares of capital stock of each HNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          (c)   Except as set forth in the HNB Disclosure Schedule, neither (i) HNB, (ii) Halifax nor (iii) any other HNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of HNB and HNB Subsidiaries, equity interests held by HNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of HNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by HNB or Halifax with respect to any other company's capital stock or the equity of any other person.

          (d)   To HNB's Knowledge, except as disclosed in HNB's proxy statement on for the year ended December 31, 2007, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of HNB Common Stock.

        Section 2.03    Authority; No Violation.

          (a)   HNB has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Halifax has full corporate power and authority to execute and deliver the Bank Agreement to Consolidate and to consummate the Bank Consolidation. The execution and delivery of this Agreement by HNB and the completion by HNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of HNB and, except for approval by the shareholders of HNB as required under the BCL, HNB's articles of incorporation and bylaws, no other corporate proceedings on the part of HNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HNB and, subject to approval of the shareholders of HNB as required under the BCL, HNB's articles of incorporation and bylaws and receipt of the required approvals from Regulatory Authorities described in Section 2.04 hereof, constitutes the valid and binding obligation of HNB, enforceable against HNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          The Bank Agreement to Consolidate, upon its execution and delivery by Halifax concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Halifax, enforceable against Halifax in accordance with its terms, subject to required approvals of Regulatory Authorities, and subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b)   (i) The execution and delivery of this Agreement by HNB, (ii) the execution and delivery of the Bank Agreement to Consolidate by Halifax, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 2.04 hereof and HNB's and First Perry's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (iv) compliance by HNB or Halifax with any of the terms or provisions hereof or of the Bank Agreement to Consolidate, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of HNB or any HNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HNB or any HNB Subsidiary or any of their respective properties or assets; or (C) except as set forth in the HNB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HNB or any HNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which HNB or any HNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (A) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on HNB.

        Section 2.04    Consents.    Except for the consents, approvals, filings and registrations from or with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, FINRA, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of HNB under the BCL, HNB's articles of incorporation and bylaws, and the approval of the Bank Agreement to Consolidate by HNB as sole shareholder of Halifax under the National Bank Act, as amended, and by the HNB board of directors, and except as disclosed in the HNB Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by HNB or the Bank Agreement to Consolidate by Halifax, and (b) the completion by HNB of the transactions contemplated hereby or by Halifax of the Bank Consolidation. As of the date hereof, HNB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact HNB's or Halifax's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.05    Financial Statements.

          (a)   HNB has previously delivered, or will deliver, to First Perry the HNB Regulatory Reports. The HNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of HNB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          (b)   HNB has previously delivered to First Perry the HNB Financials. The HNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of HNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and in the HNB Disclosure Schedule.

          (c)   At the date of each balance sheet included in the HNB Financials or the HNB Regulatory Reports, neither HNB nor Halifax (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such HNB Financials or HNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to HNB and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        Section 2.06    Taxes.    HNB and the HNB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). HNB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to HNB and all HNB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from HNB and any HNB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

        Section 2.07    No Material Adverse Effect.    HNB has not suffered any Material Adverse Effect since March 31, 2008.

        Section 2.08    Contracts.

          (a)   Except as described in the HNB Disclosure Schedule, neither HNB nor any HNB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of HNB or any HNB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of HNB or any HNB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of HNB or any HNB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any HNB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which HNB or any HNB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Holding Company; or (vi) any contract (other than this Agreement) limiting the freedom of any HNB Subsidiary to engage in any type of banking or bank-related business permissible under law.

          (b)   True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to First Perry on or before the date hereof, are listed on the HNB Disclosure Schedule and are in full force and effect on the date hereof and neither HNB nor any HNB Subsidiary (nor, to the Knowledge of HNB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to HNB. Except as set forth in the HNB Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the HNB Disclosure Schedule, none of the employees (including officers) of HNB or any HNB Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the HNB Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which HNB or any HNB Subsidiary is a party or under which HNB or any HNB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the HNB Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of HNB or any HNB Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires HNB or any HNB Subsidiary to provide a benefit in the form of HNB Common Stock or determined by reference to the value of HNB Common Stock.

        Section 2.09    Ownership of Property; Insurance Coverage.

          (a)   HNB and the HNB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by HNB or any HNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the HNB Regulatory Reports and in the HNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the HNB Disclosure Schedule. HNB and the HNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by HNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the HNB Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the HNB Financials.

          (b)   With respect to all agreements pursuant to which HNB or any HNB Subsidiary has purchased securities subject to an agreement to resell, if any, HNB or such HNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c)   HNB and the HNB Subsidiaries currently maintain insurance considered by HNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither HNB nor any HNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the HNB Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by HNB or Halifax under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years HNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 2.10    Legal Proceedings.    Except as set forth in the HNB Disclosure Schedule, neither HNB nor any HNB Subsidiary is a party to any, and there are no pending or, to HNB's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against HNB or any HNB Subsidiary, (ii) to which HNB or any HNB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of HNB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on HNB.

        Section 2.11    Compliance With Applicable Law.

          (a)   Except as set forth in the HNB Disclosure Schedule, HNB and HNB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on HNB.

          (b)   Except as set forth on the HNB Disclosure Schedule, neither HNB nor any HNB Subsidiary has received any notification or communication from any Regulatory Authority: (i) asserting that HNB or any HNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to HNB or any HNB Subsidiary; (iii) requiring or threatening to require HNB or any HNB Subsidiary, or indicating that HNB or any HNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of HNB or any HNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of HNB or any HNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither HNB nor any HNB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed in the HNB Financials or in the HNB Disclosure Schedule.

        Section 2.12    Employee Benefit Plans.

          (a)   HNB has previously made available to First Perry true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the HNB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of HNB or any HNB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither HNB, any HNB Subsidiary nor any pension plan maintained by HNB or any HNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to HNB, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan (the "HNB Benefit Plans"). With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither HNB nor any HNB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To HNB's Knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by HNB or any HNB Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to HNB. HNB and the HNB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither HNB nor any HNB Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal Revenue Service or U.S. Department of Labor.

          (b)   Except with respect to the freezing and subsequent termination of the defined benefit pension plan, which has been previously disclosed to First Perry, no liability under Title IV of ERISA has been or to HNB's Knowledge is presently expected to be incurred by HNB respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of

  Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with HNB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). HNB has not contributed to any "multi employee plan" as defined in Section 3(37) of ERISA.

          (c)   All contributions required to be made under the terms of any HNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on HNB's consolidated financial statements to the extent required and in accordance with GAAP. HNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of HNB or an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither HNB or an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each HNB Benefit Plan exceeds the present value of the "benefit liabilities" as defined in Section 4001(a)(16) of ERISA under such HNB Benefit Plan as of the end of the most recent plan year with respect to the respective HNB Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such HNB Benefit Plans as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the HNB Disclosure Schedule, HNB has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d)   Except as set forth in the HNB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the HNB Disclosure Schedule, (i) entitle any employee, consultant or director of HNB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the HNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the HNB Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (e)   All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each HNB Benefit Plan. All required tax filings with respect to each HNB Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (f)    HNB does not maintain any HNB Benefit Plan covering employees who are not United States residents.

          (g)   HNB does not maintain any HNB Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

        2.13    Labor Matters.    HNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is HNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel HNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to HNB's Knowledge, threatened, nor is HNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 2.14    Brokers, Finders and Financial Advisors.    Except for HNB's engagement of Danielson Capital LLC in connection with the transactions contemplated by this Agreement, neither HNB nor any HNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, or, except for its commitments disclosed in the HNB Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, which has not been reflected in the HNB Financials. The HNB Disclosure Schedule shall contain as an exhibit the engagement letter between HNB and Danielson Capital LLC.

        Section 2.15    Environmental Matters.    Except as set forth in the HNB Disclosure Schedule, to the Knowledge of HNB, neither HNB nor any HNB Subsidiary, nor any properties owned or occupied by HNB or any HNB Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to HNB. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of HNB, threatened, relating to the liability of any property owned or occupied by HNB or any HNB Subsidiary under any Environmental Law.

        Section 2.16    Allowance for Loan Losses.    The allowance for loan losses reflected, and to be reflected, in the HNB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the HNB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 2.17    Related Party Transactions.    Except as disclosed in the HNB Disclosure Schedule, HNB is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of HNB (except an HNB Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the HNB Disclosure Schedule, no loan or credit accommodation to any Affiliate of HNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither HNB nor Halifax has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Halifax is inappropriate.

        Section 2.18    Loans.

          (a)   Each loan reflected as an asset in the HNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on HNB.

          (b)   HNB Disclosure Schedule identifies (i) each HNB Loan that as of March 31, 2008 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by HNB, any of its Subsidiaries or any bank examiner, together with the principal amount of each such HNB Loan and the identity of the borrower thereunder, and (ii) each asset of HNB or any of HNB's Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

        Section 2.19    Fairness Opinion.    HNB has received a written opinion from Danielson Capital LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of HNB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

        Section 2.20    Quality of Representations.    The representations made by HNB in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST PERRY

        First Perry hereby represents and warrants to HNB that, except as set forth in the First Perry Disclosure Schedule delivered by First Perry to HNB on or prior to the date hereof:

        Section 3.01    Organization.

          (a)   First Perry is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. First Perry is a bank holding company duly registered under the BHCA. First Perry has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each First Perry Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither First Perry nor any First Perry Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect on First Perry.

          (b)   Marysville is a national banking association duly organized and validly existing under the laws of the United States of America. Marysville has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

          (c)   There are no First Perry Subsidiaries other than Marysville and those identified on the First Perry Disclosure Schedules.

          (d)   The deposits of Marysville are insured by the FDIC to the extent provided in the FDIA.

          (e)   The respective minute books of First Perry and Marysville and each other First Perry Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of First Perry and each such First Perry Subsidiary.

        Section 3.02    Capitalization.

          (a)   The authorized capital stock of First Perry consists of Two Million (2,000,000) shares of common stock $0.25 par value ("First Perry Common Stock"), of which, at the date of this Agreement, 13,488 shares were issued and held by First Perry as treasury stock and 395,312 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither First Perry nor Marysville nor any other First Perry Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Perry Common Stock or any other security of First Perry or any securities representing the right to vote, purchase or otherwise receive any shares of First Perry Common Stock or any other security of First Perry.

          (b)   The authorized capital stock of Marysville consists of Two Million (2,000,000) shares of common stock, par value $0.25 per share ("Marysville Common Stock"), of which 408,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by First Perry. Neither First Perry nor Marysville has or is bound by any subscription, option, warrant, call, commitment, agreement, or other right of any character relating to the stock of each First Perry Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          (c)   Except as set forth in the First Perry Disclosure Schedule, neither (i) First Perry, (ii) Marysville nor (iii) any other First Perry Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Perry and First Perry Subsidiaries, equity interests held by First Perry Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of First Perry Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Perry or Marysville with respect to any other company's capital stock or the equity of any other person.

          (d)   To First Perry's Knowledge, except as disclosed in First Perry's proxy statement dated March 20, 2007, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Perry Common Stock.

        Section 3.03    Authority; No Violation.

          (a)   First Perry has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Marysville has full corporate power and authority to execute and deliver the Bank Agreement to Consolidate and to consummate the Bank Consolidation. The execution and delivery of this Agreement by First Perry and the completion by First Perry of the transactions contemplated hereby have been duly and validly approved by the board of directors of First Perry and, except for approval of the shareholders of First Perry as required by the BCL, First Perry's articles of incorporation and bylaws, no other corporate proceedings on the part of First Perry are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Perry and, subject to approval by the shareholders of First Perry and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of First Perry, enforceable against First Perry in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          The Bank Agreement to Consolidate, upon its execution and delivery by Marysville concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Marysville, enforceable against Marysville in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b)   (i) The execution and delivery of this Agreement by First Perry, (ii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and HNB's and First Perry's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (iii) compliance by First Perry with any of the terms or provisions hereof, will not (A) conflict with or result in a breach of any provision of the certificate of incorporation or other organizational document or bylaws of First Perry or any First Perry Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Perry or any First Perry Subsidiary or any of their respective properties or assets; or (C) except as set forth on First Perry Disclosure Schedules, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Perry or any First Perry Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Perry or any First Perry Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Perry.

        Section 3.04    Consents.    Except for consents, approvals, filings and registrations with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Perry, and except as disclosed in the First Perry Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Perry, and (b) the completion by First Perry of the transactions contemplated hereby. As of the date hereof, First Perry has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Perry's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.05    Financial Statements.

          (a)   First Perry has made the First Perry Regulatory Reports available to HNB for inspection. The First Perry Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of First Perry as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          (b)   First Perry has previously delivered, or will deliver, to HNB the First Perry Financials. The First Perry Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Perry as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

          (c)   At the date of each balance sheet included in the First Perry Financials or First Perry Regulatory Reports, neither First Perry nor Marysville (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Perry Financials or First Perry Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to First Perry and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

        Section 3.06    Taxes.    First Perry and the First Perry Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Perry has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Perry and all First Perry Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Perry and any First Perry Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

        Section 3.07    No Material Adverse Effect.    First Perry has not suffered any Material Adverse Effect since March 31, 2008.

        Section 3.08    Contracts.

          (a)   Except as described in the First Perry Disclosure Schedule, neither First Perry nor any First Perry Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of First Perry or any First Perry Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of First Perry or any First Perry Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Perry or any First Perry Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any First Perry Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Perry or any First Perry Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to HNB or any HNB Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any First Perry Subsidiary to engage in any type of banking or bank-related business permissible under law.

          (b)   True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) have been made available to HNB on or before the date hereof, are listed on the First Perry Disclosure Schedule and are in full force and effect on the date hereof and neither First Perry nor any First Perry Subsidiary (nor, to the Knowledge of First Perry, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to First Perry. Except as set forth in the First Perry Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the First Perry Disclosure Schedule, none of the employees (including officers) of First Perry or any First Perry Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the First Perry Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which First Perry or any First Perry Subsidiary is a party or under which First Perry or any First Perry Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the First Perry Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First Perry or any First Perry Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires First Perry or any First Perry Subsidiary to provide a benefit in the form of First Perry Common Stock or determined by reference to the value of First Perry Common Stock.

        Section 3.09    Ownership of Property; Insurance Coverage.

          (a)   First Perry and the First Perry Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Perry or any First Perry Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Perry Regulatory Reports and in the First Perry Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the First Perry Disclosure Schedule. First Perry and the First Perry Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Perry and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the First Perry Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the First Perry Financials.

          (b)   With respect to all agreements pursuant to which First Perry or any First Perry Subsidiary has purchased securities subject to an agreement to resell, if any, First Perry or such First Perry Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c)   First Perry and the First Perry Subsidiaries currently maintain insurance considered by First Perry to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Perry nor any First Perry Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the First Perry Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by First Perry or Marysville under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years First Perry has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 3.10    Legal Proceedings.    Except as set forth in the First Perry Disclosure Schedule, neither First Perry nor any First Perry Subsidiary is a party to any, and there are no pending or, to First Perry's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against First Perry or any First Perry Subsidiary, (ii) to which First Perry's or any First Perry Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Perry to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First Perry.

        Section 3.11    Compliance With Applicable Law.

          (a)   First Perry and the First Perry Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on First Perry.

          (b)   Neither First Perry nor any First Perry Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that First Perry or any First Perry Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Perry or any First Perry Subsidiary; (iii) requiring or threatening to require First Perry or any First Perry Subsidiary, or indicating that First Perry or any First Perry Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First Perry or any First Perry Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Perry or any First Perry Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Perry nor any First Perry Subsidiary has consented to or entered into any Regulatory Agreement.

        Section 3.12    Employee Benefit Plans.

          (a)   First Perry has previously made available to HNB true and complete copies of the employee pension benefit plans which it currently maintains within the meaning of ERISA Section 3(2), including profit sharing plans, stock purchase plans, deferred compensation and severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including, if applicable, vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the First Perry Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First Perry or any First Perry Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. To First Perry's Knowledge, neither First Perry, any First Perry Subsidiary, nor any pension plan maintained by First Perry or any First Perry Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to First Perry, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan (the "First Perry Benefit Plans"). With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actual assumptions used in the most recent actuarial valuation for such plan. Neither First Perry nor any First Perry Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the best of First Perry's Knowledge, all "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To First Perry's Knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by First Perry or any First Perry Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to First Perry. First Perry and the First Perry Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)), in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither First Perry nor any First Perry Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal Revenue Service or U.S. Department of Labor.

          (b)   No liability under Title IV of ERISA has been or to First Perry's Knowledge is presently expected to be incurred by First Perry respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with First Perry under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). First Perry has not contributed to any "multi employee plan" as defined in Section 3(37) of ERISA.

          (c)   All contributions required to be made under the terms of any First Perry Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on First Perry's consolidated financial statements to the extent required and in accordance with GAAP. First Perry has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any Pension Plan nor any single-employer plan of First Perry or an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither First Perry or an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each First Perry Benefit Plan exceeds the present value of the "benefit liabilities" as defined in Section 4001(a)(16) of ERISA under such First Perry Benefit Plan as of the end of the most recent plan year with respect to the respective First Perry Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Perry Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the First Perry Disclosure Schedule, First Perry has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d)   Except as set forth the First Perry Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the First Perry Disclosure Schedule, (i) entitle any employee, consultant or director of First Perry to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the First Perry Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the First Perry Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (e)   All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each First Perry Benefit Plan. All required tax filings with respect to each First Perry Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (f)    First Perry does not maintain any First Perry Benefit Plan covering employees who are not United States residents.

          (g)   First Perry does not maintain any First Perry Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

        3.13    Labor Matters.    First Perry is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is First Perry the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel First Perry to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to First Perry's Knowledge, threatened, nor is First Perry aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 3.14    Brokers, Finders and Financial Advisors.    Except for First Perry's engagement of Cedar Hill Advisors, LLC in connection with the transactions contemplated by this Agreement, neither

First Perry nor any First Perry Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, or, except for its commitments disclosed in the First Perry Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, which has not been reflected in the First Perry Financials. The First Perry Disclosure Schedule shall contain as an exhibit the engagement letter between First Perry and Cedar Hill Advisors, LLC.

        Section 3.15    Environmental Matters.    Except as set forth in the First Perry Disclosure Schedule, to the Knowledge of First Perry, neither First Perry nor any First Perry Subsidiary, nor any properties owned or occupied by First Perry or any First Perry Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to First Perry. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of First Perry, threatened, relating to the liability of any property owned or occupied by First Perry or any First Perry Subsidiary under any Environmental Law.

        Section 3.16    Allowance for Loan Losses.    The allowance for loan losses reflected, and to be reflected, in the First Perry Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the First Perry Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 3.17    Related Party Transactions.    Except as disclosed in the First Perry Disclosure Schedule, First Perry is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of First Perry (except a First Perry Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the First Perry Disclosure Schedule, no loan or credit accommodation to any Affiliate of First Perry is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Perry nor Marysville has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Marysville is inappropriate.

        Section 3.18    Loans.

          (a)   Each loan reflected as an asset in the First Perry Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Perry.

          (b)   First Perry Disclosure Schedule identifies (i) each First Perry Loan that as of March 31, 2008 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by First Perry, any of its Subsidiaries or any bank examiner, together with the principal amount of each such First Perry Loan and the identity of the borrower thereunder, and (ii) each asset of First

  Perry or any of First Perry's Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

        Section 3.19    Fairness Opinion.    First Perry has received a written opinion from Cedar Hill Advisors, LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of First Perry pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

        Section 3.20    Quality of Representations.    The representations made by First Perry in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV
COVENANTS OF THE PARTIES

        Section 4.01    Conduct of HNB's and First Perry's Business.

          (a)   From the date of this Agreement to the Closing Date, HNB and First Perry and each of their respective Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party. HNB and First Perry will each use its best efforts, and will cause each of the Subsidiaries to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted or required by this Agreement, HNB and First Perry will not, or will not permit any Subsidiary to:

              (i)  amend or change any provision of its articles of incorporation or bylaws;

             (ii)  change the number of authorized or issued shares of its capital stock or issue any shares or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that each of HNB and First Perry may continue to pay regular quarterly cash dividends in accordance and consistent with past practice and past amounts.

            (iii)  grant any severance or termination pay to, or, enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director except in accordance with this Agreement or the transactions contemplated therein. Provided, however, each party may pay salary increases for non-contractual and non-executive employees in such amounts not in excess of three percent (3%) in the aggregate for all such employees.

            (iv)  merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

             (v)  sell or otherwise dispose of the capital stock or sell or otherwise dispose of any of its assets or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (vi)  take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

           (vii)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or in connection with the re-audit of financial statements under section 4.19 hereof, or any Regulatory Authority;

          (viii)  waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

            (ix)  implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, materially amend any existing plan or arrangement except that HNB may terminate its defined benefit pension plan and undertake and complete activities in connection therewith;

             (x)  purchase any security for its investment portfolio other than in the ordinary course of business;

            (xi)  amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business;

           (xii)  enter into, renew, extend or modify any other transaction with any Affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

          (xiii)  change deposit or loan rates other than in the ordinary course of business;

          (xiv)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

           (xv)  except for the execution of this Agreement, take any action that would give rise to a right of non-continuing payment to any individual under any employment agreement;

          (xvi)  take any action that would preclude the Consolidation from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

         (xvii)  agree to do any of the foregoing.

  For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for HNB or First Perry to do any of the following: (i) make any capital expenditure in excess of $50,000 without the prior written consent of the other, except that HNB may continue to make capital expenditures in connection with its Elizabethville Branch and termination of its defined benefit pension plan as previously disclosed to First Perry; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than pledges of assets to secure Federal Home Loan Bank advances or government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, involving a loan or payment of more than $50,000, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof, other than in the ordinary course of business.

        Section 4.02    Access; Confidentiality.

          (a)   From the date of this Agreement through the Closing Date, HNB or First Perry, as the case may be, shall afford to, and shall cause each HNB Subsidiary or First Perry Subsidiary to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of HNB and First Perry will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

          (b)   HNB and First Perry each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party. Neither party shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

          (c)   All information furnished to First Perry by HNB or by HNB to First Perry previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence.

          (d)   A representative of each party shall be invited to attend all meetings of the other party's board of directors and any committee thereof and all management committee meetings, including without limitation, loan, asset/liability and investment committee meetings (or the functional equivalent), except to the extent the exclusion of the other party's representative may be required for the board of directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law.

        Section 4.03    Regulatory Matters and Consents.

          (a)   HNB and First Perry shall promptly prepare a Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed with the SEC by First Perry and HNB on behalf of the Holding Company. The Registration Statement shall conform to all applicable legal requirements. The Holding Company shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and HNB and First Perry shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. First Perry and HNB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (b)   First Perry and HNB will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

          (c)   Each party will furnish the other with all information concerning itself and its Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

          (d)   First Perry and HNB shall have the right to review in advance, and each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

          (e)   Each party will promptly furnish the other with copies of all Applications and other written communications to, or received from, any Regulatory Authority in respect of the transactions contemplated hereby.

        Section 4.04    Taking of Necessary Action.    First Perry and HNB shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Consolidation as soon as practicable after the date hereof, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Consolidation pursuant to this Agreement.

        Section 4.05    Indemnification; Insurance.

          (a)    Indemnification.    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of either party or any of their respective Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of either party, any of their respective Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the articles of incorporation and bylaws of such party. On or after the Effective Date, the Holding Company shall indemnify, defend and hold harmless all prior and then-existing directors and officers of HNB, First Perry or their respective Subsidiaries, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of the Holding Company) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of HNB, First Perry or their respective Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by HNB, First Perry or their respective Subsidiaries, as the case may be, as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by the Holding Company if such indemnification is prohibited by applicable law.

          (b)    Insurance.    The Holding Company shall maintain a directors' and officers' liability insurance policy providing coverage amounts not less than the greater of coverage amounts provided under the HNB or First Perry directors and officers' liability insurance policy and on terms generally no less favorable, than the foregoing standard. Such policy shall cover persons who are currently covered by the HNB and First Perry insurance policies for a period of six years after the Effective Date.

          (c)    Assumption.    In the event that the Holding Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or consolidation or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

        Section 4.06    No Other Bids and Related Matters.    So long as this Agreement remains in effect, HNB and First Perry shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (ii) recommend or endorse an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iv) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal or (v) enter into an agreement with any other party with respect to an Acquisition Proposal. HNB and First Perry will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than HNB and First Perry hereto with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. HNB and First Perry will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of HNB or First Perry may respond to unsolicited inquiries relating to an Acquisition Proposal, in each case in good faith after consultation with its legal advisors, that the failure to do so would constitute a breach of their fiduciary duties.

        Section 4.07    Duty to Advise; Duty to Update Disclosure Schedule.    HNB and First Perry shall promptly advise each other of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. HNB and First Perry shall update its Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve HNB and First

Perry from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 5.01(c).

        Section 4.08    Current Information.

          (a)    Ongoing Communications.    During the period from the date of this Agreement to the Effective Date, HNB and First Perry shall, cause one or more of its designated representatives to confer on a weekly or more frequent basis with representatives of each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement HNB and First Perry will deliver to the other party its quarterly report, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, HNB and First Perry will deliver to the other party its annual report.

          (b)    Board Minutes.    HNB and First Perry shall provide to each other a copy of the minutes of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law, but in any event within 10 days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within 10 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

        Section 4.09    Phase I Environmental Audit.    Permit First Perry or HNB, if First Perry or HNB elects to do so, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by the other party or any of its Subsidiaries on the date hereof.

        Section 4.10    Shareholders Meetings.    Take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The board of directors of HNB and the board of directors of First Perry will recommend that the shareholders of HNB and First Perry, respectively, approve and adopt this Agreement and the transactions contemplated hereby.

        Section 4.11    Public Announcements.    Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

        Section 4.12    Maintenance of Insurance.    Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        Section 4.13    Maintenance of Books and Records.    Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered.

        Section 4.14    Taxes.    File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

        Section 4.15    Employee Benefits.    HNB and First Perry or their Subsidiary employees who become employees of the Holding Company and its Subsidiaries (the "Continuing Employees") will, immediately upon Effective Time, be eligible for all benefit plans in effect at that time upon the terms of the applicable benefit plan. The Continuing Employees will be given full credit for years of service with either HNB or First Perry subject to the provisions of the applicable plan.

        Notwithstanding any other provision of this Agreement, before, at or promptly after the Effective Time, First Perry and HNB shall have the right to freeze, merge or terminate any existing First Perry or HNB Benefit Plan.

        Section 4.16    Affiliate Letters.    HNB and First Perry shall use its best efforts to cause each person who may be deemed to be an Affiliate of the Holding Company, to execute and deliver to the Holding Company as soon as practicable after the date of this Agreement an Affiliates Letter.

        Section 4.17    Severance Pay.    First Perry and HNB will endeavor to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. If within three months after the Effective Time, the Holding Company elects to displace or eliminate a position of an employee not subject to an employment or change of control agreement for reasons other than cause and reasons directly related to the Consolidation, then the Holding Company will make severance payment of two (2) weeks of compensation for each year of the employee's combined service with HNB, First Perry, and the Holding Company (subject to applicable taxes and withholding requirements), with a minimum of two (2) weeks up to a maximum of twenty-six (26) weeks. Terminated employees will have the right to continue coverage under the group health plan in accordance with IRC Section 4980(f). Employees of HNB, First Perry, and the Holding Company shall not be deemed third party beneficiaries of the commitments set forth in this Article IV.

        Section 4.18    Conduct of the Parties.    From the date hereof to the Closing Date, except as otherwise consented to or approved by HNB or First Perry in writing or as permitted or required by this Agreement, HNB and First Perry will not take any action that would preclude the Consolidation from qualifying as a reorganization within the meaning of Section 368 of the IRC.

        Section 4.19    Financial Statements.    Each of HNB and First Perry shall have audited financial statements prepared by an accountant eligible to practice before the SEC to satisfy the requirements of the Holding Company, First Perry, and HNB, respectively, with the SEC and any Regulatory Authorities.

ARTICLE V
CONDITIONS

        Section 5.01    Mutual Conditions to the Obligations of HNB and First Perry under this Agreement.    The obligations of HNB and First Perry hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by both parties pursuant to Section 7.03 hereof:

          (a)    Corporate Proceedings.    All action required to be taken by, or on the part of, each party to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken and each party shall have received certified copies of the resolutions of the other party evidencing such authorizations;

          (b)    Covenants.    The obligations and covenants of each party required by this Agreement to be performed by each party at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

          (c)    Representations and Warranties.    The representations and warranties of each party set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect;

          (d)    Approvals of Regulatory Authorities.    The parties shall have received all required approvals of Regulatory Authorities of the Consolidation, and the transactions contemplated thereby, without the imposition of any term or condition that would have a Material Adverse Effect on the Holding Company upon completion of the Consolidation and all notice and waiting periods required thereunder shall have expired or been terminated;

          (e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (f)    Officer's Certificate.    Each party shall have delivered to the other party a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in this Section 5.01 have been satisfied, to the best Knowledge of the officer executing the same;

          (g)    Registration Statement.    The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

          (h)    Tax Opinion.    Each party shall have received an opinion of Bybel Rutledge LLP, dated the Closing Date, to the effect that the Consolidation constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of HNB and First Perry;

          (i)    Approval of Shareholders.    This Agreement shall have been approved by the shareholders of HNB and First Perry by such vote as is required under BCL, their respective articles of incorporation and bylaws;

          (j)    Dissenting Shares.    No more than twelve (12) percent of the issued and outstanding shares of HNB or First Perry shall be dissenting shares;

          (k)    No Material Adverse Effect.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, liquidity, income or financial condition of HNB or First Perry shall have occurred since the date of this Agreement, which has had or reasonably be likely to have a Material Adverse Effect;

          (l)    Contracts.    All Employment Agreement Amendments and the amended and restated executive employment agreements among First Perry, HNB, and Robert M. Garst and Kirk D. Fox, respectively shall have been executed and not repudiated or renounced;

          (m)    Director Agreements.    Each party shall have received from the directors and the executive officers listed in each party's most recent proxy statement, the executed respective First Perry and HNB Letter Agreements;

          (n)    Third Party Consents.    Each party shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Consolidation to be consummated without the violation of any lease or other material agreement to which First Perry or HNB is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

 ARTICLE VI
TERMINATION, WAIVER AND AMENDMENT

        Section 6.01    Termination.    This Agreement may be terminated on or at any time prior to the Closing Date:

          (a)   By the mutual written consent of the parties hereto;

          (b)   By First Perry or HNB:

              (i)  if the Closing Date shall not have occurred on or before April 30, 2009, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

             (ii)  if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the condition set forth at Section 5.01(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

          (c)   at any time on or prior to the Effective Date, by HNB in writing if First Perry has, or by First Perry in writing if HNB has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by First Perry would have a Material Adverse Effect on First Perry or in the case of a breach by HNB would have a Material Adverse Effect on HNB, in any case, if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date unless on such date such breach no longer causes a Material Adverse Effect;

          (d)   by either the board of directors of First Perry or the board of directors of HNB if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of the party whose shareholders failed to approve this Agreement shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby; or

          (e)   by either the board of directors of First Perry or the board of directors of HNB, if they conclude in good faith after consultation with its legal and financial advisers, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

        Section 6.02    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of First Perry or HNB to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty. Nothing contained in this Section 6.02 shall be deemed to prohibit First Perry or HNB from maintaining an action against a third party for tortious interference or otherwise.

 ARTICLE VII
MISCELLANEOUS

        Section 7.01    Expenses.

          (a)   All costs and expenses incurred by the parties in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel shall be borne and paid equally by both parties.

          (b)   If HNB fails to complete the Consolidation after the occurrence of one of the following events, and First Perry shall not be in material breach of this Agreement, HNB shall within one Business Day of the event, pay First Perry by wire transfer of immediately available funds a fee of Eight Hundred Thousand Dollars ($800,000):

              (i)  HNB terminates this Agreement pursuant to Section 6.01(e) hereof;

             (ii)  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than First Perry or an Affiliate of First Perry, enters into an agreement, letter of intent or memorandum of understanding with HNB or any HNB Subsidiary which relates to an Acquisition Proposal;

            (iii)  HNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

            (iv)  the HNB shareholders fail to approve this Agreement at the HNB meeting of shareholders, or the HNB meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

              (A)  the HNB board of directors shall have failed to recommend approval of this Agreement by the shareholders of HNB, withdrawn or modified its recommendation that HNB shareholders approve this Agreement or recommended that the shareholders of HNB approve or accept an Acquisition Proposal with any Person other than First Perry or an Affiliate of First Perry; or

              (B)  HNB shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the HNB meeting of shareholders in accordance with Section 4.10;

             (v)  the HNB meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than First Perry or an Affiliate of First Perry, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the HNB meeting of shareholders and within twelve (12) months after such event HNB or any HNB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

            (vi)  the HNB shareholders fail to approve the Agreement at the HNB Shareholders' Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than First Perry or an Affiliate of First Perry, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the HNB meeting of shareholders and within twelve (12) months after such event

    HNB or any HNB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

          (c)   If First Perry fails to complete the Consolidation after the occurrence of one of the following events, and HNB shall not be in material breach of this Agreement, First Perry shall within one Business Day of the event, pay HNB by wire transfer of immediately available funds a fee of Eight Hundred Thousand Dollars ($800,000):

              (i)  First Perry terminates this Agreement pursuant to Section 6.01(e) hereof;

             (ii)  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNB or an Affiliate of HNB, enters into an agreement, letter of intent or memorandum of understanding with First Perry or any First Perry Subsidiary which relates to an Acquisition Proposal;

            (iii)  First Perry authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

            (iv)  the First Perry shareholders fail to approve this Agreement at the First Perry meeting of shareholders, or the First Perry meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

              (A)  the First Perry board of directors shall have (x) failed to recommend approval of this Agreement by the shareholders of First Perry, (y) withdrawn or modified its recommendation that First Perry shareholders approve this Agreement or (z) recommended that the shareholders of First Perry approve or accept an Acquisition Proposal with any Person other than HNB or an Affiliate of HNB; or

              (B)  First Perry shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the First Perry meeting of shareholders in accordance with Section 4.10;

             (v)  the First Perry meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNB or an Affiliate of HNB, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the First Perry meeting of shareholders and within twelve (12) months after such event First Perry or any First Perry Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

            (vi)  the First Perry shareholders fail to approve the Agreement at the First Perry meeting of shareholders, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNB or an Affiliate of HNB, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the First Perry meeting of shareholders and within twelve (12) months after such event First Perry or any First Perry Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

        Section 7.02    Non-Survival of Representations and Warranties.    All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(d) and (g), and 4.05, hereof, which will survive the Consolidation, shall terminate on the Closing Date.

        Section 7.03    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of HNB or First Perry have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of HNB Common Stock or First Perry Common Stock upon consummation of the Consolidation or otherwise materially adversely affect the shareholders of HNB or First Perry without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.04    Entire Agreement.    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        Section 7.05    No Assignment.    Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 7.06    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:
          (a)   If to First Perry, to:

      First Perry Bancorp, Inc.
      101 Lincoln Street
      P.O. Box B
      Marysville, PA 17053

      Attention: Robert M. Garst, Executive Vice President
      Telecopy No.: 717-957-2081

      With copy to:

      Arthur M. Feld, Esquire
      1309 Bridge Street
      New Cumberland, PA 17070

      Telecopy No.: 717-770-0389

          (b)   If to HNB, to:

      HNB Bancorp, Inc.
      3rd and Market Streets
      P.O. Box A
      Halifax, PA 17032

      Attention: Kirk D. Fox, Executive Vice President
      Telecopy No.: 717-896-8599

      With copy to:

      Kerwin & Kerwin
      4245 Route 209
      Elizabethville, PA 17023

      Attention: Joseph D. Kerwin, Esquire
      Telecopy No.: 717-238-8455

        Section 7.07    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 7.08    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        Section 7.09    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        Section 7.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

[remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST PERRY BANCORP, INC.
/s/ KANDI L. LOPP	By	/s/ ROBERT M. GARST Robert M. Garst Executive Vice President
ATTEST:	HNB BANCORP, INC.
/s/ DAVID A. TROUTMAN	By	/s/ KIRK D. FOX Kirk D. Fox Executive Vice President

 Exhibit 1

FORM OF HNB LETTER AGREEMENT

June     , 2008

First Perry Bancorp, Inc.
101 Lincoln Street
P.O. Box B
Marysville, PA 17053

Ladies and Gentlemen:

        First Perry Bancorp, Inc. ("First Perry") and HNB Bancorp, Inc. ("HNB") are entering into concurrently herewith an Agreement and Plan of Consolidation to be dated as of June 18, 2008 (the "Agreement").

        Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) HNB and First Perry will consolidate into a new Pennsylvania business corporation referred to as Riverview Financial Corporation ("Riverview") (the "Consolidation"); (b) shareholders of HNB and First Perry will receive shares of Riverview common stock in exchange for their shares of HNB and First Perry common stock owned on the closing date plus cash in lieu of fractional share interests.

        I have been advised that I may be deemed to be an "affiliate" of HNB for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

        I understand that First Perry is requiring, as a condition to its execution and delivery to HNB of the Agreement, that I execute and deliver to First Perry this HNB Letter Agreement.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

          1.     I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of HNB common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of HNB over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for the approval and adoption of the Agreement and the transactions contemplated thereby.

          2.     I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of HNB common stock over which I have or exercise sole or shared voting power; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

          3.     I have sole or shared voting power over the number of shares of HNB common stock, set forth below my signature line. First Perry recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

          4.     I agree not to offer, sell, transfer or otherwise dispose of any shares of Riverview common stock received pursuant to the Consolidation, except:

            (a)   at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such Riverview common stock is effective and a prospectus is made available under the Securities Act;

            (b)   within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145") or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

            (c)   in a transaction which, in an opinion of counsel reasonably satisfactory to Riverview or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

  and I acknowledge and agree that Riverview is under no obligation to register the sale, transfer or other disposition of Riverview common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

          5.     I agree that neither HNB nor First Perry shall be bound by any attempted sale of any shares of HNB common stock or First Perry common stock, respectively, and HNB 's and First Perry's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this HNB Letter Agreement; and I further agree that (a) any certificate representing shares of Riverview common stock received by me pursuant to the Consolidation may be endorsed with a restrictive legend consistent with the terms of this HNB Letter Agreement; and (b) any shares of Riverview common stock received by me pursuant to the Consolidation in the form of book-entry shares may be subject to a stop order consistent with the terms of this HNB Letter Agreement. If at any point in time I hold certificates representing shares of Riverview common stock received by me in the Consolidation and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, Riverview shall cause its director of SEC compliance (in his/her absence, outside-counsel selected by Riverview) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

          6.     I represent that I have the capacity to enter into this HNB Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        The agreements contained in this HNB Letter Agreement shall apply to me solely in my capacity as a shareholder of HNB, and no agreement contained in this HNB Letter Agreement shall apply to me in my capacity as a director, officer or employee of HNB or in any other fiduciary capacity, other than as a fiduciary of a trust of which I am a beneficiary. In addition, nothing contained in this HNB Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of HNB.

        This HNB Letter Agreement shall be effective upon acceptance by First Perry.

        This HNB Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Consolidation, (b) April 30, 2009 or (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to First Perry's rights arising out of any willful breach of any covenant or representation contained herein.

(signature page immediately follows)

Very truly yours,

Witness:	[Name]

Number of shares held:
Sole voting power:

Shared voting power:

Number of pledged shares:

Accepted :
FIRST PERRY BANCORP, INC.

By:	President and Chief Executive Officer

 Exhibit 2

FORM OF FIRST PERRY LETTER AGREEMENT

                                June             , 2008

HNB Bancorp, Inc.
3rd and Market Streets
P.O. Box A
Halifax, PA 17032

Ladies and Gentlemen:

        First Perry Bancorp, Inc. ("First Perry") and HNB Bancorp, Inc. ("HNB") are entering into concurrently herewith an Agreement and Plan of Consolidation to be dated as of June 18, 2008 (the "Agreement").

        Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) HNB and First Perry will consolidate into a new Pennsylvania business corporation referred to as Riverview Financial Corporation ("Riverview") (the "Consolidation"); (b) shareholders of HNB and First Perry will receive shares of Riverview common stock in exchange for their shares of HNB and First Perry common stock owned on the closing date plus cash in lieu of fractional share interests.

        I have been advised that I may be deemed to be an "affiliate" of First Perry for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

        I understand that HNB is requiring, as a condition to its execution and delivery to HNB of the Agreement, that I execute and deliver to HNB this First Perry Letter Agreement.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

          1.     I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of First Perry common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of First Perry over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for the approval and adoption of the Agreement and the transactions contemplated thereby.

          2.     I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of First Perry common stock over which I have or exercise sole or shared voting power; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

          3.     I have sole or shared voting power over the number of shares of First Perry common stock, set forth below my signature line. HNB recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

          4.     I agree not to offer, sell, transfer or otherwise dispose of any shares of Riverview common stock received pursuant to the Consolidation, except:

            (a)   at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such Riverview common stock is effective and a prospectus is made available under the Securities Act;

            (b)   within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145") or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

            (c)   in a transaction which, in an opinion of counsel reasonably satisfactory to Riverview or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

    and I acknowledge and agree that Riverview is under no obligation to register the sale, transfer or other disposition of Riverview common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

          5.     I agree that neither HNB nor First Perry shall be bound by any attempted sale of any shares of HNB common stock or First Perry common stock, respectively, and HNB 's and First Perry's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this First Perry Letter Agreement; and I further agree that (a) any certificate representing shares of Riverview common stock received by me pursuant to the Consolidation may be endorsed with a restrictive legend consistent with the terms of this First Perry Letter Agreement; and (b) any shares of Riverview common stock received by me pursuant to the Consolidation in the form of book-entry shares may be subject to a stop order consistent with the terms of this First Perry Letter Agreement. If at any point in time I hold certificates representing shares of Riverview common stock received by me in the Consolidation and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, Riverview shall cause its director of SEC compliance (in his/her absence, outside-counsel selected by Riverview) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

          6.     I represent that I have the capacity to enter into this First Perry Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        The agreements contained in this First Perry Letter Agreement shall apply to me solely in my capacity as a shareholder of First Perry, and no agreement contained in this First Perry Letter Agreement shall apply to me in my capacity as a director, officer or employee of First Perry or in any other fiduciary capacity, other than as a fiduciary of a trust of which I am a beneficiary. In addition, nothing contained in this First Perry Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of First Perry.

        This First Perry Letter Agreement shall be effective upon acceptance by HNB.

        This First Perry Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Consolidation, (b) April 30, 2009 or (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to HNB's rights arising out of any willful breach of any covenant or representation contained herein.

(signature page immediately follows)

Very truly yours,
Witness:	[Name]
Number of shares held:

Sole voting power:

Shared voting power:

Number of pledged shares:

Accepted:
HNB BANCORP, INC.
By:
President and Chief Executive Officer

 Exhibit 3

FORM OF
BANK AGREEMENT TO CONSOLIDATE

between

THE FIRST NATIONAL BANK OF MARYSVILLE

and

HALIFAX NATIONAL BANK

under the charter of

FIRST NATIONAL BANK OF MARYSVILLE

under the title of

RIVERVIEW NATIONAL BANK

        This AGREEMENT TO CONSOLIDATE made between The First National Bank of Marysville (hereinafter referred to as "Marysville"), a banking association organized under the laws of the United States, being located at 101 Lincoln Street, P.O. Box B, Marysville, PA, county of Perry, in the Commonwealth of Pennsylvania and Halifax National Bank (hereinafter referred to as "Halifax), a banking association organized under the laws of the United States, being located at 3rd and Market Streets, Halifax, PA, county of Dauphin, in the Commonwealth of Pennsylvania, (each a Party, collectively referred to as the "Parties").

        WHEREAS, First Perry Bancorp, Inc., the parent bank holding company and sole shareholder of Marysville and HNB Bancorp, Inc., the parent bank holding company and sole shareholder of Halifax, have entered into a Agreement and Plan of Consolidation of even date herewith (the "Holding Company Consolidation") providing for, among other things, the execution of the Agreement to Consolidate (the "Agreement") and for the consolidation (the "Consolidation") of Marysville and Halifax in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the Parties, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. § 215), witnessed as follows:

Section 1.

        Halifax and Marysville (hereinafter referred to as the "Consolidating Banks") shall be consolidated under the charter of Marysville as of the effective time of the Holding Company Consolidation or as mutually agreed upon by the Parties ("Effective Time").

Section 2.

        The name of the consolidated association (hereinafter referred to as the "Association") shall be Riverview National Bank.

Section 3.

        The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 101 Lincoln Street, Marysville, PA, and at its legally established branches.

Section 4.

        The amount of capital stock of the Association shall be $2,500,000, divided into five million shares of common stock, each of $0.50 par value, and at the time the Consolidation shall become effective, the Association shall have a surplus, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2007, and the Effective Time of the Consolidation.

Section 5.

        All assets of each of the Consolidating Banks, as they exist at the Effective Time of the Consolidation shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, of each of the Consolidating Banks existing as of the Effective Time of the Consolidation.

        At the Effective Time of the Consolidation, a committee of six (6), three (3) appointed by the board of directors of each Party shall have satisfied themselves that the statement of condition of each party as of December 31, 2007 fairly presents its financial condition and that since such date, there has been no material adverse change in the financial condition or business of the Parties.

        As its contribution to the capital structure of the Association, Marysville shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $12,755,000, and having an estimated fair value over and above its liability to its creditors, of at least $12,755,000, the aggregate estimated fair value of excess acceptable assets being contributed by the Consolidating Banks to the Association, adjusted, however, for normal earnings and expenses between December 31, 2007, and the Effective Time of the Consolidation, and, for allowance of cash payments, if any, permitted under this Agreement.

        As its contribution to the capital of the Association, Halifax shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $10,253,981, and having an estimated fair value, over and above its liability to its creditors, of at least $10,253,981, the estimated fair value of excess acceptable assets, being contributed by the Consolidating Banks to the Association, adjusted, however, for normal earnings and expenses between December 31, 2007 and the Effective Time of the Consolidation, and for allowances of cash payments, if any, permitted under this Agreement.

Section 6.

        Of the capital stock of the Association, the sole shareholder of Marysville, First Perry Bancorp, Inc., shall be entitled to receive 2.435 shares, each of $.50 par value, for each share of Marysville common stock, $.25 par value now held by it, being approximately 55% of the total number of shares of capital stock of the Association; and the sole shareholder of Halifax, HNB Bancorp, Inc., shall be entitled to receive 2.520 shares, each of $.50 par value, for each share of Halifax common stock, $.08 par value now held by it, being approximately 45% of the total number of shares of capital stock of the Association. No fractional shares shall be issued and shall be rounded down to the nearest whole share.

Section 7.

        Neither of the Consolidating Banks shall declare nor pay any dividend to its shareholders between the date of the Agreement and the time at which the Consolidation shall become effective, nor dispose of any of its assets in any other manner, except in the normal course of business consistent with past practice and for adequate value.

Section 8.

        The following named persons shall constitute the original board of directors of the Association, until the next annual meeting of its shareholders or until such time as their successors have been elected and qualify:

[Insert names of directors]

Section 9.

        At the Effective Time, as specified in the approval to be issued by the Comptroller of the Currency, the Articles of Association of the Association shall read in their entirety as follows:

         FIRST.    The title of this Association shall be "Riverview National Bank".

         SECOND.    The main office shall be in Marysville, Pennsylvania. The general business of the Association shall be conducted at its main office and its legally established branches.

         THIRD.    The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders. At any meeting of the shareholders held for the purpose of electing Directors, or changing the number thereof, the number of Directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting.

         FOURTH.    The regular annual meeting of the shareholders of this Association shall be held at its main office or other convenient place duly authorized by the Board of Directors on such day of each year as specified in the bylaws, at which meeting a Board of Directors shall be elected. If no such election shall be held on that day, it may be held at any regular adjournment thereof or at a subsequent special meeting called in accordance with the provisions of the laws of the United States.

         FIFTH.    The amount of capital stock of this Association shall be $2,500,000 dollars, divided into five million shares of common stock of the par value of $0.50 each. Said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

         SIXTH.    The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall also be a member of the Board of Directors, and who shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers and employees of this Association, and to dismiss any of such officers or employees and appoint others to take their place.

        The Board of Directors shall have the power to define the duties of officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all Bylaws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

        The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of Marysville, Pennsylvania without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

        Any person may be indemnified or reimbursed by the Association for reasonable expenses actually incurred by him in connection with any action, suit, or proceeding to which he is made a party by reason of his being or having been a director, officer, or employee of this Association. Provided however, that no person shall be so indemnified or reimbursed in relation to any action, suit, or proceeding in which he has been adjudged to guilty or found liable for gross negligence, willful misconduct or criminal acts.

         SEVENTH.    The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

         EIGHTH.    The Board of Directors of this Association, or shareholders owning, in the aggregate, not less than twenty-five per cent (25%) of the stock of this Association, may call a special meeting of shareholders at any time.

        Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every regular annual, and every special meeting of the shareholders shall be given by first- class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

        Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

Section 10.

        This Agreement shall terminate upon any termination of the Holding Company Consolidation in accordance with its terms; provided, however, that any such termination of this Agreement shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

Section 11.

        This Agreement shall be approved, adopted, ratified, and confirmed by the affirmative vote of shareholders of each of the Consolidating Banks owning at least two-thirds (2/3) of its capital stock outstanding, at a meeting to be held on the call of the directors; and the Consolidation shall become effective at the time specified in an approval of Consolidation issued by the Comptroller of the Currency of the United States.

(signature page immediately follows)

        WITNESS, the signatures of the Consolidating Banks this            day of                    , 2008, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	THE FIRST NATIONAL BANK OF MARYSVILLE
By
ATTEST:	HALIFAX NATIONAL BANK
By

 Exhibit 4

FORM OF
ARTICLES OF CONSOLIDATION OF
FIRST PERRY BANCORP, INC.
AND
HNB BANCORP, INC.

        ARTICLES OF CONSOLIDATION (the "Articles of Consolidation") dated                        , 2008 between FIRST PERRY BANCORP, INC., a Pennsylvania corporation ("First Perry") with a principal place of business and registered office at 101 Lincoln Street, P.O. Box B, Marysville, Pennsylvania, and HNB Bancorp, Inc., a Pennsylvania corporation ("HNB") with a principal place of business and registered office at 3rd and Market Streets, P.O. Box A, Halifax, Pennsylvania.

        WHEREAS, First Perry is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), the authorized capital stock of which consists of 2,000,000 shares of common stock, $.25 par value ("First Perry Common Stock"), of which, at the date of this Agreement,                                    shares were issued and held by First Perry as treasury stock and                        shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights; and

        WHEREAS, HNB is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is registered as a bank holding company pursuant to the Act, the authorized capital stock of which consists of 1,000,000 shares of common stock, $0.08 par value ("HNB Common Stock"), of which                        shares were issued and held by HNB as treasury stock and                                     shares are outstanding, validly issued, fully paid and nonassessable.

        WHEREAS, the respective Boards of Directors of First Perry and HNB deem the formation of a new Pennsylvania corporation by First Perry and HNB to be named Riverview Financial Corporation ("Riverview") which will then issue                        shares and                        shares of common stock of Riverview to HNB and First Perry shareholders, respectively, for each share of each of HNB Common Stock and First Perry Common Stock outstanding as of the closing date, pursuant to the terms and conditions herein set forth or referred to, is desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors and shareholders of First Perry and HNB have adopted resolutions approving the Agreement and Plan of Consolidation (the "Agreement and Plan") pursuant to the following vote results:

            (i)  The First Perry Board of Directors approved the Agreement and the Plan by a vote of                        votes for the Agreement and the Plan and                        votes against the Agreement and the Plan;

           (ii)  The First Perry shareholders approved and adopted the Agreement and the Plan by a vote of                                    votes for the Agreement and the Plan and                        votes against the Agreement and the Plan;

          (iii)  The HNB Board of Directors approved the Agreement and the Plan by a vote of                        votes for the Agreement and the Plan and            votes against the Agreement and the Plan; and

          (iv)  The HNB shareholders approved and adopted the Agreement and the Plan by a vote of                                    votes for the Agreement and the Plan and                        votes against the Agreement and the Plan.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, (the "BCL"), the parties hereto do hereby agree as follows:

ARTICLE I
CONSOLIDATION

        Subject to the terms and conditions of the Agreement and Plan on the Effective Date, the shareholders of First Perry and HNB shall consolidate into Riverview in accordance with the BCL. As a result of the foregoing, the separate corporate existence of First Perry and HNB shall cease and such transaction shall hereinafter be referred to as the "Consolidation." The capital stock of Riverview shall consist of 5,000,000 shares of common stock, $0.50 par value per share (the "Riverview Common Stock").

ARTICLE II
ARTICLE OF INCORPORATION AND BY-LAWS

        The Articles of Incorporation of Riverview shall be as set forth in Exhibit A hereto and the By-Laws of Riverview shall be as set forth in Exhibit B hereto, in each case until altered, amended or repealed.

ARTICLE III
BOARD OF DIRECTORS AND OFFICERS

        From and after the Effective Date, the directors and officers of Riverview, who shall hold office until their successors are elected and qualified according to the By-Laws of Riverview, shall be those persons listed on Exhibit C hereto.

ARTICLE IV
CONVERSION AND EXCHANGE OF SHARES

        Immediately prior to the Effective Date, shall, by virtue of the Consolidation and without any action by the holders thereof, be converted as follows:

          (a)   Each share of First Perry Common Stock shall be converted into 2.435 shares of Riverview Common Stock.

          (b)   Each share of HNB Common Stock shall be converted into 2.520 shares of Riverview Common Stock.

          (c)   No fractional shares of Riverview Common Stock and no scrip or certificates therefor will be issued in connection with the Consolidation. Any former holder of First Perry or HNB Common Stock who would otherwise be entitled to receive a fraction of a share of Riverview Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of Riverview Common Stock on www.otcbb.com on the first day Riverview Common Stock is traded after the Effective Date.

          2.     All shares of First Perry Common Stock held in the treasury of First Perry or any First Perry Subsidiary or owned by HNB or any HNB Subsidiary and all shares of HNB Common Stock held in the treasury of HNB or any HNB Subsidiary or owned by First Perry or any First Perry Subsidiary shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

          3.     On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of First Perry Common Stock or outstanding shares of HNB

  Common Stock may surrender same to Riverview or the Exchange Agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Riverview Common Stock and a check for cash representing the value of fractional shares to which the holder is entitled as provided above. Until surrendered, each certificate theretofore representing outstanding shares of First Perry Common Stock or outstanding shares of HNB Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Riverview Common stock and a check for cash in lieu of any fractional shares as described above.

ARTICLE V
EFFECTIVE DATE OF THE CONSOLIDATION

        The Consolidation shall be effective at 11:59 p.m.                                    (such date being herein referred to as the "Effective Date").

ARTICLE VI
EFFECT OF THE CONSOLIDATION

        On the Effective Date, the separate existence of First Perry and HNB shall cease and all of the property, real, personal, and mixed, and franchises of each of First Perry and HNB, and all debts due on whatever account to each of them, including subscriptions to shares and other choses in action, shall be taken and deemed to be transferred to and vested in Riverview, without further act or deed. Riverview shall thenceforth be responsible for all the liabilities and obligations of each of First Perry and HNB provided in the BCL.

ARTICLE VII
CONDITIONS PRECEDENT

        The obligations of First Perry and HNB to effect the Consolidation shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement and Plan.

ARTICLE VIII
TERMINATION

        Anything contained in these Articles of Consolidation to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of First Perry or HNB, the Agreement and Plan may be terminated and the Consolidation abandoned as provided in Section 6.01 of the Agreement and Plan.

ARTICLE IX
MISCELLANEOUS

        1.     Each party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in the Agreement and Plan of Consolidation.

        2.     Any notice or other communication required or permitted under the Agreement and Plan of Consolidation shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement and Plan.

        3.     The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of these Articles of Consolidation.

        4.     For the convenience of the parties hereto and to facilitate the filing and recording of these Articles of Consolidation, it may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

        5.     This Plan of Consolidation shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        6.     The full text of the Agreement and Plan is on file at the offices of Riverview located at 3rd and Market Streets, Halifax, PA, and is available for review by First Perry shareholders, HNB shareholders, and Riverview shareholders during reasonable business hours. Upon request and without cost, a copy of the Agreement and Plan will be sent to any shareholder of HNB or First Perry.

        IN WITNESS WHEREOF, First Perry and HNB have caused this Plan of Consolidation to be executed in counterparts by their duly authorized officers on the date first written above.

ATTEST:	FIRST PERRY BANCORP, INC.

ATTEST:	HNB BANCORP, INC.

 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF CONSOLIDATION

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF CONSOLIDATION, dated as of October 16, 2008 (this "Amendment"), amends, supplements and modifies that certain Agreement and Plan of Consolidation (the "Agreement") dated as of June 18, 2008, and is made by and between FIRST PERRY BANCORP, INC., a Pennsylvania business corporation ("First Perry") and HNB BANCORP, INC., a Pennsylvania business corporation ("HNB") (each First Perry and HNB a "Party") (all parties are collectively referred to as the "Parties").

BACKGROUND

        A.    All capitalized terms used in this Amendment that are not otherwise defined shall have the same respective meanings as assigned to those terms in the Agreement.

        B.    The Parties are party to the Agreement, pursuant to which they will consolidate into a new Pennsylvania business corporation referred to as Riverview Financial Corporation (the "Holding Company"), upon the terms and conditions of the Agreement.

        C.    The Boards of Directors of First Perry and HNB, have each duly, as required by law and the Agreement, approved and adopted the execution and delivery of this Amendment.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, do agree as follows:

        1.    Amendment.    Section 1.02(d) of the Agreement is hereby amended and modified to read in full and its entirety as follows:

          (d)   Board of Directors and Officers of the Holding Company.

            (i)    Except as otherwise contemplated by this Section 1.02(d), on the Effective Date, the total number of persons serving on the board of directors of the Holding Company shall be fourteen (14). Seven (7) of the fourteen (14) persons to serve initially on the board of directors of the Holding Company at the Effective Date shall be appointed by the First Perry board of directors and seven (7) of the fourteen (14) persons shall be appointed by the HNB board of directors, such directors to be mutually agreed upon by HNB and First Perry among the current directors. The directors shall be distributed among the three (3) classes, A, B, and C, as closely as possible with two classes having five (5) directors and one (1) class having four (4) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of the Holding Company. In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of the Holding Company after the Effective Time is unable or unwilling to serve in such position, the respective board of directors from which such person was appointed shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.02(d). In the event that, at the Effective Date, the total number of persons selected to serve or serving on the board of directors of the Holding Company is thirteen (13) or less, then for one (1) year after the Effective Date, the majority of the remaining directors who are then on the board of directors of the Holding Company who previously served on the board of directors of the company from which less than seven (7) directors have been appointed shall designate a person, or persons as the case may be, to serve in accordance with and subject to the provisions of this Section 1.02(d). If, within one year after the Effective Date a director formerly of First Perry or HNB is unable or unwilling to continue to serve on the board of directors of the Holding Company, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the board of directors of the Holding

    Company and who previously served on the board of directors from which the director who is unable or unwilling to continue to serve was previously from. In the event that at the Effective Time, any person so selected to serve on the board of directors of the Holding Company after the Effective Time is unable or unwilling to serve in such position, the respective board of directors from which such person was appointed from shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.02(d). Each person who serves as a director of the Holding Company will be compensated in accordance with the policies of the Holding Company. Provided however, after the Effective Date, nothing in this section shall prohibit the Holding Company board of directors from changing the number of directors that shall constitute the whole board of directors to a number as permitted in the bylaws of the Holding Company or shall limit in the future the number of directors that shall constitute the whole board of directors of the Holding Company.

            (ii)   On the Effective Date, the following shall be among the executive officers of the Holding Company:

              (A)  Chairman of the Board, who shall be chosen by a majority of the directors of HNB;

              (B)  Vice Chairman of the Board, who shall be chosen by a majority of the directors of First Perry;

              (C)  Robert M. Garst—Chief Executive Officer;

              (D)  Kirk D. Fox—President.

            Each executive officer of the Holding Company shall hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and consolidation, and the bylaws of the Holding Company, and such person's respective employment agreement.

        2.    Reaffirmation of Agreement as Amended.    The Agreement remains in full force and effect as amended, modified, and supplemented by this Amendment. This Amendment shall be an amendment and modification as contemplated in Section 7.03 of the Agreement.

        3.    Captions.    The captions contained in this Amendment are for reference purposes only and are not part of this Amendment.

        4.    Counterparts.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        5.    Severability.    If any provision of this Amendment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

        7.    Entire Agreement; Amendments.    The Agreement and this Amendment (together with the Exhibits, Annexes and Schedules referenced herein) together embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. The Agreement and this Amendement and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above mentioned.

ATTEST:	FIRST PERRY BANCORP, INC.
/s/ KIRK D. FOX	By	/s/ ROBERT M. GARST Robert M. Garst Executive Vice President
ATTEST:	HNB BANCORP, INC.
/s/ ROBERT M. GARST	By	/s/ KIRK D. FOX Kirk D. Fox

 ANNEX B

FORM OF
ARTICLES OF INCORPORATION
OF
RIVERVIEW FINANCIAL CORPORATION

        In compliance with the requirements of 15 Pa.C.S. Section 1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

          1.     The name of the Corporation is RIVERVIEW FINANCIAL CORPORATION.

          2.     The address, including street and number, if any, of this Corporation's initial registered office in this Commonwealth is 3rd and Market Streets, P.O. Box A, Halifax, Pennsylvania, 17032 and the county of venue is Dauphin.

          3.     The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S. §§ 1101 et seq.), as the same may be amended.

          4.     The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

          5.     The aggregate number of shares that the Corporation shall have authority to issue is Five Million (5,000,000) shares of Common Stock having a par value of Fifty Cents ($0.50) per share. The holders of Common Stock shall have one vote per share.

          6.     The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

Name	Address	Number of Shares Subscribed

          7.     Cumulative voting rights shall not exist with respect to the election of directors.

          8.     No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

            (a)   the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation; or

            (b)   the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of at least seventy percent (70%) of the members of the Board of Directors.

          9.     If the Common Stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said Common Stock owned by him or her at the time the increase is authorized by the shareholders. The Board of Directors shall have the power to prescribe a reasonable period of

B-1

  time within which the preemptive rights to subscribe to the new shares of Common Stock must be exercised. If the Common Stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of Common Stock owned by him or her at the time the increase is authorized by the shareholders. This provision shall not apply to a shareholder dividend reinvestment plan. This provision shall not apply to the issuance of stock options, rights, or warrants, or shares issued in accordance with such options, rights, or warrants.

          10.   (a)    The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

                (i)  Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

               (ii)  Whether a more favorable price could be obtained for this Corporation's securities in the future;

              (iii)  The social and economic effects of the offer or transaction on this Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Corporation and any of its subsidiaries operate or are located;

              (iv)  The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors, and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

               (v)  The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation or other entity whose securities are being offered;

              (vi)  The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Corporation and any of its subsidiaries and the other elements of the communities in which this Corporation and any of its subsidiaries operate or are located;

             (vii)  Any antitrust or other legal and regulatory issues that are raised by the offer.

            (b)   If the Board of Directors determines that an offer should be rejected, it make take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

          11.   Articles 7, 8, 9, 10, and 11 shall not be amended unless first approved by the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares of Common Stock of the Corporation.

B-2

 Annex C

FORM OF
BY-LAWS
of
RIVERVIEW CORPORATION

Article 1
CORPORATION OFFICE

         Section 1.1    The Corporation shall have and continuously maintain in Pennsylvania a registered office. The registered office shall be 3rd and Market Streets, Halifax, Pennsylvania. The principal place of business of the Corporation may be, but need not be, the same as the registered office. The address of the registered office may be changed from time to time by the Board of Directors.

         Section 1.2    The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

Article 2
SHAREHOLDERS MEETINGS

         Section 2.1    All meetings of the shareholders shall be held at the registered office of the Corporation or at such other place as may be fixed from time to time by the Board of Directors, and such meetings shall be held at such time as may be fixed from time to time by the Board of Directors.

         Section 2.2    The annual meeting of the shareholders shall be held no later than the thirty-first day of May in each year, when the shareholders shall elect members to the Board of Directors and transact such other business as may properly be brought before the meeting.

         Section 2.3    Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors or its Executive Committee, or by one or more Shareholder entitled to cast at least twenty-five percent (25%) of the votes which all Shareholders are entitled to cast at a particular meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty (60) days after the receipt of the request. If the Secretary refuses to fix the time of the meeting or neglects to fix the time of the meeting within thirty (30) days after the receipt of such a request, the person or persons making the request may issue the call.

         Section 2.4    Written notice of all shareholder meetings (other than adjourned meetings of shareholders), shall state the place, date, hour, the purpose thereof and shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these By-laws, to each shareholder entitled to vote thereat at such address as appears on the transfer books for shares of the Corporation.

         Section 2.5    When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

Article 3
QUORUM OF SHAREHOLDERS

         Section 3.1    The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders.

         Section 3.2    If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that those shareholders entitled to vote who attend a meeting of shareholders:

          (1)   At which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors;

          (2)   That has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 3.3    At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4
VOTING RIGHTS

         Section 4.1    Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his name on the transfer books for shares of the Corporation on the record date fixed for the meeting.

         Section 4.2    When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

         Section 4.3    Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5
PROXIES

         Section 5.1    Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney in fact and filed with the Secretary of the Corporation.

         Section 5.2    A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

 Article 6
RECORD DATE

         Section 6.1    The Board of Directors may fix a time, not more than sixty (60) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or distribution or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the transfer books for shares of the Corporation after any record date fixed as aforesaid.

         Section 6.2    The Board of Directors may close the transfer books for shares of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him to the Corporation for the purpose of notice. While the transfer books for shares of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7
VOTING LISTS

         Section 7.1    The Secretary shall have charge of the transfer books for shares of the Corporation and shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

         Section 7.2    Failure to comply with the requirements of Section 7.1 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

Article 8
JUDGES OF ELECTION

         Section 8.1    In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, from among the shareholders, to act at the meeting or any adjournment thereof. The number of judges shall be one (1) or three (3). A person who is a candidate for office to be filled at the meeting shall not act as a judge. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting.

         Section 8.2    In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

         Section 8.3    The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

         Section 8.4    On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Article 9
DIRECTORS

         Section 9.1    Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors except that no person shall be nominated who shall have attained the age of seventy (70) on or before the annual meeting at which directors are to be elected with the exception of Paul R. Reigle. Furthermore, each Director and nominee for Director must either have an address for a place of business or a residence within a sixty (60) mile radius of the Corporation's headquarters. Except for Roland R. Alexander, Arthur M. Feld, James G. Ford, II, Kirk D. Fox, Robert M. Garst, R. Keith Hite, David W. Hoover, William L. Hummel, Joseph D. Kerwin, James M. Lebo, Paul R. Reigle, John M. Schrantz, David A. Troutman, and the first director appointed or elected within the first 12 months of the formation of the Corporation, no person shall serve as a Director who beneficially owns less than 2,000 shares of common stock of the Corporation. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation's then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder.

          (a)   the name and address of each proposed nominee;

          (b)   the age of each proposed nominee;

          (c)   the principal occupation and address of the place of business of each proposed nominee;

          (d)   the number of shares of the Corporation owned by each proposed nominee;

          (e)   the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

          (f)    the name and residence address of the notifying shareholder; and

          (g)   the number of shares of the Corporation owned by the notifying shareholder.

        Any nomination for director not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

         Section 9.2    The number of directors that shall constitute the whole Board of Directors shall be not less than five (5) nor more than twenty-five (25). Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications.

        The directors will be classified with respect to the time they severally hold office by dividing them into three classes, each consisting as nearly as possible of one-third of the number of the whole Board. Nothing herein should be construed to require exact equality in the number of directors of each class. At the first annual meeting of shareholders in 2009, directors of Class A will be elected for a term of three years; directors of Class B for a term of two years; and directors of Class C for a term of one year; and at each succeeding annual meeting the successors to the class of directors whose term expires that year will be elected to hold office for a term of three years, so that the term of office of one class of directors expires in each year. The directors will hold office until the expiration of the term for which they were elected and their successors are elected and have qualified.

         Section 9.3    The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which these By-laws may specify or if, within sixty (60) days or such other time as these By-laws may specify after notice of his selection, he does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these By-laws may specify.

         Section 9.4    Upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the Corporation, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. The Corporation shall be made a party to the action and, as a prerequisite to the maintenance of an action under this Section 9.5, a shareholder shall comply with Section 1782 of the Business Corporation Law of 1988, and any amendments or supplements thereto.

         Section 9.5    An act of the Board of Directors done during the period when a director has been suspended or removed for cause shall not be impugned or invalidated if the suspension or removal is thereafter rescinded by the shareholders or by the Board of Directors or by the final judgment of a court.

         Section 9.6    The Board of Directors may appoint a person who previously held the position of Director to be a Director Emeritus. A Director Emeritus may attend meetings of the Board of Directors and shall have such other rights and privileges as may be determined from time to time by resolution of the Board of Directors.

Article 10
VACANCIES ON BOARD OF DIRECTORS

         Article 10.1    Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

Article 11
POWERS OF BOARD OF DIRECTORS

         Section 11.1    The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised and done by the shareholders.

         Section 11.2    A director shall stand in a fiduciary relation to the Corporation and shall perform his duties as a director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

          (a)   One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

          (b)   Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons.

          (c)   A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

        A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

        In assessing whether the standard set forth herein has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

         Section 11.3    In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers, upon creditors and customers of the Corporation and upon communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 11.2.

         Section 11.4    Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Corporation.

         Section 11.5    A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

          (a)   the director has breached or failed to perform the duties of his office under this Article 11; and

          (b)   the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 11.6    The provisions of Section 11.5 shall not apply to:

          (a)   the responsibility or liability of a director pursuant to any criminal statute; or

          (b)   the liability of a director for the payment of taxes pursuant to local, State or Federal law.

Section 11.7    A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the Secretary of the Corporation before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 11.7 shall bar a director from asserting that minutes of any meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the Secretary of the Corporation, in writing, of the asserted omission or inaccuracy.

Article 12
COMMITTEES OF THE BOARD OF DIRECTORS

         Section 12.1    The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in these By-laws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

          (a)   The submission to shareholders of any action requiring approval of shareholders under applicable law, the Articles of Incorporation or these By-laws.

          (b)   The creation or filling of vacancies in the Board of Directors.

          (c)   The adoption, amendment or repeal of these By-laws.

          (d)   The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

          (e)   Action on matters committed by these By-laws or resolution of the Board of Directors to another committee of the Board of Directors.

Section 12.2    The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

         Section 12.3    Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors. The term "Board of Directors," when used in any provision of this Article 12 relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of this Article 12 relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Article 12.

Article 13
MEETINGS OF THE BOARD OF DIRECTORS

         Section 13.1    An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

         Section 13.2    Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

         Section 13.3    Special meetings of the Board of Directors may be called by the President on one (1) day's notice to each director, either personally or in the manner set forth under Article 32 hereof; special meetings shall be called by the President in like manner and on like notice upon the written request of three (3) directors.

         Section 13.4    At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these By-laws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 14
INFORMAL ACTION BY THE BOARD OF DIRECTORS

         Section 14.1    Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Corporation.

Article 15
COMPENSATION OF DIRECTORS

         Section 15.1    Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article 16
OFFICERS

         Section 16.1    The officers of the Corporation shall be elected by the Board of Directors at its organizational meeting and shall be a President, a Chairman of the Board, a Secretary and Treasurer. The Board of Directors may elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.

         Section 16.2    The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

         Section 16.3    Each officer shall hold office for a term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation. The Corporation may secure the fidelity of any or all of the officers by bond or otherwise.

         Section 16.4    Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

         Section 16.5    An officer shall perform his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation.

Article 17
THE CHAIRMAN OF THE BOARD

         Section 17.1    The Board of Directors shall appoint one of its members to be the Chairman of the Board. He shall preside at all meetings of the shareholders and directors; shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executory powers in addition to those specific powers conferred by these By-laws; and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Article 18
THE PRESIDENT

         Section 18.1    The Board of Directors shall appoint one of its members to be President. He shall be the chief executive officer of the Corporation. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors; shall have general and active management of the business of the Corporation; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on any particular officer or officers of the Corporation. The President shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. He shall have general executory powers in addition to those specific powers conferred by these By-laws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors. In the absence or incapacity of the Chairman of the Board, the President shall preside at meetings of the shareholders and the directors.

Article 19
THE VICE PRESIDENT

         Section 19.1    The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform the duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these By-laws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as "executive," "senior," or by departmental or functional classification.

 Article 20
THE SECRETARY

         Section 20.1    The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose, shall attend to the giving of all notices required by these By-laws to be given, and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to him by the Board of Directors or the President.

Article 21
THE TREASURER

         Section 21.1    The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to him by the Board of Directors or the President. He shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

Article 22
ASSISTANT OFFICERS

         Section 22.1    Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the President, the Chairman of the Board or the officer to whom he is assistant may from time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 23
INDEMNIFICATION

        Section 23.1    (Third Party Actions)    The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

        Section 23.2    (Derivative Actions)    The Corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the

Corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

        Section 23.3    (Mandatory Indemnification)    To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Section 23.4    (Procedure for Effecting Indemnification)    Unless ordered by a court, any indemnification under Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

          (a)   by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

          (b)   if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (c)   by the shareholders.

        Section 23.5    (Advancing Expenses)    Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article 23 may be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 23 or otherwise.

        Section 23.6    (Supplementary Coverage)    (a) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 23 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Section 23.6 or otherwise.

          (b)   Indemnification pursuant to subsection (a) of this Section 23.6 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

          (c)   Indemnification pursuant to subsection (a) of this Section 23.6 under any By-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the Corporation would have the power to indemnify the person under any other provision of law except as provided in this Section 23.6 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation.

        Section 23.7    (Power to Purchase Insurance)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article 23.

        Section 23.8    (Application to Surviving or New Corporations)    For the purpose of this Article 23, references to "the Corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 23 with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

        Section 23.9    (Application to Employee Benefit Plans)    For purposes of this Article 23:

          (a)   References to "other enterprises" shall include employee benefit plans and references to "serving at the request of the Corporation" shall include any service as a representative of the Corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries.

          (b)   Excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines."

          (c)   Action with respect to an employee benefit plan taken or omitted in good faith by a representative of the Corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the Corporation.

        Section 23.10    (Duration and Extent of Coverage)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

Article 24
SHARE CERTIFICATES

         Section 24.1    The share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the Chairman of the Board or the President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Article 25
TRANSFER OF SHARES

         Section 25.1    Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the transfer books for shares of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Article 26
LOST CERTIFICATES

         Section 26.1    Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person's making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 27
DIVIDENDS

         Section 27.1    The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

         Section 27.2    Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 28
FINANCIAL REPORT TO SHAREHOLDERS

         Section 28.1    The Chairman of the Board, the President and the Board of Directors shall present prior to each annual meeting of the shareholders a full and complete statement of the business and affairs of the Corporation for the preceding year.

Article 29
INSTRUMENTS

         Section 29.1    Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chairman of the Board, the President or the Vice President and Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation.

         Section 29.2    The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or other document.

Article 30
FISCAL YEAR

         Section 30.1    The fiscal year of the Corporation shall be the calendar year.

Article 31
SEAL

         Section 31.1    The President, the Treasurer, the Secretary and any Assistant Treasurer or Assistant Secretary, or any other officer designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal and to attest the same. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Pennsylvania." Such seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article 32
NOTICES AND WAIVERS THEREOF

         Section 32.1    Whenever written notice is required to be given to any person under the provisions of applicable law, by the Articles of Incorporation or of these By-laws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer-back received) or courier service, charges prepaid, or by telecopier, to his address (or to his telex, TWX, telecopier or telephone number) appearing on the books of the Corporation or, in the case of directors, supplied by him to the Corporation for the purpose of notice. If the notice if sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of these By-laws.

         Section 32.2    Whenever any written notice is required to be given under the provisions of applicable law, the Articles of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by these By-laws, neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted.

         Section 32.3    Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

         Section 32.4    Whenever any notice or communication is required to be given to any person under the provisions of applicable law, the Articles of Incorporation, these By-laws, the terms of any agreement and any other instrument or as a condition precedent to taking any corporate action, and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required and there shall be no duty to apply for a license or other permission to do so. Any action or meeting that is taken or held without notice or communication to that person shall have the same validity as if the notice or communication had been duly given. If the action taken is such as to require the filing of any document with respect thereto under any provision of law or any agreement or other instrument, it shall be sufficient, if such is the fact and if notice or communication in required, to state therein that notice or communication was given to all persons entitled to receive notice or communication except persons with whom communication was unlawful.

         Section 32.5    Section 32.4 shall also be applicable to any shareholder with whom the Corporation has been unable to communicate for more than twenty-four (24) consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, Section 32.4 shall cease to be applicable to the shareholder under this Section 32.5.

Article 33
EMERGENCIES

         Section 33.1    The Board of Directors may adopt emergency By-laws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these By-laws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency By-laws may make any provision that may be appropriate for the circumstances of the emergency including, procedures for calling meetings of the Board of Directors, quorum requirements for meetings and procedures for designating additional or substitute directors.

         Section 33.2    The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Corporation or authorize the officers to do so.

         Section 33.3    A representative of the Corporation acting in accordance with any emergency By-laws shall not be liable except for willful misconduct and shall not be liable for any action taken by him in good faith in an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the emergency or other By-laws then in effect.

         Section 33.4    To the extent not inconsistent with any emergency By-laws so adopted, the By-laws of the Corporation shall remain in effect during any emergency and, upon its termination, the emergency By-laws shall cease to be effective.

         Section 33.5    Unless otherwise provided in emergency By-laws, notice of any meeting of the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television. To the extent required to constitute a quorum at any meeting of the Board of Directors during any emergency, the officers of the Corporation who are present shall, unless otherwise provided in emergency By-laws, be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

Article 34
AMENDMENTS

         Section 34.1    These By-laws may be altered, amended or repealed by the affirmative of a majority of the whole number of directors.

 Annex D

PERSONAL AND CONFIDENTIAL

June 18, 2008

To The Board of Directors of
First Perry Bancorp, Inc.
Marysville, Pennsylvania

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the shareholders of First Perry Bancorp, Inc. ("First Perry") of the exchange ratio governing the prospective exchange of shares of First Perry common stock for shares of a to be named new Holding Company ("Holding Company") common stock in connection with the proposed combination of First Perry and HNB Bancorp, Inc. ("HNB") in a transaction (the "Consolidation") to be consummated pursuant to the terms and conditions of an Agreement and Plan of Consolidation (the "Agreement") dated June, 2008 by and between First Perry and HNB.

        As more specifically set forth in the Agreement, upon consummation of the contemplated Consolidation, each outstanding share of the common stock of First Perry ("First Perry Common Stock") except for any dissenting shares and except for shares held by HNB or First Perry (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be entitled to be exchanged for 2.435 shares of the common stock of the Holding Company ("Holding Company Common Stock") (the "First Perry Exchange Ratio") in a transaction in which, simultaneously, each outstanding share of the common stock of HNB ("HNB Common Stock"), except for any dissenting shares and except for shares held by First Perry or HNB (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be entitled to be exchanged for 2.520 shares of Holding Company Common Stock (the "HNB Exchange Ratio").

        Cedar Hill has been retained by the Board of Directors of First Perry as an independent contractor to render this opinion. Cedar Hill will receive a customary fee for its services. In addition, First Perry has agreed to indemnify Cedar Hill against certain liabilities that could arise from expressing this opinion. Cedar Hill, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

        In conducting its analysis and arriving at its opinion as expressed herein, Cedar Hill has among other things:

  •
  Reviewed the Agreement and the schedules and exhibits attached thereto;

  •
  Reviewed the historical financial performance, recent financial position and general prospects of First Perry and HNB using publicly available information;

  •
  Reviewed certain internal financial statements and other financial and operating data concerning First Perry and HNB prepared by First Perry's and/or HNB's management team;

  •
  Reviewed certain financial forecasts and other forward looking financial information prepared by First Perry's and HNB's management teams;

  •
  Held discussions with the senior managements of First Perry and HNB concerning the business, past and current operations, financial condition and future prospects of First Perry and HNB;

  •
  Compared the financial performances of First Perry and HNB with that of certain other banking companies we deemed similar to First Perry and HNB;

  •
  Prepared discounted dividend analyses of First Perry and Holding Company using data and projections supplied by First Perry and HNB managements;

  •
  Reviewed the relative contributions of assets, liabilities, equity and earnings of First Perry and HNB on a pro forma basis and the relative pro forma ownerships of the shareholders of First Perry and HNB; and

  •
  Made such inquiries and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions and the financial services industry.

        In conducting its review and analyses and in rendering this opinion, Cedar Hill has assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at this opinion. Cedar Hill further relied upon the assurances of the respective managements of First Perry and HNB that they are not aware of any fact, circumstances or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of the any specific assets or their collectibility or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of First Perry or HNB or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for losses for First Perry or HNB. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any loan or lease assets or the adequacy of the allowance for loan losses of First Perry or HNB, and Cedar Hill has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill has not reviewed or sampled any loan files of First Perry, HNB or their respective subsidiaries.

        With respect to financial forecasts provided by First Perry and HNB, Cedar Hill was advised by the managements of First Perry and HNB, and it has assumed without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of First Perry, HNB and the Holding Company respectively. Cedar Hill has also relied, without independent verification, upon the estimates and judgments of the managements of First Perry and HNB as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Consolidation. Cedar Hill expresses no opinion as to such financial forecasts or the assumptions on which they are based. Cedar Hill has also assumed that there has been no material change in First Perry's or HNB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill has assumed in all respects material to its analysis that First Perry and HNB will each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to Cedar Hill, as of the date hereof. Events occurring after the date hereof could materially affect this opinion. Cedar Hill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date hereof. Although Cedar Hill has agreed to update this opinion for inclusion in a proxy statement or other similar such communication if requested by First Perry, Cedar Hill has not otherwise undertaken to update, revise, reaffirm or withdraw this opinion upon events occurring after the date hereof. Although Cedar Hill evaluated the First Perry Exchange Ratio, it did not recommend the First Perry Exchange Ratio or the HNB Exchange Ratio, which were determined through negotiations between First Perry and HNB. Cedar Hill has also assumed, with your permission and without independent investigation, that (i) the Consolidation will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the Agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any material amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations, and (ii) all regulatory and other approvals and third party consents required for the consummation of the Consolidation will be obtained without material cost to First Perry and HNB. Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Consolidation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Perry, HNB or the Holding Company, as the case may be, or on the contemplated benefits of the Consolidation, including the expected synergies. It has further assumed that the Consolidation will qualify as a tax-free reorganization for U.S. federal income tax purposes and has relied upon, with First Perry's consent, the advice First Perry received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the Consolidation and the transactions contemplated by the Agreement.

        This opinion has been prepared at the request of, and for the information of, the Board of Directors of First Perry for its use in evaluating whether the First Perry Exchange Ratio specified in the Agreement is fair from a financial point of view to the shareholders of First Perry. Cedar Hill's opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of First Perry should take in connection with the Consolidation or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Consolidation. Cedar Hill's opinion relates solely to the fairness, as of the date hereof, of the First Perry Exchange Ratio specified in the Agreement, from a financial point of view, to the shareholders of First Perry. Because the Holding Company Common Stock for which First Perry Common Stock will be exchanged will be created through the Consolidation and because the Holding Company has no prior operating record or historical market value, the value of the Holding Company Common Stock to be received by First Perry (or HNB) shareholders cannot be specified in the usual manner. Accordingly, the fairness of the First Perry Exchange Ratio from a financial point of view to the shareholders of First Perry must be interpreted in conjunction with the corresponding HNB Exchange Ratio, since both apply to the consolidation. Cedar Hill expresses no opinion herein as to the structure, terms or effect of any other aspect of the Consolidation, the merits of the underlying decision of First Perry to consummate the Consolidation, any other actions taken or proposed to be taken by First Perry in connection with the Consolidation, or any other transactions or business strategies discussed by the Board of Directors of First Perry as alternatives to the Consolidation. Cedar Hill is expressing no opinion herein as to (i) the value or price of the Holding Company's common stock when it is issued to First Perry shareholders pursuant to the Agreement or (ii) the respective prices at which First Perry's, HNB's or the Holding Company's stock may trade at any time, including the date hereof. This opinion may not be used for any other purpose than as stated in this letter, and may not be published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without Cedar Hill's prior written consent.

        Based upon and subject to the foregoing, it is Cedar Hill's opinion that, as of the date hereof, the First Perry Exchange Ratio of 2.435:1 is fair, from a financial point of view, to the shareholders of First Perry in a Consolidation in which the corresponding exchange ratio for the shareholders of HNB is 2.520:1.

Very truly yours,
/s/ Cedar Hill Advisors, LLC Cedar Hill Advisors, LLC

 Annex E

June 18, 2008

The Board of Directors
HNB Bancorp, Inc.
Third and Market Streets
Halifax, Pennsylvania 17032

Dear members of the board,

        This letter sets forth Danielson Capital, LLC's ("Danielson") opinion as to the fairness of a business combination in which HNB Bancorp, Inc. ("HNB") of Halifax, Pennsylvania, and First Perry Bancorp, Inc. ("First Perry") of Marysville, Pennsylvania, would combine into a new holding company, Riverview Financial Corporation ("Riverview Financial"). As of March 31, 2008, HNB had equity capital of $10.7 million and First Perry, $13 million. In this business combination, HNB shareholders would receive 2.520 shares of Riverview Financial and First Perry shareholders 2.435 shares of Riverview Financial. After the business combination is completed, HNB shareholders would own 45% of Riverview Financial and First Perry shareholders would own 55%. The fairness from a financial perspective to HNB and its shareholders is determined by the likely impact of this business combination on the increase in earnings and the value of HNB's common stock.

        In preparing this opinion, Danielson analyzed the markets served by HNB and First Perry; reviewed their financial performances and future prospects; reviewed the cost savings potential of the business combination; determined the value range of their individual stocks based on those of other banks and the likely value range after the business combination is completed. In addition, any unique characteristics of HNB and First Perry have been considered.

        The information that formed a substantial basis for this fairness opinion was based on data supplied to Danielson by HNB and First Perry as well as some public information, all of which is believed to be reliable. However, the completeness and the accuracy of such information cannot be guaranteed and was not independently verified by Danielson. In particular, the opinion assumed that there are no asset quality problems at HNB or First Perry beyond what was stated in recent reports to the regulatory agencies.

        In determining the fair ownership percentage and exchange ratio for HNB in its business combination with First Perry, primary consideration was given to HNB's and First Perry's capital contribution based on capital as of March 31, 2008. Other contributed items such as assets, loans, deposits and earnings were considered, as well as the likely impact of the business combination on HNB's earnings, capital, tangible capital and the value range of its common stock.

        Based on the above, it is our opinion that on the date hereof, the consideration to be received by HNB shareholders from this business combination is fair from a financial point of view.

Respectfully submitted,

David G. Danielson President Danielson Capital, LLC

E-1

 Annex F

DISSENTERS' RIGHTS PROVISIONS

        Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

        § 1571.    Application and effect of subchapter.

          (a)   General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment).

      Section 1930 (relating to dissenters rights).

      Section 1931(d) (relating to dissenters rights in share exchanges).

      Section 1932(c) (relating to dissenters rights in asset transfers).

      Section 1952(d) (relating to dissenters rights in division).

      Section 1962(c) (relating to dissenters rights in conversion).

      Section 2104(b) (relating to procedure).

      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

      Section 2325(b) (relating to minimum vote requirement).

      Section 2704(c) (relating to dissenters rights upon election).

      Section 2705(d) (relating to dissenters rights upon renewal of election).

      Section 2904(b) (relating to procedure).

      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

      Section 7104(b)(3) (relating to procedure).

          (b)   Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

                (i)  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

               (ii)  held beneficially or of record by more than 2,000 persons.

            (2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                (i)  (Repealed).

               (ii)  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

              (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

            (3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c)   Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

          (d)   Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

            (1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

            (2)   a copy of this subchapter.

          (e)   Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f)    Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

          (g)   Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

          (h)   Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

        § 1572.    Definitions.

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation."    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter."    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

        "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest."    Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

         "Shareholder."    A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

        § 1573.    Record and beneficial holders and owners.

          (a)   Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b)   Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

        § 1574.    Notice of intention to dissent.

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

        § 1575.    Notice to demand payment.

          (a)   General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

            (1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

            (2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

            (3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

            (4)   Be accompanied by a copy of this subchapter.

          (b)   Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

        § 1576.    Failure to comply with notice to demand payment, etc.

          (a)   Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b)   Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c)   Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

        § 1577.    Release of restrictions or payment for shares.

          (a)   Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b)   Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c)   Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

            (1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

            (2)   A statement of the corporation's estimate of the fair value of the shares.

            (3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d)   Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

        § 1578.    Estimate by dissenter of fair value of shares.

          (a)   General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b)   Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

        § 1579.    Valuation proceedings generally.

          (a)   General rule.—Within 60 days after the latest of:

            (1)   effectuation of the proposed corporate action;

            (2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

            (3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

    if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

          (b)   Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c)   Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d)   Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e)   Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

        § 1580.    Costs and expenses of valuation proceedings.

          (a)   General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b)   Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c)   Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        § 1930.    Dissenters rights.

          (a)   General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

          (b)   Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

          (c)   Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of each of First Perry and HNB provide for (1) indemnification of directors, officers, employees and agents of the registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers of each of First Perry and HNB are also insured against certain liabilities by an insurance policy obtained by First Perry and HNB.

Item 21. Exhibits and Financial Statement Schedules

        (a)   Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. dated as of June 18, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; First Perry Bancorp, Inc. and HNB Bancorp, Inc. agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Form of Riverview Financial Corporation Articles of Incorporation (included as Annex B to the joint proxy statement/prospectus).
3.2	Form of Riverview Financial Corporation By-laws (included as Annex C to the joint proxy statement/prospectus).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent).
10.1*	Supplement Executive Retirement Plan Agreement for Thomas N. Wasson dated March 29, 2007.
10.2*	Supplement Executive Retirement Plan Agreement for Kirk D. Fox dated March 29, 2007.
10.3*	Executive Employment Agreement between The First National Bank of Marysville and Robert M. Garst dated December 3, 2006, as amended June 18, 2008.
10.4*	Executive Employment Agreement between Halifax National Bank and Thomas N. Wasson dated January 9, 2007.
10.5*	Executive Employment Agreement between Halifax National Bank and Kirk D. Fox dated December 1, 2006, as amended June 18, 2008.
10.6*	Form of The First National Bank of Marysville Director Emeritus Agreement.
10.7*	Form of The First National Bank of Marysville Director Deferred Fee Agreement.

Exhibit No	Description of Exhibits
10.8*	First National Bank of Marysville Supplemental Executive Retirement Plan Agreement between First National Bank of Marysville and William Hummel dated January 1, 2003.
10.9*	Executive employment agreement between The First National Bank of Marysville and Paul Zwally dated June 17, 2008.
10.10*	Executive employment agreement between The First National Bank of Marysville and Robert Weilder dated June 18, 2008.
10.11*	Executive employment agreement among First Perry Bancorp, Inc., HNB Bancorp, Inc. and William Hummel dated June 18, 2008.
10.12*	Release Agreement among The First National Bank of Marysville, First Perry Bancorp, Inc., HNB Bancorp, Inc., Halifax National Bank, and William Hummel dated June 18, 2008.
23.1	Consent of Beard Miller Company LLP
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	Consent of Cedar Hill Advisors, LLC
23.5	Consent of Danielson Capital, LLC
24.1*	Power of Attorney
99.1	Opinion of Cedar Hill Advisors, LLC (included as Annex D to the joint proxy statement/prospectus)
99.2	Opinion of Danielson Capital, LLC (included as Annex E to the joint proxy statement/prospectus)
99.3	Form of Proxy for Special Meeting of Shareholders of First Perry Bancorp, Inc.
99.4	Form of Proxy for Special Meeting of Shareholders of HNB Bancorp, Inc.

*
Previously filed

        (b)   Financial Statement Schedules

    Not applicable.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marysville, Pennsylvania on November 4, 2008.

FIRST PERRY BANCORP, INC.
By:	/s/ WILLIAM L. HUMMEL William L. Hummel President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 4, 2008.

Name	Capacity

/s/ WILLIAM L. HUMMEL William L. Hummel	President and Chief Executive Officer and Director (Principal Executive Officer)
* Robert Weidler	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
* Roland R. Alexander	Director
* Arthur M. Feld	Director
* James G. Ford, II	Director
* R. Keith Hite	Director
* John M. Schrantz	Director

*By:	/s/ ROBERT M. GARST Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Halifax, Pennsylvania on November 4, 2008.

HNB BANCORP, INC.
By:	/s/ THOMAS N. WASSON Thomas N. Wasson President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 4, 2008.

Name	Capacity

/s/ THOMAS N. WASSON Thomas N. Wasson	President and Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)
/s/ KIRK D. FOX Kirk D. Fox	Executive Vice President and Director
/s/ DAVID W. HOOVER David W. Hoover	Director
/s/ JOSEPH D. KERWIN Joseph D. Kerwin	Director
/s/ JAMES M. LEBO James M. Lebo	Director
/s/ PAUL R. REIGLE Paul R. Reigle	Director
David A. Troutman	Director

 EXHIBIT INDEX

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. dated as of June 18, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; First Perry Bancorp, Inc. and HNB Bancorp, Inc. agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Form of Riverview Financial Corporation Articles of Incorporation (included as Annex B to the joint proxy statement/prospectus).
3.2	Form of Riverview Financial Corporation By-laws (included as Annex C to the joint proxy statement/prospectus).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent).
10.1*	Supplement Executive Retirement Plan Agreement for Thomas N. Wasson dated March 29, 2007.
10.2*	Supplement Executive Retirement Plan Agreement for Kirk D. Fox dated March 29, 2007.
10.3*	Executive Employment Agreement between The First National Bank of Marysville and Robert M. Garst dated December 3, 2006, as amended June 18, 2008.
10.4*	Executive Employment Agreement between Halifax National Bank and Thomas N. Wasson dated January 9, 2007.
10.5*	Executive Employment Agreement between Halifax National Bank and Kirk D. Fox dated December 1, 2006, as amended June 18, 2008.
10.6*	Form of The First National Bank of Marysville Director Emeritus Agreement.
10.7*	Form of The First National Bank of Marysville Director Deferred Fee Agreement.
10.8*	First National Bank of Marysville Supplemental Executive Retirement Plan Agreement between First National Bank of Marysville and William Hummel dated January 1, 2003.
10.9*	Executive employment agreement between The First National Bank of Marysville and Paul Zwally dated June 17, 2008.
10.10*	Executive employment agreement between The First National Bank of Marysville and Robert Weilder dated June 18, 2008.
10.11*	Executive employment agreement among First Perry Bancorp, Inc., HNB Bancorp, Inc. and William Hummel dated June 18, 2008.
10.12*	Release Agreement among The First National Bank of Marysville, First Perry Bancorp, Inc., HNB Bancorp, Inc., Halifax National Bank, and William Hummel dated June 18, 2008.
23.1	Consent of Beard Miller Company LLP
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	Consent of Cedar Hill Advisors, LLC
23.5	Consent of Danielson Capital, LLC
24.1*	Power of Attorney
99.1	Opinion of Cedar Hill Advisors, LLC (included as Annex D to the joint proxy statement/prospectus)
99.2	Opinion of Danielson Capital, LLC (included as Annex E to the joint proxy statement/prospectus)
99.3	Form of Proxy for Special Meeting of Shareholders of First Perry Bancorp, Inc.
99.4	Form of Proxy for Special Meeting of Shareholders of HNB Bancorp, Inc.

*
Previously filed

QuickLinks

Questions and Answers About the Consolidation
Summary
Selected Historical Financial Data of First Perry
Selected Historical Financial Data of HNB
Selected Unaudited Pro Forma Combined Financial Data for Riverview
Comparative Per Share Data
Risk Factors
A Warning About Forward-Looking Information
The First Perry Special Meeting of Shareholders
The HNB Special Meeting of Shareholders
Proposal No. 1— The Consolidation
Peer Group
Per Share Data Pre and Post Consolidation
Per Share Data Pre and Post Consolidation With $620,000 in Pre-tax Synergies
HNB/First Perry—Comparable Banks Summary
Pricing Multiples Applied to HNB and First Perry
Impact of Cost Savings on Earnings
Earnings Accretion Analysis
Capital and Tangible Capital Impact Analysis
Pricing Multiples Applied to Riverview and HNB
Calculation of Tangible Book Value for Riverview
Contribution Analysis
Discounted Dividend Model
Unaudited Pro Forma Combined Financial Information
Unaudited Pro Forma Combined Balance Sheets As of June 30, 2008 (In Thousands, except per share data)
Unaudited Pro Forma Combined Income Statement For the Six Months Ended June 30, 2008 (In Thousands, except per share data)
Unaudited Pro Forma Combined Income Statement For the Twelve Months Ended December 31, 2007 (In Thousands, except share data)
Description of Riverview
Description of First Perry
Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Years Ended December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm
First Perry Bancorp, Inc. Consolidated Balance Sheets December 31, 2007 and 2006
First Perry Bancorp, Inc. Consolidated Statements of Income Years Ended December 31, 2007 and 2006
First Perry Bancorp, Inc. Consolidated Statements of Changes in Shareholders' Equity Years Ended December 31, 2007 and 2006
First Perry Bancorp, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2007 and 2006
First Perry Bancorp, Inc. Notes to Consolidated Financial Statements December 31, 2007 and 2006
Management's Discussion and Analysis of Financial Condition and Results of Operations of First Perry for the Six-Month Period Ended June 30, 2008
First Perry Bancorp, Inc. Consolidated Balance Sheets June 30, 2008 and December 31, 2007 (Unaudited)
First Perry Bancorp, Inc. Consolidated Statements of Income Six Months Ended June 30, 2008 and 2007 (Unaudited)
First Perry Bancorp, Inc. Consolidated Statements of Changes in Shareholders' Equity Six Months Ended June 30, 2008 and 2007 (Unaudited)
First Perry Bancorp, Inc. Consolidated Statements of Cash Flows Six Months Ended June 30, 2008 and 2007 (Unaudited)
First Perry Bancorp, Inc. Notes to Consolidated Financial Statements June 30, 2008 (Unaudited)
Description of HNB
Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Years Ended December 31, 2007 and 2006
Financial Condition
Report of Independent Registered Public Accounting Firm
HNB BANCORP, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2007 AND 2006
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2007 AND 2006
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2007 AND 2006
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2007 AND 2006
HNB BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2007 AND 2006
Management's Discussion and Analysis of Financial Condition and Results of Operations of HNB for the Six-Month Period Ended June 30, 2008
Financial Condition
HNB BANCORP, INC. CONSOLIDATED BALANCE SHEETS JUNE 30, 2008 AND DECEMBER 31, 2007 (UNAUDITED)
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME SIX MONTHS ENDED JUNE 30, 2008 and 2007 (UNAUDITED)
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)
HNB BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS SIX MONTHS JUNE 30, 2008 AND 2007 (UNAUDITED)
HNB BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2008 (UNAUDITED)
Description of Riverview Capital Securities
Comparison of Shareholders' Rights
Proposal No. 2— Adjournment or Postponement
Experts
Legal Matters
Where You Can Find More Information
Other Business
Shareholder Proposals
  ANNEX A
AGREEMENT
BACKGROUND
ARTICLE I THE CONSOLIDATION
ARTICLE II REPRESENTATIONS AND WARRANTIES OF HNB
ARTICLE III REPRESENTATIONS AND WARRANTIES OF FIRST PERRY
ARTICLE IV COVENANTS OF THE PARTIES
ARTICLE V CONDITIONS
ARTICLE VI TERMINATION, WAIVER AND AMENDMENT
ARTICLE VII MISCELLANEOUS
  Exhibit 1
FORM OF HNB LETTER AGREEMENT
  Exhibit 2
FORM OF FIRST PERRY LETTER AGREEMENT
  Exhibit 3
FORM OF BANK AGREEMENT TO CONSOLIDATE between THE FIRST NATIONAL BANK OF MARYSVILLE and HALIFAX NATIONAL BANK under the charter of FIRST NATIONAL BANK OF MARYSVILLE under the title of RIVERVIEW NATIONAL BANK
  Exhibit 4
FORM OF ARTICLES OF CONSOLIDATION OF FIRST PERRY BANCORP, INC. AND HNB BANCORP, INC.
ARTICLE I CONSOLIDATION
ARTICLE II ARTICLE OF INCORPORATION AND BY-LAWS
ARTICLE III BOARD OF DIRECTORS AND OFFICERS
ARTICLE IV CONVERSION AND EXCHANGE OF SHARES
ARTICLE V EFFECTIVE DATE OF THE CONSOLIDATION
ARTICLE VI EFFECT OF THE CONSOLIDATION
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF CONSOLIDATION
BACKGROUND
  ANNEX B
FORM OF ARTICLES OF INCORPORATION OF RIVERVIEW FINANCIAL CORPORATION
  Annex C
FORM OF BY-LAWS of RIVERVIEW CORPORATION
Article 1 CORPORATION OFFICE
Article 2 SHAREHOLDERS MEETINGS
Article 3 QUORUM OF SHAREHOLDERS
Article 4 VOTING RIGHTS
Article 5 PROXIES
Article 6 RECORD DATE
Article 7 VOTING LISTS
Article 8 JUDGES OF ELECTION
Article 9 DIRECTORS
Article 10 VACANCIES ON BOARD OF DIRECTORS
Article 11 POWERS OF BOARD OF DIRECTORS
Article 12 COMMITTEES OF THE BOARD OF DIRECTORS
Article 13 MEETINGS OF THE BOARD OF DIRECTORS
Article 14 INFORMAL ACTION BY THE BOARD OF DIRECTORS
Article 15 COMPENSATION OF DIRECTORS
Article 16 OFFICERS
Article 17 THE CHAIRMAN OF THE BOARD
Article 18 THE PRESIDENT
Article 19 THE VICE PRESIDENT
Article 20 THE SECRETARY
Article 21 THE TREASURER
Article 22 ASSISTANT OFFICERS
Article 23 INDEMNIFICATION
Article 24 SHARE CERTIFICATES
Article 25 TRANSFER OF SHARES
Article 26 LOST CERTIFICATES
Article 27 DIVIDENDS
Article 28 FINANCIAL REPORT TO SHAREHOLDERS
Article 29 INSTRUMENTS
Article 30 FISCAL YEAR
Article 31 SEAL
Article 32 NOTICES AND WAIVERS THEREOF
Article 33 EMERGENCIES
Article 34 AMENDMENTS
  Annex D
PERSONAL AND CONFIDENTIAL
June 18, 2008
  Annex E
  Annex F
DISSENTERS' RIGHTS PROVISIONS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
SIGNATURES
SIGNATURES
EXHIBIT INDEX